Exhibit 99.1

GEOKINETICS INC. AND THE COMPANIES LISTED BELOW HAVE NOT FILED FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AND THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR APPROVED BY THE BANKRUPTCY COURT OR THE SECURITIES AND EXCHANGE COMMISSION.  IN THE EVENT THAT THESE COMPANIES FILE PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND SEEK CONFIRMATION OF THE JOINT PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN, THIS DISCLOSURE STATEMENT WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL.

SOLICITATION AND DISCLOSURE STATEMENT FOR THE
JOINT CHAPTER 11 PLAN OF GEOKINETICS INC., ET AL.

Solicitation of Votes with Respect to the Joint Plan of Reorganization
Under Chapter 11 of the Bankruptcy Code of

GEOKINETICS INC., et al.,(1)

From Holders of GOK Holdings 9.75% Senior Secured Notes Due 2014;
GOK Series B-1 Senior Convertible Preferred Stock, par value $10.00 per share; and
GOK Series C-1 Senior Preferred Stock, par value $10.00 per share as of January 23, 2013

THE DEADLINE TO ACCEPT OR REJECT THE PLAN IS 12:00 P.M., PREVAILING EASTERN TIME, ON MARCH 8, 2013, UNLESS EXTENDED

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AND CLAIMS AGENT BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN. NOTEHOLDERS AND HOLDERS OF SENIOR PREFERRED EQUITY INTERESTS SHOULD REFER TO THE BALLOTS ENCLOSED FOR INSTRUCTIONS ON HOW TO VOTE ON THE PLAN OF REORGANIZATION. PLEASE NOTE THAT THE DESCRIPTION OF THE PLAN PROVIDED THROUGHOUT THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY PROVIDED FOR CONVENIENCE.  IN THE CASE OF ANY INCONSISTENCY BETWEEN THE SUMMARY OF THE PLAN IN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN WILL GOVERN.(2)

The Debtors hereby solicit from Holders of Geokinetics Holdings USA, Inc.’s 9.75% Senior Secured Notes due 2014, Geokinetics Inc.’s Series B-1 Senior Convertible Preferred Stock, par value $10.00 per share, and Geokinetics Inc.’s

(1) The Debtors, along with the last four digits of each Debtor’s federal tax identification number, will be:  Geokinetics Inc. (0082), Geokinetics Holdings USA, Inc. (6645), Geokinetics Services Corp. (1753), Geokinetics Processing, Inc. (9897), Geokinetics Acquisition Company (0110), Geokinetics USA, Inc. (7282), Geokinetics International Holdings, Inc. (8468), Geokinetics Management, Inc. (3414), Geokinetics International, Inc. (2143), and Advanced Seismic Technology, Inc. (9540).  The Debtors’ address is 1500 Citywest Boulevard, Suite 800, Houston, Texas 77042.  The Debtors, together with their non-Debtor Affiliates, shall be referred to herein collectively as the “Company.”

(2) Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meanings set forth in the Plan.

Series C-1 Senior Preferred Stock, par value $10.00 per share, as of January 23, 2013, votes to accept or reject the Debtors’ Plan under chapter 11 of the Bankruptcy Code. A copy of the Plan is attached hereto as Exhibit A.

IMPORTANT INFORMATION FOR YOU TO READ

THE DEADLINE TO VOTE ON THE JOINT CHAPTER 11 PLAN OF GEOKINETICS INC., ET AL. IS MARCH 8, 2013 AT 12:00 P.M. PREVAILING EASTERN TIME.

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AND CLAIMS AGENT BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN.

The Debtors are providing the information in this Disclosure Statement for the Joint Chapter 11 Plan of Geokinetics Inc., et al. and all exhibits, appendices and schedules thereto, including the Plan Supplement (as may be amended, modified, or supplemented from time to time, the “Plan”) to those Holders of Claims and Equity Interests entitled to vote on the Plan for the purpose of soliciting votes to accept the Plan.  The Plan is comprised of ten sub plans, one for each Debtor.  Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meanings given to those terms in the Plan, the terms of which are adopted and incorporated herein by reference.  Nothing in this Disclosure Statement may be relied upon or used by any entity for any other purpose.

The Plan is the result of extensive negotiations among the Debtors, the Consenting Noteholders, the Consenting Preferred Equity Holder and the Backstop DIP Lenders.  The Debtors believe that the Plan provides the best possible result for all Holders of Claims and Interests in the Chapter 11 Cases and that acceptance of the Plan is in the best interests of the Debtors’ creditors and equity Holders.  The Debtors strongly urge all Noteholders and Holders of Senior Preferred Equity Interests to vote to accept the Plan.

This Disclosure Statement may not be deemed as providing any legal, financial, securities, tax, or business advice.  The Debtors urge any Holder of a Claim or Equity Interest to consult with its own advisors for any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each of the proposed transactions contemplated thereby.  The Bankruptcy Court has not approved the adequacy of the disclosure contained in this Disclosure Statement or the merits of the Plan.  The Debtors have not authorized any entity to give any information about or concerning the Plan other than the information contained in this Disclosure Statement.  The Debtors have not authorized any representations concerning the Debtors or the value of their property other than as set forth in this Disclosure Statement.

The Debtors urge every Holder of a Claim or Equity Interest entitled to vote on the Plan to (1) read the entire Disclosure Statement and Plan carefully; (2) consider all of the information in this Disclosure Statement, including, importantly, the risk factors described in Article IV of this Disclosure Statement; and (3) consult with your own advisors with respect to reviewing this Disclosure Statement, the Plan, and all documents that are attached to the Plan and Disclosure Statement before deciding whether to vote to accept or reject the Plan.

This Disclosure Statement contains summaries of the Plan, certain statutory provisions, anticipated events in the Debtors’ Chapter 11 Cases, and certain documents related to the Plan.  Although the Debtors believe that these summaries are fair and accurate, they are all qualified in their entirety by reference to the Plan or such other referenced documents.  In the event of any inconsistency or discrepancy between a description in this Disclosure Statement and the terms and provisions of the Plan or other referenced documents, the Plan or other referenced documents will govern for all purposes.  Except where otherwise specifically noted, factual information contained in this Disclosure Statement has been provided by the Debtors’ management.  The Debtors do not represent or warrant that the information contained in or attached to this Disclosure Statement is without any material inaccuracy or omission.

Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information contained in, or incorporated by reference into, this Disclosure Statement, certain of that financial information has not been audited.  The Debtors are generally making the statements and providing the financial information contained in this Disclosure Statement as of the date hereof where feasible, unless otherwise specifically noted.  Although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so, and parties reviewing this Disclosure Statement should be aware that, at the time of their review, the facts may have changed since this Disclosure Statement was initially distributed.

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Neither this Disclosure Statement nor the Plan is or should be construed as an admission of fact, liability, stipulation, or waiver, and nothing stated herein shall be admissible in any proceeding involving the Debtors or any other person or be deemed conclusive evidence of the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Equity Interests.  Rather, Holders of Claims and Equity Interests and other parties in interest should construe this Disclosure Statement as a statement made in settlement negotiations related to contested matters, adversary proceedings, and other pending or threatened litigation or actions.  The Debtors or the Reorganized Debtors may seek to investigate, file, and prosecute Causes of Action and may object to Claims after the Confirmation or Effective Date irrespective of whether this Disclosure Statement identifies any such Causes of Action or objections to Claims.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

Neither this Disclosure Statement nor the Plan has been filed with the United States Securities and Exchange Commission (the “SEC”) or any state authority.  The Plan has not been approved or disapproved by the SEC or any state securities commission, and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of this Disclosure Statement or the merits of the Plan.  Any representation to the contrary is a criminal offense.

This Disclosure Statement has been prepared pursuant to Bankruptcy Code section 1125 and Bankruptcy Rule 3016(b).  The securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or any securities regulatory authority of any state under the applicable state securities law (“Blue Sky Law”).  The Debtors intend to rely on Securities Act section 3(a)(9) and Bankruptcy Code section 1145(a), as applicable, and equivalent state law registration exemptions to exempt both the offer and issuance of new securities of GOK in connection with the solicitation and the Plan from registration under the Securities Act and Blue Sky Law.  The solicitation of votes on the Plan is being made in reliance on the exemption requirements of the Securities Act provided by section 3(a)(9) thereof.  This Disclosure Statement does not constitute an offer or solicitation with respect to the DIP Facility described herein.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology, such as “may,” “expect,” “anticipate,” “estimate,” “continue,” or the negatives thereof, as well as any similar or comparable language.  You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.  The Liquidation Analysis, financial projections, and other projections and forward-looking information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims and Equity Interests, among other things, may be affected by many factors that cannot be predicted.  Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

For New Hampshire Residents:  Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes (“Chapter 421-B”) with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under Chapter 421-B is true, complete and not misleading.  Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction.  It is unlawful to make, or cause to be made, to any prospective purchaser, customer, or client any representation inconsistent with the provisions of this paragraph.

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QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan, or any of the documents attached hereto or referenced herein, or if you have questions about the solicitation and voting process or these Chapter 11 Cases generally, please contact GCG by (i) calling (800) 761-8709, (ii) emailing GeokineticsInfo@gcginc.com, or (iii) visiting www.GOKRestructuring.com.

The Company files annual, quarterly, and other reports, proxy and information statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the Public Reference Room and its copying charges. You can also find Company filings on the SEC’s website at http://www.sec.gov and on the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=61990&p=irol-sec. Information contained on the Company’s website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this Disclosure Statement.

By “incorporating by reference” the information the Company has filed with the SEC, the Company is disclosing information to you by referring you to those documents without actually including the specific information in this Disclosure Statement. The information incorporated by reference is an important part of this Disclosure Statement, and information that the Company files later with the SEC will automatically update and may replace this information and information previously filed with the SEC.  Any statement contained in the filings (or portions of filings) incorporated by reference into this Disclosure Statement will be deemed to be modified or superseded for purposes of this Disclosure Statement to the extent that a statement contained in this Disclosure Statement or in any filing by the Company with the SEC prior to the completion of this solicitation modifies, conflicts with, or supersedes such statement.

The Company incorporates by reference into this Disclosure Statement the following documents:

•                                          its Annual Report on Form 10-K, as amended, for the year ended December 31, 2011;

•                                          its Definitive Proxy Statement on Schedule 14A filed with the SEC on June 22, 2012;

•                                          its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012; and

•                                          its Current Reports on Form 8-K filed with the SEC on January 6, 2012, February 22, 2012, March 21, 2012, March 26, 2012, May 11, 2012; June 1, 2012, June 4, 2012, June 11, 2012, July 30, 2012, October 4, 2012, October 29, 2012, November 13, 2012, November 21, 2012, December 12, 2012, December 17, 2012, December 21, 2012, and January 17, 2013.

The Company also incorporates by reference into this Disclosure Statement any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information furnished to the SEC under Items 2.02 or 7.01, or the exhibits related thereto under Item 9.01, of Form 8-K, which information is not deemed filed under the Exchange Act and is not incorporated by reference into this Disclosure Statement.

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I.	Employees	43

J.	The Debtors’ Organizational Structure	43

K.	The Debtors’ Pre-petition Capital Structure	44

L.	Significant Pre-petition Contracts and Leases	46

M.	Pre-petition Litigation	46

VI. DESCRIPTION OF THE JOINT PLAN OF REORGANIZATION		47

A.	Overall Structure of the Plan	47

B.	General Rules of Classification	47

C.	Summary of Classification	48

D.	Treatment of Claims and Equity Interests	48

E.	Treatment of Administrative Expenses and Priority Tax Claims	53

F.	Settlement, Release, Injunction, and Related Provisions	55

G.	Vesting of Assets	58

H.	New Corporate Governance Documents	58

I.	Cancellation of Securities, Agreements, and Liens	59

J.	Directors and Officers of the Reorganized Debtors	59

K.	Conditions Precedent to Confirmation	59

L.	Conditions Precedent to the Effective Date	59

VII. MEANS FOR IMPLEMENTATION OF THE PLAN		60

A.	No Substantive Consolidation	60

B.	Exit Facility	61

C.	Sources of Consideration for Plan Distributions	61

D.	Issuance of New Securities	61

E.	Section 1145 Exemption	62

F.	Cancellation of Securities and Agreements	62

G.	Listing of the New Common Stock and Transfer Restrictions	63

H.	Corporate Existence	63

I.	New Certificate of Incorporation and New By-laws	63

J.	Directors and Officers of the Reorganized Debtors	63

K.	Management Incentive Plan	64

L.	Employee Benefits	64

M.	Vesting of Assets in the Reorganized Debtors	64

N.	Restructuring Transactions	64

O.	Corporate Action	65

P.	Effectuating Documents; Further Transactions	65

Q.	General Settlement of Claims and Equity Interests	65

R.	Section 1146 Exemption from Certain Taxes and Fees	66

S.	D&O Liability Insurance Policies and Indemnification Provisions	66

T.	Preservation of Rights and Causes of Action	66

U.	Compromise of Controversies	67

VIII. QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN		67

A.	What is Chapter 11?	67

B.	Why are the Debtors sending me this Disclosure Statement?	67

C.	Am I entitled to vote on the Plan? What will I receive from the Debtors if the Plan is consummated?	67

D.	If the Plan provides that I get a distribution, when do I get it, and what do you mean when you refer to “Confirmation,” the “Effective Date,” and “consummation”?	68

E.	What is included in the solicitation packages to be sent to creditors who are eligible to vote on the Plan?	68

F.	When is the deadline to vote on the Plan?	68

G.	How do I vote for or against the Plan?	68

H.	What is the effect of Confirmation on the Debtors’ ongoing businesses?	69

I.	Do the Debtors recommend voting in favor of the Plan?	70

IX. DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN		70

A.	Description of Exit Financing	70

B.	Description of Management Incentive Plan	70

X. POST-REORGANIZATION CAPITAL STRUCTURE		71

XI. APPLICATION OF SECURITIES LAWS		71

A.	Solicitation of Votes Prior to Commencement of Chapter 11 Cases and Securities Act Section 3(a)(9)	71

B.	Issuance and Resale of Securities under the Plan	72

C.	New Common Stock	73

XII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		73

A.	Certain U.S. Federal Income Tax Consequences to the Reorganized Debtors	74

B.	Certain U.S. Federal Income Tax Consequences to the U.S. Holders under the Plan	76

C.	General U.S. Federal Income Tax Consequences to Non-U.S. Holders	81

D.	Importance of Obtaining Professional Tax Assistance	83

XIII. ANTICIPATED INITIAL MOTIONS OF THE CHAPTER 11 CASES AND CERTAIN RELATED RELIEF		83

A.	“First-Day” Motions and Related Relief	84

B.	Motion to Schedule Hearing on the Disclosure Statement and Confirmation of the Plan	85

C.	Debtor-in-Possession Financing	85

D.	The Claims Process	86

XIV. CONFIRMATION OF THE PLAN		86

A.	Requirements for Confirmation of the Plan	86

B.	Best Interests of Creditors/Liquidation Analysis	87

C.	Feasibility/Financial Projections	87

D.	Acceptance by Impaired Classes	88

E.	Confirmation Without Acceptance by All Impaired Classes/Fair and Equitable Test	88

F.	Valuation of the Debtors	89

G.	Effect of Confirmation and Consummation of the Plan	90

XV. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		90

A.	Modification and Amendments	90

B.	Effect of Confirmation on Modifications	90

C.	Revocation or Withdrawal of the Plan	90

XVI. RECOMMENDATION		91

EXHIBITS

EXHIBIT A          Plan

EXHIBIT B          Organizational Chart of the Debtors and their Non-Debtor Affiliates

EXHIBIT C          Liquidation Analysis

EXHIBIT D          Financial Projections

EXHIBIT E          Valuation Analysis

EXHIBIT F           Plan Support Agreement

EXHIBIT G          Term Sheet for New Shareholders Agreement

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS
DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

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I.
EXECUTIVE SUMMARY

THE DEBTORS HAVE NOT COMMENCED CHAPTER 11 CASES UNDER THE BANKRUPTCY CODE. THE DEBTORS ARE SUBMITTING THIS DISCLOSURE STATEMENT TO CERTAIN HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS BECAUSE THE DEBTORS ARE ASKING THOSE HOLDERS OF CLAIMS AND EQUITY INTERESTS TO ACCEPT THE PLAN, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT A,  AND WHICH CONTAINS IMPORTANT INFORMATION RELEVANT TO YOUR DECISION WHEN VOTING ON THE PLAN. PLEASE READ THE PLAN COMPLETELY AND CAREFULLY.

A.                                    Overview of this Disclosure Statement and Executive Summary

Although, as of the date hereof, none of the Debtors are under the jurisdiction of the Bankruptcy Court, the Debtors have commenced solicitation of acceptances with respect to a plan of reorganization.  Shortly after the date hereof, the Debtors intend to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  As set forth in detail in Article XIII of this Disclosure Statement entitled “Anticipated Initial Motions of the Chapter 11 Cases and Certain Related Relief,” immediately upon filing, the Debtors will request Bankruptcy Court approval to, among other things, pay employees, critical suppliers, subcontractors, landowners, and certain other vendors their pre-petition claims in the ordinary course of business.  It is expected that all of the Debtors’ customers will continue to be serviced without interruption.  Although the Debtors intend to continue to provide products and services to customers in the normal course, there can be no assurances that counterparties will continue to conduct business with the Debtors while the Debtors are in chapter 11.

With respect to the Plan, and as set forth in detail below, the Debtors are soliciting acceptances from only the Holders of Note Claims and certain Preferred Equity Interests.  The deadline for voting to accept or reject the Plan is 12:00 p.m. prevailing Eastern time on March 8, 2013, unless such deadline is extended.  In addition, the Debtors intend to request that the Bankruptcy Court consider Confirmation of the Plan at a hearing in March 2013 and hope to exit chapter 11 shortly thereafter.  Additional details with respect to Confirmation are provided in Article XIV of this Disclosure Statement, entitled “Confirmation of the Plan.” Before soliciting acceptances of a proposed chapter 11 plan of reorganization, Bankruptcy Code section 1125 requires a debtor to prepare a disclosure statement that contains adequate information of a kind, and in sufficient detail, to permit a hypothetical reasonable investor to make an informed judgment regarding acceptance of the plan of reorganization.

This Disclosure Statement contains, among other things, descriptions and summaries of certain provisions of, and financial transactions contemplated by, the Plan being proposed by the Debtors.  Certain provisions of the Plan (and the descriptions and summaries contained herein) may be the subject of continuing negotiations among the Debtors and various parties, and therefore may be modified.  In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan or any other operative document thereunder, on the other hand, the terms of the Plan and other such operative document(s) are controlling.

This Executive Summary is only a general overview of this Disclosure Statement and the material terms of, and transactions proposed by, the Plan and is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed discussions appearing elsewhere in this Disclosure Statement and the exhibits attached to this Disclosure Statement, including the Plan.

B.                                    Purpose and Effect of the Plan

The Debtors are seeking to reorganize under chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11 of the Bankruptcy Code, a debtor may reorganize its business for the benefit of its stakeholders.  Consummating a plan of reorganization is the principal objective of a chapter 11 case.  A plan of reorganization sets forth how a debtor will treat claims against, and equity interests in, the debtor.

A bankruptcy court’s confirmation of a plan binds the debtor, any entity or person acquiring property under the plan, any creditor of or equity security holder in a debtor, and any other entity and person as may be ordered by a bankruptcy court to the terms of the confirmed plan, whether or not such creditor or equity security holder is impaired under, or has voted to accept, the plan or receives or retains any property under the plan.

For the Plan to be confirmed by the Bankruptcy Court pursuant to Bankruptcy Code section 1129, at least one class of Impaired Claims must accept the Plan, determined without including votes to accept the Plan cast by “insiders,” as that term is defined in Bankruptcy Code section 101(31).  A class of claims has accepted a plan if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class held by creditors that have accepted or rejected such plan.  A class of interests has accepted a plan if such plan has been accepted by interest holders that hold at least two-thirds in amount of the allowed interests of such class held by interest holders that have accepted or rejected such plan.  The Consenting Noteholders and the Consenting Preferred Equity Holder (which hold over 70% in aggregate principal amount of the Notes and over two-thirds of the Senior Preferred Equity, respectively) support the Plan and have agreed to vote in favor of the Plan.

Even if the requisite classes accept the Plan, the Plan will be confirmed by the Bankruptcy Court only if all other requirements to confirmation are satisfied.

Among other things (subject to certain limited exceptions and except as otherwise provided in the Plan or the Confirmation Order), the Confirmation Order will discharge the Debtors from any debt arising before the Effective Date, substitute the obligations set forth in the Plan for those pre-bankruptcy claims, and terminate all of the rights and interests of pre-bankruptcy equity security Holders.  Under the Plan, Claims and Equity Interests are divided into Classes according to their relative priority and other criteria.

Each of the Debtors is a proponent of the Plan within the meaning of Bankruptcy Code section 1129.  As described throughout this Disclosure Statement, the Debtors believe that the Plan provides for a comprehensive restructuring of the Debtors’ pre-bankruptcy obligations, preserves the going-concern value of Debtors, maximizes recoveries available to all constituents, and provides for an equitable distribution to the Debtors’ stakeholders.

In developing the Plan, the Debtors, with the assistance of their professional advisors, conducted a careful review of their current operations, their prospects as ongoing businesses, financial projections included in the business plan developed by management, and estimated recoveries in a liquidation scenario.  Following this review, the Debtors concluded that recoveries to the Debtors’ stakeholders would be maximized by the Debtors’ continued operations as a going concern and by the Debtors’ emergence from chapter 11 with the structure proposed in the Plan.

The Company believes that the Debtors’ businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part.  Consistent with the valuation, liquidation, and other analyses prepared by the Company with the assistance of its advisors (see Exhibits C, D, and E attached hereto), the Debtors believe that the value of the Debtors is substantially greater as a going concern than in a liquidation.  The Debtors also believe that any alternative to Confirmation, such as an attempt by another party to file a competing plan, would result in significant delays, litigation, and additional costs and could negatively affect the value of the Debtors’ estates, which could ultimately lower the recoveries for all Holders of Allowed Claims and Allowed Equity Interests.

C.                                    Events Leading to Proposed Restructuring

The following is a general description of factors that ultimately led the Debtors to propose and seek acceptance of a restructuring plan to restructure the Company’s liabilities and maximize recoveries to Holders of claims and interests.  Prior to solicitation, the Company incurred operating losses primarily due to delays in project commencements, low asset utilization, idle crew costs, and the Mexico liftboat incident (described below in Section V.M(i)), which resulted in serious concerns about the Company’s liquidity beginning in 2011 and continuing into 2012.  In an effort to address these liquidity issues, the Company’s management instituted a number of steps, including the decision to close certain regional offices, sell certain non-core assets, and exit certain operations around the world where the long-term prospects for profitability were not in line with the Debtors’ business goals.

Additionally, in 2011, the Company began working with a financial advisor regarding a possible right-sizing of the Company’s capital structure, and management began focusing on improving liquidity by giving priority to generating cash flows while maintaining long-term commitments to providing high quality seismic data acquisition services.  These actions included:

•                                          the May 31, 2012 appointment of David Crowley as the President and Chief Operating Officer of GOK and his subsequent appointment as Chief Executive Officer on November 9, 2012;

•                                          a focus on cost reductions;

•                                          the rationalization of operating locations resulting in the decision to close some of the Company’s Africa and Middle East regional offices and operations;

•                                          the identification of additional assets for potential sale, including the sale of certain North American seismic data described below;

•                                          the centralization of bidding and management services processes to provide a higher level of control over costs; and

•                                          a focus on bidding for seismic acquisition services under careful consideration of required capital expenditures for additional equipment on the restrictions in cash required for bid or posting of performance or bid bonds.

In furtherance of the above, on March 15, 2012, GOK entered into an agreement to sell certain North American seismic data to Seismic Exchange, Inc. (“SEI”) for $10 million in cash, which closed on March 31, 2012.  The data sold included 4,751 miles of 3D data and 644 linear miles of 2D data.  In connection with this sale, GOK retained the right to receive 75% of the new revenues generated and collected on this seismic data until the earlier of such time as GOK receives $2.0 million or March 7, 2017.  If GOK receives $2.0 million prior to March 7, 2017, then GOK will thereafter receive 50% of the net revenues generated from the applicable seismic data until March 7, 2017.

Despite the best efforts of the Company and its management, the Company’s financial position continued to deteriorate during the third quarter of 2012.  Consequently, with the assistance of its legal and financial advisors, during the fourth quarter of 2012, the Company entered into discussions with the Credit Facility Lenders, certain Holders of the Notes, and certain Holders of the Preferred Equity Interests regarding the restructuring of the Debtors’ balance sheet.  The parties were initially unable to reach an agreement regarding a consensual restructuring, and a confidentiality agreement terminated on or about December 14, 2012.

Around this same time, on December 17, 2012, GOK announced that it had elected not to make the approximately $14.6 million interest payment on the Notes that was due on December 15, 2012 and to operate under the 30-day grace period provided for in the Notes Indenture.  The Company utilized the 30-day grace period to continue negotiations with its stakeholders and prepare for an in-court restructuring, which focused on a balance sheet restructuring designed to minimize the impact on operations.

To avoid contested and lengthy chapter 11 cases, the Debtors reengaged with (i) the Debtors’ Credit Facility Lenders, (ii) Holders of in excess of 70% in aggregate principal amount of the Notes and (iii) the Holders of over two-thirds of the Senior Preferred Equity Interests to develop a chapter 11 plan that would pay the claims of the Credit Facility Lenders in full, in Cash, while providing the best possible distribution to the Debtors’ other stakeholders and achieving the Debtors’ stated goals.  These parties engaged in constructive dialogue with the Debtors regarding potential structures for a comprehensive balance sheet restructuring, and after intensive good-faith and arms-length negotiations, certain parties and the Debtors reached an understanding.  As a result, on January 15, 2013, the Debtors entered into the Plan Support Agreement with the Consenting Noteholders and the Consenting Preferred Equity Holder, which was subsequently amended on February 4, 2013.  Under the terms of the Plan Support Agreement, the Debtors agreed to implement a financial restructuring of the Debtors, and the other parties to the Plan Support Agreement agreed to support and vote for either a pre-packaged or pre-negotiated plan of reorganization, in either case in accordance with the terms, and subject to the conditions, set forth in the Plan Support Agreement.  The Plan reflects the agreements reached in connection with the Plan Support Agreement.

D.                                    Summary of the Plan

The Plan provides that the Debtors will (i) repay $50 million in loans plus accrued interest outstanding under the Credit Facility from the proceeds of an Exit Facility, (ii) exchange the Notes for 100% of the New Common Stock, subject to dilution from the Management Incentive Plan and the DIP Equity Distribution, (iii) pay general unsecured claims in full either at the conclusion of the Chapter 11 Cases or in the ordinary course of business, and (iv) pursuant to the terms of the settlement embodied in the Plan Support Agreement among the Debtors, the Consenting Noteholders and the Consenting Preferred Equity Holder, make a cash payment to the Holders of the Senior Preferred Stock and cancel all of the Preferred Stock.  The existing Holders of Junior Preferred Equity Interests and the GOK Common Stock will not receive any distributions and their equity interests will be cancelled.  In addition, under the Plan, the Consenting Noteholders agreed to backstop the DIP Facility.  The Debtors intend to use up to $25 million of the DIP Facility, subject to certain conditions and availability, to fund the Debtors’ working capital needs and general corporate purposes, including costs related to the Chapter 11 Cases, and for such other purposes as agreed by the Debtors and Backstop DIP Lenders.

The Plan represents a settlement and consensual arrangement among the Debtors’ significant creditor and equity constituencies.  Based on the valuation analysis prepared by the Debtors with the assistance of its advisors, the value of the Debtors is not sufficient to provide a full recovery to the Holders of Notes. The Debtors have determined that the value of the New Common Stock that will be distributed on account of the Note Claims is approximately $224 million prior to any dilution from the DIP Equity Distribution, while the aggregate amount of the Notes outstanding is $300 million in principal, plus accrued and unpaid interest. However, the Debtors and the Consenting Noteholders believe that fully consensual and expedited Chapter 11 Cases are in the best interest of the Debtors and their stakeholders and will maximize the value and recoveries to be distributed to stakeholders. Further, the Debtors and the Consenting Noteholders agree that in order to preserve and protect the Debtors’ present and future operations, it is critical that trade creditors, vendors, suppliers and customers are unimpaired by and experience minimal interruption during the Chapter 11 Cases.  Therefore, in exchange for a fully consensual chapter 11 process, the Consenting Noteholders have agreed to support the settlement and compromise set forth in the Plan Support Agreement which provides for trade and other Unsecured Claims to be unimpaired and for the Senior Preferred Equity Holders to receive a cash payment.

ACCORDINGLY, FOR ALL OF THESE REASONS AND FOR THE OTHER REASONS DESCRIBED IN THIS DISCLOSURE STATEMENT, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN BEFORE THE VOTING DEADLINE.

E.                                    Summary of Treatment of Claims and Equity Interests and Description of Recoveries under the Plan

(i)                                    Summary of Classification of Claims and Equity Interests under the Plan

The Plan organizes the Debtors’ creditor and equity constituencies into groups called “Classes.”  For each Class, the Plan describes, among other things, (a) the underlying Claim or Equity Interest, (b) the recovery available to the Holders of Claims or Equity Interests in that Class under the Plan, (c) whether the Class is “impaired” under the Plan, meaning that each Holder will receive less than the full value on account of its Claim or Equity Interest or that the legal rights of Holders will be altered in some way (such as receiving stock instead of holding a Claim), and (d) the form of consideration (e.g., cash, stock, or a combination thereof), if any, that such Holders will receive on account of their respective Claims or Equity Interests.

The table below provides a description and summary of the classification of Claims and Equity Interests under the Plan.  Except for the Priority Claims and Administrative Expenses addressed in Section II.A of the Plan, all Claims and Interests against a particular Debtor are placed in classes for each of the Debtors (as designated by subclasses a through j for each of the ten Debtors).(3)  This information is provided in summary form below for

(3)  Specifically, such subclasses represent Claims against and Equity Interests in the Debtors as follows: GOK (subclass a), GOK Holdings (subclass b), GOK Services (subclass c), GOK Processing (subclass d), GOK Acquisition (subclass e), GOK USA (subclass f), GOK Intl Holdings (subclass g), GOK Management (subclass h), GOK International (subclass i), and AST (subclass j).

illustrative purposes only and is qualified in its entirety by reference to the provisions of the Plan.  For a more detailed description of the treatment of Claims and Equity Interests under the Plan, see Article VI of this Disclosure Statement, entitled “Description of the Joint Plan of Reorganization.”

Class	Name of Class	Status	Description of Class
1	Other Priority Claims	Unimpaired	Class 1 consists of Other priority Claims against each Debtor
2	Other Secured Claims	Unimpaired	Class 2 consists of Other Secured Claims against each Debtor
3	Credit Facility Claims	Unimpaired	Class 3 consists of Credit Facility Claims against GOK Holdings
4	Note Claims	Impaired	Class 4 consists of the Note Claims against GOK Holdings
5	Unsecured Claims	Unimpaired	Class 5 consists of Unsecured Claims against each Debtor
6	Intercompany Claims	Unimpaired	Class 6 consists of Intercompany Claims against each Debtor
7	Senior Preferred Equity Interests	Impaired	Class 7 consists of Senior Preferred Equity Interests in GOK
8	Junior Preferred Equity Interests	Impaired	Class 8 consists of Junior Preferred Equity Interests in GOK
9a	Other Equity Interests in GOK	Impaired	Class 9a consists of Other Equity Interests in GOK
9b-9j	Other Equity Interests in Remaining Debtors	Unimpaired	Class 9b-9j consists of the Other Equity Interests in each subsidiary Debtor

In addition to the Classes identified above, as provided for under the Bankruptcy Code, the Plan provides for recoveries to certain types of Claims that are not separately classified under the Plan, as follows:

Allowed Administrative Expenses and Allowed Priority Tax Claims.  Administrative Expenses include any right to payment constituting a cost or expense of administration of the Debtors’ Chapter 11 Cases of the kind specified in Bankruptcy Code section 503(b).  Priority Tax Claims include any Claim that is entitled to priority of payment under Bankruptcy Code section 507(a)(8).

Allowed DIP Claims.  DIP Claims include Claims derived from or based upon the DIP Loan Agreement, including, without limitation, Claims for principal, interest, fees, and expenses, and claims with respect to the DIP Borrowing Obligations, DIP Interest Obligations and DIP Agent Fee.

Payment of Statutory Fees.  Statutory fees include all U.S. Trustee quarterly fees payable under 28 U.S.C. § 1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717, on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ businesses until the entry of an order closing the Chapter 11 Cases pursuant to Bankruptcy Code section 350(a), dismissal of the Chapter 11 Cases, or conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

Under the Plan, Holders of allowed Administrative Expenses, Allowed Priority Tax Claims, Allowed DIP Claims, and all statutory fees will be paid in full in Cash or will otherwise be left Unimpaired or granted such other treatment as agreed between the Debtors and the applicable creditor, all as further provided in Article II of the Plan and Article VI of this Disclosure Statement.

(ii)                                Summary of Treatment, Estimated Range of Recoveries, and Voting Rights of Claims and Equity Interests under the Plan

As described in further detail in the table below, the Plan provides that Holders of Allowed Unsecured Claims will retain their legal, equitable, and contractual rights or, if due and payable, will receive Cash equal to the amount of the Allowed Unsecured Claims in full satisfaction of their Claims, and that Holders of Senior Preferred Equity Interests in Class 7 will receive their Pro Rata share of $6 million Cash.  The remaining value of the Reorganized Debtors (subject to dilution for a Management Incentive Plan and the DIP Equity Distribution) will be transferred to the Holders of Note Claims in the form of New Common Stock of Reorganized GOK.  After taking into account the value to be distributed to unsecured creditors, the Debtors have determined that the value of the New Common Stock that will be distributed on account of the Note Claims is approximately $224 million prior to any dilution from the DIP Equity Distribution, while the aggregate amount of the Notes outstanding is $300 million in principal, plus accrued and unpaid interest.  Although there is insufficient value in the Debtors’ estates to provide the Holders of Unsecured Claims and Senior Preferred Equity Interests with a recovery, the Debtors and the Consenting Noteholders agree that to preserve and protect the value of the Debtors’ businesses both during and after the Chapter 11 Cases, which will directly impact the value of the New Common Stock, the Debtors should render Holders of Unsecured Claims unimpaired and provide a recovery to Holders of the Senior Preferred Equity Interests in the nature of a settlement in exchange for a fully consensual and expedited chapter 11 process.  Such distribution should not be construed as an admission by the Debtors or the Consenting Noteholders that the value of the Reorganized Debtors exceeds the value of the Note Claims.

The table below summarizes the classification, status, voting rights, treatment, and estimated range of recoveries of classified Claims and Equity Interests under the Plan.  These summaries are described in the form below for illustrative purposes only and are qualified in their entirety by reference to the provisions of the Plan.  The projected range of Unsecured Claims in this Disclosure Statement is based on anticipated Claims of certain parties against the Debtors’ estates.

For a more detailed description of the treatment of Claims and Equity Interests under the Plan, see Article VI of this Disclosure Statement, entitled “Description of the Joint Plan of Reorganization.”

THE ESTIMATED PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ONLY ESTIMATES AND ARE THEREFORE SUBJECT TO CHANGE.

SUMMARY OF STATUS, TREATMENT, AND RECOVERY

Class	Status	Voting Rights	Plan Treatment of Class	Estimated Recovery	Estimated Amount of Claims
1	Unimpaired	No (presumed to accept)	Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall, at the option of the Debtors and acceptable to the Majority Noteholders, be paid: (i) in	100%	$0

Cash in an amount sufficient to render such Other Priority Claim unimpaired under Bankruptcy Code section 1124 on the later of (x) the Effective Date (or as soon as is reasonably practicable thereafter), or (y) the first Distribution Date after such Other Priority Claim becomes an Allowed Other Priority Claim, or (ii) on such other terms and conditions as may be agreed between the Holder of such Allowed Other Priority Claim and the Debtors and acceptable to the Majority Noteholders, provided, however, that Allowed Other Priority Claims representing obligations incurred in the ordinary course will be paid in full by the Debtors or Reorganized Debtors consistent with past practice.

2	Unimpaired	No (presumed to accept)

Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Other Secured Claim, at the option of the Debtors and acceptable to the Majority Noteholders, on the Effective Date, (i) be paid in Cash in full on the earlier of (x) the Effective Date (or as soon as is reasonably practicable thereafter), or (y) the first Distribution Date after such Other Secured Claim becomes an Allowed Other Secured Claim; (ii) be paid in Cash on such other terms and conditions as may be agreed between the Holder of such Allowed Other Secured Claim and the Debtors (with the consent of the Majority Noteholders); (iii) the legal, equitable and contractual rights to which the Other Secured Claim entitles the Holder of such Claim will remain unaltered, and the Holder of such Claim shall retain any Liens and/or security interests securing such Claim, or (iv) the Debtors will provide other treatment that will render such Other Secured Claim Unimpaired under Bankruptcy Code section 1124.

				100%	$0

3	Unimpaired	No (presumed to accept)	To the extent not satisfied prior to the Effective Date, and except to the extent that the Debtors, with the	100%	$50,000,000 (plus accrued and unpaid

consent of the Majority Noteholders, and a Holder of an Allowed Credit Facility Claim otherwise agree, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Credit Facility Claim, each Holder of an Allowed Credit Facility Claim shall be paid in Cash on the Effective Date (or as soon as is reasonably practicable thereafter) in an amount equal to such Credit Facility Claim, including all interest that may have accrued on account of such Allowed Credit Facility Claim as determined by the Bankruptcy Court.

					interest)(4)

4	Impaired	Yes	The Note Claims are Allowed. Except to the extent that the Debtors, with the consent of the Majority Noteholders, and a Holder of an Allowed Note Claim agrees to less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Note Claim, each Holder of an Allowed Note Claim shall receive its Pro Rata share of the Class 4 Distribution on the Effective Date (or as soon as is reasonably practicable thereafter).	70%	$300,000,000.00 (plus accrued and unpaid interest)

5	Unimpaired	No (presumed to accept)	Except to the extent that a Holder of an Allowed Unsecured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Unsecured Claim, (i) the legal, equitable and contractual rights to which the Allowed Unsecured Claim entitles the Holder of such Claim will remain unaltered, or (ii) if such Allowed Unsecured Claim is due and payable on or before the Effective Date, the Holder of such Allowed Unsecured Claim shall receive, payment in Cash in an amount	100%	$9,086,579.23 - $13,239,148.30(5)

(4)  Plus any additional amounts Allowed by the Bankruptcy Court.

(5)  The estimated range of Claims in Class 5 is based on the Debtors’ best estimate of Claims against each Debtor.  The high end of the range represents all Claims expected to be scheduled by the Debtors, including contingent, unliquidated, and disputed claims, and the low end of the range represents all Claims that the Debtors do not expect to dispute.  The Debtors will evaluate whether claim objections may be appropriate that would reduce the estimated amount of Claims.

sufficient to render such Allowed Unsecured Claim Unimpaired under Bankruptcy Code section 1124, on the later of (x) the Effective Date (or as soon as is reasonably practical thereafter) or (y) the first Distribution Date after such Unsecured Claim becomes an Allowed Unsecured Claim. For avoidance of doubt, if an Unsecured Claim is not due and payable before the Effective Date, the Holder of such Unsecured Claim may be paid in the ordinary course of business consistent with past practices.

6	Unimpaired	No (presumed to accept)	Except to the extent that a Holder of an Allowed Intercompany Claim agrees to a less favorable treatment acceptable to the Majority Noteholders, in full satisfaction, settlement, release, and discharge of, and exchange for such Allowed Intercompany Claim, on the Effective Date the legal, equitable and contractual rights to which the Intercompany Claim entitles the Holder of such Claim will remain unaltered and treated in the ordinary course of business.	100%	$269,486,241.52

7	Impaired	Yes	Except to the extent that the Debtors, with the consent of the Majority Noteholders, and a Holder of an Allowed Senior Preferred Equity Interest in Class 7 agrees to less favorable treatment, in full satisfaction, settlement, release, and discharge of, any in exchange for such Allowed Senior Preferred Equity Interest, on the Effective Date (or as soon as is reasonably practicable thereafter) each Holder of an Allowed Senior Preferred Equity Interest shall receive its Pro Rata share of the Class 7 Distribution.	4%	$141 million

8	Impaired	No (presumed to reject)	On the Effective Date, all Junior Preferred Equity Interests in Class 8 shall be deemed cancelled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Junior	0%	N/A

			Preferred Equity Interests in Class 8.

9a	Impaired	No (presumed to reject)	On the Effective Date, all Other Equity Interests in Class 9a shall be deemed cancelled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Other Equity Interests in Class 9a.	0%	N/A

9b-9j	Unimpaired	No (presumed to accept)	On the Effective Date, the legal, equitable and contractual rights to which the Subsidiary Debtor Other Equity Interests entitles the Holder of such Interest will remain unaltered.	0%	N/A

F.                                     Voting Deadline

The deadline to vote on the Plan is 12:00 p.m. (prevailing Eastern time) on March 8, 2013 (the “Voting Deadline”).

G.                                   Procedures for Voting on the Plan

This Disclosure Statement, accompanied by a ballot to be used for voting on the Plan, is being distributed to those Holders of Claims and Equity Interests entitled to vote on the Plan.  Accordingly, if you are a Holder of Claims or Equity Interests in Classes 4 or 7, you may vote for or against the Plan by completing the ballot and returning it in the envelope provided in accordance with the instructions provided on the ballot and in the procedures for casting ballots set forth in Section II.B herein.

The Debtors have engaged GCG to serve as the voting agent for claims and generally oversee the voting process (the “Voting and Claims Agent”).  The Voting and Claims Agent will also process and tabulate ballots for each Class entitled to vote to accept or reject the Plan.  The Voting and Claims Agent is overseeing the processing of votes and is not soliciting votes.

DELIVERY OF BALLOTS

Ballots must be actually received by the Voting and Claims Agent by the Voting Deadline of 12:00 p.m. (prevailing Eastern time) on March 8, 2013, provided that Holders of Note Claims who hold Claims through a Nominee must deliver their Note Ballot to such Nominee to provide sufficient time for the Nominee to compile and submit a Master Ballot to the Voting and Claims Agent on or before the Voting Deadline.

Master Ballots and Ballots of Holders of Preferred Equity Interests must be delivered to the Voting and Claims Agent at the following addresses:

Voting and Claims Agent:

Correspondence sent via U.S. mail should be sent to:

GOK Case Administration
c/o GCG
P.O. Box 9956
Dublin, OH 43017-5956

Correspondence sent by hand delivery or overnight courier should be sent to:

GOK Case Administration
c/o GCG
5151 Blazer Parkway, Suite A
Dublin, OH 43017

The Voting and Claims Agent will not accept ballots submitted by facsimile or electronic means.

* * * * * * *

If you have any questions on the procedure for voting on the Plan, please call the Voting and Claims Agent at the following telephone number:

(800) 761-8709

More detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to those Holders of Claims and Equity Interests that are entitled to vote on the Plan, as well as the procedures for casting ballots set forth in Section II.B herein.  For your vote to be counted, your ballot must be completed, signed and actually received by the Voting and Claims Agent by 12:00 p.m. (prevailing Eastern Time) on the Voting Deadline, March 8, 2013, provided that Holders of Note Claims who hold Claims through a Nominee must deliver their Note Ballot to such Nominee to provide sufficient time for the Nominee to compile and submit a Master Ballot to the Voting and Claims Agent on or before the Voting Deadline.

Any ballot that is properly executed by the Holder of a Claim or Equity Interest, but that does not clearly indicate either an acceptance or rejection of the Plan or that indicates both an acceptance and a rejection of the Plan, will not be counted.

Each Holder of a Claim or Equity Interest may cast only one ballot for each Claim and each Equity Interest held.  It is important to follow the specific instructions provided on each ballot.  For information regarding voting, see the Article II of this Disclosure Statement entitled “Solicitation and Voting Procedures,” which begins on page 12.

H.                                   Additional Plan-Related Documents

The Debtors will file the Plan Supplement with the Bankruptcy Court at least 7 days prior to the Confirmation Hearing, or such later date as may be approved by the Bankruptcy Court.  The Voting and Claims Agent will serve the master service list with a notice that will inform parties that the Plan Supplement was filed, will list the information included therein, and will explain how copies of the Plan Supplement may be obtained.  The Plan Supplement will include a compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed by the Debtors, including (a) the New Corporate Governance Documents; (b) the identity of the known members of the New Boards and the nature and compensation for any director who is an “insider” under the Bankruptcy Code; (c) the Rejected Executory Contract and Unexpired Lease List; (d) the New Employment Agreements, if any; (e) the Exit Financing Term Sheet; (f) a description of the Restructuring Transactions; and (g) all exhibits, attachments, supplements, annexes, schedules, and ancillary documents related to each of the foregoing.

THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS TO THE FULLEST EXTENT AUTHORIZED OR PROVIDED UNDER THE BANKRUPTCY CODE, INCLUDING SECTIONS 524 AND 1141 THEREOF, AND BY ALL OTHER APPLICABLE LAW.

II.
SOLICITATION AND VOTING PROCEDURES

The following instructions are for voting to accept or reject the Plan, together with the instructions contained in the ballots for use by (a) Holders of Senior Preferred Equity Interests entitled to vote to accept or reject the Plan (the “Senior Preferred Equity Ballots”); (b) the beneficial owners of publicly traded securities who hold claims against the Debtors that are entitled to vote to accept or reject the Plan and hold such security through a bank or brokerage firm (each, together with the agent, if any, therefor, a “Nominee”) maintaining a position through an account at the Depository Trust Company or other relevant security depository and/or applicable indenture trustee as of the Voting Record Date (the “Note Ballots”); and (c) the Nominees (the “Master Note Ballots” and together with the Senior Preferred Equity Ballots and the Note Ballots, the “Ballots”).

To vote on the Plan, you must be a beneficial Holder of a Class 4 Note Claim or a Class 7 Senior Preferred Equity Interest as of the Voting Record Date.  To vote, you must fill out and sign a Ballot (if you are not a Nominee) or Master Ballot (if you are a Nominee) enclosed herewith.

For votes to be counted as votes to accept or reject the Plan, all Ballots must be properly executed, completed, and delivered by first-class mail, overnight courier, or personal delivery to the Voting and Claims Agent; provided that Holders of Note Claims who hold Claims through a Nominee must deliver their Note Ballot to such Nominee to provide sufficient time for the Nominee to compile and submit a Master Ballot to the Voting and Claims Agent on or before the Voting Deadline.  Ballots must actually be received by the Voting and Claims Agent by the Voting Deadline.

A.                                   General Provisions

After carefully reviewing this Disclosure Statement and its exhibits, including the Plan, please indicate your acceptance or rejection of the Plan by completing the enclosed Ballot.  Ballots should be returned to your Nominee or the Voting Agent as directed below.

If you did not receive a Ballot and you believe you are entitled to vote on the Plan, or if a Ballot is damaged or lost or if you have any questions regarding the procedures for voting on the Plan, you should contact the Voting and Claims Agent: (a) at www.GOKRestructuring.com; (b) by writing to GOK Case Administration, c/o GCG, Inc., P.O. Box 9956, Dublin, Ohio 43017-5956;(6) (c) by calling (800) 761-8709; or (d) by emailing GeokineticsInfo@gcginc.com.

B.                                    Procedures for Casting Ballots

Please be advised that the Plan contains certain release, exculpation, and injunction provisions, which are found in Article IX of the Plan.  You are advised and encouraged to carefully review and consider

(6)  Correspondence sent by hand delivery or overnight courier should be sent to: GOK Case Administration, c/o GCG, Inc., 5151 Blazer Parkway, Suite A, Dublin, Ohio 43017.

the Plan, including the release, exculpation, and injunction provisions, as your rights may be affected.  If you do not wish to grant the releases contemplated by Section IX.A(ii) of the Plan, you should indicate such an election by checking the “Opt Out of the Releases” box on the Ballot.  If you submit your Ballot without checking either the “Opt Out of the Releases” box or the “Not Opt Out of the Releases” box, then you will be deemed to consent to the releases contemplated by Article IX of the Plan.

(i)                                    Note Ballots

If you are the Holder of a Note that is held by a Nominee or registered in “street name,” please complete the information requested on the Note Ballot, and return the Note Ballot to your Nominee in sufficient time for your Nominee to then forward your vote to the Voting and Claims Agent so that it is actually received by the Voting and Claims Agent on or before the Voting Deadline. To ensure your Nominee has sufficient time to cast your vote on your behalf, it is important that your Note Ballot be mailed or delivered to your Nominee well in advance of the Voting Deadline.  If you are the Holder of a Note that is not held by a Nominee or registered in “street name,” please complete the information requested on the Note Ballot, and return the Note Ballot to the Voting and Claims Agent at the address provided on the Note Ballot so that it is actually received by the Voting and Claims Agent before the Voting Deadline.  Any Note Ballot or Master Note Ballot received after the Voting Deadline will not be included in any calculation to determine whether the parties entitled to vote on the Plan have voted to accept or reject the Plan.

If a Holder of a Note Claim casts more than one Note Ballot voting on the same Note Claim before the Voting Deadline, the Note Ballot which bears the latest date of receipt by the Voting and Claims Agent will supersede any prior Ballot.  Holders of Note Claims must vote all of their Note Claims within a particular class to accept or reject the Plan and may not split their votes.  A Note Ballot that partially rejects and partially accepts the Plan will not be counted.  A Note Ballot that does not indicate an acceptance or rejection of the Plan or that indicates both an acceptance and rejection of the Plan will not be counted.  Any Note Ballots or Master Note Ballots that are submitted after the Voting Deadline, illegible, submitted by a Holder of a claim or interest that is not entitled to vote on the Plan, unsigned, or not clearly marked, shall not be counted.

The Voting and Claims Agent will not accept Ballots by facsimile or other means of electronic transmission.

(ii)                                Senior Preferred Equity Ballots

If you are the Holder of a Senior Preferred Equity Interest, please complete the information requested on the Senior Preferred Equity Ballot, and return the Senior Preferred Equity Ballot to the Voting and Claims Agent at the address provided on the Senior Preferred Equity Ballot so that it is actually received by the Voting and Claims Agent on or before the Voting Deadline. If a Holder of a Preferred Equity Interest casts more than one Senior Preferred Equity Ballot voting the same Preferred Equity Interest before the Voting Deadline, the Senior Preferred Equity Interest Ballot which bears the latest date of receipt by the Voting and Claims Agent shall supersede any prior Ballot.  Holders of Preferred Equity Interests must vote all of their Equity Interests within a particular class to accept or reject the Plan and may not split their votes.  A Senior Preferred Equity Ballot that partially rejects and partially accepts the Plan will not be counted.  A Senior Preferred Equity Ballot that does not indicate an acceptance or rejection of the Plan or that indicates both an acceptance and rejection of the Plan will not be counted.  Senior Preferred Equity Ballots that are submitted after the Voting Deadline, illegible, submitted by a Holder of a claim or interest that is not entitled to vote on the Plan, unsigned, or not clearly marked, shall not be counted.

The Voting and Claims Agent will not accept Ballots by facsimile or other means of electronic transmission.

(iii)                            Master Note Ballots

A Nominee should transmit a Note Ballot with a copy of this Disclosure Statement and the Plan to each beneficial owner of Notes held in the name of such Nominee as of the Voting Record Date. A Nominee should deliver the Note Ballot to each beneficial owner, along with the Disclosure Statement and other materials requested to be forwarded in the Master Note Ballot, and take the necessary actions to enable such beneficial owner to (i)

complete and execute such Note Ballot voting to accept or reject the Plan with respect to its Claim(s)  and electing to opt or not to opt out of the releases set forth in Article IX of the Plan and (ii) return the completed, executed Note Ballot to the Nominee in sufficient time to enable the Nominee to complete the Master Note Ballot and deliver it to the Voting and Claims Agent on or before the Voting Deadline.  Each Nominee should complete and submit the Master Note Ballot in accordance with the instructions contained in the Master Note Ballot.

Any Master Note Ballot received after the Voting Deadline will not be included in any calculation to determine whether the parties entitled to vote on the Plan have voted to accept or reject the Plan.  Any Note Ballots or Master Note Ballots that are submitted after the Voting Deadline, illegible, submitted by a Holder of a claim or interest that is not entitled to vote on the Plan, unsigned, or not clearly marked, shall not be counted.

The Voting and Claims Agent will not accept Ballots by facsimile or other means of electronic transmission.

All Note Ballots must be forwarded (along with the Nominee’s Master Note Ballot) to the Voting and Claims Agent or retained in the Nominee’s files for one year from the Voting Deadline and be made available for inspection upon written request by the Debtors.  If a Nominee requires additional copies of this Disclosure Statement or Note Ballots, it should contact the Voting and Claims Agent: (a) at www.GOKRestructuring.com; (b) by writing to GOK Case Administration, c/o GCG, Inc., P.O. Box 9956, Dublin, Ohio 43017-5956;(7) (c) by calling (800) 761-8709; or (d) by emailing GeokineticsInfo@gcginc.com.

III.
IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

This Disclosure Statement provides important information regarding the Debtors’ Plan, which the Debtors intend to seek to have confirmed by the Bankruptcy Court.  The purpose of this Disclosure Statement is to provide sufficient information about the Debtors and about treatment of Claims and Interests under the Plan, including a description of the securities to be issued under the Plan in satisfaction of certain Claims, to enable the Holders of Impaired Claims against the Debtors to make an informed decision with respect to acceptance or rejection of the Plan.  Each Holder of a Claim or Equity Interest or other party in interest is urged to carefully consider the Plan and this Disclosure Statement in their entirety and to consult with legal or other available counsel, if necessary, to understand the Plan and its effects, including possible tax consequences, before voting.

The Company believes that the Plan is in the best interests of all stakeholders.  The Company urges all Holders of Claims and Equity Interests who are entitled to vote on the Plan to vote in favor of the Plan.

The summary of the Plan provided herein is qualified in its entirety by reference to the Plan.  In the case of any inconsistency between the summary provided in this Disclosure Statement and the Plan, the Plan will govern.

The Debtors are submitting this Disclosure Statement in accordance with Bankruptcy Code section 1125 for the purposes of soliciting acceptances with respect to, and Confirmation of, the Plan.  The Disclosure Statement and the information it contains may not be relied on for any other purpose.  The Company believes that the summary of certain provisions of the Plan and certain other documents and financial information contained or referenced in this Disclosure Statement is fair and accurate.  The summaries of the financial information and the documents annexed to this Disclosure Statement, including the Plan, are qualified in their entirety by reference to those documents.

No representations concerning the Company or the value of the Company’s property have been authorized by the Company other than as set forth in this Disclosure Statement.  Any other information, representations, or inducements made to obtain acceptance of the Plan should not be relied on by any Holder of a Claim or Equity Interest entitled to vote on the Plan.

(7)  Correspondence sent by hand delivery or overnight courier should be sent to: GOK Case Administration, c/o GCG, Inc., 5151 Blazer Parkway, Suite A, Dublin, Ohio 43017.

The Debtors have sought to ensure the accuracy of the financial information provided in this Disclosure Statement, but the financial information contained in, or incorporated by reference into, this Disclosure Statement has not been, and will not be, audited or reviewed by the Company’s independent auditors unless explicitly stated otherwise herein.

For additional information about the Debtors’ business operations, please refer to the introductory section entitled “Questions and Additional Information” beginning on page iv above.

IV.
RISK FACTORS

Holders of Claims and Equity Interests should read and consider carefully the risk factors set forth below, as well as the other information set forth in this Disclosure Statement and the documents delivered together herewith, referred to or incorporated by reference herein, before voting to accept or reject the Plan.  Although these risk factors are many, they should not be regarded as constituting the only risks present in connection with the Company’s businesses or the Plan and its implementation.  For purposes of the disclosure in this Article IV, references to the “Debtors” shall be read to include the Debtors together with their non-Debtor Affiliates, as the context requires.

A.                                    Risks Relating to Confirmation of the Plan

(i)                                    General

The filing of bankruptcy petitions by the Debtors and the publicity attendant thereto may affect the Company’s businesses adversely.  Although the Debtors do not anticipate a protracted bankruptcy case, any such adverse effects may worsen during the pendency of a protracted bankruptcy case if the Plan is not timely confirmed and consummated as expected.

(ii)                                Method of Solicitation

Bankruptcy Code section 1126(b) provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information,” as defined in Bankruptcy Code section 1125.

In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be deemed to have accepted or rejected the plan if the court finds that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for such creditors and equity security holders to accept or reject the plan, or that the solicitation was not in compliance with Bankruptcy Code section 1126(b).

To satisfy the requirements of Bankruptcy Code section 1126(b) and Bankruptcy Rule 3018(b), the Debtors are attempting to deliver this Disclosure Statement to all Holders of Notes and Senior Preferred Equity Interests as of the Voting Record Date. In that regard, the Debtors believe that the solicitation of votes to accept or reject the Plan is proper under applicable non-bankruptcy law, rules, and regulations. The Debtors cannot be certain, however, that their solicitation of acceptances or rejections will be approved by the Bankruptcy Court and, if such approval is not obtained, the confirmation of the Plan could be denied.  If the Bankruptcy Court were to conclude that the Debtors did not satisfy the solicitation requirements, then the Debtors may seek to resolicit votes to accept or reject the Plan or to solicit votes to accept or reject the Plan from one or more Classes that were not previously solicited.  The Debtors cannot provide any assurances that such a resolicitation would be successful.

(iii)                            The Debtors May Not Be Able to Obtain Confirmation of the Plan

To emerge successfully from chapter 11 as viable businesses, the Debtors, like any debtor, must obtain approval of a plan of reorganization and thereafter confirm and successfully implement the Plan.  This process requires the Debtors to (a) meet certain statutory requirements concerning the adequacy of disclosure with respect to any proposed plan, (b) solicit and obtain creditor acceptances of the proposed plan, and (c) fulfill other statutory conditions with respect to plan confirmation.

With regard to any proposed plan of reorganization, the Debtors may not receive the requisite acceptances to confirm the Plan.  If the requisite acceptances of the Plan are received, the Debtors intend to seek Confirmation of the Plan by the Bankruptcy Court, notwithstanding the dissent of certain Classes of Claims or Equity Interests pursuant to Bankruptcy Code section 1129(b).

The Debtors believe that seeking relief under the Bankruptcy Code other than in connection with the pre-packaged Plan, which is the plan that is the result of negotiations among the Debtors, the Consenting Noteholders and the Consenting Preferred Equity Holder, and which will be solicited prior to the filing of the Chapter 11 Cases and will therefore be “prepackaged,” could materially and adversely affect the relationship between the Debtors and their existing and potential customers, employees, partners and other stakeholders.  For example:

•                  such a filing may substantially erode customers’ confidence and that as a result there could be a significant and precipitous decline in global revenues, profitability and cash flow;

•                  employees could be distracted from performance of their duties, or more easily attracted to other career opportunities;

•                  it may be more difficult to attract or replace key employees;

•                  lenders and other partners could seek to terminate their relationships with the Company, require financial assurances or enhanced returns, or refuse to provide credit on the same terms as prior to the reorganization case under chapter 11 of the Bankruptcy Code or at all;

•                  lenders to subsidiaries that are not subject to the bankruptcy proceedings could, in certain cases, terminate financing agreements, accelerate amounts due thereunder or otherwise claim an event of default has occurred thereunder;

•                  the Debtors could be forced to operate in bankruptcy for an extended period of time while they try to develop a reorganization plan that could be confirmed;

•                  if the Debtors were unable to obtain debtor in possession financing during the Chapter 11 Cases, the Debtors may need to consider liquidation under chapter 7 of the Bankruptcy Code;

•                  if the Debtors were not able to confirm and implement a plan, the Debtors may be forced to liquidate under chapter 7 of the Bankruptcy Code; and

•                  any distributions that you may receive under a liquidation or under a protracted reorganization case or cases under chapter 11 of the Bankruptcy Code would likely be substantially delayed and the value of any potential recovery likely would be adversely impacted by such delay.

The Bankruptcy Court may confirm the Plan pursuant to the cramdown provisions of the Bankruptcy Code, which allows the Bankruptcy Court to confirm a plan that has been rejected by an impaired class of claims or interests if it determines that the plan satisfies Bankruptcy Code section 1129(b).  To confirm a plan over the objection of a dissenting class, a bankruptcy court also must find that at least one impaired class has accepted the plan, with such acceptance being determined without including the acceptance of any insider in such class.

(iv)                              The Bankruptcy Court Might Not Confirm the Plan as Proposed

Even if the requisite acceptances of the Plan are received, the Bankruptcy Court might not confirm the Plan as proposed.  A dissenting Holder of a Claim against or Equity Interest in the Debtors could challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code.  Further, even if the Bankruptcy Court determined that the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met.  Specifically, Bankruptcy Code section 1129 sets forth the requirements for confirmation and requires, among other things, a finding by a bankruptcy court that (a) the debtor’s plan does not unfairly discriminate and is fair and equitable with respect to any non-accepting classes, (b) confirmation of the debtor’s plan is not likely to be followed by a liquidation or a need for further financial reorganization, and (c) the value of distributions to non-accepting holders of claims within a particular class under the debtor’s plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.  A bankruptcy court may determine that a proposed plan does not satisfy one or more of these requirements, in which case the proposed plan would not be confirmed by the bankruptcy court.

If the Plan is not confirmed by the Bankruptcy Court, it is unclear whether or when the Debtors would be able to reorganize their businesses and what, if any, distributions Holders of Claims or Equity Interests ultimately would receive on account of their Claims or Equity Interests.  There also can be no assurance that the Debtors will be able to successfully develop, prosecute, confirm, and consummate an alternative plan of reorganization that is acceptable to the Bankruptcy Court and the Debtors’ creditors and other parties in interest.  Additionally, it is possible that third parties may seek and obtain approval to terminate or shorten the exclusive period under Bankruptcy Code section 1121 during which only the Debtors may propose and solicit votes on a plan of reorganization.  Finally, the Debtors’ emergence from bankruptcy is not ensured.  Although the Debtors expect to emerge from bankruptcy, there can be no assurance that the Debtors will successfully reorganize or of when this reorganization will occur.

(v)                                  Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests

Bankruptcy Code section 1122 provides that a plan may place a claim or an interest in a particular class only if the claim or interest is substantially similar to the other claims or interests in that class.  The Debtors believe that the classification of Holders of Claims against and Equity Interests in the Debtors under the Plan complies with the requirements set forth in the Bankruptcy Code because the Classes established under the Plan each encompass claims or interests that are substantially similar to similarly classified claims or interests.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(vi)                              The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in Article X of the Plan and described in Section VI.L herein, the Effective Date is subject to a number of conditions precedent.  If these conditions precedent are not met or waived pursuant to the provisions of the Plan, the Effective Date will not occur.

(vii)                          Historical Financial Information of the Company May Not Be Comparable to the Financial Information of the Reorganized Debtors

As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Company’s historical financial statements.

(viii)                      The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object (prior to or after the occurrence of the Effective Date) to the amount or classification of any Claim under the Plan.  The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is subject to an objection.  Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

(ix)                              In the Event that the Company Is Unable to Reduce Its Indebtedness Through the Transactions Contemplated by the Plan, There Is Doubt About Its Ability to Continue as a Going Concern

If the Company is unable to complete the transactions contemplated by the Plan, it may need to seek bankruptcy protection without the benefit of a plan supported by major creditors.  The Company cannot guarantee that it can generate sufficient cash flow to continue to meet its obligations in the future, and if it cannot do so, it will not be able to continue as a going concern.

(x)                                  The Company’s Operations Will Be Subject to the Uncertainties of the Bankruptcy Process and the Plan is Subject to a Number of Termination Rights, Closing Conditions and Approvals

While a substantial portion of the Debtors’ creditors have contractually agreed to support the proposed voluntary restructuring and the Company expects to complete the chapter 11 process expeditiously, negative events or publicity associated with the Debtors’ process and events during the proceedings could adversely affect the Company’s relationships with customers, vendors, or employees, which in turn could adversely affect the Company’s operations and financial condition.  Further, the Debtors’ ability to obtain Bankruptcy Court approval of routine motions that will allow the Debtors to operate their business normally is not within their control.  The Plan Support Agreement is also subject to a number of termination rights, and the Plan is subject to a number of closing conditions and approvals, including those for the benefit of the Majority Noteholders under the Plan Support Agreement, the approval of the Bankruptcy Court, and the finalization of definitive documents, all of which conditions and approvals must be satisfied or obtained for the Debtors to emerge from the chapter 11 process.  If the chapter 11 process continues beyond the anticipated timeline or the Company suffers a material adverse change to its assets, liabilities, business or prospects, the termination rights under the Plan Support Agreement may be triggered or all conditions to consummate the Plan may not be satisfied.  In addition, if the Debtors commence the chapter 11 process before the solicitation contemplated by this Disclosure Statement is completed or if the Consenting Noteholders have not agreed upon the form of New Shareholders Agreement, the Plan Support Agreement may be terminated.  Furthermore, the Company has not obtained any commitments to fund the Exit Facility.  There can be no assurance that the Plan will be consummated on the terms described herein, or at all.

(xi)                              A Number of Agreements and Other Documents Relating to or Governing the Reorganized Debtors Have Not Been Negotiated or Finalized

A number of agreements and other documents relating to or governing the Reorganized Debtors remain subject to documentation and/or further negotiations.  The terms and conditions of these agreements and other documents may adversely affect the Company, its operations, its financial condition or results of operations and/or the holders of New Common Stock in a number of ways that cannot be predicted at this time.  In addition, certain of the documents described in this Disclosure Statement have not been finalized, and the terms and provisions of the final agreements and other documents include other material terms not included in the summaries contained herein. Furthermore, failure to finalize or successfully negotiate these documents or obtain any required approvals, including any required approvals from the Majority Noteholders, may delay or prevent consummation of the Plan.

(xii)                          The DIP Facility May Not Be Available to the Debtors

Funding under the DIP Facility is subject to completion of definitive documents and is subject to a number of conditions precedent, which the Debtors may not satisfy, in which case some or all of the DIP Facility may not be made available to the Debtors.  In addition, the terms and provisions of the DIP Facility and related agreements may differ from, or include other material terms and conditions not included in, the debtor in possession financing term sheet attached as Exhibit 1 to the Plan Support Agreement (attached hereto as Exhibit F).

(xiii)                      If Holders of Notes Do Not Participate in the DIP Facility, the Percentage Ownership Interest in GOK that Such Holders Will Receive Pursuant to the Plan will be Diluted

As part of the transactions contemplated by the Plan, the Backstop DIP Lenders have committed, subject to certain terms and conditions, to lend amounts under the DIP Facility to the extent other eligible Holders of Notes do not elect to participate in the DIP Facility.  To be eligible to participate in the DIP Facility, a Noteholder must be an accredited investor within the meaning of the U.S. securities laws and be a Holder of at least $1 million in principal amount of the Notes.  Holders of Notes who are not eligible to participate in the DIP Facility or who choose not to participate in the DIP Facility, will have their relative ownership interest in GOK diluted to the extent that the DIP Facility is converted into New Common Stock.

B.                                    Risks that May Affect the Value of the Securities to Be Issued under the Plan

(i)                                  A Liquid Trading Market for the New Common Stock May Not Develop

The New Common Stock will not be listed on a national securities exchange, and there can be no assurances that a liquid trading market for the New Common Stock will develop.  The liquidity of any market for the New Common Stock will depend, among other things, upon the number of respective holders of New Common Stock, the Company’s financial performance, and the market for similar securities, none of which can be determined or predicted.  Therefore, the Company cannot provide assurances that an active trading market will develop, or if a market develops, what the liquidity or pricing characteristics of that market will be.  If an active trading market does not develop, holders of New Common Stock may have difficulty selling their shares.

(ii)                              The Resale of the New Common Stock May Be Restricted by Law and the New Shareholders Agreement

As described in Article XI of this Disclosure Statement, entitled “Application of Securities Laws,” the Debtors intend to rely on the exemption from registration, pursuant to the exemptions contained in Bankruptcy Code section 1145, the Securities Act, and equivalent exemptions in state securities laws, as applicable.  However, if a holder of New Common Stock is deemed to be an “underwriter” with respect to such securities (with certain exceptions for “ordinary trading transactions” by certain persons) or an “affiliate” of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and applicable state securities laws under Securities Act section 4(a)(1).  Accordingly, such sales could be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from these registration requirements, which may not be available to such holder.  In addition, the New Shareholders Agreement will contain transfer restrictions limiting a stockholder’s ability to dispose of its shares.  See the term sheet attached as Exhibit G for a summary of the principal terms of the New Shareholders Agreement.

(iii)                          GOK Intends to Suspend Its Reporting Requirements and/or Deregister Its Securities, Which Could Negatively Affect the Liquidity and Trading Prices of the New Common Stock and Result in Less Public Disclosure

GOK currently has (and as of January 1, 2013, had) less than 300 record holders of its common stock and Notes.  Given the increasing cost and resource demands of being a public company, either prior to or in connection with the Effective Date, GOK intends to suspend its SEC reporting requirements and/or deregister its securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if it expects that there will be less than 300 holders of record of the New Common Stock following the Effective Date.  Given the number of record holders of the Notes, the Company currently estimates that upon effectiveness of the Plan there will be less than 300 holders of record of the New Common Stock.  In this event, GOK’s obligations to file reports with the SEC, including periodic reports, will cease, and the Company expects that the liquidity of the New Common Stock will be materially and adversely affected even though it is possible that stockholders may still continue to trade GOK’s common stock on over-the-counter markets.  The Company, however, can provide no assurance that the New Common Stock will trade in over-the-counter markets or that market makers would make a market in the New Common Stock.  In addition, companies with common stock quoted on the over-the-counter markets may not be required to meet the reporting requirements set forth under the Exchange Act depending on, among other things, the number of holders of record of the common stock.  As a result, investors may find it more difficult to dispose of or obtain accurate quotes as to the market value of the New Common Stock, and the ability of GOK’s stockholders to sell GOK securities in the secondary market may be materially limited.

(iv)                            The Valuation of New Common Stock Is Not Intended to Represent the Trading Value of the Securities to Be Issued

The valuation of the Reorganized Debtors, set forth on Exhibit E hereto, is based on the assumption that holders of Notes will receive substantially all of the issued New Common Stock on behalf of their Claims and is not intended to represent the trading values of New Common Stock in public or private markets.

(v)                                The Reorganized Company May Not Achieve Projected Financial Results or Meet Post-reorganization Debt Obligations and May Not Be Able to Finance All Operating Expenses, Working Capital Needs, and Capital Expenditures

The projected financial results of the Reorganized Company are based on numerous assumptions, including the timing, Confirmation, and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Company, general business and economic conditions, and other matters (including the terms of the Exit Facility), many of which are beyond the control of the Reorganized Company and which may not materialize.

Accordingly, the Reorganized Company may not be able to achieve the revenue or cash flow relied upon to make its projections or to otherwise meet its projected financial results.  To the extent that the Reorganized Company does not meet its projected financial results or achieve projected revenues and cash flows, the Reorganized Company may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service its debt obligations as they come due, or may be unable to meet its operational needs.  Any one of these failures may preclude the Reorganized Company from, among other things (a) taking advantage of future opportunities, (b) growing its businesses, or (c) responding to competitive pressures.  Further, a failure of the Reorganized Company to meet its projected financial results or achieve its projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized Company to seek additional working capital.  The Reorganized Company may not be able to obtain such working capital when it is required.  Further, even if the Reorganized Company were able to obtain additional working capital, it may be available only on unreasonable terms.  If any such required capital is obtained in the form of equity, the interests of the holders of the then-outstanding New Common Stock would be diluted.  While the Reorganized Company’s financial projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Company, there is no guarantee that the financial projections will be realized.

(vi)                            The Reorganized Debtors May Be Controlled by a Small Number of Holders and the New Shareholders Agreement Will Require Shareholder Approval for Certain Transactions

Consummation of the Plan may result in a small number of holders owning a significant percentage of the outstanding shares of New Common Stock.  These holders may, among other things, exercise a controlling influence over the business and affairs of the Reorganized Debtors and have the power to elect directors and approve significant mergers, acquisitions, divestitures, and other material corporate transactions, including the sale of the Reorganized Debtors, or delay, prevent, or deter such transactions.  The interests of such holders may differ from the interests of the other holders of New Common Stock.  Under the New Shareholders Agreement, the Consenting Noteholders or their affiliates will initially have the right to elect three of five directors to the New Board.  In addition, under the New Shareholders Agreement, approval of the holders of at least 60% of the New Common Stock will be required to sell the Company or its material subsidiaries, liquidate or dissolve, amend its charter documents, enter into certain affiliate transactions, or issue equity securities in certain circumstances.  See the term sheet attached as Exhibit G for a summary of the principal terms of the New Shareholders Agreement.  The Debtors can make no assurances regarding the future actions of the holders of New Common Stock and the impact such actions may have on the value of the New Common Stock.

C.                                    Risks Relating to the Debtors’ Businesses

(i)                                  There Are Risks and Uncertainties Associated with the Chapter 11 Cases

Although the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to the Company’s business, the Debtors cannot be certain that this will be the case.  The Plan is designed to minimize the length of the bankruptcy proceeding; however, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.

Even if the Plan is confirmed on a timely basis, for the duration of the Chapter 11 Cases, the Company’s ability to execute its business strategy will be subject to the risks and uncertainties associated with bankruptcy.  These risks include:

•                                          the Debtors’ ability to obtain approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases from time to time;

•                                          the Company’s ability to maintain contracts that are critical to its operations;

•                                          the Company’s ability to fund and execute its business plan; and

•                                          the Debtors’ ability to obtain creditor and Bankruptcy Court approval for, and then to consummate, the Plan and emerge from bankruptcy.

The Debtors will also be subject to risks and uncertainties with respect to the actions and decisions of the creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Company’s restructuring and business goals.

These risks and uncertainties could affect the Company’s business in various ways.  For example, negative events or publicity associated with the Chapter 11 Cases could adversely affect the Company’s operations and financial condition.  In addition, pursuant to the Bankruptcy Code, the Debtors need approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit their ability to respond timely to certain events or take advantage of certain opportunities.  Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot predict or quantify the ultimate impact that events occurring during the reorganization process will have on the Company’s business, financial condition, and results of operations.

Upon filing the Chapter 11 Cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty.  While operating as debtors in possession, and subject to approval of the Bankruptcy Court, or otherwise as permitted in the normal course of business or by Bankruptcy Court order, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the condensed consolidated financial statements included in GOK’s Form 10-Q for the quarterly period ended September 30, 2012.  Further, the Plan could materially change the amounts and classifications of assets and liabilities reported in the historical consolidated financial statements.

(ii)                              The Company Will Have Indebtedness upon Emergence

On the Effective Date, after giving effect to the transactions contemplated by the Plan, Debtors expect that the Reorganized Company will, on a consolidated basis, have an estimated $60 to $75 million in secured indebtedness and up to approximately $114 million in unsecured liabilities (including projected accounts payable and accrued liabilities projected as of April 2013).   The total amount of the unsecured indebtedness will be a function of the total amount of ordinary course trade debt not due and owing on the Effective Date and of Unsecured Claims allowed against the Debtors in these Chapter 11 Cases, including, without limitation, Disputed Claims.

The Reorganized Company’s indebtedness could have important consequences because:

•                                          a portion of the Reorganized Company’s cash flow from operations will be dedicated to debt service and will be unavailable to support operations, working capital, capital expenditures, expansion, acquisitions, or general corporate or other purposes;

•                                          the Reorganized Company’s ability to obtain additional financing in the future may be limited;

•                                          the Reorganized Company’s flexibility in planning for, or reacting to, changes in its business may be limited; and

•                                          it may make the Reorganized Company more vulnerable in the event of a downturn in its business or the economy in general.

The Reorganized Company’s ability to make payments on, and to refinance, its debt will depend on its ability to generate cash in the future.  This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory, and other factors that are beyond the control of the Reorganized Company.

There can be no assurance that the Reorganized Company will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Company’s debt obligations.  The Reorganized Company may need to refinance all or a portion of its debt on or before maturity; however, there can be no assurance that the Reorganized Company will be able to refinance any of its debt on commercially reasonable terms or at all.

(iii)                          The Debtors May Require Funding After Emergence

The seismic data acquisition services industry is capital intensive and sources of cash to finance the Debtors’ capital expenditures may not always be available.  If financing is not available, the Debtors’ results of operations will be negatively affected.  Seismic data acquisition equipment is continually being improved with new technology. In order to remain competitive, the Debtors must continue to invest additional capital to maintain, upgrade, and expand their seismic data acquisition capabilities.  Seismic data acquisition equipment is expensive, and the Debtors’ ability to operate and expand their business operations is dependent upon the availability of internally generated cash flow and financing alternatives.  While the Debtors believe the Exit Facility will be sufficient to fund post-restructuring operations of the Reorganized Debtors, there can be no assurance that the Debtors will be successful in obtaining sufficient additional capital to upgrade and expand their current operations through cash from operations or additional financing or other transactions, if and when required, on acceptable terms.  Due to the uncertainties surrounding the changing market for seismic services, increases in capital and technological requirements, and other matters associated with operations, the Debtors are unable to estimate the amount or terms of any financing that they may need to acquire, upgrade, and maintain seismic equipment.  If the Debtors are unable to obtain such financing, if and when needed, they may be forced to curtail business objectives and to finance their business activities with only such internally generated funds as may then be available.

(iv)                            The Debtors’ High Level of Fixed Costs Can Leave Them Vulnerable to Downturns in Revenues, Which Can Result in Losses

The Debtors are subject to high fixed costs, which primarily consist of depreciation, maintenance expenses associated with their seismic data acquisition, processing and interpretation equipment, and certain crew costs. Extended periods of significant downtime or low productivity caused by reduced demand, weather interruptions, equipment failures, permit delays, or other causes could negatively affect the Debtors’ operations and have a material adverse effect on their financial condition and results of operations because they will not be able to reduce fixed costs as fast as revenues decline.

(v)                                Even if the Debtors successfully consummate the Plan, the Reorganized Debtors will continue to face risks beyond their control

Even if the Plan is consummated, the Reorganized Debtors will continue to face a number of risks, including certain risks that are beyond their control, including changes in economic conditions, changes in the industry, legislative changes, and changes in demand for the Company’s services.

(vi)                            The Debtors Face Intense Competition that Could Result in Downward Pricing Pressure and the Loss of Market Share

Competition among seismic contractors historically has been, and likely will continue to be, intense. Competitive factors have in recent years included price, crew experience, equipment availability, technological expertise, and reputation for quality and dependability.  The Debtors also face increasing competition from nationally owned companies in various international jurisdictions that operate under less significant financial constraints than those the Debtors’ experience.  Additionally, the seismic data acquisition services business is extremely price competitive and has a history of protracted periods where seismic contractors under financial duress bid jobs below cost and therefore adversely impact industry pricing.

Competition from these and other competitors could result in downward pricing pressure and the loss of market share.  The Debtors rely on a limited number of key suppliers for specific seismic services and equipment. Loss of any of these suppliers could have a material adverse effect on their businesses.

The Debtors depend on a limited number of third parties to supply them with specific seismic services and equipment.  From time to time, increased demand for seismic data acquisition services has decreased the available supply of new seismic equipment, resulting in extended delivery dates on orders.  Any delay in obtaining equipment could delay implementation of additional crews and restrict the productivity of existing crews, adversely affecting business and results of operations.  In addition, any adverse change in the terms of the Debtors’ supplier arrangements could adversely affect results of operations.

(vii)                        Revenue May Not Be Sufficient to Cover Costs of Completing Projects or May Not Result in the Profit the Debtors Anticipated When Entering into the Contract

The Debtors’ revenue is determined, in part, by the price they receive for services, the productivity of their crew, and the accuracy of cost estimates.  The crew’s productivity is partly a function of external factors, such as weather and third-party delays, over which the Debtors have no control.  In addition, cost estimates for projects may be inadequate due to unknown factors associated with the work to be performed and market conditions, resulting in cost over-runs. If the crew encounters operational difficulties or delays, or if they have not correctly priced their services, results of operations may vary and may be adversely affected.

Many of the Debtors’ projects are performed on a turnkey basis where a defined amount and scope of work is provided for a fixed price, and additional work, which is subject to client approval, is billed separately. The revenue, cost, and gross profit realized on a turnkey contract can vary from the estimated amount because of changes in job conditions, variations in labor and equipment productivity from the original estimates, and the performance of subcontractors.  Turnkey contracts may also cause the Debtors to bear substantially all of the risks of business interruption caused by weather delays and other hazards.  These variations, delays, and risks inherent in billing clients at a fixed price may result in the Debtors experiencing reduced profitability or losses on projects.

(viii)                    The Company’s Clients Could Delay, Reduce, or Cancel Commitments or Service Contracts, Leading to Lower than Expected Demand and Revenue

The Company’s estimated backlog revenue consists of written orders or commitments for services that the Company believes to be firm.  Specifically, as of September 30, 2012, the Company’s estimated backlog consisted of approximately $40.0 million of proprietary seismic data acquisition projects, $29.7 million of multi-client seismic data acquisition business, and $10.3 million of seismic data processing and integrated reservoir geosciences business.  In addition, the Company’s international affiliated entities estimated a backlog of approximately $290.9 million as of the same date.  Backlog levels vary during the year depending on the timing of the completion of certain projects and when new projects are awarded and contracts are signed.  Because of potential changes in the scope or schedule of projects, the Company cannot predict with certainty when or if such backlog will be realized.  In addition, the contracts in the Company’s backlog are cancelable by the client.  Material delays, payment defaults, or cancellations could reduce the amount of backlog currently reported and consequently could inhibit the conversion of that backlog into revenue, which may materially affect the Company’s financial condition, results of operations, and cash flows.

(ix)                            The Debtors’ Agreements with Their Clients May Not Adequately Protect Them from Unforeseen Events or Address All Issues that Could Arise with Their Clients

The occurrence of unforeseen events or disputes with clients not adequately addressed in the contracts could result in increased liability, costs, and expenses associated with any given project.  The Debtors enter into master service agreements with many of their clients that allocate certain operational risks.  For example, the Debtors seek to minimize the risk of delays through the inclusion of “standby rate” provisions, which provide for payment of a reduced rate to the Debtors for a limited amount of time if the weather conditions or certain other factors outside of the Debtors’ control prevent them from recording data.  Despite the inclusion of risk allocation provisions in their agreements, the Debtors’ operations may be affected by a number of events that are unforeseen or not within their control.  The Debtors cannot assure that such agreements will adequately protect them from each possible event.  If an event occurs that the Debtors have not contemplated or otherwise addressed in an agreement, the Debtors, and not the client, will likely bear the increased cost or liability.  To the extent that agreements do not adequately address these and other issues, or if the Debtors are not able to successfully resolve resulting disputes, the Debtors may incur increased liability, costs, and expenses.

(x)                                The Debtors May Be Held Liable for the Actions of Subcontractors

The Debtors often work as the general contractor on seismic data acquisition surveys and consequently engage a number of subcontractors to perform services and provide products.  While the Debtors obtain contractual indemnification and insurance covering the acts of these subcontractors and require the subcontractors to obtain insurance for the Debtors’ benefit, there can be no assurance the Debtors will not be held liable for the actions of these subcontractors.  In addition, subcontractors may cause damage or injury to the Debtors’ personnel and property that is not fully covered by insurance.

(xi)                            The Company’s Financial Results Could Be Significantly Affected by Currency Fluctuations

Because the Company derives a substantial amount of revenue from sales internationally, it is subject to risks relating to fluctuations in currency exchange rates.  Fluctuations in the exchange rate of the U.S. dollar against such other currencies may, in future periods, have a significant effect upon results of operations.  While the Company attempts to reduce the risks associated with such exchange rate fluctuations, it may not be effective in doing so, and fluctuations in the value of the currencies in which the Company does business may materially affect results of operations in the future.

(xii)                        Operations Outside of the United States Are Subject to Additional Political, Economic, and Other Uncertainties

The Company’s operations outside of the United States are subject to political, economic, and other uncertainties that could adversely affect the Company’s businesses, financial condition, results of operations, or cash flows, and exposure to such risks will increase as the Company expands international operations.

The Company’s international proprietary operations are a significant part of total operations.  For the years ended December 31, 2011, 2010, and 2009, 60%, 62%, and 81%, respectively, of total revenues were derived outside of the United States and Canada.  The Company’s operations outside of the United States are subject to risks inherent in foreign operations, including the following:

•                                          government instability, which can cause investment in capital projects by potential clients to be withdrawn or delayed, reducing or eliminating the viability of some markets for the Debtors’ services;

•                                          potential expropriation, seizure, nationalization, or detention of assets;

•                                          difficulty in repatriating foreign currency received in excess of local currency requirements;

•                                          civil uprisings, riots, and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules, and expose the Debtors to losses;

•                                          availability of suitable personnel and equipment, which can be affected by government policy or changes in policy, and can limit the importation of qualified crewmembers or specialized equipment in areas where local resources are insufficient;

•                                          decrees, laws, regulations, interpretation, and court decisions under legal systems that are not always fully developed and that may be retroactively applied and cause the Debtors to incur unanticipated and/or unrecoverable costs, as well as delays, which may result in real or opportunity costs;

•                                          compliance with tax, employment, immigration, and labor laws for employees living abroad or traveling abroad;

•                                          foreign taxes, including withholding of payroll taxes; and

•                                          terrorist attacks, including personal harm to the Company’s personnel.

As an example of the operational risks associated with international operations, as a result of the civil unrest in Libya, the Company was unable to operate its business or utilize its equipment in Libya.

(xiii)                    The Debtors Are Subject to the Foreign Corrupt Practices Act (the “FCPA”) and the UK Bribery Act of 2010 (the “UK Bribery Act”), Which May Adversely Impact Their Businesses

As U.S. corporations, the Debtors are subject to the regulations imposed by the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business.  The UK Bribery Act, which became effective in 2011, is broader in scope than the FCPA, applies to public and private sector corruption, and contains no facilitating payments exception.  As a company subject to compliance with the FCPA and the UK Bribery Act, the Debtors’ businesses may suffer because of their efforts to comply with these laws.  In addition, such laws could restrict the Debtors’ ability to do business in foreign markets relative to their competitors who are not subject to them.

The Debtors and their local partners and Affiliates operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices.  The Debtors may be subject to competitive disadvantages to the extent that their competitors are able to secure business, licenses, or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. law and regulations prohibit them from using.

Any determination that the Debtors or their foreign agents or joint venture partners have violated the FCPA or the UK Bribery Act may adversely affect the Company’s businesses and operations.  In particular, the Debtors may be held liable for actions taken by their strategic or local partners even though their partners are not subject to the FCPA.  Any such violations could result in substantial civil and/or criminal penalties and might adversely affect the Debtors’ businesses, results of operations, or financial condition.  In addition, the Debtors’ ability to continue to work in such foreign markets could be adversely affected if they were found to have violated certain U.S. laws, including the FCPA.

(xiv)                      Financial Conditions of the Debtors’ Customers Could Have an Adverse Impact If These Customers Are Unable to Pay for the Services Provided by the Debtors

Some of the Debtors’ customers are experiencing, or may experience in the future, severe financial problems that have had or may have a significant impact on their creditworthiness.  Although the Debtors perform ongoing credit evaluations of their customers’ financial conditions, they generally require no collateral from customers.  One or more financially distressed customers could default on their obligations to the Debtors and may have a material adverse effect on the Debtors’ businesses, financial position, results of operations, and cash flows. Furthermore, the bankruptcy of one or more of the Debtors’ customers, or some other similar proceeding or liquidity constraint, might make it unlikely that the Debtors would be able to collect all or a significant portion of amounts owed.  In addition, such events might force such customers to reduce or curtail their future use of the Debtors’ products and services, which could have a material adverse effect on the Company’s results of operations and financial condition.

(xv)                          The Debtors’ Seismic Data Acquisition Services Revenues Are Subject to Seasonal Conditions

The Debtors’ seismic data acquisition services are performed outdoors and are therefore subject to seasonality.  Shorter winter days and adverse weather negatively impact the Debtors’ ability to provide services in certain regions.  Additionally, while the Debtors plan for international operations to take place during favorable seasons, they have limited control over the actual timing of these operations due to the extensive planning, preparation, and permits required to perform a seismic survey in certain areas, which may cause operations to be delayed and result in additional costs.

(xvi)                      Significant Physical Effects of Climatic Change Could Damage the Debtors’ Facilities, Disrupt Production Activities, and Cause the Debtors to Incur Significant Costs to Prepare for or Respond to Those Effects

Climate change could have an effect on the severity of weather (including hurricanes and floods), sea levels, the arability of farmland, and water availability and quality.  If such effects were to occur, the Debtors’ seismic acquisition operations have the potential to be adversely affected.  Potential adverse effects could include damages to facilities from powerful winds or rising waters in low-lying areas, disruption of production activities because of climate-related damages to facilities, increased costs of operation potentially arising from such climatic effects, less efficient or non-routine operating practices necessitated by climate effects, or increased costs for insurance coverage in the aftermath of such effects.  Significant physical effects of climate change could also have an indirect effect on the Debtors’ financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies, or suppliers with whom the Debtors have a business relationship.  The Debtors may not be able to recover through insurance some or any of the damages, losses, or costs that may result from potential physical effects of climate change.

(xvii)                  The Debtors May Be Unable to Retain and Attract Management and Skilled and Technically Knowledgeable Employees

The Debtors’ future success depends upon retaining and attracting highly skilled employees.  A number of the Debtors’ employees possess many years of industry experience and are highly skilled, and an inability to retain such individuals could adversely affect the Debtors’ ability to compete in the seismic data service industry. The Debtors historically have faced and expect to continue to face significant competition for such skilled personnel, particularly during periods of increased demand for seismic services.  Although the Debtors utilize employment agreements, stock-based compensation, and other incentives to retain certain key employees, there is no guarantee that the Debtors will be able to retain these personnel.

(xviii)              The Debtors Rely on Proprietary Information, Proprietary Software, Trade Secrets, and Confidentiality and Licensing Agreements to Conduct Operations

The Debtors rely on certain proprietary information, proprietary software, trade secrets, and confidentiality and licensing agreements to conduct current operations.  The Debtors are continuously working to improve technology and operating techniques, through internal development activities and working with vendors to develop new technologies to maintain pace with industry innovation.  The Debtors’ future success will be partly dependent on their ability to maintain and extend their technology base and preserve intellectual property without infringing on the rights of any third parties.  There can be no assurance that the Debtors will be successful in protecting their intellectual property or that their competitors will not develop technologies that are substantially equivalent or superior to the Debtors’ technologies.

(xix)                      The Debtors’ Operating Results from Seismic Data Acquisition Services Can Be Significantly Impacted from Period to Period Due to a Change in the Timing of a Few Large Jobs Occurring at Any One Time

The Company has the capacity to field up to 22 seismic data acquisition crews; however, in any given period, the Debtors could have idle crews, which results result in a significant portion of the Debtors’ revenues, cash flows, and earnings coming from a relatively small number of crews.  Additionally, due to location, service line, or particular job, some individual crews may achieve results that are a significant percentage of consolidated operating results.  Should one or more of these crews experience significant changes in timing, the Debtors’ financial results are subject to significant variations from period to period.  Factors that may result in these changes in timing include, but are not limited to, weather, permits, customer requirements, and political unrest.

(xx)                          The Debtors’ Operations Are Subject to Delays Related to Obtaining Land Access Rights from Third Parties, Which Could Affect Results of Operations

The Debtors’ seismic data acquisition operations could be adversely affected by their inability to timely obtain access to both public and private land included within a seismic survey.  They cannot begin surveys on property without obtaining permits from certain governmental entities, as well as the permission of the parties who have rights to the land being surveyed.  In recent years, it has become more difficult, costly, and time-consuming to obtain access rights because drilling activities have expanded into more populated and protected areas.  Additionally, while land owners generally are cooperative in granting access rights, some have become more resistant to seismic and drilling activities occurring on their property and stall or refuse to grant these rights for various reasons.  In the Debtors’ multi-client services business, they acquire data sets pertaining to large areas of land.  Consequently, if they do not obtain land access rights from a specific land owner, the Debtors may not be able to provide a complete survey for that area. The failure to redact or remove the seismic information relating to mineral interests held by non-consenting third parties could result in claims against the Debtors for seismic trespass. In addition, governmental entities do not always grant permits within the time periods expected.  Delays associated with obtaining such permits and with significant omissions from a survey as a result of the failure to obtain consents could have a material adverse effect on the Debtors’ financial condition and results of operations.

(xxi)                      The Debtors’ Results of Operations Could Be Adversely Affected by Asset Impairments

The Debtors periodically review their portfolio of equipment and intangible assets, including their multi-client seismic data library, for impairment.  If the future cash flows anticipated to be generated from these assets falls below net book value, the Debtors may be required to write down their value.  If the Debtors are forced to write down the value of intangible assets or equipment, these non-cash asset impairments could negatively affect results of operations in the period in which they are recorded.

(xxii)                  The Cyclical Nature of, or a Prolonged Downturn in, the Seismic Data Industry Can Affect the Carrying Value of Long-Lived Assets and Negatively Impact the Debtors’ Results of Operations

The Debtors are required to annually assess whether the carrying value of long-lived assets has been impaired, or more frequently if an event occurs or circumstances change which could indicate the carrying amount of an asset may not be recoverable.  Recoverability is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If management determines that the carrying value of long-lived assets may not be recoverable, the Debtors’ results of operations could be impacted by non-cash impairment charges.  As a result of the Company’s September 30, 2011 goodwill impairment analysis, the Company recorded goodwill impairment charges totaling $132.4 million for the year ended December 31, 2012, which are included in asset impairments in the Company’s consolidated statement of operations.  At December 31, 2012, the Company had no goodwill.

(xxiii)              There are Inherent Limitations in All Control Systems, and Failure of the Debtors’ Controls and Procedures to Detect Error or Fraud Could Seriously Harm Their Business and Results of Operations

The Debtors do not expect that their internal controls and disclosure controls will prevent all possible error and all fraud.  A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.  In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of the Debtors’ controls can provide absolute assurance that all control issues and instances of fraud, if any, will be detected.  These inherent limitations include the realities that judgments in decision making can be faulty and that breakdowns can occur because of simple error or mistake.  Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons.  The design of any system of controls is based in part upon the likelihood of future events, and there can be no assurance that any design will succeed in achieving its intended goals under all potential future conditions.  Over time, a control may become inadequate because of changes in conditions or the degree of compliance with the Debtors’ policies or procedures may deteriorate.  Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur without detection.

(xxiv)                The Debtors Have Identified Material Weaknesses in Their Internal Controls. Such Material Weaknesses Adversely Affect the Debtors’ Ability to Ensure Timely and Reliable Financial Reports and to Attest to the Effectiveness of Internal Controls

A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.  The following material weakness was present at December 31, 2011 and September 30, 2012:

•                                          Financial Close Process:  Controls over the Company’s financial close process were deficient in areas related to accrued liabilities, goodwill impairment and accounting for multi-client seismic data library. These deficiencies resulted from difficulties in the following:

(a)                                  accumulating complete and accurate information to estimate certain liabilities,

(b)                                 inadequate review of work performed by third parties, and

(c)                                  material post-closing adjustments related to accounting for multi- client seismic data library resulting from difficulties in remediating deficiencies in time to allow the Company to assess the effectiveness of controls as of December 31, 2011.

To remediate this material weakness, during 2012, management continued executing the remediation program that began during 2011, which included assessing the adequacy of processes and procedures underlying the specific areas discussed above, expanding and strengthening the Company’s controls surrounding the multi-client process, and strengthening their policies, procedures, and controls surrounding accrued expenses to ensure cooperation and coordination with departments outside of the accounting department.

The Debtors are committed to continuing to improve their internal control processes and will continue to diligently and vigorously review their financial reporting control and procedures.  As the Debtors continue to evaluate and work to improve their internal control over financial reporting, they may decide to take additional measures to address their control environment.  The Debtors, however, cannot be certain that the measures undertaken will be sufficient to address any deficiencies identified or ensure that their internal control over financial reporting is effective.  If the Debtors are unable to provide reliable and timely internal and external financial reports, their business and prospects could suffer material adverse effects.  In addition, the Debtors may in the future identify further material weaknesses or significant deficiencies in their internal control over financial reporting.

(xxv)                    The Current Weakening of U.S. Economic Conditions and Future Downturns or Changes in Consumer Spending Could Adversely Affect the Debtors’ Financial Condition

The United States has experienced an economic downturn, and spending by consumers has dropped.  If this downturn and decrease in spending continues, the Debtors’ businesses may be adversely affected. Specifically, demand for use of the seismic data may wane.  A lack of demand could adversely affect the Debtors’ ability to realize the full economic benefits of their customer contracts or enter into other strategic relationships.

(xxvi)                The Debtors May Be Negatively Affected by Industry Consolidation

Consolidation in the energy industry could adversely affect the Debtors by increasing the scale or scope of the Debtors’ competitors, or by creating a competitor that is capable of providing services similar to those the Debtors intend to offer, thereby making it more difficult for the Debtors to compete. Industry consolidation also may impede the Debtors’ ability to identify acquisition, joint venture, or other strategic opportunities.

(xxvii)            A Decrease in Levels of Exploration and Development Activity in the Oil and Natural Gas Industry May Have an Adverse Effect on the Debtors’ Businesses, Liquidity, and Results of Operations

The Debtors’ businesses are substantially dependent upon the condition of the oil and natural gas industry and, in particular, the willingness of oil and gas companies to make capital expenditures for exploration, development, and production operations.  The level of capital expenditures generally depends on the prevailing views of future oil and natural gas prices, which are influenced by numerous factors, including, but not limited to, the following:

•                                          changes in United States and international economic conditions, including the length and severity of the recent recession and the effect of such recession on economic activity;

•                                          the demand for oil and natural gas;

•                                          worldwide political conditions, particularly in significant oil-producing regions, such as the Middle East, West Africa, and Latin America;

•                                          the actions taken by the Organization of Petroleum Exporting Countries (OPEC);

•                                          the availability and discovery rate of new oil and natural gas reserves;

•                                          the rate of decline of existing and new oil and gas reserves;

•                                          the cost of exploration for, and production and transportation of, oil and natural gas;

•                                          the ability of oil and gas companies to generate funds or otherwise obtain external capital for exploration, development, construction, and production operations;

•                                          the sale and expiration dates of leases in the United States and overseas;

•                                          technological advances affecting energy exploration, production, transportation, and consumption;

•                                          weather conditions;

•                                          environmental or other government regulations, both domestic and foreign;

•                                          domestic and foreign tax policies; and

•                                          the pace adopted by foreign governments for the exploration, development, and production of their oil and gas reserves.

Historically, demand for the Debtors’ services has been sensitive to the level of exploration spending by oil and gas companies. A sustained period of low drilling and production activity, low commodity prices or reductions in industry budgets could reduce demand for the Debtors’ services and would likely have a material adverse effect on the Debtors’ businesses, financial condition, and results of operations.

(xxviii)        The Debtors Operate under Hazardous Conditions that Subject the Debtors and their Employees to Risk of Damage to Property or Personal Injury, and Limitations on Insurance Coverage May Expose the Debtors to Significant Liability Costs

The Debtors’ activities are often conducted in dangerous environments with hazardous conditions, including operation of heavy equipment, detonation of explosives, and operations in remote areas of developing countries.  Operating in such environments and under such conditions carries with it inherent risks, such as loss of human life or equipment, as well as the risk of downtime or reduced productivity resulting from equipment failures caused by an adverse operating environment.  These risks could cause the Debtors to experience equipment losses, injuries to their personnel, and interruptions in their businesses.

Although the Debtors maintain what they believe is prudent insurance protection, their insurance contains certain coverage exclusions and policy limits, and they cannot guarantee or warrant that the insurance will be sufficient or adequate to cover all losses or liabilities or that insurance will continue to be available to the Debtors or available on acceptable terms.  Further, the Debtors may experience difficulties in collecting from insurers because such insurers may deny all or a portion of claims for insurance coverage.  A successful claim for which the Debtors are not fully insured, or which is excluded from coverage or exceeds the policy limits of applicable insurance could have a material adverse effect on the Debtors’ financial condition.  Moreover, the Debtors do not carry business interruption insurance with respect to their operations.

(xxix)                The Debtors Are Dependent on a Few Customers Operating in a Single Industry, and the Loss of One or More Customers Could Adversely Affect the Debtors’ Financial Condition

The Debtors’ customers are engaged in the oil and natural gas drilling business throughout the world. Historically, the Company has been dependent upon a few customers for a significant portion of revenue.  For the years ended December 31, 2011, 2010, and 2009, the Company’s top ten customers collectively represented approximately 54%, 50%, and 70% of total revenues, respectively.  The Company’s three largest customers in 2011, 2010, and 2009 accounted for approximately 29%, 25%, and 45% of total revenues, respectively.  This concentration of customers may increase the Company’s overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions.  If any of these significant clients were to terminate their contracts or fail to contract for the Company’s services in the future because they are acquired, alter their exploration or development strategy, or for any other reason, the Company’s financial results could be adversely affected.

(xxx)                    The Debtors Expect to Continue to Invest in Acquiring and Processing Seismic Data for Multi-Client Surveys and for Their Seismic Data Library Without Knowing How Much of This Seismic Data They Will Be Able to Sell or When and at What Price They Will Be Able to Sell Such Data

Multi-client surveys and the resulting seismic data library are an increasingly important part of the Debtors’ businesses and their future investments.  The Debtors invest significant amounts of money in acquiring and processing seismic data that they own.  By making such investments, the Debtors are exposed to the following risks:

•                                          The Debtors may not fully recover their costs of acquiring, processing, and interpreting seismic data through future sales. The amounts of data sales are uncertain and depend on a variety of factors, many of which are beyond the Debtors’ control.

•                                          The timing of seismic data sales is unpredictable and can vary greatly from period to period. The costs of each survey are capitalized and then amortized over the expected useful life of the data. This amortization will affect the Debtors’ earnings and, when combined with the sporadic nature of sales, will result in increased earnings volatility.

•                                          Regulatory changes that affect the ability of oil and gas companies to drill, either generally or in a specific location where the Debtors have acquired seismic data, could materially adversely affect the value of the seismic data contained in the Debtors’ library. Technology changes could also make existing data sets obsolete.  Additionally, each individual survey has a limited book life based on its location and interest of oil and gas companies to explore in prospecting for reserves in such location, so a particular survey may be subject to a significant decline in value beyond the Debtors’ initial estimates.

•                                          The value of the Debtors’ multi-client seismic data library could be significantly adversely affected if any material adverse change occurs in the general prospects for oil and gas exploration, development, and production activities.

•                                          The cost estimates upon which the Debtors’ base pre-commitments of funding could be wrong. The result could be losses that have a material adverse effect on the Debtors’ financial condition and results of operations.  These pre-commitments of funding are subject to the creditworthiness of the Debtors’ clients.  In the event that a client refuses or is unable to pay its commitment, the Debtors could lose a material amount of money.

Any reduction in the market value of such data will require the Debtors to write down the recorded value of such data, which could have a material adverse effect on results of operations.

(xxxi)                Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors

Holders of Claims and Equity Interests should carefully review Article XII herein, titled “Certain U.S. Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Debtors’ Chapter 11 Cases may adversely affect the Reorganized Debtors.  Certain tax implications of the Debtors’ bankruptcy and reorganization may increase the tax liability of the Reorganized Debtors.

D.                                    Risks Relating to Government Regulations

(i)                                  The Debtors’ Businesses Are Subject to a High Degree of Government Regulation

The energy industry is highly regulated by governmental entities and regulatory authorities.  Failure to obtain or maintain necessary governmental authorizations would impair the Debtors’ ability to continue to operate and would have a material adverse effect on their financial condition.

(ii)                              The Debtors May Face Unforeseen Regulations with Which Compliance Is Difficult, Costly, or Impossible

The provision of seismic data services is highly regulated. As providers of seismic data services in the United States, the Debtors will be subject to the laws and regulations of the United States.  Violations of U.S. laws or regulations may result in various sanctions, including fines, loss of authorizations, and the denial of applications for new authorizations.

From time to time, U.S. governmental entities may impose new or modified conditions on the Debtors’ authorizations, which could adversely affect their ability to generate revenues and implement their business plan.  For example, the Debtors are currently required to pay certain fees, and it is possible that the Debtors may be subject to increased fees in the future.

(iii)                          The Company is Subject to Compliance with Stringent Environmental Laws and Regulations that May Expose It to Significant Costs and Liabilities

The Company’s operations are subject to stringent federal, provincial, state, and local environmental laws and regulations in the United States and foreign jurisdictions relating to environmental protection.  These laws and regulations may impose numerous obligations that are applicable to the Company’s operations, including the following:

•                                          the acquisition of permits before commencing regulated activities; and

•                                          the limitation or prohibition of seismic activities in environmentally sensitive or protected areas such as wetlands or wilderness areas.

Numerous governmental authorities, such as the U.S. Environmental Protection Agency (“EPA”) and analogous state agencies in the United States and governmental bodies with control over environmental matters in foreign jurisdictions have the power to enforce compliance with these laws and regulations and any permits issued under them, oftentimes requiring difficult and costly actions.  Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil, and criminal penalties; the imposition of remedial obligations; and the issuance of injunctions limiting or preventing some or all of the Company’s operations.

There is inherent risk of incurring significant environmental costs and liabilities in the Company’s operations due to its controlled storage, use, and disposal of explosives.  Although the Company believes that its safety procedures for handling and disposing of explosives comply with the standards prescribed by applicable laws and regulations, the risk of accidental injury from these materials cannot be completely eliminated.  In the event of an accident, the Company could be held liable for any damages that result or could be penalized with fines, and any liability could exceed the limits of or fall outside of the Company’s insurance coverage.

(iv)                            Climate Change Legislation or Regulations Could Result in Increased Operating Costs and Adversely Affect the Demand for the Debtors’ Services

On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane, and other greenhouse gases (“GHGs”) present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes.  These findings opened the door for the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act.  On October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States beginning in 2011 for emissions occurring in 2010.  On June 3, 2010, the EPA published its so-called GHG “tailoring rule,” which begins the phase-in of federal Prevention of Significant Deterioration (“PSD”) permit requirements, for newly constructed or modified major sources, and Title V operating permits, for all sources that have the potential to emit specific quantities of GHGs.  The tailoring rule became effective in January 2011, although it remains the subject of several pending lawsuits filed by industry groups.  In July 2011, the program began applying PSD permitting requirements to new sources with GHG emissions of at least 100,000 tons per year, and in subsequent phases the rule will require permits for a broader range of sources.   On November 30, 2010, the EPA published amendments to the GHG reporting rule, expanding the rule to include onshore and offshore oil and natural gas production facilities and onshore oil and natural gas processing, transmission, storage, and distribution facilities, which may include facilities operated by that the Debtors’ clients.  Reporting of GHG emissions from such facilities is required on an annual basis beginning in 2012.

Although the federal government is unlikely to adopt legislation to reduce emissions of GHGs, a number of states have taken measures to reduce GHG emission levels, which may include the development of GHG emission inventories and cap and trade programs.  Most of these cap and trade programs require major sources of emissions or major producers of fuels to acquire and surrender emission allowances.  The number of allowances available for purchase is reduced each year in an effort to achieve the overall GHG emission reduction goal.  These allowances would be expected to escalate significantly in cost over time.

The adoption and implementation of legislation or regulatory programs imposing reporting obligations on, or limiting emissions of GHGs from, the Debtors’ customers’ equipment and operations could curtail their activities, including the services provided by the Debtors.

(v)                                Federal Legislation and State Legislative and Regulatory Initiatives Relating to Hydraulic Fracturing Could Result in Increased Costs and Additional Operating Restrictions or Delays

Hydraulic fracturing is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations.  The process involves the injection of water, sand, and chemicals under pressure into formations to fracture the surrounding rock and stimulate production.  The process is typically regulated by state oil and gas commissions, but is not currently subject to regulation at the federal level.  The EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with results of the study anticipated to be available by 2014, and legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process.  In addition, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances.  For example, in December 2010, New York imposed a de facto moratorium on the issuance of permits for high-volume, horizontal hydraulic fracturing until state-administered environmental studies are finalized.  The New York Department of Environmental Conservation (“NYDEC”) issued a Revised Supplemental Generic

Environmental Impact Statement in September 2011, as well as proposed regulations for high-volume hydraulic fracturing.  NYDEC accepted public comment on both, with the comment period for the regulations ending January 11, 2013. The final regulations are expected in 2013. Further, Pennsylvania has adopted a variety of regulations limiting how and where fracturing can be performed.  Effective February 5, 2011, Pennsylvania requires operators to disclose all additives used in hydraulic fracturing fluids and the names and concentrations of chemicals subject to Occupational Safety and Health Administration Hazard Communication requirements.

On April 17, 2012, the EPA published in the Federal Register a proposed rule establishing new air emission controls for oil and natural gas production and natural gas processing operations.  The final rule became effective October 15, 2012; however, a number of the requirements did not take immediate effect.  The final rule established a phase-in period to allow for the manufacture and distribution of required emissions reduction technology.  The rule requires owners and operators to either flare VOC emissions or use emissions reduction technologies (or “green completions”) that allow the emissions to be recaptured and treated.  On or after January 1, 2015, all newly fractured wells will be required to use green completions.  Certain compressors, dehydrators, and other equipment must also comply with the final rule immediately or within up to three years and 30 days after publication of the final rule, depending on the construction date and nature of the unit.  In addition, on October 20, 2011, the EPA announced its intention to develop federal pre-treatment standards for wastewater discharges associated with hydraulic fracturing activities.  If adopted, the new pre-treatment rules will require coalbed methane and shale gas operations to pretreat wastewater before transferring it to treatment facilities. Proposed rules are expected in 2013 for coalbed methane and 2014 for shale gas.

A portion of the Debtors’ seismic operations relate to the development of wells that will be subject to hydraulic fracturing.  If new laws or regulations that significantly restrict hydraulic fracturing are adopted, the demand for the Debtors’ services could be reduced.

E.                                      Risks Relating to Forward-Looking Statements

The financial information contained in this Disclosure Statement has not been audited.  In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation.  Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects, in all material respects, the financial results of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein is without inaccuracies.

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, including the financial projections that are, by their nature, forward-looking, and which projections are necessarily based on certain assumptions or estimates that may ultimately prove to be incorrect.  The actual future financial results of the Reorganized Debtors may turn out to be different from the financial projections.  The financial projections do not reflect emergence adjustments, including the impact of “fresh start” accounting.

Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize, including, without limitation, assumptions concerning the following:

•                                          the magnitude of the potential adverse impacts of the filing of the Chapter 11 Cases on the Debtors’ businesses, financial condition, or results of operations;

•                                          the Debtors’ ability to obtain approval of the Bankruptcy Court with respect to motions in the Chapter 11 Cases prosecuted from time to time and to develop, prosecute, confirm, and consummate one or more plans of reorganization with respect to the Chapter 11 Cases and to consummate all of the transactions contemplated by one or more such plans or upon which consummation of such plans may be conditioned;

•                                          the timing of confirmation and consummation of one or more plans of reorganization in accordance with its terms;

•                                          the anticipated future performance of the Reorganized Debtors;

•                                          general economic conditions in the markets in which the Debtors operate, including changes in interest rates or currency exchange rates;

•                                          a decline in capital expenditures by oil and gas exploration and production companies;

•                                          the Debtors’ ability to convert backlog into revenues and realize higher margins and improved cash flows;

•                                          market developments affecting, and other changes in, the demand for seismic data and related services;

•                                          the timing and extent of changes in the price of oil and gas;

•                                          the Debtors’ future capital requirements and availability of financing on satisfactory terms;

•                                          availability or increases in the price of seismic equipment;

•                                          availability of crew personnel and technical personnel;

•                                          the Debtors’ competition;

•                                          technological obsolescence of the Debtors’ seismic data acquisition equipment;

•                                          the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations, and general economic conditions;

•                                          the effects of weather or other events that delay the Debtors’ operations;

•                                          cost and other effects of uncertainties inherent in legal proceedings, settlements, investigations, and claims, including liabilities which may not be covered by indemnity or insurance;

•                                          governmental regulation;

•                                          the political and economic climate in the foreign or domestic jurisdictions in which the Debtors conduct business, including civil unrest, wars, regime changes, and strikes;

•                                          the financial condition of the Debtors’ service providers; and

•                                          other risks described herein and from time to time in the Debtors’ SEC filings.

Due to inherent uncertainties associated with projecting financial results generally, the projections contained in this Disclosure Statement will not be considered assurances or guarantees of the amount of funds or the amount of Claims that may be Allowed in the various Classes.  While the Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.

F.                                      Risks Relating to Recovery Projections under the Plan

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, including the financial projections, that are, by their nature, forward looking, and which projections are necessarily based on certain assumptions and estimates regarding the anticipated future performance of the Reorganized Debtors, including, without limitation, their ability to maintain or increase revenue and gross margins, control future operating expenses, or make necessary capital, as well as assumptions concerning general business and economic conditions and overall industry performance and trends, which the Debtors are unable to control.  Should any or all of these assumptions or estimates ultimately prove to be incorrect or not materialize, the actual future experiences of the Reorganized Debtors may turn out to be different from the financial projections.

Due to the inherent uncertainties associated with projecting financial results generally, the projections contained in this Disclosure Statement will not be considered assurances or guarantees of the amount of funds or the amount of Claims that may be Allowed in the various Classes.  While the Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.  Also, because the liquidation analysis, distribution projections, and other information contained herein are estimates only, the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted.

The Claims estimates set forth herein are based on various assumptions.  The actual amounts of Allowed Claims may differ significantly from those estimates should one or more underlying assumptions prove to be incorrect.  Such differences may adversely affect the Debtors’ ability to implement the Plan.  Moreover, the estimated recoveries set forth herein are necessarily based on numerous assumptions, the realization of many of which are beyond the Debtors’ control, including, without limitation, (a) the successful reorganization of the Debtors, (b) an assumed date for the occurrence of the Effective Date, (c) the Debtors’ ability to achieve the operating and financial results included in the financial projections, (d) the Debtors’ ability to maintain adequate liquidity to fund operations, and (e) the assumption that capital and equity markets remain consistent with current conditions.  The actual amounts of Allowed Claims may differ significantly from those estimates should one or more underlying assumptions prove to be incorrect, which could prevent the Plan from becoming effective.  Also, the estimated recoveries to Holders of Allowed Claims are not intended to represent the private sale values of the Reorganized Debtors’ securities.

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders the subordination of any Allowed Claims to other Allowed Claims; whether the Debtors object to the amount or classification of any Claim; and whether, subject to the terms and conditions of the Plan, the Debtors are required to modify certain terms or conditions of the Plan to confirm the Plan.  The occurrence of contingencies that could affect distributions available to Holders of Allowed Claims under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

G.                                    Disclosure Statement Disclaimer

(i)                                  No Representations Made Outside this Disclosure Statement Are Authorized

The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purpose.  Except as otherwise provided herein or in the Plan, no representations relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court, the Bankruptcy Code, or otherwise.  Any representations or inducements made to secure your acceptance or rejection of the Plan, other than as contained in or included with this Disclosure Statement, should not be relied upon by you in arriving at your decision.  You should promptly report unauthorized representations or inducements to the counsel to the Debtors and, if applicable, the U.S. Trustee.

(ii)                              The Debtors Relied on Certain Exemptions from Registration under the Securities Act

This Disclosure Statement has not been filed with the SEC or any state regulatory authority.  Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.  This Disclosure Statement has been prepared pursuant to Bankruptcy Code section 1125 and Bankruptcy Rule 3016(b).

To the maximum extent permitted by Bankruptcy Code section 1145, the Securities Act, and other applicable non-bankruptcy law, the issuance of the New Common Stock, including the DIP Equity Distribution, will be exempt from registration under the Securities Act by virtue of Bankruptcy Code section 1145 as described herein.

(iii)                          The Information Herein Was Provided by the Debtors and Relied upon by Their Advisors

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement.  Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not independently verified the information contained herein.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date.  While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement.  Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

The financial information contained in this Disclosure Statement has not been audited unless explicitly stated otherwise.  In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation.  Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

(iv)                            No Legal or Tax Advice Is Provided to You by this Disclosure Statement

This Disclosure Statement is not legal advice to you.  The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax, and other matters concerning his or her Claim or Equity Interest.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

(v)                                No Admissions Are Made by this Disclosure Statement

The information and statements contained in this Disclosure Statement will neither constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Equity Interests or any other parties in interest.  Except as otherwise provided in the Plan, the vote by a Holder of an Allowed Claim or Equity Interest for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors or the Reorganized Debtors (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim or Equity Interest, or recover any preferential, fraudulent, or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtors or their respective Estates are specifically or generally identified herein.

In addition, no reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement.  The Debtors or the Reorganized Debtors may seek to investigate, file, and prosecute objections to Claims and Equity Interests and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

(vi)                            Forward-Looking Statements in this Disclosure Statement

The Debtors make statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws.  The Debtors consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

• any future effects as a result of the filing or	• results of litigation;

pendency of the Chapter 11 Cases;

•      the Company’s expected future financial position, liquidity, results of operations, profitability, and cash flows;

•      financing plans;

•      competitive position;

•      business strategy;

•      budgets;

 •     projected cost reductions;

•      projected and estimated environmental liabilities;

•      other projected and estimated liability costs;

•      disruption of operations;

•      regulatory changes;

•      plans and objectives of management for future operations;

•      contractual obligations;

•      off-balance-sheet arrangements;

•      growth opportunities for existing services;

 •     projected price changes;

 •     projected general market conditions; and

•      impacts from new technologies.

Statements concerning these and other matters are not guarantees of the Company’s future performance.  Such statements represent the Company’s estimates and assumptions only as of the date such statements were made.  There are risks, uncertainties, and other important factors that could cause the Company’s actual performance or achievements to be materially different from those it may project, and the Company undertakes no obligation to update any such statement.  These risks, uncertainties, and factors include:

•      the Debtors’ ability to confirm, and consummate the Plan;

•      the Company’s ability to reduce its overall financial leverage;

 •     the potential adverse impact of the Chapter 11 Cases on the Company’s operations, management, and employees and the risks associated with operating the businesses during the Chapter 11 Cases;

 •     supplier and partner response to the Chapter 11 Cases;

•      inability to have claims discharged or settled during the Chapter 11 Cases;

•      general economic, business, and market conditions, including the recent volatility and disruption in the capital and credit markets and the significant downturn in the overall economy;

•      interest rate fluctuations;

•      exposure to litigation;

•      dependence upon key personnel;

•      ability to implement cost reduction and market share initiatives in a timely manner;

 •     efficacy of new technologies and facilities;

•      adverse tax changes;

•      limited access to capital resources;

•      changes in laws and regulations;

 •     natural disasters; and

•      inability to implement the Company’s business plan.

V.
THE DEBTORS’ HISTORY

A.                                    Company Overview

GOK, a Delaware corporation incorporated on January 31, 1980, is based in Houston, Texas.  The Company is a full-service, global provider of seismic data acquisition, processing and integrated reservoir geosciences services to the oil and natural gas industry.  The Company also provides clients access, via licenses, to its multi-client seismic data library.  The Company is an industry leader in land, transition zone and shallow water (down to 500 feet water depths) ocean bottom cable environments, and has the capacity to operate up to 22 seismic crews with approximately 200,000 channels of seismic data acquisition equipment worldwide and the ability to process seismic data collected throughout the world.  Crew count, configuration, and location can change depending upon industry demand and requirements.

The Company provides a suite of geophysical services including acquisition of 2D, 3D, time-lapse 4D, and multi-component seismic data surveys, data processing and integrated reservoir geosciences services for customers in the oil and natural gas industry, which include national oil companies, major international oil companies, and independent oil and gas exploration and production companies worldwide.  Seismic data is used by customers to identify and analyze drilling prospects, maximize drilling success, optimize field development and enhance production economics.  The Company also owns a multi-client seismic data library whereby it maintains full or partial ownership of data acquired; client access is provided via licensing agreements.  The Company’s multi-client data library consists of data covering various areas in the United States, Canada, and Brazil.

For the nine months ended September 30, 2012, the Company generated total revenues of $440.0 million.  For the years ended December 31, 2011, 2010 and 2009, the Company generated total revenues of $763.7 million, $558.1 million, and $511.0 million, respectively.

B.                                    Business Segments

The Company is currently organized into two reportable segments: seismic data acquisition and seismic data processing and integrated reservoir geosciences services.  The Company further breaks down its seismic data acquisition segment into three reporting units: North America proprietary seismic data acquisition, international proprietary seismic data acquisition, and multi-client seismic data acquisition business.  For the nine months ended September 30, 2012, the North America proprietary seismic data acquisition services represented 21%, international proprietary seismic data acquisition services represented 65%, multi-client seismic data acquisition business represented 12%, and seismic data processing and integrated reservoir geosciences services represented 2% of total revenues. For the fiscal years ended December 31, 2011, 2010, and 2009, North America proprietary seismic data acquisition services represented 22%, 23%, and 14%, international proprietary seismic data acquisition services represented 60%, 62%, and 81%, multi-client seismic data acquisition business represented 16%, 13%, and 2% and seismic data processing and integrated reservoir geosciences services represented 2%, 2%, and 3% of total revenues, respectively.

(i)                                  Seismic Data Acquisition Services

The Company engages in seismic data acquisition services in land, transition zone, and shallow water environments on a contract basis.  It acquires and processes data under two basic business models: proprietary and multi-client.  Under the proprietary model, customers will typically bid or tender an acquisition and processing project and then award it based on factors such as price, safety record, and crew availability.  When contracting proprietary services, clients are ultimately responsible to choose or approve the parameters of the project such as survey design and processing sequence and the Company acts on behalf and at the direction of its customer.  Under the proprietary acquisition and processing services, customers own the field and the data processing products the Company delivers.  Under the multi-client model, the Company performs the acquisition, processing, and interpretation services based on its own parameters.  The Company owns the product and licenses the data to its customers under the terms and conditions of a data use agreement.  In most circumstances, prior to collecting and processing such data, the Company sells the rights on a non-exclusive basis to one or more customers, also known as pre-funding.  The Company then licenses the same data to other companies to generate additional revenues, referred to as “late sales.”  Multi-client projects have pre-funding levels of generally 80% to 100% of the estimated cash expenses.

The Company’s equipment is capable of collecting 2D, 3D, time-lapse 4D, and multi-component seismic data.  The Company owns approximately 200,000 channels of seismic data acquisition equipment that can be configured to operate up to twenty-two (22) crews worldwide.  Most of the Company’s seismic data acquisition services involve 3D surveys.  The crews are scalable and specially configured for each project; the number of individuals on each crew is dependent upon the size and nature of the seismic survey requested by the customer.

On a typical land seismic survey, the seismic recording crew is supported by a surveying crew and a drilling crew. The surveying crew lays out the line locations to be recorded and identifies the sites for shot-hole placement.  The drilling crew creates the holes for the explosive charges that produce the necessary acoustical impulse.  A mechanical vibrating unit is used in areas where explosives are not utilized.  The seismic crew lays out the geophones and recording instruments, directs shooting operations and records the acoustical signal reflected from subsurface strata.  In the United States and Canada, the survey crew and drill crew are typically provided by third parties and supervised by Company personnel.  Outside the United States and Canada, the Company performs its own surveying and drilling.  A fully staffed seismic land crew typically consists of at least one party manager, an observer, a head linesman, and crew laborers.  The number of individuals on each crew is dependent upon the size and nature of the seismic survey and can be extensive in certain parts of the world.  The Company uses helicopters to assist the crews in seismic data acquisition services in circumstances where such use will reduce overall costs and improve productivity.  A typical transition zone or ocean bottom cable crew utilizes numerous support vessels and air guns as the energy source that produces the acoustical impulse needed to record seismic data.

Proprietary seismic data acquisition services contracts, whether bid or negotiated, provide for payment on either a turnkey or term (also referred to as “day-rate”) basis, or on a combination of both methods.  A turnkey contract provides for a fixed fee to be paid for data acquired.  Such a contract causes the Company to bear varying degrees of business interruption risk caused by weather delays and other hazards.  The Company’s seismic data acquisition services are performed outdoors and are therefore subject to weather and seasonality.  Term contracts provide for payments based on agreed rates per units of time, which may be expressed in periods ranging from days to months.  This type of contract causes the customer to bear the majority of the business interruption risks.  When a combination of both turnkey and term methods is used, the risk of business interruption is shared by the Company and the customer.  In either case, progress payments are usually required unless it is expected the job can be accomplished in two weeks or less.  The Company’s contracts for proprietary seismic data acquisition services are predominantly turnkey contracts.

For the nine months ended September 30, 2012, seismic data acquisition services revenue totaled $433.5 million.  Of these revenues, for the nine months ended September 30, 2012, international proprietary seismic data operations accounted for 66%, North America proprietary seismic data acquisition operations accounted for 22%, and multi-client seismic data acquisition operations accounted for 12%.  For the years ended December 31, 2011, 2010, and 2009, seismic data acquisition services generated revenues of $755.1 million, $549.1 million, and $500.3 million, respectively.  Of these revenues, for the year ended December 31, 2011, international proprietary seismic data acquisition operations accounted for 61%, North America proprietary seismic data acquisition operations accounted for 23%, and multi-client seismic data acquisition operations accounted for 16%.

(ii)                              Seismic Data Processing and Integrated Reservoir Geosciences Services

The Company provides a full suite of onshore and offshore proprietary seismic data processing and integrated reservoir geosciences solutions to complement its seismic data acquisition services.  Seismic data are processed to produce an accurate image of the earth’s subsurface using proprietary computer software and internally developed technologies.  The Company’s seismic data processing and integrated reservoir geosciences activities are primarily undertaken at its centers in Houston, Texas, London, England, and Calgary, Canada, with operations at satellite in-field processing locations in Mexico and Angola in support of its acquisition activities.  Advanced signal processing of 2D, 3D, time-lapse 4D, and multi-component seismic data acquired by the Company, other industry contractors, as well as reprocessing of previously acquired legacy data, provides oil and gas industry clients with detailed subsurface information essential to reducing risk in their exploration and production activities.  The Company also offers its clients integrated reservoir services where its experts can combine the power of seismic, geologic, well, and petrophysical information to provide detailed information of rock lithologies and fluid content at the reservoir level.  This integration of all sources of subsurface information has become particularly critical with the emergence of so-called resource, or shale, plays in North America and internationally since, in these plays, gross structural information is much less important than understanding physical rock properties such as fracture characterization and stress relationships at the reservoir formation level.

Projects are sourced worldwide with emphasis on 3D onshore and near-shore programs where the Company’s technology leverage is most effectively exercised.  North America resource plays and programs where multi-component data are acquired are particularly targeted so that both compressional and shear wave data components can be processed and integrated with complementary well and geologic data to extract extended subsurface information not available from compressional seismic data alone.  To provide information meaningful to engineers, this information must, in the future, be delivered in depth (as opposed to travel-time domain).  The

Company maintains an active program to provide accurate depth solutions. A strong bond exists between the Company’s multi-client and processing businesses to assure that its clients receive both quality acquisition and processing that maximizes the utility of its programs in the exploitation efforts.

The seismic data processing sector relies on rapid technology development and implementation to provide the increasing resolution and detail demanded by today’s complex hydrocarbon reservoirs.  The Company maintains a strong team of geoscientists to continually extend its technical solutions for these difficult subsurface problems.  The geoscientists are particularly active in development of customized solutions for improved signal-noise data content, 3D subsurface velocity modeling, and 3D imaging in time and depth, as well as, extending solutions for resource plays including multi-component processing, fracture characterization, and fluid and rock property estimation.  As well as providing clients with effective solutions customized to their processing needs, the Company actively markets its seismic data processing and integrated reservoir geosciences services in conjunction with its seismic data acquisition services to enhance total value provided to customers.

C.                                    Industry Overview

Seismic surveys enable oil and gas companies to determine whether subsurface conditions are favorable for finding oil and natural gas accumulations and to determine the size and structure of previously identified oil and natural gas deposits.  Seismic surveys consist of the acquisition and processing of 2D, 3D, time-lapse 4D, and multi-component seismic data, which is used to produce computer-generated, graphic cross-sections, maps, and 3D images of the subsurface.  These resulting images are then analyzed and interpreted by geophysicists and used by oil and gas companies to assist in acquiring prospective oil and natural gas drilling rights, select drilling locations on exploratory prospects, and manage and develop producing reservoirs.

Seismic data is acquired by crews operating on land and in transition zone and marine environments.  Seismic data is generated by the propagation of sound waves near the earth’s surface by controlled energy sources, such as dynamite or vibration equipment.  The waves radiate into the earth and are reflected back to the surface and collected by data collection devices known in the industry as “geophones”.  Multiple geophones are strategically positioned, according to client requirements, and connected as a single recording channel or as multi-component recording channels to acquire data.  For ocean bottom cable operations, an assembly of vertically oriented geophones and hydrophones connected by electrical wires typically is deployed on the sea floor to record and relay data to a seismic recording vessel.  Such systems were originally introduced to enable surveying in areas of obstructions (such as production platforms) or shallow water inaccessible to ships towing seismic streamers (submerged cables).  The data is subsequently processed by experienced and highly technically skilled geoscientists using advanced computing systems running proprietary software designed specifically to enhance the recorded signal by attenuating, to improve resolution and to produce an accurate image of the subsurface geological features.  3D seismic surveys collect far more information and generate significantly greater detail of the underlying reservoirs than 2D surveys.

The overall demand for seismic data and related seismic services is dependent upon spending by oil and gas companies for exploration, production, development, and field management activities, which, in turn, is driven largely by present and expected future prices for oil and natural gas and the need to replenish drilling prospects and reserves.  This is impacted by supply and demand, global and local events, as well as political, economic, and environmental considerations.  Demand for seismic data acquisition in North America is particularly driven by natural gas prices, with international demand typically driven by oil prices.  The overall demand for seismic data and related seismic services is dependent upon spending by oil and gas companies for exploration, production, development, and field management activities, which, in turn, is driven largely by present and expected future prices for oil and natural gas and the need to replenish drilling prospects and reserves.  This is impacted by supply and demand, global and local events, as well as political, economic, and environmental considerations.  Demand for seismic data acquisition in North America has been primarily driven by natural gas prices, with international demand typically driven by oil prices.

(i)                                  Global energy demand growth

The Company believes that long-term, overall global demand for energy will increase which will result in increased demand from oil and gas companies for seismic services.

(ii)                              Recent civil unrest in several of the Company’s markets

Several governments in oil producing regions in North Africa and the Middle East have recently experienced civil unrest.  Prior to the fourth quarter of 2011, the Company actively conducted business and had equipment in several of these countries, including Libya, Tunisia, Algeria, and Egypt.  This civil unrest, and the imposition of sanctions on some of these regimes by the United States in connection with the civil unrest, made the conduct of the Company’s business in these locations more difficult, and in some cases impossible, and led to the inability to utilize its equipment and the loss of business opportunities.

(iii)                          E&P capital spending

The need to replace depleting reserves should encourage capital expenditures by oil and gas companies, which the Company expects will benefit the seismic services industry.  The Company believes that these companies, including many national oil companies, remain under pressure to increase or replenish reserves and are looking to unconventional resource plays, transition zones, international locations, and the optimization of current reserves with new technology to achieve these results.  Seismic data acquisition services are a key component of oil and gas capital expenditure programs.

(iv)                            Technological development

The application and utilization of seismic services have considerably increased over the last several years as a result of significant technological advancements, such as the move from 2D to 3D and single-component to multi-component seismic data recording and processing.  Seismic services can now be applied to the entire sequence of exploration, development, and production, as opposed to exploration only, allowing for a greater range of use for the Company’s services.  Additionally, surveys previously shot in 2D or single-component are often being reshot with newer techniques to give greater clarity to the subsurface.

(v)                                Seasonality

Weather patterns worldwide, such as hurricane and monsoon seasons, and certain environmental restrictions, such as those aimed at protecting endangered species, have an impact on asset utilization for seismic data acquisition services.

(vi)                            Regulatory environment

In response to the oil spill in the Gulf of Mexico during 2010 and in connection with concerns raised related to the hydraulic fracturing (“fracking”) of unconventional resource plays, the United States Congress continues to consider a number of legislative proposals relating to the upstream oil and gas industry both onshore and offshore that could result in significant additional laws or regulations governing operations in the United States.  Additionally, governments around the world have become increasingly focused on similar regulatory matters which may result in significant changes in laws or regulations elsewhere.  While the Company does not provide seismic services in deep-water areas, its customers include national and international oil companies involved in deep-water drilling projects.  In the past the Company has conducted transition zone and OBC seismic acquisition surveys in the Gulf of Mexico, and may do so in the future.  Although it is not possible at this time to predict whether proposed legislation or regulations will be adopted, or how legislation or new regulation that may be adopted would impact the Company’s business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions for its customers.  Additional costs or operating restrictions associated with legislation or regulations could have a material adverse effect on the Company’s customers’ operating results and cash flows, which could also negatively impact the demand for the Company’s services.  Conversely, capital that would have been previously dedicated to the Gulf of Mexico may be redirected onshore, which could positively impact demand for the Company’s services.

D.                                   Competition and Marketing

The acquisition and processing of seismic data for the oil and natural gas industry are highly competitive businesses.  With low barriers to entry, the Company competes with various smaller local competitors in the various markets in which it operates.  Competition is based on the type and capability of equipment used to conduct seismic surveys and the availability of such equipment.  In addition to these factors, price, experience, availability, technological expertise, reputation for dependability, and crew safety significantly affect a potential customer’s decision to award a contract to the Company or one of its competitors.  In addition, in the international markets in which the Company operates, its competes with various smaller local competitors.

The Company’s seismic data acquisition services and seismic data processing and integrated reservoir geosciences services are marketed from various offices around the world.  The Company currently maintains offices in North America, Latin America, Europe, Africa, the Middle East, and Asia Pacific, including its corporate headquarters in Houston, Texas, from which it markets and/or performs services.

Seismic data acquisition services and seismic data processing and integrated reservoir geosciences services contracts are obtained either through competitive bidding in response to invitations to bid, or by direct negotiation with a prospective customer.  A significant portion of the Company’s contracts result from competitive bidding.  Contracts are awarded primarily on the basis of price, experience, availability, technological expertise, and reputation for dependability and safety.

The Company’s regional personnel communicate directly with existing and target customers during the bid preparation process.  With the involvement and review of senior management, bids are prepared by knowledgeable regional operations managers who understand their respective markets, customers, and operating conditions.  Furthermore, the regional personnel are able to convey the superior technical services the Company provides and communicate the advantages of providing seismic data processing and interpretive services in conjunction with seismic data acquisition.  Most of the Company’s revenue is generated through repeat customer sales and new sales to customers referred by the Company’s existing and past clients.

E.                                     Backlog

The Company’s estimated backlog revenue at September 30, 2012 was $370.8 million. This backlog included $290.9 million, or approximately 78%, from international (excluding Canada) proprietary seismic data acquisition projects, $40.0 million, or approximately 11%, from North America (excluding Mexico) proprietary seismic data acquisition projects, $29.7 million, or approximately 8%, from multi-client seismic data acquisition business in the United States, and $10.3 million, or approximately 3%, from the seismic data processing & integrated reservoir geosciences business. Of the total international proprietary seismic data acquisition backlog, $168.2 million, or approximately 57%, is with national oil companies or partnerships including national oil companies. Furthermore, $46.8 million, or approximately 16%, of the international backlog is in shallow water transition zones and OBC environments. The Company anticipates that approximately 37% of the backlog at September 30, 2012 will be completed during 2012 and approximately 63% will be completed in 2013 and 2014. This backlog consists of written orders or commitments believed to be firm. Contracts for services are occasionally modified by mutual consent and in many instances can be cancelled by the customer on short notice without penalty. As such, the Company backlog at any particular date may not be indicative of its actual operating results for any succeeding fiscal period.

F.                                      Regulation

The Company’s operations are subject to numerous international, federal, state, and local laws and regulations.  These laws and regulations govern various aspects of operations, including the discharge of explosive materials into the environment, requiring the removal and clean-up of materials that may harm the environment, or otherwise relating to the protection of the environment and access to private and governmental land to conduct seismic surveys.  The Company believes it has conducted its operations in substantial compliance with applicable laws and regulations governing its activities.

The Company’s Quality, Health, Safety and Environmental (“QHSE”) department is generally responsible for meeting, and remaining in compliance with, certain regulatory requirements.  The Company has QHSE advisors who maintain and administer these programs for its field personnel.  The costs of acquiring permits and remaining in compliance with environmental laws and regulations, title research, environmental studies, archeological surveys, and cultured resource surveys are generally borne by the Company’s customers.

Although the direct costs of complying with applicable laws and regulations has historically not been material, the changing nature of such laws and regulations makes it impossible to predict the cost or impact of such laws and regulations on future operations.  Additional United States or foreign government laws or regulations would likely increase the compliance and insurance costs associated with the Company’s customers’ operations.  Significant increases in compliance expenses for the Company’s customers could have a material adverse effect on the customers’ operating results and cash flows, which could also negatively impact the demand for the Company’s services.

G.                                    Research and Development

The Company relies on certain proprietary information, proprietary software, trade secrets, and confidentiality and licensing agreements to conduct its current operations.   The Company is continuously working to improve its technology and operating techniques, through internal development activities and working with its vendors to develop new technologies to maintain pace with industry innovation.  Future success will be partly dependent on the Company’s ability to maintain and extend its technology base and preserve its intellectual property without infringing on the rights of any third parties.

H.                                    Properties

The Company leases administrative offices, operations centers, data processing centers, and warehouses throughout the world.  No significant lease is scheduled to terminate in the near future, and the Company believes comparable space is readily obtainable should any lease expire without renewal.  The Company believes its properties are generally well maintained and adequate for their intended use.  As of December 31, 2012, the Company leased properties worldwide totaling approximately 4,560,000 square feet.  Of this total, 340,000  square feet were located in North America and 4,206,000 square feet were located internationally.

During the twelve months ended December 31, 2012, the Company’s leased facilities were as follows:

•                                          Located in Houston, Texas in the United States, in Old Woking, Surrey in the United Kingdom, and in Calgary in Canada for seismic data processing.

•                                          Located in Houston and Stafford, Texas; in Canonsburg, Pennsylvania; in Anchorage, Alaska; and in Calgary, Canada for North America seismic data acquisition.

•                                          The Company’s multi-client seismic data acquisition business also uses the facility in Canonsburg, Pennsylvania.

•                                          Located in Rio de Janeiro, Brazil; Santa Cruz, Bolivia; Bogota, Colombia; Poza Rica, Miguel Hidalgo, Mexico City and General Bravo, Mexico; Lima, Peru; Paramaribo, Suriname; Brisbane, Australia; Singapore; Cairo, Egypt; Alger, Algeria; Luanda, Soyo, and Viana, Angola; Tripoli, Libya; Glasgow, Scotland; Tunis, Tunisia; and Dubai, United Arab Emirates, for international seismic data acquisition.

I.                                         Employees

At September 30, 2012, the Company had approximately 5,695 full time equivalent employees.  Some employees are a party to collective bargaining agreements in certain international locations.  The Company considers relations with its employees to be satisfactory.

J.                                      The Debtors’ Organizational Structure

Attached as Exhibit B to this Disclosure Statement is an organizational chart summarizing the corporate structure of the Debtors and their Affiliates as of the Petition Date.  Although the vast majority of the Company’s equipment is owned by Advanced Seismic Technology, Inc., a U.S. entity, the Company stores equipment and maintains other property in the countries around the world where it does business.

In connection with the acquisition of PGS Onshore (“PGS”) in February 2010, the Debtors acquired certain property and equipment in Libya.  The Company entered into an agreement with PGS whereby PGS was to operate the business there on the Company’s behalf.  The Company subsequently completed the formation of a subsidiary and acquired certain required licenses to operate its seismic acquisition business.  However, as a result of civil unrest in Libya, the Company’s has been unable to operate its business or utilize its equipment in Libya since the first quarter of 2011.  As such, during the second quarter of 2012, the Company began to transfer its equipment out of this area.  The Company completed this transfer during the third quarter of 2012.

K.                                   The Debtors’ Pre-petition Capital Structure

(i)                                    The Revolving Credit Facility

On May 24, 2011, the Debtors’ then revolving credit facility was assigned to WB Seismic, Ltd.; ECF Value Fund, L.P.; ECF Value Fund II, L.P.; and ECF Value Fund International, Ltd.  Shortly thereafter, on August 12, 2011, the Debtors entered into an Amended and Restated Credit Agreement (the “Credit Facility”) with Whitebox Advisors LLC, as administrative agent and collateral agent, and the lenders party thereto (together with any other lenders that may become party to the Credit Facility from time to time, the “Credit Facility Lenders”).  Borrowings outstanding under the Credit Facility bear interest at 11.125%; the amount by which the total amount available of $50.0 million exceeds the amount outstanding is subject to an unused commitment fee of 11.125%.  The Credit Facility does not provide for the issuance of letters of credit and matures on September 1, 2014.  Borrowings under the facility are secured by the assets of GOK and certain assets of its current and future domestic subsidiaries (other than GOK Holdings, which is the borrower under the Credit Facility), including a portion of the stock of certain of the foreign subsidiaries held by such domestic subsidiaries and GOK Holdings.  There are no scheduled amortization or commitment reductions prior to the maturity date.  GOK Holdings is, however, required to prepay (with a corresponding reduction in commitment under) the facility with proceeds from certain asset sales and casualties.  GOK Holdings has the option to terminate or permanently reduce the commitments under the facility upon the issuance of certain equity securities or after August 12, 2012, subject to a reduction fee schedule.  The facility has no financial maintenance covenants.  In the event of a change of control (as such term is used in the Credit Facility), each Credit Facility Lender may require GOK Holdings to terminate such Credit Facility Lender’s commitment and repay such Credit Facility Lender its loans under the Credit Facility.

In connection with the Credit Facility, GOK Holdings paid the Credit Facility Lenders a closing fee of $1.7 million in cash on August 12, 2011 and a $4.0 million advisory fee by issuing an aggregate of 1,041,668 shares of GOK’s common stock to the Credit Facility Lenders on August 29, 2011.  The issuance of these shares triggered the anti-dilution provisions of (i) GOK’s convertible preferred stock, (ii) the 2008 Warrants, and (iii) the 2010 Warrants.

(ii)                                The Notes

On December 23, 2009, GOK Holdings issued $300.0 million in aggregate principal amount of Notes in a private placement to institutional buyers at an issue price of $294.3 million or 98.093% of the principal amount.  The stated interest rate on the Notes is 9.75%, and interest is payable semi-annually in arrears on June 15 and December 15 of each year, and the Notes mature in December 2014.  The Notes are fully and unconditionally guaranteed by GOK and by each of GOK’s current and future domestic subsidiaries (other than GOK Holdings, which is the issuer of the Notes).  Pursuant to the terms of an inter-creditor agreement, the Notes are junior to the Credit Facility as to distributions from the proceeds of the collateral securing both the Credit Facility and the Notes.  GOK Holdings may redeem all or part of the Notes at a prepayment premium that declines over time.  In the event of occurrence of a change of control, GOK Holdings is required to make an offer to repurchase the Notes at 101% of the principal amount plus accrued interest.  The Notes Indenture contains customary covenants for non-investment grade indebtedness, including restrictions on the Debtors’ ability to incur indebtedness, to declare or pay dividends and repurchase its capital stock, to sell assets, and to engage in transactions with Affiliates.

(iii)                            Preferred Stock and Warrants

a.                                      Series B-1 Senior Convertible Preferred Stock

On December 15, 2006, in connection with the repayment of a loan, GOK issued 228,683 shares of its Series B Senior Convertible Preferred Stock (the “Series B Preferred Stock”).  Thereafter, on May 9, 2012, GOK

entered into the Series B Subscription and Exchange Agreement, pursuant to which all shares of Series B Preferred Stock were exchanged for Series B-1 Senior Convertible Preferred Stock (the “Series B-1 Preferred Stock”).  Pursuant to the exchange, GOK issued each Holder of Series B Preferred Stock an equal number of shares of new Series B-1 Preferred Stock in exchange for the outstanding Series B Preferred Stock.

Each Holder of Series B-1 Preferred Stock is entitled to receive cumulative dividends at the rate of 9.75% per annum on the original issue price of $250 per share, compounded quarterly.  At GOK’s option through December 15, 2015, dividends may be paid in additional shares of Series B-1 Preferred Stock.  After such date, dividends must be paid in cash if declared.  Dividends on the Series B-1 Preferred Stock have been accrued or paid in kind exclusively.  As of September 30, 2012, there were 360,008 shares of Series B-1 Preferred Stock outstanding and approximately $4.4 million of cumulated and/or accrued dividends.

The Series B-1 Preferred Stock contains certain anti-dilution provisions.  Under these provisions, if GOK issues certain equity securities at a price lower than the conversion price of the Series B-1 Preferred Stock, the conversion price will be adjusted downward pursuant to a specific formula.  The Series B-1 Stock has a liquidation preference over the Series D Preferred Stock (as defined below) and is pari passu with Series C-1 Preferred Stock.

b.                                      Series C-1 Senior Preferred Stock and the 2008 Warrants

On July 28, 2008, GOK issued 120,000 shares of its Series B-2 Senior Convertible Preferred Stock (the “Series B-2 Preferred Stock”) to Avista.  In December 2009, GOK agreed to exchange its previously issued Series B-2 Preferred Stock for 133,982 shares of new Series C Senior Preferred Stock (the “Series C Preferred Stock”), plus 750,000 shares of common stock, which were issued to Avista.  On May 9, 2012, GOK entered into a Series C Preferred Stock Subscription and Exchange Agreement pursuant to which all the shares of Series C Preferred Stock were exchanged for an equal number of shares of the new Series C-1 Senior Preferred Stock of GOK (the “Series C-1 Preferred Stock”).  GOK is required to redeem the Series C-1 Preferred Stock on December 16, 2015.  The Series C-1 Preferred Stock is not convertible or exchangeable for common stock, and it accrues dividends at a rate of 11.75% per annum on the original issue price of $250 per share.  The Series C-1 Preferred Stock has a liquidation preference over the Series D Preferred Stock and is pari passu with Series B-1 Preferred Stock.

On July 28, 2008, GOK issued the 2008 Warrants to Avista in conjunction with the issuance of the Series B-2 Preferred Stock.  The 2008 Warrants have a current exercise price of $9.05 per share.  They expire on July 28, 2013 and contain anti-dilution provisions substantially similar to Series B-1 Preferred Stock such that, if GOK issues certain equity securities for a price that is lower than the warrant exercise price, the exercise price of the warrants will be adjusted downward pursuant to a specific formula.(8)

c.                                       Series D Mandatorily Redeemable Junior Preferred Stock and the 2010 Warrants

On December 14, 2010, GOK issued 120,000 shares of Series D Mandatorily Redeemable Junior Preferred Stock (the “Series D Preferred Stock”).  The Series D Preferred Stock was issued to related parties, including Avista and certain directors of GOK.  Dividends on the Series D Preferred Stock accrue from the date of issuance and are paid in cash or accrued at the election of GOK at a rate of 10.5% per annum and compounded quarterly if paid in cash or 11.5% per annum and compounded quarterly if accrued but not paid.  The Series D Preferred Stock is subject to mandatory redemption on December 15, 2016 and subject to redemption at the option of GOK (i) on or prior to December 31, 2013, at 110% of the liquidation preference; (ii) during 2014, at 105% of the liquidation preference; and (iii) after January 1, 2015 and prior to December 15, 2016, at 100% of the liquidation preference.

(8) On May 9, 2012, GOK amended the terms of the 2008 Warrants to provide, among other things, that (i) if the exercise price of the 2008 Warrants is adjusted as a result of the issuance, if any, of the warrants pursuant to the Commitment Letter, then the adjusted exercise price will not be lower than the closing price of GOK’s common stock on the last trading day before such warrants are issued, and (ii) the issuance of the new Series B-1 Preferred Stock pursuant to the exchange of the Series B Preferred Stock will not result in adjustment to the exercise price of the 2008 Warrants.

On December 14, 2010, GOK also issued the 2010 Warrants.  The 2010 Warrants expire on December 15, 2016 and contain anti-dilution provisions such that, if GOK issues certain equity securities on or prior to December 14, 2012 for a price that is lower than the warrant exercise price, the exercise price of the warrants will be adjusted to the price of the newly issued equity securities.  After December 14, 2012, the exercise price adjusts in accordance with a similar formula as the Series B-1 Preferred Stock.(9)

(iv)                              The Avista Commitment Letter

On March 16, 2012, GOK entered into a commitment letter (the “Commitment Letter”) with Avista to obtain debt financing from Avista until January 1, 2013, subject to certain conditions.  Pursuant to the terms of the Commitment Letter, from time to time at the election of GOK, Avista agreed to (i) purchase up to an additional $10 million in aggregate principal amount of Notes (the “U.S. Avista Notes”) and (ii) enter into foreign loan facilities (the “Foreign Avista Notes” and, collectively with the U.S. Avista Notes, the “Additional Avista Notes”) to be secured by the assets of certain of the Debtors’ non-U.S. subsidiaries that would be drawn down from time to time concurrently with the purchase by Avista of any U.S. Avista Notes.  Had the Debtors elected to exercise their right to have the Avista Financing Parties purchase any Additional Avista Notes, the Debtors would have been obligated to deliver U.S. Avista Notes with a principal amount equal to the amount of the purchase price and Foreign Avista Notes in an aggregate principal amount equal to 80% of such purchase price, allocated among the Foreign Avista Notes as directed by Avista.

In consideration of their obligations under the Commitment Letter, the Debtors paid Avista a fee of $300,000 at the time the Commitment Letter was executed, a fee of $300,000 on June 30, 2012, an additional commitment fee of $100,000 on June 30, 2012 in lieu of delivering warrants to purchase 190,000 shares of GOK’s common stock, and an additional commitment fee of $70,000 on October 10, 2012 in lieu of delivering warrants to purchase 190,000 shares of GOK’s common stock.

No financing was ever requested in connection with the Commitment Letter, in part because the Debtors did not believe it likely they would be able to access the financing provided for under the Commitment Letter without a restructuring of their indebtedness and capital structure, and on December 20, 2012, the Debtors terminated the Commitment Letter by providing notice of such termination to Avista.

L.                                    Significant Pre-petition Contracts and Leases

From time to time, the Debtors enter into capital leases and vendor financing arrangements to purchase certain equipment.  The equipment purchased from these vendors is paid over a period of time.  The amount due under all capital leases and vendor financing arrangements was approximately $5.2 million as of September 30, 2012.  The net book value of the property and equipment acquired under all capital leases and vendor financing agreements at September 30, 2012 was approximately $7.6 million.

M.                                Pre-petition Litigation

From time to time, the Company is subject to various claims and legal actions arising in the ordinary course of its operations.  Certain of these claims and legal actions are summarized below, however, this summary is not intended to be a complete list of pending or potential claims and legal actions against the Company.

(i)                                    Mexico Liftboat Incident

The Company is a defendant in lawsuits arising out of the September 8, 2011 liftboat incident in the Bay of Campeche, Gulf of Mexico filed by two surviving crewmembers of the liftboat who were employees of the liftboat owner/operator, the heirs of two deceased crewmembers of the liftboat who were employees of the liftboat owner/operator, and the heirs of two decedents who were employees of a GOK operating company. The lawsuits

(9) On May 9, 2012, GOK amended the terms of the 2010 Warrants to provide, among other things, that the issuance of the new Series B-1 Preferred Stock pursuant to the exchange of the Series B Preferred Stock will not result in an adjustment to the exercise price of the 2010 Warrants.

filed were styled as Randal Reed v. Trinity Lifeboat Services, LLC, Trinity Lifeboat Services No. 2 LLC, filed in the United States District Court, Western District of Louisiana, Lafayette Division, C.A. No. 6:11-cv-01868 and Ted Derise, Jr., et al. v. Advanced Seismic Technology, Inc., filed in the 11th Judicial District Court of Harris County, Texas, C.A. No. 2012-12812.  This matter was covered by the Debtors’ insurance and has been resolved.  All cases have been dismissed.

(ii)                                International Labor Claims

The Debtors have received adverse verdicts with respect to several international labor claims and are currently appealing these verdicts.  Although the vast majority of claims of this type relate to non-Debtor entities, the Debtors have occasionally been subject to international labor claims where they operate outside the United States.

(iii)                            Other Contingencies

The Debtors are party to various other claims and legal actions arising in the ordinary course of business.  For example, the Debtors are frequently subject to claims for property damage and other torts related to the gathering of seismic data and to contractual disputes.  While many of these claims are covered by insurance, the Debtors must occasionally make provisions for the payment of such claims.

In addition to those claims and legal actions set forth herein, the Debtors and their non-Debtor Affiliates may be subject to additional claims and liabilities arising out of their operations.

VI.
DESCRIPTION OF THE JOINT PLAN OF REORGANIZATION

This Article provides a summary of the structure and means for implementation of the Plan and the classification and treatment of Claims and Interests under the Plan, and is qualified in its entirety by reference to the Plan (as well as the exhibits thereto and definitions therein).  Certain provisions of the Plan (and the descriptions and summaries contained herein) may be the subject of continuing negotiations among the Debtors and various parties, and therefore may be modified.  The Plan itself and the documents therein control the actual treatment of Claims against, and Equity Interests in, the Company under the Plan and will, upon the occurrence of the Effective Date, be binding upon all Holders of Claims against and Equity Interests in the Company, the Debtors’ estates, the Reorganized Debtors, all parties receiving property under the Plan and other parties in interest.  In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan or any other operative document thereunder, on the other hand, the terms of the Plan and other such operative documents are controlling.

A.                                    Overall Structure of the Plan

The Plan is comprised of ten sub plans, one for each Debtor.  Under the Plan, Claims against and Equity Interests in the Debtors are divided into Classes according to the payment priority set forth in the Bankruptcy Code.

B.                                    General Rules of Classification

Bankruptcy Code section 1123 provides that a Plan must classify the claims and interests of a debtor’s creditors and equity interest holders subject to section 1122.  Pursuant to Bankruptcy Code sections 1122 and 1123(a), set forth below is a designation of Classes of Claims against and Equity Interests in the Debtors.  A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes.  A Claim or Equity Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is Allowed that Class and such Claim or Equity Interest has not been paid, released, or otherwise settled prior to the Effective Date.

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Expenses and Priority Tax Claims of the kinds specified in Bankruptcy Code sections 507(a)(2) and 507(a)(8) have not been classified and thus are excluded from the Classes of Claims and Equity Interests set forth in Article III of the Plan.  The Plan constitutes a separate chapter 11 plan of reorganization for each of the ten Debtors, each of which shall include the classifications set forth below.  For the avoidance of doubt, to the extent that a Class contains Allowed Claims or Equity Interests with respect to a particular Debtor, such Class is designated with respect to such Debtor.  To the extent that there are no Allowed Claims or Equity Interests  in a Class with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor.

C.                                    Summary of Classification

The following chart represents the general classification of Claims against and Equity Interests in the Debtors pursuant to the Plan:

Class	Claims	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	No (presumed to accept)
Class 2	Other Secured Claims	Unimpaired	No (presumed to accept)
Class 3	Credit Facility Claims	Unimpaired	No (presumed to accept)
Class 4	Note Claims	Impaired	Yes
Class 5	Unsecured Claims	Unimpaired	No (presumed to accept)
Class 6	Intercompany Claims	Unimpaired	No (presumed to accept)
Class 7	Senior Preferred Equity Interests	Impaired	Yes
Class 8	Junior Preferred Equity Interests	Impaired	No (presumed to reject)
Class 9a	GOK Other Equity Interests	Impaired	No (presumed to reject)
Class 9b-9j	Subsidiary Debtor Other Equity Interests	Unimpaired	No (presumed to accept)

D.                                    Treatment of Claims and Equity Interests

(i)                                    Class 1 — Other Priority Claims (Subclasses 1a-1j)

(a)                                 Classification: Class 1 consists of Other Priority Claims against each Debtor.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall, at the option of the Debtors and acceptable to the Majority Noteholders, be paid: (i) in Cash in an amount sufficient to render such Other Priority Claim unimpaired under Bankruptcy Code section 1124 on the later of (x) the Effective Date (or as soon as is reasonably practicable thereafter), or (y) the first Distribution Date after such Other Priority Claim becomes an Allowed Other Priority Claim, or (ii) on such other terms and conditions as may be agreed between the Holder of such Allowed Other Priority Claim and the Debtors and acceptable to the Majority Noteholders, provided, however, that Allowed Other Priority Claims representing obligations incurred in the ordinary course will be paid in full by the Debtors or Reorganized Debtors consistent with past practice.

(c)                                  Voting: Class 1 is Unimpaired and the Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of the Plan, the distributions provided in this Section III.C.i to Holders of Other Priority Claims (when distributed to Holders of Other Priority Claims in accordance with the Plan) are in full settlement and release of each Holder’s Other Priority Claim.  Subclasses 1a through 1j are Unimpaired.

(ii)                                Class 2 — Other Secured Claims (Subclasses 2a-2j)

(a)                                 Classification: Class 2 consists of Other Secured Claims.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Other Secured Claim, at the option of the Debtors and acceptable to the Majority Noteholders, on the Effective Date, (i) be paid in Cash in full on the earlier of (x) the Effective Date (or as soon as is reasonably practicable thereafter), or (y) the first Distribution Date after such Other Secured Claim becomes an Allowed Other Secured Claim; (ii) be paid in Cash on such other terms and conditions as may be agreed between the Holder of such Allowed Other Secured Claim and the Debtors (with the consent of the Majority Noteholders); (iii) the legal, equitable and contractual rights to which the Other Secured Claim entitles the Holder of such Claim will remain unaltered, and the Holder of such Claim shall retain any Liens and/or security interests securing such Claim, or (iv) the Debtors will provide other treatment that will render such Other Secured Claim Unimpaired under Bankruptcy Code section 1124.

(c)                                  Voting: Class 2 is Unimpaired and the Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of the Plan, the distributions provided in this Section III.C.ii to Holders of Other Secured Claims (when distributed to Holders of Other Secured Claims in accordance with the Plan) are in full settlement and release of each Holder’s Other Secured Claims.  Subclasses 2a through 2j are Unimpaired.  For the avoidance of doubt, to the extent that applicable distribution includes the continued existence of the legal, equitable, and contractual rights of a Holder of an Allowed Other Secured Claim, the foregoing continued rights shall not be released.

(iii)                            Class 3 — Credit Facility Claims (Subclasses 3a-3j)

(a)                                 Classification: Class 3 consists of the Credit Facility Claims.

(b)                                 Treatment: To the extent not satisfied prior to the Effective Date, and except to the extent that the Debtors, with the consent of the Majority Noteholders, and a Holder of an Allowed Credit Facility Claim otherwise agree, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Credit Facility Claim, each Holder of an Allowed Credit Facility Claim shall be paid in Cash on the Effective Date (or as soon as is reasonably practicable thereafter) in an amount equal to such Credit Facility Claim, including all interest that may have accrued on account of such Allowed Credit Facility Claim as determined by the Bankruptcy Court.

(c)                                  Voting: Class 3 is Unimpaired and the Holders of Credit Facility Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, Holders of Credit Facility Claims are not entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of the Plan, the distributions provided in this Section III.C.iii to Holders of Credit Facility Claims (when distributed to Holders of Credit Facility Claims in accordance with the Plan) are in full settlement and release of each Holder’s Credit Facility Claim.  Subclasses 3a through 3j are Unimpaired.

(iv)                              Class 4 — Note Claims (Subclasses 4a-4j)

(a)                                 Classification: Class 4 consists of the Note Claims.

(b)                                 Treatment: The Note Claims are Allowed.  Except to the extent that the Debtors, with the consent of the Majority Noteholders, and a Holder of an Allowed Note Claim agrees to less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Note Claim, on the Effective Date, the Class 4 Distribution shall be issued and distribution of the Class 4 Distribution shall commence such that each Holder of an Allowed Note Claim shall receive its Pro Rata share of the Class 4 Distribution on the Effective Date (or as soon as is reasonably practicable thereafter).

(c)                                  Voting: Class 4 is Impaired by the Plan.  Therefore, Holders of Note Claims are entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of the Plan, the distributions provided in this Section III.C.iv to Holders of Note Claims (when distributed to Holders of Note Claims in accordance with the Plan) are in full settlement and release of each Holder’s Note Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Priority Claim was based.  Subclasses 4a through 4j are Impaired.

(v)                                  Class 5 — Unsecured Claims (Subclasses 5a-5j)

(a)                                 Classification: Class 5 consists of Unsecured Claims.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Unsecured Claim, (i) the legal, equitable and contractual rights to which the Allowed Unsecured Claim entitles the Holder of such Claim will remain unaltered, or (ii) if such Allowed Unsecured Claim is due and payable on or before the Effective Date, the Holder of such Allowed Unsecured Claim shall receive, payment in Cash in an amount sufficient to render such Allowed Unsecured Claim Unimpaired under Bankruptcy Code section 1124, on the later of (x) the Effective Date (or as soon as is reasonably practical thereafter) or (y) the first Distribution Date after such Unsecured Claim becomes an Allowed Unsecured Claim.  For avoidance of doubt, if an Unsecured Claim is not due and payable before the Effective Date, the Holder of such Unsecured Claim may be paid in the ordinary course of business consistent with past practices.

(c)                                  Voting: Class 5 is Unimpaired by the Plan.  Therefore, Holders of Unsecured Claims in this Class are not entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of the Plan, the distributions provided in this Section III.C.iii to Holders of Unsecured Claims (when distributed to Holders of Unsecured Claims in accordance with the Plan) are in full settlement and release of each Holder’s Unsecured Claim.  Subclasses 5a through 5j are Unimpaired.  For the avoidance of doubt, to the extent that applicable distribution includes the continued existence of the legal, equitable, and contractual rights of a Holder of an Allowed Unsecured Claim, the foregoing continued rights shall not be released.

(vi)                              Class 6 — Intercompany Claims (Subclasses 6a-6j)

(a)                                 Classification: Class 6 consists of Intercompany Claims between and among the Debtors.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Intercompany Claim agrees to a less favorable treatment acceptable to the Majority Noteholders, in full satisfaction, settlement, release, and discharge of, and exchange for such Allowed Intercompany Claim, on the Effective Date the legal, equitable and contractual rights to which the Intercompany Claim entitles the Holder of such Claim will remain unaltered and treated in the ordinary course of business.

(c)                                  Voting: Class 6 is Unimpaired, and the Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of the Plan, the distributions provided in this Section III.C.vi to Holders of Intercompany Claims (when distributed to Holders of Intercompany Claims in accordance with the Plan) are in full settlement and release of each Holder’s Intercompany Claims.  Subclasses 6a through 6j are Unimpaired.  For the avoidance of doubt, to the extent that applicable distribution includes the continued existence of the legal, equitable, and contractual rights of a Holder of an Allowed Intercompany Claim, the foregoing continued rights shall not be released.

(vii)                          Class 7 — Senior Preferred Equity Interests

(a)                                 Classification: Class 7 consists of Senior Preferred Equity Interests in GOK.

(b)                                 Treatment: Except to the extent that the Debtors, with the consent of the Majority Noteholders, and a Holder of an Allowed Senior Preferred Equity Interest in Class 7 agrees to less favorable treatment, in full satisfaction, settlement, release, and discharge of, any in exchange for such Allowed Senior Preferred Equity Interest, on the Effective Date (or as soon as is reasonably practicable thereafter) each Holder of an Allowed Senior Preferred Equity Interest shall receive its Pro Rata share of the Class 7 Distribution.

(c)                                  Voting: Class 7 is Impaired by the Plan.  Therefore, Holders of Preferred Equity Interests in Class 7 are entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of the Plan, the distributions provided in this Section III.C.vii to Holders of Senior Preferred Equity Interests (when distributed to Holders of the Senior Preferred Equity Interests in accordance with the Plan) are in full settlement and release of each Holder’s Senior Preferred Equity Interest and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Senior Preferred Equity Interest was based.

(viii)                      Class 8 — Junior Preferred Equity Interests

(a)                                 Classification: Class 8 consists of Junior Preferred Equity Interests in GOK.

(b)                                 Treatment: On the Effective Date, all Junior Preferred Equity Interests in Class 8 shall be deemed cancelled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Junior Preferred Equity Interests in Class 8.

(c)                                  Voting: Class 8 is Impaired by the Plan and the Holders of Junior Preferred Equity Interests in Class 8 are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, Holders of Junior Preferred Equity Interests in Class 8 are not entitled to vote to accept or reject the Plan.

(ix)                              Class 9a — Other Equity Interests

(a)                                 Classification: Class 9a consists of Other Equity Interests in GOK.

(b)                                 Treatment: On the Effective Date, all Other Equity Interests in Class 9a shall be deemed cancelled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Other Equity Interests in Class 9a.

(c)                                  Voting: Class 9a is Impaired and the Holders of Other Equity Interests in Class 9a are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, Holders of Other Equity Interests in Class 9 are not entitled to vote to accept or reject the Plan.

(x)                                  Classes 9b-9j — Subsidiary Debtor Other Equity Interests

(a)                                 Classification: Classes 9b-9j consists of the Other Equity Interests in the Subsidiary Debtors.

(b)                                 Treatment: On the Effective Date, the legal, equitable and contractual rights to which the Subsidiary Debtor Other Equity Interests entitles the Holder of such Interest will remain unaltered.

(c)                                  Voting: Classes 9b-9j are Unimpaired and the Holders of Other Equity Interests in Classes 9b-9j are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, Holders of Other Equity Interests in Classes 9b-9j are not entitled to vote to accept or reject the Plan.

E.                                    Treatment of Administrative Expenses and Priority Tax Claims

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Expenses and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Equity Interests set forth in Article III and shall have the following treatment:

(i)                                    Administrative Expenses

a.                                      Administrative Expenses (excluding DIP Claims)

The Debtors or the Reorganized Debtors, as the case may be, will pay each allowed Administrative Expense against the Debtors in full, in Cash, on the later of (a) the Effective Date (or as soon thereafter as is practicable), (b) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense, or (c) such other date to which the Debtors (with the consent of the Majority Noteholders) or the Reorganized Debtors, as the case may be, and the Holder of the allowed Administrative Expense agree; provided, however, that allowed Administrative Expenses representing (a) obligations incurred in the ordinary course of business or assumed by the Debtors or the Reorganized Debtors, as the case may be, will be paid in full or performed in the ordinary course of business, consistent with past practice and (b) obligations incurred to Professionals for services provided through the Confirmation Date will be paid in accordance with the applicable Bankruptcy Court order approving the fees and expenses of each such Professional; provided, further, however, that allowed Administrative Expenses incurred by the Debtors or the Reorganized Debtors, as the case may be, after the Confirmation Date, including claims for Professionals’ fees and expenses, will not require application to the Bankruptcy Court and shall be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

b.                                      DIP Claims

All DIP Claims: (a) are Allowed in full; (b) shall not be subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether contractual, equitable, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any person or entity; and (c) shall constitute Allowed Administrative Expenses.  Commencing on the Effective Date, unless otherwise agreed to by the Backstop DIP Lenders, the DIP Equity Distribution shall be issued and distribution of the DIP Equity Distribution shall commence such that each Holder of a DIP Lender Claim shall receive its Pro Rata share of the DIP Equity Distribution in full settlement, release and discharge of its DIP Lender Claim on the Effective Date (or as soon as is reasonably practicable thereafter).  On the Effective Date, the DIP Interest Obligations, DIP Financing Fees and Expenses, and DIP Agent Fees, each to the extent accrued and unpaid, shall be paid in full, in Cash, without the need for application to or approval from any court.

c.                                       Professional Compensation

i.                                          Final Application for Compensation and Reimbursement of Professionals’ Fees and Expenses

All applications for final allowance of compensation and reimbursement of Professionals’ fees and expenses must be filed no later than forty-five (45) days following the Effective Date and will be subject to the authorization and approval of the Court.  Any objections to such applications shall be filed no later than forty-five (45) days following the date on which a final fee application is filed with the Court.

ii.                                       Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with Bankruptcy Code sections 327 through 331 and 1103 in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action (including, without limitation, the need to file a fee application), order or approval of the Bankruptcy Court.

d.                                      Administrative Expense Bar Date

Except with respect to requests for allowance of compensation and reimbursement of Professional fees and expenses and as otherwise provided in this Article, requests for payment of Administrative Expenses, if required, must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than 30 days after the Effective Date.  Holders of Administrative Expenses that are required to, but do not, file and serve a request for payment of such Administrative Expenses by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Expenses against the Debtors or Reorganized Debtors or their property, and such Administrative Expenses shall be deemed discharged as of the Effective Date.  Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than 75 days after the Effective Date or such later date as the Bankruptcy Court may approve.  Notwithstanding the foregoing, no request for payment of an Administrative Expense need be filed with respect to: (i) a DIP Claim, or (ii) any other Administrative Expense made an allowed Administrative Expense by Final Order, including all Administrative Expenses expressly made allowed Administrative Expenses under the Plan.

e.                                       U.S. Trustee Fees

All Bankruptcy Fees will be paid by the Debtors on or before the Effective Date, or by the Reorganized Debtors as soon as practicable thereafter.  All Bankruptcy Fees will be paid until the Bankruptcy Court enters a final decree closing the Chapter 11 Cases.

f.                                        Full Settlement

As more specifically set forth in, and without in any way limiting, Section IX.A of the Plan, the distributions provided for in and when paid pursuant to Section II.A of the Plan are in full settlement and release of all Administrative Expenses.

(ii)                                Priority Tax Claims

a.                                      Treatment

With respect to each Allowed Priority Tax Claim against the Debtors, each Holder of an Allowed Priority Tax Claim shall be entitled to receive, at the option of the Majority Noteholders, from the Debtors or the Reorganized Debtors, as the case may be, and on account of such Claim on the later of (i) the Effective Date or as soon thereafter as is practicable, (ii) the date on which such Claim becomes an Allowed Priority Tax Claim, or (iii) the date on which the Debtors with the consent of the Majority Noteholders or the Reorganized Debtors and the Holder of such Allowed Priority Tax Claim otherwise agree:

i.                                          Cash payments in an amount equal to such Allowed Priority Tax Claim;

ii.                                       Cash payable in installment payments over a period of time not to exceed five years after the Petition Date with an aggregate value, as of the Effective Date, equal to the amount of such Allowed Priority Tax Claim, pursuant to Bankruptcy Code section 1129(a)(9)(C); or

iii.                                    Such other treatment agreed to by each Holder of such Allowed Priority Tax Claim and the Debtors, with the consent of the Majority Noteholders, or Reorganized Debtors, as the case may be.

b.                                      Full Settlement

As more specifically set forth in, and without in any way limiting, Section IX.A of the Plan, the distributions provided for in and when paid pursuant to this Section VI.E.(ii) of the Plan are in full settlement, release and discharge of all Priority Tax Claims.

F.                                     Settlement, Release, Injunction, and Related Provisions

(i)                                    Discharge of All Claims and Interests and Releases.

a.                                      General Discharge of All Claims and Interests and Releases

Except as otherwise expressly provided in the Plan, the confirmation of the Plan (subject to the occurrence of the Effective Date) will discharge the Debtors and the Reorganized Debtors from any Claim that arose before the Confirmation Date and any Claim of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i), whether or not a Proof of Claim is filed or is deemed filed, whether or not such Claim is Allowed and whether or not the Holder of such Claim has voted on the Plan.  Confirmation of the Plan will not discharge any DIP Lender Claims or other DIP Borrowing Obligations, DIP Interest Obligations, DIP Financing Fees and Expenses or DIP Agent Fees under the DIP Loan Agreement unless and until all such DIP Lender Claims and other DIP obligations are paid in full, in cash or receive the DIP Equity Distribution, as applicable.

Furthermore, but in no way limiting the generality of the foregoing, except as otherwise specifically provided by the Plan, the distributions and rights (which distribution and rights may include the continuation of pre-petition liens, security interests, or other rights) that are provided in the Plan will be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of all Claims and Causes of Action against, liabilities of, liens on, obligations of and Equity Interests in GOK or Reorganized GOK or the direct or indirect assets and properties of the Debtors or the Reorganized Debtors, whether known or unknown, regardless of whether a Proof of Claim or interest was filed, whether or not Allowed and whether or not the Holder of the Claim or GOK Equity Interest has voted on the Plan, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or GOK Equity Interest, in each case regardless of whether a Proof of Claim or interest was filed, whether or not Allowed and whether or not the Holder of the Claim or GOK Equity Interest has voted on the Plan; provided, however, that notwithstanding the foregoing, nothing in the Plan or the Disclosure Statement is intended to release any insurer from having to provide coverage under any policy to which the Debtors, the Reorganized Debtors, and/or their current or former officers, directors, employees, representatives, or agents are parties or beneficiaries.

Additionally, except as otherwise specifically provided by the Plan or the Confirmation Order, the confirmation of the Plan (subject to the occurrence of the Effective Date) shall act as a discharge and release of all Causes of Action (including Causes of Action of a trustee and debtor in possession under the Bankruptcy Code) of the Debtors and Reorganized Debtors, whether known or unknown, against (in each case, only in the specified capacity):  (a) their present and former directors, shareholders, officers and employees, agents, attorneys, advisors, accountants, financial advisors, and investment bankers; (b) the present and former Credit Facility Agent and the present and former Credit Facility Lenders, each in such capacity, and their respective present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (c) the present and former Noteholders and their respective present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (d) the Notes Indenture Trustee and its present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (e) the Collateral Trustee and its present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (f) each of the Backstop DIP Lenders and each of the respective Backstop DIP Lenders’ present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (g) the DIP Agent, and the DIP Lenders and each of their respective present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons and entities); (h) the present and former Holders of the Senior Preferred Equity Interests and their respective present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); and (i) any Entity claimed to be liable derivatively through any of the foregoing.  Notwithstanding the generality of the foregoing, unless expressly agreed to by the Debtors (with the consent of the Majority Noteholders) or the Reorganized Debtors, nothing in the Plan shall release any claims of any of the Debtors or Reorganized Debtors, as the case may be, against any Subsidiaries that are not Debtors or Reorganized Debtors, as the case may be; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter found by any court or tribunal by Final Order to have acted with gross negligence or willful misconduct.

b.                                      Releases by Holders of Claims and Equity Interests

In addition, but in no way limiting the generality of the foregoing, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, for good and valuable consideration, including the contributions of the following parties to the facilitation and expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, each Holder of a Note Claim or Senior Preferred Equity Interest who does not opt out of the release provisions in the Plan on their ballot agrees to the release provisions of the Plan and is presumed conclusively to have unconditionally and forever released (a) the Debtors, (b) the Reorganized Debtors, (c) the present and former Credit Facility Lenders, (d) the Credit Facility Agent, (e) the DIP Lenders, (f) the DIP Agent, (g) the Backstop DIP Lenders, (h) the Collateral Trustee, (i) the Notes Indenture Trustee, (j) the Consenting Noteholders, (k) the Consenting Preferred Equity Holders, and (i) the Debtors’ officers, directors, and employees who hold such positions on the Petition Date and any Entity claimed to be liable derivatively through any of the foregoing and with respect to each of the foregoing Entities in clauses (a) through (k), the present and former members of any such Entities (together with the advisory Affiliates and advised Affiliates of such members) (and each solely in their capacity as such), their respective successors, assigns, and each of their respective Affiliates officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities) from any Cause of Action based on the same subject matter as the Claim or Interest on which the distribution is received; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter found by any Final Order or any court or tribunal to have acted with gross negligence or willful misconduct; provided, however that nothing herein shall be deemed a waiver or release of a Holder of a Claim or Equity Interest to receive the distribution as provided for under the Plan; provided, however, that the Consenting Noteholders and the Consenting Preferred Equity Holder have previously agreed to provide the releases set forth in this section and shall not have the ability to opt out of such release provisions.  For the avoidance of doubt, if a Holder of a Note Claim or a Senior Preferred Equity Interest submits a ballot without checking either the “Opt Out of the Releases” box or the “Not Opt Out of the Releases” box, then it will be deemed to consent to the releases contemplated by Article IX of the Plan.

(ii)                                Exculpation

Except as otherwise specifically provided in the Plan, each of: (a) the Debtors and the Reorganized Debtors, (b) the Creditors’ Committee, if any, and the current and former members thereof, in their capacity as such, (c) the DIP Lenders, solely in such lenders’ capacity as such, (d) the DIP Agent, solely in such agent’s capacity as such, (e) the Credit Facility Agent, solely in its capacity as such, (f) the Notes Indenture Trustee, solely in its capacity as such, (g) the Collateral Trustee, solely in its capacity as such, (h) the Consenting Noteholders, and (i) the Consenting Preferred Equity Holders; with respect to each of the foregoing Entities in clauses (a) through (i), such Entities’ Affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives, in each case solely in their capacity as such, will have no liability for any act or omission in connection with, or arising out of, the formulation, negotiation, or pursuit of approval of the DIP Facility, the Disclosure Statement, the Plan, or the solicitation of votes for or confirmation of the Plan, or the consummation of the Plan, or the transactions contemplated and effectuated by the Plan or the administration of the Plan or the property to be distributed under the Plan, or any other act or omission during the administration of the Debtors’ Estates or in contemplation of the Chapter 11 Cases except for gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court, and in all respects, will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(iii)                            Injunction

Sections IX.A, IX.B, and IX.C of the Plan will also act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim, Interest or Cause of Action satisfied, released or discharged under the Plan.  Notwithstanding any other provision of the Plan or the Confirmation Order, Confirmation of the Plan shall not enjoin or extinguish any Creditor’s rights of setoff or recoupment, if any, to the extent that such Creditor has a valid Claim and a valid right of recoupment or setoff under applicable state or federal law (including, without limitation, the Bankruptcy Code).  Without limiting the applicability of the foregoing, (a) mutuality shall be required for any setoff and (b) no creditor may setoff (i) any pre-petition Claim against any post-petition obligation owed to any of the Debtors or (ii) any post-petition claim against any pre-petition obligation owed to any of the Debtors.  Nothing herein shall constitute any admission by any of the Debtors that any Creditor has a valid right of setoff or right of recoupment under applicable state or federal law (including the Bankruptcy Code); and, provided, further, that any and all defenses of the Debtors and/or Reorganized Debtors with respect to any such asserted right of setoff or right of recoupment and to challenge the assertion of any such right of setoff or recoupment are hereby preserved in their entirety.

(iv)                              Guarantees and Claims of Subordination

a.                                      Guarantees

The classification and the manner of satisfying all Claims under the Plan take into consideration (i) the possible existence of any alleged guarantees by the Debtors of obligations of any Entity or Entities, and (ii) that the Debtors may be joint obligors with another Entity or Entities with respect to the same obligation.  The Holders of Claims will be entitled to only one distribution with respect to any given obligation of the Debtors under the Plan.

b.                                      Claims of Subordination.

Except as specifically provided herein, to the fullest extent permitted by applicable law, all Claims and GOK Equity Interests, and all rights and claims between or among Holders of Claims or GOK Equity Interests relating in any manner whatsoever to Claims or GOK Equity Interests, based on any contractual, equitable or legal subordination rights, will be terminated on the Effective Date and discharged in the manner provided in the Plan, and all such Claims, GOK Equity Interests and rights so based and all such contractual, equitable and legal subordination rights to which any Entity may be entitled will be irrevocably waived upon the Effective Date.  To the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Equity Interests under the Plan will not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim or Equity Interest by reason of any contractual, equitable or legal subordination rights, so that, notwithstanding any such contractual, equitable or legal subordination rights, each Holder of a Claim or Equity Interest will have and receive the benefit of the rights and distributions set forth in the Plan; provided, however, that nothing in this Section IX.D.ii shall affect the Claims or contractual, equitable or legal subordination rights of the Holders of Claims that are Unimpaired under the Plan and this Section IX.D.ii shall not be deemed to Impair any Claims that are not otherwise Impaired pursuant to the Plan.

(v)                                  Injunction Related to Releases and Exculpation

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released pursuant to the Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities discharged or released in Sections IX.A and B of the Plan.

(vi)                              Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.  For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court, or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

G.                                   Vesting of Assets

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument or other document incorporated therein, on the Effective Date, any and all property in each Estate and all Causes of Action (except those released pursuant to the releases by the Debtors set forth in Section IX.A of the Plan) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, granted to secure the Exit Facility).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Equity Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.                                   New Corporate Governance Documents

Pursuant to Bankruptcy Code section 1123(a)(6), the charter (or other similar constituent document) of each Debtor is required, after the Effective Date, to provide for (i) a prohibition on the issuance of non-voting equity securities and (ii) as to all of the classes of securities possessing voting power, an appropriate distribution of voting power among such classes, including, in the case of any class of equity securities that is preferred for dividend purposes, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of dividends.  On or immediately before the Effective Date, each of the Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate laws of the respective states of incorporation.  Pursuant to Bankruptcy Code section 1123(a)(6), the New Certificates of Incorporation with respect to each Reorganized Debtor that is a corporation will prohibit the issuance of nonvoting equity securities.  After the Effective Date, each of the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-laws and other constituent documents as permitted by the laws of their respective states of incorporation, their respective New Certificates of Incorporation, and New By-laws and, in the case of Reorganized GOK, the New Stockholders Agreement.

I.                                        Cancellation of Securities, Agreements, and Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates will be fully released and discharged and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests will revert to the Reorganized Debtor and its successors and assigns without any further action of any party.

J.                                      Directors and Officers of the Reorganized Debtors

Pursuant to Bankruptcy Code section 1129(a)(5), which requires, among other things, that the plan proponent disclose the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director or officer of the debtor, the identity and affiliations of each proposed officer and member of the New Board of Directors of each of the Reorganized Debtors (and, to the extent such person is an insider, the nature of any compensation for such person) will be disclosed in the Plan Supplement.

The composition of the New Board of Directors of Reorganized GOK, which shall be selected by the Consenting Noteholders, will be identified in the Plan Supplement.  On the Effective Date, the term of the current board of directors of the Debtors shall expire and the operation of the Reorganized Debtors shall become the responsibility of the New Board.  Each director on the New Board shall serve from and after the Effective Date pursuant to the terms of the respective New Certificate of Incorporation and New By-laws of the Reorganized Debtor.  Any subsequent Reorganized GOK Board of Directors will be elected, classified, and composed in a manner consistent with the New Corporate Governance Documents and applicable non-bankruptcy law.

Officers of the Reorganized GOK, as selected by the Majority Noteholders, shall be identified in the Plan Supplement. Such officers shall serve in accordance with applicable non-bankruptcy law and, to the extent applicable, the New Employment Agreements.

The existing officers and directors of the Subsidiary Debtors shall initially serve in their respective capacities as officers and directors of the Reorganized Debtors unless otherwise provided in the Plan Supplement.

K.                                   Conditions Precedent to Confirmation

It is a condition to Confirmation of the Plan that the following provisions, terms, and conditions shall have been satisfied or waived pursuant to the provisions of Section X.C of the Plan.

(i)                                    The Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall have become a Final Order.

(ii)                                All of the documents contemplated by the Plan and the Disclosure Statement, including the Corporate Governance Documents, the Exit Facility Documents, the Rejected Executory Contract and Unexpired Lease List, the New Employment Agreements, and the list of the known members of the New Board, shall be in form and substance satisfactory to the Majority Noteholders.

L.                                    Conditions Precedent to the Effective Date

It is a condition to the Effective Date that the following provisions, terms, and conditions shall have been satisfied or waived in accordance with Section X.C of the Plan by the applicable Debtor, with the consent of the Majority Noteholders, or as applicable, the Majority Noteholders; provided, however, that the consent of Avista shall be required to waive the condition in (x) below.

(i)                                    The Confirmation Order shall be a Final Order.

(ii)                                The Confirmation Order shall have been entered no later than 35 days after the Petition Date.

(iii)                            Any amendments or modifications to the Plan made after entry of the Confirmation Order shall be in form and substance satisfactory to the Majority Noteholders.

(iv)                              Each of the documents contemplated by the Plan and the Disclosure Statement, including, without limitation, the New By-Laws, the New Certificate of Incorporation, and the New Shareholders Agreement, have been executed and, to the extent modified or supplemented from the form previously approved pursuant to Section XI.A of the Plan, are in form and substance satisfactory to the Majority Noteholders.

(v)                                  All of the schedules, documents, supplements, and exhibits to the Plan shall have been filed in form and substance satisfactory to the Majority Noteholders.

(vi)                              All authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents, if any, that are determined by the Debtors and the Majority Noteholders to be necessary to implement the Plan and that are required by law, regulation or order shall have been obtained and not revoked.

(vii)                          All of the conditions referred to as the “Certain Closing and Other Conditions to the Restructuring” that are set forth in the Restructuring Term Sheet (attached to and part of the Plan Support Agreement) have occurred or been waived by the Majority Noteholders.

(viii)                      The Exit Facility Agreement, in form and substance satisfactory to the Majority Noteholders, shall have been executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

(ix)                              All of the Majority Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring (as defined in the Plan Support Agreement) or any other matter in connection thereto, including, without limitation, those fees and expenses incurred during the Chapter 11 Cases, shall be paid by the Debtors.

(x)                                  Up to $75,000 in the aggregate of Avista’s professional fees and out-of-pocket expenses incurred in connection with the Restructuring (as defined in the Plan Support Agreement) or any other matter in connection thereto, including without limitation, those fees and expenses incurred during the Chapter 11 Cases, shall be paid by the Debtors.

(xi)                              The amount of all Claims against the Debtors, including, without limitation, all trade and other Unsecured Claims, but excluding Claims for amounts owed under the Credit Facility and the Notes, and excluding Claims for amounts typically accounted for as deferred revenue on the Debtors’ balance sheet, reasonably projected by the Majority Noteholders to become Allowed Claims (including such Claims that at such date are already reasonably determined by the Majority Noteholders to be Allowed Claims) do not exceed in the aggregate $85.7 million.

(xii)                          No Claims of the type described in Bankruptcy Code section 510(b) relating to the Notes shall have been asserted against the Debtors and not Disallowed by Final Order.

VII.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                    No Substantive Consolidation

The Debtors will request that the Chapter 11 Cases be consolidated for procedural purposes only.  On the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated.  Except as specifically set forth herein, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor.  Additionally, claimants holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s Chapter 11 Case, will be treated as a separate Claim against each Debtor’s Estate; provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim (plus post-petition interest, if and to the extent provided in the Plan), and such Claims will be administered and treated in the manner provided in the Plan.  In the event that any sub-plan cannot be confirmed, the sub-plans of the other Debtors may be confirmed and those Debtors will be permitted to emerge from chapter 11 protection, and the Debtors reserve the right (subject to the consent of the Majority Noteholders) to sever the Chapter 11 Case of any such Debtor from the remaining Chapter 11 Cases covered by the Plan and convert the Chapter 11 Case of such Debtor to a case under chapter 7 of the Bankruptcy Code without otherwise impacting the Plan, the order approving the Disclosure Statement, the application of the Plan to the remaining Debtors and any order related to the Plan, in respect of the remaining Debtors.  For the avoidance of doubt, nothing set forth in this paragraph shall in any way affect the treatment of or distributions to Holders of DIP Lender Claims, DIP Financing Fees and Expenses, DIP Agent Fees and Note Claims.

B.                                    Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility Agreement.  The Confirmation Order shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Agreement, and such other Exit Facility Documents as the Exit Facility Lenders may reasonably require, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate the Exit Facility.  The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs.

Upon the date the Exit Facility Agreement becomes effective: (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver the Exit Facility Documents and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, (ii) the Exit Facility Documents shall constitute the legal, valid, and binding obligations of the Reorganized Debtors that are parties thereto, enforceable in accordance with their respective terms and (iii) no obligation, payment, transfer, or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff, or counterclaim.  The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any Liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such Liens and security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

C.                                    Sources of Consideration for Plan Distributions

(i)                                    Cash Consideration

All Cash consideration necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments or distributions pursuant hereto shall be obtained from Cash on hand, including Cash derived from business operations, and the Exit Facility proceeds.

D.                                    Issuance of New Securities

(i)                                    Issuance of New Common Stock

The issuance and distribution of the New Common Stock by Reorganized GOK to the Holders of Allowed Note Claims and DIP Lender Claims and pursuant to the Management Incentive Plan is authorized and directed without the need for any further corporate action and without any further action by any Holder of any Claim or Equity Interest under applicable law, regulation order, rule or otherwise.  The New Common Stock shall be authorized under the New Certificate of Incorporation of Reorganized GOK.  On the Effective Date Reorganized GOK shall issue the New Common Stock and commence distributing the New Common Stock to the Holders of Note Claims and DIP Lender Claims such that each Holder shall receive its Pro Rata share of the Class 4 Distribution or DIP Equity Distribution, as applicable, on the Effective Date (or as soon as is reasonably practicable therafter) in accordance with the terms of the Plan.

Pursuant to the New Certificate of Incorporation, an as yet undetermined number of shares of common stock and preferred stock may be authorized.  The Debtors expect that the New Certificate of Incorporation will contain market terms and that the New Board may have the power to issue shares of preferred stock with such powers, preferences, limitations, and rights as determined by the New Board from time to time without the need for stockholder approval, except as required under the New Shareholders Agreement.  Pursuant to the New Shareholders Agreement, holders of New Common Stock, depending on the number of shares held and other factors, will have certain preemptive, information, transfer, and other rights.  A copy of a term sheet for the New Shareholders Agreement is attached hereto as Exhibit G.  The New Certificate of Incorporation and New Shareholders Agreement will be included in the Plan Supplement.

(ii)                                New Shareholders Agreement

The Holders of the New Common Stock shall be parties to the New Shareholders Agreement.  As of the Effective Date, and as a condition of receiving any distribution of New Common Stock, Holders of Allowed Note Claims and DIP Lender Claims that receive New Common Stock shall be bound by the New Shareholders Agreement.

E.                                    Section 1145 Exemption

Bankruptcy Code section 1145 shall be applicable to the issuance of New Common Stock issued pursuant to the Plan. To the maximum extent permitted by Bankruptcy Code section 1145 and applicable non-bankruptcy law, the New Common Stock issued pursuant to the Plan and its transfer will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder, and any and all applicable state and local laws, rules, and regulations.  In addition, under Bankruptcy Code section 1145, the New Common Stock contemplated by the Plan and any and all agreements incorporated therein will be freely tradable in the United States of America by the recipients thereof, subject to: (1) the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in Securities Act section 2(a)(11), (2) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of the New Common Stock, (3) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in Section V.D of the Plan, the New Shareholders Agreement, and the New Certificate of Incorporation, and (4) applicable regulatory approval, if necessary.

F.                                     Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under any certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan, if any), shall be cancelled, terminated and of no further force or effect, without further act or action, and as to the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder, and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically reinstated or assumed pursuant to the Plan, if any) shall be released and discharged.

In addition, on the Effective Date, the Credit Facility, the Notes, the Preferred Equity Interests and the Other Equity Interests in GOK, as well as any and all securities or agreements relating to the DIP Loan Agreement, Credit Facility and/or the Notes Indenture, including that certain Collateral Trust and Intercreditor Agreement dated as of December 23, 2009, shall be deemed automatically cancelled, terminated and of no further force or effect, without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the parties, as applicable, under the agreements, indentures, and certificates of designation governing such Claims or interests shall be discharged; provided, however, that the Credit Facility and the Notes Indenture shall continue in effect for the limited purpose of (i) allowing the Credit Facility Agent and the Notes Indenture Trustee, respectively, to make any distributions on account of the Credit Facility Claims and Notes pursuant to Section VII.D of the Plan, to perform such other necessary administrative or other functions with respect thereto, and for the Notes Indenture Trustee, to have the benefit of all the rights and protections and other provisions of the Notes Indenture vis-à-vis the Noteholders, and (ii) permitting the Notes Indenture Trustee to assert any right to indemnification, contribution, or other claim it may have under the Notes Indenture, subject to any and all defenses any party may have under the Plan or applicable law to any such asserted rights or claims.  All subordination provisions in the Credit Facility, Notes Indenture and that certain Collateral Trust and Intercreditor Agreement dated as of December 23, 2009 are compromised and settled by the Plan and neither the Credit Facility Agent nor the Credit Facility Lenders shall have any claim to any Class 4 Distribution under the Plan by reason of any such subordination provisions.

G.                                   Listing of the New Common Stock and Transfer Restrictions

On the Effective Date, the Reorganized Debtors shall be private, non-reporting companies, and the New Common Stock shall not be registered or listed on any national securities exchange.  The Reorganized Debtors shall not be obligated to list the New Common Stock on a national securities exchange.  The New Common Stock may be subject to certain transfer and other restrictions pursuant to, among other things, the New Shareholders Agreement and the New Certificate of Incorporation.

H.                                   Corporate Existence

Subject to any Restructuring Transaction and except as otherwise provided herein or in the New Corporate Governance Documents or elsewhere in the Plan Supplement, each Debtor, as Reorganized, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed.  The New Corporate Governance Documents shall be substantially in the form filed with the Plan Supplement.

I.                                        New Certificate of Incorporation and New By-laws

On or immediately before the Effective Date, each of the Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate laws of the respective states of incorporation.  Pursuant to Bankruptcy Code section 1123(a)(6), the New Certificates of Incorporation with respect to each Reorganized Debtor that is a corporation will prohibit the issuance of nonvoting equity securities.  After the Effective Date, each of the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-laws and other constituent documents as permitted by the laws of their respective states of incorporation, their respective New Certificates of Incorporation, and New By-laws and, in the case of Reorganized GOK, the New Stockholders Agreement.

J.                                      Directors and Officers of the Reorganized Debtors

The composition of the New Board of Directors of Reorganized GOK and the identities of new officers of Reorganized GOK will be identified in the Plan Supplement.  See Section VI.J of this Disclosure Statement for further discussion.

K.                                   Management Incentive Plan

On and after the Effective Date, the New Board of GOK shall be authorized to adopt the Management Incentive Plan.  The grants and specific identities of recipients, amounts and timing of grants and other terms and conditions will be determined by the New Board of GOK.  The Management Incentive Plan shall supersede any other equity-based incentive plan, and any other such incentive plan shall terminate on the Effective Date.

L.                                    Employee Benefits

Except as otherwise provided herein, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (other than equity based compensation related to Equity Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time, and (2) honor, in the ordinary course of business, Claims of employees that were employed as of the Effective Date for accrued vacation time arising before the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan.  Nothing herein shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans; provided, further, however, that, to the extent that the Debtors enter New Employment Agreements, the terms of such New Employment Agreements shall govern the Debtors’ responsibilities with respect to the employees entering such agreements.  Notwithstanding anything herein to the contrary, the New Employment Agreements to be entered into on the Effective Date shall amend and supersede any other employment agreements and severance plans with or for the benefit of the applicable officer.

Notwithstanding the foregoing, the change of control provisions (including without limitation any right of such a participant to terminate employment for “good reason” and any Company funding obligation) shall not be triggered under any employment agreement, severance plan or agreement, benefit plan, or deferred compensation plan, in each case solely as a result of (x) the Debtors’ emergence from chapter 11 of the Bankruptcy Code as contemplated by the Plan, (y) the execution and delivery of the Plan Support Agreement or (z) the consummation of the transactions provided in the Plan Support Agreement and/or the Plan (or otherwise contemplated by the Plan Support Agreement and/or the Plan to occur prior to or on or about the Effective Date).

On and after the Effective Date, pursuant to Bankruptcy Code section 1129(a)(13), the Reorganized Debtors shall pay all retiree benefits of the Debtors (within the meaning of Bankruptcy Code section 1114), if any, at the level established in accordance with Bankruptcy Code section 1114, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors are obligated to provide such benefits.

M.                                 Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, on the Effective Date, any and all property in each Estate shall pass to and vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, granted to secure the Exit Facility).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle an Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

N.                                    Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors (with the consent of the Majority Noteholders) or the Reorganized Debtors, as applicable, may enter into the Restructuring Transactions and may take all actions as may be necessary or appropriate to effect a restructuring of their respective businesses or the corporate or organizational structure, form or identity of any of the Reorganized Debtors or the overall corporate or organizational structure of the Reorganized Debtors and to implement the provisions of the Plan.  The Restructuring Transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers, or liquidations.  The actions to effect the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree, (3) the filing of appropriate certificates or articles of incorporation or amendments thereof, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law, and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.  In the event that a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity, and thereafter, the surviving Reorganized Debtor shall assume and perform the obligations of each Reorganized Debtor party to such merger under the Plan.  In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor that owned the stock in such liquidating Reorganized Debtor prior to such liquidation) shall assume and perform the obligations of such liquidating Reorganized Debtor.  Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.

O.                                   Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and directed in all respects, including: (1) selection of the directors and officers of the Reorganized Debtors, (2) the issuance and commencement of distribution of the New Common Stock as provided herein, (3) the execution and entry into the Exit Facility Agreement and Exit Facility Documents, and (4) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date) and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court.  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have timely occurred and shall be in effect and shall be authorized and approved in all respects without any requirement of further action by the security Holders, directors, or officers of the Debtors or the Reorganized Debtors or otherwise.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the Exit Facility Agreement, and any and all agreements, documents, securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Section VII.O shall be effective notwithstanding any requirements under nonbankruptcy law.

P.                                     Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the managers, officers, and members of the boards of directors thereof are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the Exit Facility Agreement, the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

Q.                                   General Settlement of Claims and Equity Interests

Subject to Article III of the Plan, all distributions made to Holders of Allowed Claims and Equity Interests in any Class are intended to be and shall be final and indefeasible.

R.                                    Section 1146 Exemption from Certain Taxes and Fees

Pursuant to Bankruptcy Code section 1146(a), no issuance, transfer, or exchange of any security, transfer of any property, or making, delivery, filing or recording of any instrument of transfer, in each case in contemplation of, in connection with or pursuant to the Plan (including, for this purpose, in connection with the New Corporate Governance Documents, the Exit Facility Agreement, and the other documents relating to the transactions described in this Article V of the Plan) shall be subject to any recording tax, stamp tax, transfer tax, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to: (1) the creation of any mortgage, deed of trust, Lien, or other security interest, including without limitation under the Exit Facility; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction authorized by Section V.N of the Plan; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements, (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution, (c) deeds, or (d) assignments executed in connection with any transaction occurring under the Plan.

S.                                      D&O Liability Insurance Policies and Indemnification Provisions

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies and indemnification obligations in place as of or after the Petition Date (in the case of indemnification obligations, to the extent provided in the Debtors’ constituent documents or by a written agreement or board resolutions) owed to directors, officers, and employees of the Debtors (or the estates of any of the foregoing) in their capacity as directors, officers or employees of the Debtors or as otherwise provided in the D&O Liability Insurance Policies, who served or were employed by the Debtors as of or after the Petition Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, or intentional tort, shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue such D&O Liability Insurance Policies or indemnification obligations in full force) all of such D&O Liability Insurance Policies and indemnification obligations pursuant to Bankruptcy Code section 365(a).  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each such D&O Liability Insurance Policy and indemnification obligations.

Notwithstanding anything to the contrary contained in the Plan, subject to the occurrence of the Effective Date, the Reorganized Debtors shall honor the Debtors’ obligations to indemnify their directors, officers, employees and representatives serving in such capacity on or after the Petition Date pursuant to their respective certificates of incorporation, by-laws, other constituent documents, contractual obligations, board resolutions, or any applicable laws in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives serving in such capacity on or after the Petition Date based upon any act or omission that occurred while such director, officer, agent, employee or representative was employed by or provided services to the Debtors or a non-Debtor subsidiary, and that was related to service with, for, or on behalf of the Debtors or such non-Debtor subsidiary.

T.                                    Preservation of Rights and Causes of Action

In accordance with Bankruptcy Code section 1123(b), and except where such Causes of Action have been expressly released pursuant to the Plan (including, for the avoidance of doubt, pursuant to the releases by the Debtors provided by Section IX.A of the Plan), the Reorganized Debtors shall retain and may enforce all rights to and all rights to commence and pursue, as appropriate, any and all Causes of Action, including Causes of Action under chapter 5 of the Bankruptcy Code or under similar state laws, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided, however, that all Claims and Causes of Action against the DIP Agent, the DIP Lenders, the Collateral Trustee, the Notes Indenture Trustee or the Consenting Noteholders with respect to, in connection with, related to or arising from the DIP Facility or the Notes have been and hereby are irrevocably released and waived and are therefore not retained by any Party.  No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  Unless any Causes of Action against any Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to such retained Causes of Action upon, after or as a consequence of the Confirmation or consummation of the Plan.

U.                                    Compromise of Controversies

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, and other benefits provided under the Plan, unless otherwise provided in the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, disputes regarding the value of the Reorganized Debtors and disputes regarding the value of the New Common Stock and any and all claims of subordination between the Credit Facility and the Notes.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their estates, creditors, and other parties in interest, and are fair, equitable, and within the range of reasonableness.

VIII.
QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN

A.                                    What is Chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  In addition to permitting debtor rehabilitation, chapter 11 of the Bankruptcy Code promotes equality of treatment for similarly situated creditors and similarly situated interest holders, subject to the priority of distributions mandated by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that includes all of the legal and equitable interests of the debtor in property as of the bankruptcy commencement date.  The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan of reorganization is the principal objective of a chapter 11 case.  A plan that is confirmed by a bankruptcy court is binding on the debtor, any entity or person acquiring property under the plan, any creditor of or interest holder in the debtor, and any other entity and person as may be ordered by a bankruptcy court, in accordance with the applicable provisions of the Bankruptcy Code.

B.                                    Why are the Debtors sending me this Disclosure Statement?

The Debtors are commencing solicitation of acceptances or rejections with respect to the Plan before filing voluntary petitions for chapter 11 bankruptcy protection.  Before soliciting acceptances or rejections of the Plan, Bankruptcy Code sections 1125 and 1126(b) require the Debtors to distribute a Disclosure Statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan.  This Disclosure Statement is being submitted to the Debtors’ stakeholders in accordance with the requirements of the Bankruptcy Code and the Disclosure Statement Order.

C.                                    Am I entitled to vote on the Plan?  What will I receive from the Debtors if the Plan is consummated?

Your ability to vote and the distribution and consideration that you will receive under the Plan, if any, depend on what kind of claim or interest you hold.  As described in Section VI of this Disclosure Statement, Article III of the Plan creates categories of Holders of Claims and Equity Interests, each of which is referred to as a “Class.”  A summary of the Classes of Claims and Equity Interests and a description of each Class’s voting status are set forth in the Executive Summary of this Disclosure Statement.

You should refer to this entire Disclosure Statement and the Plan for a complete description of the classification and treatment of each Class of Claims and Equity Interests.

For more information about the treatment of Claims and Equity Interests, see “Description of the Joint Plan of Reorganization,” which begins on page 47.

D.                                    If the Plan provides that I get a distribution, when do I get it, and what do you mean when you refer to “Confirmation,” the “Effective Date,” and “consummation”?

“Confirmation” refers to approval of the Plan by the Bankruptcy Court.  Confirmation does not guarantee that you will receive the distribution indicated under the Plan.  After Confirmation, there are certain conditions that need to be satisfied or waived so that the Plan can be consummated or become effective.  “Effective Date” refers to the date that all conditions to the Plan have been satisfied or waived and the Plan has been fully consummated.  Distributions will be made on the Effective Date or as soon as practicable thereafter in accordance with Article III of the Plan (and for claims that are not yet Allowed, distributions will be further delayed).  See “Confirmation of the Plan,” which begins on page 86, for a discussion of the conditions to consummation.

E.                                    What is included in the solicitation packages to be sent to creditors who are eligible to vote on the Plan?

All parties in interest will receive notice of the Confirmation Hearing, which is the hearing at which the Debtors will seek Confirmation of the Plan.  Additionally, creditors who are eligible to vote on the Plan will receive appropriate solicitation materials, including ballots.  Specifically, accompanying this Disclosure Statement are, among other things, copies of (1) the Plan (attached as Exhibit A hereto); and (2) if you are entitled to vote, one or more ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan (collectively, the “Solicitation Package”).

The notices to be sent to parties in interest will state that this Disclosure Statement, the Plan, and all of the exhibits thereto are available for viewing by any party free of charge by contacting GCG at (i) (800) 761-8709, (ii) www.GOKRestructuring.com; or (iii) GeokineticsInfo@gcginc.com.

F.                                    When is the deadline to vote on the Plan?

The deadline is March 8, 2013 at 12:00 p.m. (prevailing Eastern time).

G.                                   How do I vote for or against the Plan?

This Disclosure Statement, accompanied by a ballot to be used for voting on the Plan, is being distributed to the Holders of Claims or Equity Interests entitled to vote on the Plan.  If you are a Holder of Claims or Equity Interests in Classes 4 or 7 you may vote for or against the Plan by completing the ballot and returning it in the envelope provided in accordance with the instructions provided on the ballot and in the procedures for casting ballots set forth in Section II.B of this Disclosure Statement.

DELIVERY OF BALLOTS

Ballots must be actually received by the Voting and Claims Agent by the Voting Deadline of 12:00 p.m. (prevailing Eastern time) on March 8, 2013 provided that Holders of Note Claims who hold Claims through a Nominee must deliver their Note Ballot to such Nominee to provide sufficient time for the Nominee to compile and submit a Master Ballot to the Voting and Claims Agent on or before the Voting Deadline.

Master Ballots and Ballots of Holders of Senior Preferred Equity Interests must be delivered to the Voting and Claims Agent at the following addresses:

Voting and Claims Agent:

Correspondence sent via U.S. mail should be sent to:

GOK Case Administration
c/o GCG
P.O. Box 9956
Dublin, OH 43017-5956

Correspondence sent by hand delivery or overnight courier should be sent to:

GOK Case Administration
c/o GCG
5151 Blazer Parkway, Suite A
Dublin, OH 43017

The Voting and Claims Agent will not accept ballots submitted by facsimile or electronic means.

* * * * * * *

If you have any questions on the procedure for voting on the Plan, please call the Voting and Claims Agent at the following telephone number:

(800) 761-8709

More detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Note Claims and Senior Preferred Equity Interests, as well as the procedures for casting ballots set forth in Section II.B of this Disclosure Statement.  For your vote to be counted, your ballot must be completed, signed and actually received by the Voting and Claims Agent by 12:00 p.m. (prevailing Eastern Time) on the Voting Deadline, March 8, 2013, provided that Holders of Note Claims who hold Claims through a Nominee must deliver their Note Ballot to such Nominee to provide sufficient time for the Nominee to compile and submit a Master Ballot to the Voting and Claims Agent on or before the Voting Deadline.

Any ballot that is properly executed by the Holder of a Note Claim or Senior Preferred Equity Interest, but that does not clearly indicate either an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, will not be counted.

Each Holder of a Note Claim or Senior Preferred Equity Interest may cast only one ballot for each Claim or Equity Interest held.  It is important to follow the specific instructions provided on each ballot.  For information regarding voting, see “Solicitation and Voting Procedures,” which begins on page 12.

H.                                   What is the effect of Confirmation on the Debtors’ ongoing businesses?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code.  As a result, unless otherwise set forth in the Plan, if the Plan is confirmed, the Debtors will not be liquidated or forced to go out of business.  Following Confirmation, the Plan will be consummated on the Effective Date, which is a date selected by the Majority Noteholders after which all conditions to consummation have been satisfied or waived.  See Article X of the Plan.  On or after the Effective Date, unless otherwise provided in the Plan, each Reorganized Debtor may operate their businesses and may use, acquire, or dispose of property and compromise or settle any Claims, Equity

Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

In the event that the Plan is not consummated, the Plan would be null and void in all respects.  Accordingly, any settlement or compromise, distribution on account of any Claim or Equity Interest, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan would be deemed null and void.

I.                                        Do the Debtors recommend voting in favor of the Plan?

Yes.  It is the Debtors’ opinion and belief that the Plan provides for a larger distribution to the Debtors’ creditors and equity holders than would result from any other available alternative.  The Debtors believe that the Plan is in the best interests of all Holders of Claims and Equity Interests.  Any other alternative, including a liquidation under chapter 7 of the Bankruptcy Code, would realize less value than the value to be afforded under the Plan.  Thus, the Debtors recommend that Holders of Claims and Equity Interests who are entitled to vote on the Plan vote to accept it.

IX.
DESCRIPTION OF CERTAIN MATERIAL AGREEMENTS, INSTRUMENTS
AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN

A.                                    Description of Exit Financing

Although there is currently no commitment by any party to enter into an Exit Facility Agreement with the Reorganized Debtors, the Reorganized Debtors expect to enter into the Exit Facility Agreement on the Effective Date.  The Confirmation Order shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Agreement, and such other Exit Facility Documents as the Exit Facility Lenders may reasonably require, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate the Exit Facility.  The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs.

Upon the date the Exit Facility Agreement becomes effective: (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver the Exit Facility Documents and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, (ii) the Exit Facility Documents shall constitute the legal, valid, and binding obligations of the Reorganized Debtors that are parties thereto, enforceable in accordance with their respective terms and (iii) no obligation, payment, transfer, or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff, or counterclaim.  The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any Liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such Liens and security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

B.                                    Description of Management Incentive Plan

On or as soon as reasonably practicable after the Effective Date, the New Board of Reorganized GOK shall be authorized to adopt a management incentive plan to provide designated members of senior management of the Debtors with shares of, units representing shares of or the value of a share of, and/or options to purchase shares of, up to 10% of the New Common Stock.  It is expected that the Management Incentive Plan will contain performance based and/or time-vesting grants and the specific identities of recipients, amounts and timing of grants and other terms and conditions will be determined by the New Board.

X.
POST-REORGANIZATION CAPITAL STRUCTURE

The following table sets forth the consolidated debt and capitalization of Reorganized GOK and its consolidated subsidiaries as of December 31, 2012, and as adjusted to give effect to the Plan as though it became effective on March 15, 2013 and applying a plan enterprise value of $280 million. (10)

	As of December 31, 2012
	Current	As Adjusted
Long-term debt
Revolving Credit Facility	$50.0	$0.0
Exit Facility (1)	—	56.0
Senior Secured Notes (2)	300.0	—
Total long-term debt	$350.0	$56.0

Equity
Series B-1 Senior Convertible Preferred Stock	$93.5	$0.0
Series C-1 Senior Convertible Preferred Stock	47.6	—
Series D Junior Preferred Stock	37.8	—
Existing Common Stock (3)	1.0	—
New Common Stock (4)	—	224.0
Total equity	$179.9	$224.0

Total capitalization	$529.9	$280.0

(1) Includes $6 million Class 7 Distribution pursuant to the Plan.

(2) Does not include accrued, but unpaid, interest.

(3) Market value of equity as of December 31, 2012.

(4) Based on Plan Value.

XI.
APPLICATION OF SECURITIES LAWS

A.                                    Solicitation of Votes Prior to Commencement of Chapter 11 Cases and Securities Act Section 3(a)(9)

The Company is relying on Securities Act section 3(a)(9) to exempt from the registration requirements of the Securities Act the offer the New Common Stock to the holders of the Notes that may be deemed to be made pursuant to the solicitation of votes on the Plan. Securities Act section 3(a)(9) provides an exemption from the registration requirements of the Securities Act for any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Neither GOK nor any of its direct or indirect subsidiaries has any contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting votes to accept or reject the Plan or for soliciting any exchanges

(10)  The estimates contained in the table assume the Company does not have excess cash on the Effective Date.  To the extent the Company has excess cash available and/or the Reorganized Debtors incur exit financing in excess of $56 million (as currently contemplated), the actual numbers will differ from the estimates contained in the table.

of Notes, except for reasonable, actual and necessary out-of-pocket expenses of mailing. In addition, none of its financial advisors nor those to the Plan Support Agreement, and no broker, dealer, salesperson, agent or any other person, has been engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the solicitation or the Plan (and the transactions contemplated thereby).

B.                                    Issuance and Resale of Securities under the Plan

Bankruptcy Code section 1145 generally exempts the issuance of a security from registration under the Securities Act (and any equivalent state securities or “blue sky” laws) if the following conditions are satisfied:  (i) the security is issued by a debtor (or its successor) under a chapter 11 plan; (ii) the recipient of the security holds a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the security is issued entirely in exchange for such claim or interest or is issued principally in exchange for such claim or interest and partly for cash or property.

Subject to limited exceptions, Bankruptcy Code section 1145 is not available to any entity that is defined as an “underwriter” as defined in Bankruptcy Code section 1145(b).  Bankruptcy Code section 1145(b) defines an underwriter as an entity who (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to the distribution of any security received or to be received in exchange for such a claim or interest; (B) offers to sell securities offered or sold under a plan for the holder of such securities; (C) offers to buy securities offered or sold under a plan from the holder of such securities, if such offer to buy is (i) with a view to the distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan; or (D) is an “issuer,” as used in Securities Act section 2(a)(11), with respect to such securities.  Issuer is defined for these purposes as any person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, the issuer (referred to in this Article XI as an “Affiliate”).  Control (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

Securities exempt from registration under Bankruptcy Code section 1145 may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided in Securities Act section 4(a)(1), which provides that the registration provisions of the Securities Act do not apply to transactions by persons other than issuers, underwriters or dealers.  In addition, such securities generally may be resold without registration under the state securities laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of securities issued under the Plan are advised to consult their own counsel as to the availability of any such exemption from registration in any given instance and as to any applicable requirements or conditions to such availability.

Securities distributed under the Plan to Affiliates of the Debtors, meaning persons in a “control” relationship with the Debtors, would not be eligible for the exemption provided in Securities Act section 4(a)(1).  However, Affiliates who receive securities under the Plan that would otherwise qualify for the exemption of Bankruptcy Code section 1145 might still be able to sell those securities without registration pursuant to Rule 144 of the Securities Act.  Rule 144 allows a holder of securities that is an Affiliate of an issuer (or was an Affiliate of an issuer within the past three months) to sell, without registration, the number of such securities that does not exceed, together with all sales of securities of the same class sold for the account of such holder (or group of holders whose sales are aggregated under Rule 144) within the preceding three months, the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the sale or date on which notice of such sale was filed, as they case may be, pursuant to Rule 144, if at such time the securities traded on a national securities exchange or automated quotation system of registered securities association, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements, and the availability of specified current public information regarding the issuer.  Because GOK intends to suspend its reporting requirements and/or deregister its securities, the current public information requirement under Rule 144 may not be met after the Effective Date to permit Affiliates or former Affiliates to sell GOK securities under Rule 144.

There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop, and no assurance can be given as to the prices at which they might be traded.  In addition, the New Shareholders Agreement will contain transfer restrictions limiting a stockholder’s ability to dispose of shares of New Common Stock.  See the term sheet attached as Exhibit G for a summary of the principal terms of the New Shareholders Agreement.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, AFFILIATE, OR DEALER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES.

THE DEBTORS RECOMMEND THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

C.                                    New Common Stock

The Plan provides that each Holder of an Allowed Class 4 Note Claim will receive in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Note Claim, its Pro Rata share of the Class 4 Distribution.  The Class 4 Distribution shall be issued and distribution of the Class 4 Distribution shall commence on the Effective Date.  In addition, unless otherwise agreed to by the Backstop DIP Lenders, Holders of DIP Claims will receive the DIP Equity Distribution.  The DIP Equity Distribution shall be issued and distribution of the DIP Equity Distribution shall commence on the Effective Date, unless otherwise agreed to by the Backstop DIP Lenders.

As discussed above, the Debtors believe that the issuance of the New Common Stock, including the DIP Equity Distribution, is exempt from the registration requirements of the Securities Act and equivalent state securities or “blue sky” laws pursuant to the exemptions contained, as applicable, in Bankruptcy Code section 1145, the Securities Act, and equivalent exemptions in state securities laws.

XII.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors and certain Holders of Claims and Equity Interests.  This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect.  Due to the lack of definitive judicial and administrative authority, substantial uncertainty may exist with respect to some of the tax consequences described below.  No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to any of the tax consequences of the Plan discussed below.  Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the U.S. federal income tax consequences of the restructuring of the Debtors.  No representations are being made regarding the particular tax consequences of Confirmation and consummation of the Plan to the Debtors or any holder. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

This summary does not apply to Holders of Claims or Equity Interests that are otherwise subject to special treatment under U.S. federal income tax law (including banks; governmental authorities or agencies; financial institutions; insurance companies; pass-through entities; tax-exempt organizations; brokers and dealers in securities, mutual funds; small business investment companies; employees; persons who receive their Claims or Equity Interests pursuant to the exercise of an employee stock option or otherwise as compensation; persons holding Claims or Equity Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction; and regulated investment companies).  Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors and Holders of

Allowed Claims and Equity Interests based upon their particular circumstances.  Additionally, this summary does not discuss any tax consequences that may arise under any laws other than U.S. federal income tax law, including under state, local, or foreign tax law.

For purposes of this summary, a “U.S. Holder” means a Holder of Claims or Equity Interests that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (x) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust or (y) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.  A “Non-U.S. Holder” means a Holder of Claims or Equity Interests that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate, or trust.

If an entity taxable as a partnership for U.S. federal income tax purposes holds Claims or Equity Interests, the U.S. federal income tax treatment of a partner (or other owner) of the entity generally will depend on the status of the partner (or other owner) and the activities of the entity.  Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity’s ownership or disposition of Claims, Equity Interests, or New Common Stock.

The U.S. federal income tax consequences of the Plan are complex.  The following summary is for information purposes only and is not a substitute for careful tax planning and advice based on the particular circumstances of each Holder of a Claim or Equity Interest.  Each Holder of a Claim or Equity Interest is urged to consult his, her, or its own tax advisors as to the U.S. federal income tax consequences, as well as other tax consequences, including under any applicable state, local, and foreign law, of the restructuring described in the Plan.

IRS CIRCULAR 230 DISCLOSURE:  TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX DISCUSSION CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE TAX CODE.  THE TAX DISCUSSION CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ATTACHMENTS) WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS DISCLOSURE STATEMENT.  EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.                                    Certain U.S. Federal Income Tax Consequences to the Reorganized Debtors

(i)                                    Cancellation of Debt and Reduction of Tax Attributes

As a result of the Plan, the Debtors’ aggregate outstanding indebtedness will be reduced.  In general, absent an exception, a debtor will recognize cancellation of debt (“COD”) income upon discharge of its outstanding indebtedness for an amount less than its adjusted issue price.  The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness discharged over (b) the sum of the issue price of any new indebtedness of the taxpayer issued, the amount of cash paid, and the fair market value of any other consideration, including stock of the Reorganized Debtors, given in exchange for such indebtedness at the time of the exchange.

A debtor is not, however, required to include any amount of COD income in gross income if such debtor is under the jurisdiction of a court in a chapter 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding.  Instead, as a price for the exclusion of COD income under the foregoing rule, Tax Code section 108 requires the debtor to reduce (as of the first day of the taxable year following the year of the debt discharge) its tax attributes by the amount of COD income that it excluded from gross income.  As a general rule, tax attributes will be reduced in the following order:  (i) net operating losses (“NOLs”); (ii) most tax credits; (iii) capital loss carryovers; (iv) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); and (v) foreign tax credits.  A debtor with COD income may elect to first reduce the basis of its depreciable assets under Tax Code section 108(b)(5).

The amount of COD income (and accordingly the amount of tax attributes required to be reduced) cannot be known with certainty until after the Effective Date.  Thus, although it is expected that a reduction of tax attributes will be required, the exact amount of such reduction cannot be predicted with certainty.

Any required reduction in tax attributes of a member of a consolidated group applies first to any tax attributes attributable to the debtor realizing the COD income at issue. To the extent that the debtor reduces its tax basis in the stock of another member of the consolidated group (which basis may not be reduced below zero), such other member is required to reduce its tax attributes by an equivalent amount.  Any remaining excluded COD income is generally applied to reduce the remaining consolidated tax attributes of other members of the group.

(ii)                                Limitation of Net Operating Loss Carry Forwards and Other Tax Attributes

The Debtors collectively will have unexpired NOL carryovers at the time of the Effective Date (and prior to any reduction under Tax Code section 108, described above in Section XII.A(i) of approximately $300 million, a significant portion of which is or may be subject to limitations, as discussed below, from prior ownership changes.  The precise amount of NOL carryovers and other tax attributes, including capital losses, that will be available to the Debtors collectively and individually after emergence is based on a number of factors and is impossible to calculate at this time.  Some of the factors that will impact the amount of available NOLs include the amount of tax losses incurred by the Debtors in 2012 and 2013, the value of the New Common Stock, and the amount of COD income, if any, realized by the Debtors under the Plan.

Under Tax Code sections 382 and 383, if a corporation undergoes an “ownership change,” the amount of its pre-change losses (remaining after reduction under Tax Code section 108) that may be utilized to offset future taxable income generally is subject to an annual limitation.  At this time, the Debtors anticipate that the issuance of the New Common Stock under the Plan is likely to result in an ownership change of the Debtors for these purposes and that the Debtors’ use of their pre-change losses is likely to be subject to limitation unless an exception to the general rules of Tax Code sections 382 and 383 applies.

a.                                      General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the ownership change occurs; 2.84% for January).  Under certain circumstances the annual limitation otherwise computed may be increased if the corporation (or the consolidated group) has an overall built-in gain in its assets at the time of the ownership change.  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

b.                                      Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”).  Under the 382(l)(5) Exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization.  If the 382(l)(5) Exception applies and the Debtors undergo another ownership change within two years after consummation of the Plan, then the Debtors’ annual limitation to use their pre-change losses against their future income would be reduced to zero.  The Debtors do not anticipate that they will qualify for the 382(l)(5) Exception; moreover, even if they do qualify for the 382(l)(5) Exception, the Debtors will consider whether the favorable consequences of the 382(l)(5) Exception (i.e., no limitation on the annual use of pre-Effective Date NOLs) outweigh the adverse consequences (i.e., an inability to use the NOLs if an ownership change occurs during the two years after emergence).

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor elects not to utilize it), a second special rule will generally apply (the “382(l)(6) Exception”).  Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of (i) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or (ii) the value of such debtor corporation’s assets (determined without regard to liabilities, but with certain adjustments) immediately before the ownership change.  This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the ownership change.  The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that, under the 382(l)(6) Exception, the debtor corporation is not required to reduce its NOLs by the amount of interest deductions claimed during the current year and three preceding years with respect to the debt converted to equity, and the debtor may undergo a change of ownership within two years without reducing the annual limitation on its NOLs to zero.

(iii)                            Special Considerations in the Application of COD Rules and Reduction of Tax Attributes to Debtors

As described above, the Debtors will have NOLs and other tax attributes at the time of the Effective Date.  These tax attributes may be available for reduction as part of the COD income exclusion under Tax Code section 108.  Under the consolidated section 108 rules, the entity that realizes but does not recognize COD income is required to reduce its tax attributes.  NOLs or other tax attributes allocable to other members of the consolidated group generally are not reduced to the extent that the member having the excluded COD income has tax attributes that can be reduced—whether NOLs, capital losses, tax credits, or basis in its assets or a subsidiary.

(iv)                              Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s AMT income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change within the meaning of Tax Code section 382 and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future years when the corporation is not subject to the AMT.  Any unused credit is carried forward indefinitely.

B.                                    Certain U.S. Federal Income Tax Consequences to the U.S. Holders under the Plan

The U.S. federal income tax consequences of the Plan to U.S. Holders and the character, amount, and timing of income, gain, or loss recognized as a consequence of the Plan and the distributions provided for or by the Plan generally will depend upon, among other things, (i) the manner in which a Holder acquired a Claim, (ii) the length of time a Claim has been held, (iii) whether the Claim was acquired at a discount, (iv) whether the U.S. Holder has taken a bad debt deduction in the current or prior years, (v) whether the U.S. Holder has previously included accrued but unpaid interest with respect to a Claim, (vi) the U.S. Holder’s method of tax accounting, (vii) whether the U.S. Holder will realize foreign currency exchange gain or loss with respect to a Claim, and (viii) whether a Claim is an installment obligation for U.S. federal income tax purposes.  U.S. Holders of Claims are assumed to hold their Claims as “capital assets” under Tax Code section 1221 unless stated otherwise.  Therefore, U.S. Holders of Claims are urged to consult their tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to such Holders as a result thereof.

(i)                                    Consequences to U.S. Holders of Allowed Other Priority Claims, Other Secured Claims, Credit Facility Claims and Unsecured Trade Claims

Pursuant to the Plan, each Allowed Other Priority Claim, Other Secured Claim, Credit Facility Claim and Unsecured Claim will be Unimpaired by the Plan.  If a U.S. Holder of an Allowed Other Priority Claim, Allowed Other Secured Claim, Allowed Credit Facility Claim or Allowed Unsecured Claim receives Cash in satisfaction of its Claim, the satisfaction should be treated as a taxable disposition under section 1001 of the Tax Code.  A U.S. Holder should recognize gain or loss equal to the difference between (x) the amount of Cash received and (y) the U.S. Holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).  The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, whether the Claim constitutes a capital asset in the hands of the U.S. Holder and how long is has been held, whether the Claim was acquired at a market discount (as described below in Section XII.B(vii)), and whether and to what extent the U.S. Holder previously had claimed a bad debt deduction.  To the extent that the Cash received in the exchange is allocable to accrued but unpaid interest that has not already been taken into income by the U.S. Holder, the U.S. Holder may recognize ordinary interest income (see Section XII.B(iii) below for further information).  If a U.S. Holder of an Allowed Other Priority Claim, Allowed Other Secured Claim, Allowed Credit Facility Claim or Allowed Unsecured Claim does not receive Cash in satisfaction of its Claim under the Plan, such U.S. Holder will not incur any tax consequences as a result of the Plan.

(ii)                                Consequences to U.S. Holders of DIP Claims

Pursuant to the Plan, the U.S. Holders of DIP Claims will receive their pro rata shares of the DIP Equity Distribution, which consists of New Common Stock.  The U.S. federal income tax consequences of the Plan to U.S. Holders of DIP Claims will depend on whether the Claims surrendered constitute “securities” for U.S. federal income tax purposes, as described below in Section XII.B(iii).  At this time, the Debtors intend to take the position that the DIP Facility is not a security for U.S. federal income tax purposes, and the following discussion assumes that the DIP Facility is not a security.

The exchange of a DIP Claim for New Common Stock should be treated as a taxable exchange for U.S. federal income tax purposes.  A U.S. Holder generally should recognize the gain or loss realized on the exchange.  The character of such recognized gain or loss as capital gain or loss or as ordinary income or loss should depend, among other things, on the application of the market discount rules described below in Section XII.B(vii), and a U.S. Holder may recognize ordinary income to the extent that a portion of the New Common Stock received in exchange for a Claim is treated as received in satisfaction of accrued but unpaid interest on the Claim.  If recognized gain is capital gain, it generally would be short-term capital gain (taxed at ordinary income rates) if the U.S. Holder did not hold its Claim for more than one year at the time of the exchange.  The use of capital losses may be subject to certain limitations as described below.  In general, a U.S. Holder’s basis in the property received should equal the fair market value of the property as of the Effective Date and a U.S. Holder’s holding period for the property received should begin on the day following the Effective Date.

(iii)                            Consequences to U.S. Holders of Allowed Note Claims

Pursuant to the Plan, each U.S. Holder of Allowed Note Claims will receive its pro rata share of the Class 4 Distribution, which consists of 100% of the New Common Stock less any New Common Stock distributed to the DIP Facility Lenders to satisfy the DIP Claims and subject to dilution from the Management Incentive Plan.  The U.S. federal income tax consequences of the Plan to U.S. Holders of Allowed Note Claims will depend, in part, on whether the Claims surrendered constitute “securities” for U.S. federal income tax purposes and whether GOK, as guarantor of the surrendered debt, can be viewed as an obligor on the debt underlying the Allowed Note Claims.  The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  Whether a debt instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes.  These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.  The treatment of the Notes, which have a maturity of five years, is unclear.

It is also unclear whether GOK can be viewed as the obligor on the debt underlying the Allowed Note Claims by virtue of its obligations as guarantor of the Notes.  In a private letter ruling, the IRS determined that no gain or loss would be recognized by the holders of certain debentures upon the conversion of the debentures into stock of a parent corporation, relying on the fact that the parent corporation had guaranteed payment on the debentures.  However, a private letter ruling is not binding on the IRS and there can be no assurance that the IRS will treat GOK as an obligor on the debt underlying the Allowed Note Claims for U.S. federal income tax purposes.

Assuming the Notes constitute a security and GOK is properly viewed as an obligor on the debt underlying the Allowed Note Claims, the exchange of an Allowed Notes Claim for New Common Stock should qualify as a recapitalization or other nonrecognition transaction for U.S. federal income tax purposes.  In such case, a U.S. Holder would not recognize gain or loss on the exchange, nor would such U.S. Holder be permitted to recognize a “bad debt” or “worthless security” deduction with respect to such Claim, in whole or in part.  However, a U.S. Holder may recognize ordinary income to the extent that a portion of the consideration received in exchange for a Claim is treated as received in satisfaction of accrued but untaxed interest on the Claim, as described below in Section XII.B(viii).  The U.S. Holder’s tax basis in the New Common Stock that it receives in exchange for its Claim, apart from any amounts attributable to accrued but unpaid interest, generally should equal the U.S. Holder’s tax basis in its surrendered Claim.   The holding period of any such New Common Stock received under the Plan, apart from amounts allocable to accrued but untaxed interest, generally should include the holding period of such surrendered Claim.

Depending on how the exchange is characterized for U.S. federal income tax purposes, nonrecognition treatment could also apply if the Notes are properly treated as a security for U.S. federal income tax purposes, but GOK Holdings, and not GOK, is viewed as the obligor on the Notes.  Under IRS Revenue Ruling 59-222, it is possible that the transaction could be characterized as if a U.S. Holder of Allowed Note Claims had exchanged its Claims for stock of GOK Holdings and then exchanged that stock for New Common Stock in a transaction or series of transactions qualifying for nonrecognition treatment for U.S. federal income tax purposes.  However, it is expected that GOK will contribute the New Common Stock to GOK Holdings, and GOK Holdings in turn will transfer such Stock to the U.S. Holders in satisfaction of their Allowed Note Claims.  Accordingly, although the matter is not entirely free from doubt, if the exchange of Allowed Note Claims for New Common Stock is characterized in a manner consistent with these foregoing steps, the exchange should not qualify for nonrecognition treatment for U.S. federal income tax purposes, and a U.S. Holder should have the U.S. federal income tax consequences set forth in the immediately following paragraph, as if the Notes did not constitute a security.

If the Notes do not constitute a security, the exchange of an Allowed Note Claim for New Common Stock should be treated as a taxable exchange for U.S. federal income tax purposes.  A U.S. Holder generally should recognize the gain or loss realized on the exchange.  The character of such recognized gain or loss as capital gain or loss or as ordinary income or loss should depend, among other things, on the application of the market discount rules, and a U.S. Holder may recognize ordinary income to the extent that a portion of the New Common Stock received in exchange for a Claim is treated as received in satisfaction of accrued but unpaid interest on the Claim.  If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange.  The use of capital losses may be subject to certain limitations as described below.  In general, a U.S. Holder’s basis in the property received should equal the fair market value of the property as of the Effective Date and a U.S. Holder’s holding period for the property received should begin on the day following the Effective Date.

Given the uncertainty regarding the status of the Notes as “securities,” the status of GOK as an obligor on the debt underlying the Allowed Note Claims by virtue of acting as guarantor on the Notes, and the characterization of the exchange for U.S. federal income tax purposes, GOK currently intends to take the position that the exchange of the Allowed Note Claims for New Common Stock is a taxable exchange, but the matter remains under continuing study.  You are urged to consult your own tax advisor regarding U.S. federal income tax consequences of the exchange of your Claim for New Common Stock.

(iv)                              Consequences to U.S. Holders of Allowed Senior Preferred Equity Interests

Pursuant to the Plan, a U.S. Holder of an Allowed Senior Preferred Equity Interest will receive its pro rata share of the Class 7 Distribution, which consists solely of Cash.  The Debtors have historically treated the Class C-1 and the Class D Preferred Stock as debt for U.S. federal income tax purposes, and the Class B-1 Preferred Stock as equity for U.S. federal income tax purposes.  It is possible that Class C-1 and Class D Preferred Stock will be treated as equity for U.S. federal income tax purposes under the Plan.

If a U.S. Holder of an Allowed Senior Preferred Equity Interest receives Cash in satisfaction of its Senior Preferred Equity Interest, the satisfaction should be treated as a taxable exchange under section 1001 of the Tax Code.  If the Allowed Senior Preferred Equity Interest is treated as a debt for U.S. federal income tax purposes, then, subject to the “market discount” rules described below in Section XII.B(vii), the U.S. Holder should recognize capital gain or loss (which capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held its Senior Preferred Equity Interest for more than one year) equal to the difference between (x) the amount of Cash received and (y) the U.S. Holder’s adjusted tax basis in its Senior Preferred Equity Interest.  To the extent that the Cash received in the exchange is allocable to accrued but unpaid interest that has not already been taken into income by the U.S. Holder, the U.S. Holder may recognize ordinary interest income (see Section XII.B(viii) below for further information).  If the Allowed Senior Preferred Equity Interest is treated as equity for U.S. federal income tax purposes, then assuming no dividends have been declared the U.S. Holder should recognize capital gain or loss (which capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held its Senior Preferred Equity Interest for more than one year) equal to the difference between (x) the amount of Cash received and (y) the U.S. Holder’s adjusted tax basis in its Senior Preferred Equity Interest.

(v)                                  Consequences to U.S. Holders of Junior Preferred Equity Interests and Other Equity Interests

U.S. Holders of Junior Preferred Equity Interests and Other Equity Interests, which are being cancelled under the Plan (except as provided in Section III.C.(x) of the Plan), will be entitled to claim a worthless securities deduction (assuming that the taxable year that includes the Effective Date of the Plan is the same taxable year in which such stock or security first became worthless and only if such U.S. Holder had not previously claimed a worthless securities deduction with respect to any Other Equity Interest) in an amount equal to the U.S. Holder’s adjusted basis in its Junior Preferred Equity Interests and Other Equity Interests.  The loss will be treated as a capital loss.  The use of capital losses may be subject to certain limitations as described below.

(vi)                              Ownership and Disposition of New Common Stock

Distributions made with respect to New Common Stock received under the Plan generally will be treated as dividends to a U.S. Holder to the extent of current and accumulated earnings and profits of GOK as determined under U.S. federal income tax principles, at the end of the tax year of the distribution.  To the extent that the distributions exceed the current and accumulated earnings and profits of GOK, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the New Common Stock and thereafter as capital gain.  Corporate U.S. Holders generally will be entitled to claim the dividends-received deduction with respect to dividends paid on New Common Stock, subject to applicable restrictions, including satisfaction of applicable holding period requirements.

Upon the sale or other disposition of New Common Stock received under the Plan, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) the U.S. Holder’s adjusted tax basis in the New Common Stock.  Such capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such New Common Stock is more than one year.  The deductibility of capital losses is subject to limitations.

However, as discussed below in Section XII.B(vii), in the case of an exchange of Allowed Note Claims that qualifies as a recapitalization for U.S. federal income tax purposes, a portion of any gain recognized upon a subsequent disposition of any New Common Stock received may be treated as ordinary income to the extent of any carryover of accrued market discount not previously included in income.

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of capital assets for taxable years beginning after December 31, 2012.  For individual U.S. Holders, the modified gross income thresholds for this added tax are $250,000 for married joint filers, $200,000 for single or head of household filers, and $125,000 for married separate filers.  U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of New Common Stock.

(vii)                          Market Discount

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price, in each case by at least a de minimis amount.  Under the market discount rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a U.S. Holder did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the U.S. Holder recognizes in the exchange.

In the case of an exchange of Claims that qualifies as a recapitalization, the Tax Code indicates that, under Treasury regulations to be prescribed, any accrued market discount in respect of the Claims in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount should carry over to any nonrecognition property received in exchange therefor (i.e., to any New Common Stock received).  To date, specific Treasury regulations implementing this rule have not been issued.

(viii)                      Accrued but Unpaid Interest

A portion of the consideration received by participating U.S. Holders may be attributable to accrued but unpaid interest with respect to their Claims.  Such amount should be taxable to the U.S. Holders as ordinary interest income to the extent that the accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes.  Conversely, a U.S. Holder generally recognizes a deductible loss to the extent that any accrued interest was previously included in income and is not paid in full.  The Plan contemplates that the Debtors will allocate for U.S. federal income tax purposes all distributions in respect of any Claim as the Plan provides first to the principal amount of such Claim, and thereafter to accrued but unpaid interest, pursuant to the Plan.  Certain legislative history indicates that an allocation of consideration between principal and interest provided for in a bankruptcy plan of reorganization is binding for U.S. federal income tax purposes.  However, no assurance can be given that the IRS will not challenge such allocation.  If a distribution with respect to a Claim as the Plan provides is allocated entirely to the principal amount of such Claim, a U.S. Holder may be entitled to claim a loss to the extent of any accrued but unpaid interest on the Claim that was previously included in the U.S. Holder’s gross income.  U.S. Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income.

(ix)                              Limitations on Use of Capital Losses

U.S. Holders of Claims who recognize capital losses as a result of the distributions under the Plan will be subject to limits on their use of capital losses.  For non-corporate Holders, capital losses may be used to offset any capital gains (without regard to holding periods), plus ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains.  Holders, other than corporations, may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years.

For corporate Holders, losses from the sale or exchange of capital assets may be used to offset only capital gains.  Holders who have more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years.  Corporate Holders may carry over unused capital losses for only the five years following the capital loss year, but they are allowed to carry back unused capital losses to the three years preceding the capital loss year.

(x)           Information Reporting and Backup Withholding

In general, U.S. Holders (other than corporations and other exempt Holders) will be subject to information reporting requirements with respect to interest, dividends, and other taxable distributions paid in respect of, and the proceeds from a sale, redemption, or other disposition of, the New Common Stock, if applicable.  In addition, such U.S. Holders may be subject to backup withholding on such payments if such U.S. Holder (i) fails to provide an accurate tax identification number to the payor, (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns, or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS on a timely basis.  A U.S. Holder should consult its tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

C.                                    General U.S. Federal Income Tax Consequences to Non-U.S. Holders

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex.  Each Non-U.S. Holder should consult with its own tax advisor to determine the effect of U.S. federal, state, local, and foreign income tax laws, as well as treaties, with regard to its participation in the transactions contemplated by the Plan, and its ownership of Claims, Equity Interests, and New Common Stock.

(i)                                    Tax Consequences to Non-U.S. Holders of Plan

a.                                      Tax Consequences of Non-U.S. Holders Under the Plan

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any New Common Stock and Cash received in the Plan, unless (i) such Non-U.S. Holder is engaged in a trade or business in the United States to which income, gain, or loss from the exchange is “effectively connected” for U.S. federal income tax purposes or (ii) such Non-U.S. Holder is an individual and is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

b.                                      Non-U.S. Holders of New Common Stock

If a Non-U.S. Holder receives New Common Stock under the Plan, distributions of cash and property that Reorganized Debtors make in respect of New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  Distributions of cash and property that constitute dividends for U.S. federal income tax purposes generally will be subject to U.S. federal withholding at a 30% rate, unless a reduced rate is prescribed by an applicable income tax treaty.  If the amount of a distribution exceeds current and accumulated earnings and profits of GOK, such excess first will be treated as a return of capital to the extent of a Non-U.S. Holder’s tax basis in the New Common Stock and thereafter will be treated as a gain from the disposition of such New Common Stock, subject to tax as described below in Section XII.C(i)d.

In order to obtain a reduced rate of U.S. withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty.  If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.  Each Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under a treaty.

The U.S. federal withholding tax described above will not apply to dividends paid to a Non-U.S. Holder if such dividends represent U.S. trade or business income for the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States because the dividends are otherwise subject to tax in the United States as part of their trade or business income.

c.                                       Effectively Connected Income and Loss

If a Non-U.S. Holder is engaged in a trade or business in the United States and if dividends received in respect of New Common Stock, or gain or loss realized on the disposition of New Common Stock are “effectively connected” with the conduct of such U.S. trade or business, any such dividends, gain, or loss realized by the Non-U.S. Holder will be subject to full net-basis U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  In addition, if the Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a “branch profits tax” on earnings and profits effectively connected with such U.S. trade or business (subject to certain adjustments) at a rate of 30%, unless the branch profits tax is reduced or eliminated by an applicable income tax treaty.  Even though any such effectively connected income would be subject to income tax, and might also be subject to branch profits tax, it would not be subject to withholding tax if the Non-U.S. Holder satisfied the applicable certification requirements described above.  Non-U.S. Holders should discuss the applicability of the “effectively connected” rules with their tax advisors.

d.                                      Sale, Exchange, or Disposition of New Common Stock

Subject to the discussion below concerning backup withholding, if a Non-U.S. Holder owns New Common Stock, the Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain or loss realized on the sale, exchange, or other taxable disposition of such New Common Stock unless:

•                                          the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met;

•                                          such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; or

•                                          the New Common Stock are “United States real property interests” within the meaning of Section 897 of the Code.

GOK has determined that it should not be treated as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Tax Code and, therefore, GOK should not treat the New Common Stock as “United States real property interests” within the meaning of Section 897(c)(1) of the Tax Code.

(ii)                                Information Reporting and Backup Withholding for Non-U.S. Holders

Unless certain exceptions apply, the Debtors and Reorganized Debtors must report annually to the IRS and to each Non-U.S. Holder any interest paid during the taxable year, as well as the amount of any dividends paid to the Non-U.S. Holder (whether such dividend income is subject to U.S. withholding tax or is exempt from such tax pursuant to an income tax treaty).  Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder resides.

Under current U.S. federal income tax law, backup withholding tax will not apply to payments of dividends by the Debtors or their paying agent if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or successor form), or otherwise establishes its eligibility for an exemption, provided that the Debtors or their paying agent, as the case may be, do not have actual knowledge or reason to know that the payee Non-U.S. Holder is a U.S. person.

Withholding and backup withholding are not additional taxes.  Any amounts withheld from a payment to a Non-U.S. Holder under the withholding or backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the Holder furnishes the required information to the IRS.  A Non-U.S. Holder should consult its tax advisor regarding the application of information reporting, withholding, and backup withholding in such Holder’s particular situation, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

(iii)                            FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding on the receipt of “withholdable payments.”  For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including dividends, if any, on shares of New Common Stock), and also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include New Common Stock).  FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

As currently proposed, FATCA withholding rules would apply to U.S.-source payments made after December 31, 2013, and to payments of gross proceeds from the sale or other disposition of property of a type which can produce U.S. source interest or dividends that occurs after December 31, 2016.  Although administrative guidance and proposed Treasury Regulations have been issued, Treasury Regulations implementing the new FATCA regime have not yet been finalized and the exact scope of these rules remains unclear and potentially subject to material changes.

Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such Non-U.S. Holder’s ownership of New Common Stock.

D.                                    Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE, IN MANY CASES, UNCERTAIN AND MAY VARY, DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, AND LOCAL AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

XIII.
ANTICIPATED INITIAL MOTIONS OF THE CHAPTER 11 CASES AND CERTAIN RELATED RELIEF

The Debtors are soliciting the requisite acceptances of the Plan prior to filing any voluntary petitions for reorganization of the Debtors under chapter 11 of the Bankruptcy Code. The Debtors anticipate that by beginning solicitation in advance of commencing any Chapter 11 Cases, the duration of the Chapter 11 Cases will be significantly shortened, and the administration of the cases, which otherwise could be lengthy, complex, and extremely expensive, will be greatly simplified and less costly.

A.                                    “First-Day” Motions and Related Relief

After the solicitation of votes for acceptance of the Plan, the Debtors intend to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code.  If for any reason the Debtors determine (with the consent of the Majority Noteholders) to file voluntary petitions during the solicitation in accordance with Bankruptcy Code section 1125(g), the voting period shall remain open and parties may nonetheless submit votes to accept or reject the Plan until the Voting Deadline.  At the time of commencement of the Chapter 11 Cases, all creditor actions and proceedings against the Debtors and all acts to obtain property from the Debtors will be stayed under Bankruptcy Code section 362.  The Debtors will continue to operate their businesses and manage their property as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108.

The Debtors do not expect the Chapter 11 Cases to be protracted.  To ensure a smooth transition to operations in chapter 11, the Debtors intend to file a number of motions with the Bankruptcy Court seeking relief designed to, among other things, prevent interruptions to the Debtors’ businesses, ease the strain on the Debtors’ relationship with certain essential constituents, and provide access to immediate financing, as discussed below.  Such relief, if granted, will facilitate the administration of the Chapter 11 Cases.  There can be no assurance, however, that the Bankruptcy Court will grant the relief sought.

(i)                                    Procedural Orders

To facilitate a smooth and efficient administration of the Debtors’ chapter 11 cases, and to minimize the impact on daily business operations, the Debtors intend to request the entry of certain “procedural” orders including (a) the joint administration of each of the Debtors’ 11 chapter 11 cases; (b) authorization to prepare a list of creditors and file a consolidated list of the Debtors’ 30 largest unsecured creditors; (c) authorization to not file a statement of financial affairs and an extension of time to file schedules; (d) the establishment of deadlines and procedures for filing proofs of claim and approval of the form and manner of notice thereof; (e) authorization to redact portions of the schedules and statements and file portions of their list of creditors and other pleadings and documents under seal to protect confidential commercial information; (f) authorization to prevent certain transfers of, or declarations of worthlessness with respect to, certain classes of GOK’s equity securities; (g) authorization to establish procedures for the payment of professionals retained in the chapter 11 cases.

(ii)                                Operational Orders

Recognizing that any interruption of the Debtors’ business, even for a brief period of time, would negatively impact their operations, and to facilitate the stabilization of their businesses and effectuate a smooth transition into operating as debtors in possession, the Debtors intend to seek orders authorizing them to, among other things:

•                                          pay pre-petition wages, salaries, and other compensation, reimbursable employee expenses, and employee medical and other benefits;

•                                          maintain their existing cash management systems for collecting, transferring and distributing cash generated and utilize by business operations;

•                                          pay pre-petition claims of certain domestic critical vendors, including critical landowners, and pay pre-petition claims of shippers and warehousemen that may have or be able to assert liens on the Debtors’ property;

•                                          pay pre-petition claims of certain foreign vendors, suppliers, and other creditors of the Debtors’ Angola and Bangladesh operations for goods and services;

•                                          pay certain taxes that accrued pre-petition, but were unpaid as of the Petition Date, as well as any taxes that accrue over the course of their Chapter 11 Cases;

•                                          continue to administer their pre-petition insurance coverage policies and practices; and

•                                          establish procedures for providing adequate assurance of future payment to utility providers.

(iii)                            Retention of Professionals

On the Petition Date or shortly thereafter, the Debtors intend to file various applications seeking Bankruptcy Court approval to retain certain professionals to assist the Debtors with their duties as debtors in possession and to represent their interests in the Chapter 11 Cases, including the following:

•                                          Akin Gump Strauss Hauer & Feld LLP, as lead restructuring counsel;

•                                          Richards, Layton & Finger, as local restructuring counsel in Delaware;

•                                          Rothschild Inc., as financial advisor and investment banker;

•                                          GCG, as claims and noticing agent and as administrative agent;

•                                          UHY LLP, as independent auditor; and

•                                          Ernst & Young, as tax services provider.

In addition to these professionals, the Debtors intend to seek authority to retain various law firms and professionals to advise them with respect to certain of the Debtors’ daily business operations, including corporate, securities, and regulatory matters and pending litigation matters.

B.                                    Motion to Schedule Hearing on the Disclosure Statement and Confirmation of the Plan

The Debtors intend to request that the Bankruptcy Court enter an order scheduling a combined hearing on this Disclosure Statement and Confirmation of the Plan for a date not more than 30 days following the Petition Date.  At the Confirmation Hearing, the Debtors will seek approval of the confirmation of the Plan pursuant to Bankruptcy Code section 1129.  At that time, the Debtors will also request that the Bankruptcy Court approve the commencement of the solicitation of votes on the Plan prior to the commencement of the Chapter 11 Cases and, if necessary, the continuation of that solicitation after the Petition Date.

C.                                    Debtor-in-Possession Financing

In addition to the initial procedural and operational relief described above, to continue operating during and fund the Chapter 11 Cases, on the Petition Date, the Debtors plan to seek the Bankruptcy Court’s approval to obtain debtor in possession financing provided by certain of the Debtors’ Noteholders and fully backstopped by the Backstop DIP Lenders.  Pursuant to the DIP Loan Agreement, the DIP Lenders will commit to provide the DIP Facility in an aggregate principal amount of up to $25 million, subject to approval by the Bankruptcy Court, conditions, and certain limitations and a budget approved by the Backstop DIP Lenders.  The DIP Facility is to be secured by liens on the Debtors’ assets that are junior to the Credit Facility and senior to all other liens,(11) including the liens securing the Notes.

The DIP Borrowing Obligations will bear interest at a rate equal to 9.25% per annum, and such interest will be payable monthly. The Plan provides that, unless otherwise agreed to by the Backstop DIP Lenders, all DIP Borrowing Obligations under the DIP Facility shall be converted into New Common Stock at a 20% discount to Plan value.  If the DIP Facility matures prior to the Effective Date, the DIP Facility must be paid in full in Cash.

A summary of the principal terms of the DIP Facility is set forth in Exhibit 1 to the Plan Support Agreement, which is attached hereto as Exhibit G. As noted above, the Backstop DIP Lenders have committed, subject to certain terms and conditions, including approval of the DIP Facility by the Bankruptcy Court, to backstop

(11)  The liens securing the DIP Facility shall also be subject to the Carve-Out.

the entire amount of the DIP Facility; however, participation in the DIP Facility will be available to all Noteholders that (i) are accredited investors within the meaning of the U.S. security laws and (ii) hold over $1 million in principal amount of the Notes, provided that such Noteholders inform the DIP Agent of their desire to participate as a lender in the DIP Facility no later than 5 days after the interim DIP Financing Order is entered by the Bankruptcy Court, a copy of which interim DIP Financing Order may be found at http://www.gokrestructuring.com.  The proportionate share of the loans under the DIP Facility to be allocated to each Noteholder that is eligible and wishes to participate in the DIP Facility will be based on such Noteholder’s Pro Rata share of the Notes.

THIS DISCLOSURE STATEMENT IS NOT AN OFFER OR A SOLICITATION OF AN ELECTION TO PARTICIPATE IN THE DIP FACILITY AND THE TERMS AND DETAILS FOR ANY PARTICIPATION IN THE DIP FACILITY WILL BE MADE THROUGH SEPARATE OFFER DOCUMENTS.

D.                                    The Claims Process

(i)                                    Filing of the Debtors’ Schedules of Assets and Liabilities

The Debtors intend to file their schedules of assets and liabilities (collectively, the “Schedules”) pursuant to Bankruptcy Code section 521 and Bankruptcy Rule 1007 on the Petition Date or shortly thereafter.  The Schedules provide information concerning each of the Debtors’ assets, liabilities (including accounts payable), executory contracts, and other financial information as of the Petition Date.  Copies of the Schedules will be available free of charge by accessing http://www.gokrestructuring.com.  The Schedules include list of the intercompany receivables owed to each of the Debtors by other Debtors and non-Debtor Affiliates.  The Debtors intend to seek an extension of their time to file statements of financial affairs, and a waiver of this requirement in the event the Plan is confirmed within sixty (60) days.

(ii)                                Establishment of the Bar Date for Asserting Claims

The Debtors will also seek Bankruptcy Court authority to establish the deadline by which each person or entity asserting a claim against any of the Debtors is required to file written proof of such claim.  The Debtors will provide written notice of the Bar Date to each of the parties and entities identified as creditors on the Schedules and to all known actual or potential creditors of the Debtors according to the Debtors’ books and records at the time of mailing of the notice.  The Debtors will review all proofs of claim that have are asserted against their estates and determine whether it is appropriate to object to the validity and amount of such claims.

XIV.
CONFIRMATION OF THE PLAN

A.                                    Requirements for Confirmation of the Plan

Among the requirements for Confirmation are the following:  (i) the Plan is accepted by all Impaired Classes or, if the Plan is rejected by an Impaired Class, it does not discriminate unfairly and is fair and equitable as to such Class; (ii) the Plan is feasible; and (iii) the Plan is in the best interests of Holders of Claims and Equity Interests that are Impaired under its provisions.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of Bankruptcy Code section 1129.  The Debtors believe that the Plan satisfies or will satisfy all of the necessary requirements of chapter 11 of the Bankruptcy Code.  Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the applicable confirmation requirements of the Bankruptcy Code section 1129 set forth below:

•                                          The Plan complies with the applicable provisions of the Bankruptcy Code.

•                                          The Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•                                          The Plan has been proposed in good faith and not by any means forbidden by law.

•                                          Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment, (i) if made before Confirmation, is reasonable, or (ii) if it is to be fixed after Confirmation, subject to the approval of the Bankruptcy Court is reasonable.

•                                          Either each Holder of an Impaired Claim or Equity Interest in the Debtors has accepted (or is deemed to have accepted) the Plan, or each non-accepting Holder will receive or retain under the Plan on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•                                          Each Class of Claims or Equity Interests that is entitled to vote on the Plan will have accepted the Plan, or the Plan can be confirmed without the approval of the Class pursuant to Bankruptcy Code section 1129(b).

•                                          Except to the extent that the Holder of a particular Claim agrees to a different treatment of its Claim, the Plan provides that Administrative Expenses and Priority Non-Tax Claims will be paid in full on the Effective Date or as soon thereafter as is reasonably practicable.

•                                          At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•                                          Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•                                          All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

B.                                    Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, Bankruptcy Code section 1129(a)(7) requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an interest in such class either (i) has accepted the plan or (ii) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if a debtor liquidated under chapter 7 of the Bankruptcy Code.  To make these findings, a bankruptcy court must (i) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if each of a debtor’s chapter 11 cases were converted to a chapter 7 case and the assets of such debtor’s estate were liquidated, (ii) determine the liquidation distribution that each non-accepting holder of a claim or an interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7, and (iii) compare the holder’s liquidation distribution to the distribution under the plan that the holder would receive if the plan were confirmed and consummated.

To satisfy the requirements of Bankruptcy Code section 1129(a)(7), the Debtors, together with their retained advisors, prepared the liquidation analysis attached as Exhibit C to this Disclosure Statement (the “Liquidation Analysis”).  Based on the Liquidation Analysis, the Debtors believe that Holders of Claims against and Equity Interests in the Debtors will receive property of equal or greater value as of the Effective Date under the Plan than such Holders would receive in a chapter 7 liquidation and that the Plan will therefore meet the best interests test provided in Bankruptcy Code section 1129(a)(7).

C.                                    Feasibility/Financial Projections

Bankruptcy Code section 1129(a)(11) requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan.  As part of this analysis, the Debtors have prepared the projections attached to this Disclosure Statement as Exhibit D.  Based upon the projections, the Debtors believe that they will be viable entities following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

THE PROJECTIONS ATTACHED AS EXHIBIT D, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN.  THE PROJECTIONS WERE PREPARED IN JANUARY 2013.  WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF THESE CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED.  THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE PROJECTIONS.

D.                                    Acceptance by Impaired Classes

Except as described in the following Section, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan, with respect to each debtor entity, in order for it to be confirmed.  A class that is not impaired under a plan is deemed to have accepted the plan, and, therefore, solicitation of acceptances with respect to the class is not required.  A class is impaired unless the plan (i) leaves unaltered the legal, equitable, and contractual rights to which the claim or the interest entitles the holder of the claim or interest or (ii) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Bankruptcy Code section 1126(c) defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims held by holders that actually voted to accept or to reject the plan.  Thus, a class of claims will have voted to accept the plan only if holders of at least two-thirds in amount and a majority in number of such claims actually voting cast their ballots in favor of acceptance.  For a class of impaired interests to accept a plan, Bankruptcy Code section 1126(d) requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests held by holders that actually voted to accept or reject the plan.  Thus, a class of interests will have voted to accept the plan only if holders of at least two-thirds in amount actually voting cast their ballots in favor of acceptance.

E.                                    Confirmation Without Acceptance by All Impaired Classes/Fair and Equitable Test

Bankruptcy Code section 1129(b) allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted the plan, provided that the plan has been accepted by at least one impaired class, without counting the votes of insiders.  Pursuant to Bankruptcy Code section 1129(b), notwithstanding an impaired class rejection or deemed rejection of a plan, a plan may be confirmed in a procedure commonly known as “cramdown,” so long as the plan does not discriminate unfairly and is fair and equitable with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

(i)                                    No Unfair Discrimination

Often referred to as the “horizontal test,” this test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a proposed plan.  The test does not require that the treatment be the same or equivalent, but that such treatment be fair.  In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character).  Bankruptcy Courts will take into account a number of factors in determining whether a plan discriminates unfairly.  A proposed plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

(ii)                                Fair and Equitable Test

Often referred to as the “vertical test,” this test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class.  As to the dissenting class, this test sets different standards depending upon the type of claims or interests in such class:

a.                                      Secured Claims

The condition that a plan be fair and equitable to a non-accepting class of secured claims includes the requirements that (i) the holder of each claim in such class will retain its lien or liens and receive deferred cash payments totaling the allowed amount of its claim, of a value, as of the effective date of the plan, equal to the value of such holder’s interest in the collateral, (ii) the holder of each claim in such class will receive the proceeds from the sale of such collateral or (iii) the holder of each claim in such class will realize the indubitable equivalent of its allowed secured claim.

b.                                      Unsecured Claims

The condition that a plan be fair and equitable to a non-accepting class of unsecured claims includes the requirement that either (i) the plan provides that each holder of a claim of such class receives or retains on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim thereof or (ii) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior interest any property.

c.                                       Equity Interests

The condition that a plan be fair and equitable to a non-accepting class of interests includes the requirements that either (i) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date of the plan, equal to the greater of (A) the allowed amount of any fixed liquidation preference to which such holder is entitled, (B) any fixed redemption price to which such holder is entitled, or (C) the value of such interest; or (ii) if the class does not receive the amount as required under (i) hereof, no class of interests junior to the non-accepting class may receive a distribution under the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek Confirmation of the Plan utilizing the “cramdown” provision of Bankruptcy Code section 1129(b).  Specifically, to the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b).  The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan prior to Confirmation, with the consent of the Majority Noteholders, including to amend or modify the Plan to satisfy the requirements of Bankruptcy Code section 1129(b).

F.                                     Valuation of the Debtors

In conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate the post-Confirmation going-concern value of the Reorganized Debtors (the “Valuation Analysis”).  The Valuation Analysis is set forth in Exhibit E.

THE VALUATION INFORMATION SET FORTH IN EXHIBIT E REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS, WHICH ASSUMES THAT SUCH REORGANIZED DEBTORS CONTINUE AS OPERATING BUSINESSES.  THE ESTIMATED VALUE SET FORTH IN EXHIBIT E DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES, OR THEIR ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION.  ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW COMMON STOCK OR OTHER SECURITIES OF THE REORGANIZED DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION AND TRANSACTIONS SET FORTH IN THE

PLAN, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN INDICATED BY THIS VALUATION.

G.                                   Effect of Confirmation and Consummation of the Plan

Following Confirmation, subject to Article X of the Plan, the Plan will be consummated on the Effective Date.  Among other things, on the Effective Date, certain release, injunction, exculpation, and discharge provisions set forth in Article IX of the Plan and in Section VI.F of this Disclosure Statement will become effective.  As such, it is important to read the provisions contained in Article IX of the Plan and in Section VI.F of this Disclosure Statement very carefully so that you understand how Confirmation and consummation of the Plan—which effectuates such provisions—will affect you and any Claim or Equity Interest you may hold against the Debtors and other claim or interest holders so that you cast your vote accordingly.  A further discussion of the releases contemplated in the Plan is provided in and in Section VI.F of this Disclosure Statement.

XV.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.                                    Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify the Plan, with the consent of the (i) Majority Noteholders and (ii) Avista (but, with respect to Avista, only insofar as any such modification adversely affects the treatment of Preferred Equity Interests under this Plan), as to material or immaterial terms prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate and consistent with the Bankruptcy Code, not re-solicit votes on such modified Plan.  Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to (with the consent of the Majority Noteholders) alter, amend, or modify materially or immaterially the Plan with respect to any or all Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XV.  For the avoidance of doubt, non-material modifications may be made by the Debtors with the consent of the Majority Noteholders.

In addition, prior to the Effective Date, the Debtors (with the consent of the Majority Noteholders) may make appropriate technical adjustments and modifications to the Plan, without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not adversely affect in a material way the treatment of any Holder of Claims or Equity Interests.

A Holder of an Allowed Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder.

B.                                    Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to Bankruptcy Code section 1127(a) and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the entry of the Confirmation Order with the consent of the Majority Noteholders.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or unexpired leases effected by the Plan and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Equity Interests or Claims by any Debtor against any other Entity, (b) prejudice in any manner the rights of such Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

XVI.
RECOMMENDATION

The Debtors submit that the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors than would otherwise result in liquidation under chapter 7 of the Bankruptcy Code.  In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses, resulting in smaller distributions to Holders of Allowed Claims against (and, potentially, Equity Interests in) the Debtors than those proposed under the Plan.  The Debtors thus believe that approval of the Plan is in the best interests of all stakeholders in the Debtors’ Chapter 11 Cases, and, accordingly, the Debtors recommend that Holders of Claims and Equity Interests entitled to vote on the Plan vote to accept the Plan.

Dated: February 7, 2013

Respectfully submitted,

Geokinetics Inc.		Geokinetics USA, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

Geokinetics Holdings USA, Inc.		Geokinetics International Holdings, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

Geokinetics Services Corp.		Geokinetics Management, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

Geokinetics Processing, Inc.		Geokinetics International, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

Geokinetics Acquisition Company		Advanced Seismic Technology, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

Prepared by:

AKIN GUMP STRAUSS HAUER & FELD LLP

Sarah Link Schultz (pro hac vice motion pending)

Michael S. Haynes (pro hac vice motion pending)

Sarah J. Crow (pro hac vice motion pending)

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Telephone:  (214) 969-2800

Facsimile:  (214) 969-4343

— and —

RICHARDS, LAYTON & FINGER, P.A.

Paul N. Heath (DE 3704)

L. Katherine Good (DE 5101)

Tyler D. Semmelman (DE 5386)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone:  (302) 651-7700

Facsimile:  (302) 651-7701

PROPOSED COUNSEL FOR DEBTORS AND DEBTORS IN POSSESSION

EXHIBIT A

PLAN

IMPORTANT: NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF 11 U.S.C. § 1125(a).  IN THE EVENT THAT THE COMPANY DOES FILE CHAPTER 11 CASES, THE COMPANY EXPECTS TO SEEK AN ORDER OR ORDERS OF THE BANKRUPTCY COURT, AMONG OTHER THINGS: (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH 11 U.S.C. § 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO 11 U.S.C. § 1129.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Geokinetics Inc., et al.,(1))		Case No. 13- ( )
)
Debtors.	)	Joint Administration Requested
)

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF GEOKINETICS INC., ET AL.

AKIN GUMP STRAUSS HAUER & FELD LLP

Sarah Link Schultz (pro hac vice motion pending)

Michael S. Haynes (pro hac vice motion pending)

Sarah J. Crow (pro hac vice motion pending)

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Telephone: (214) 969-2800

Facsimile: (214) 969-4343

RICHARDS, LAYTON & FINGER, P.A.

Paul N. Heath (DE 3704)

L. Katherine Good (DE 5101)

Tyler D. Semmelman (DE 5386)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

(1)  The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Geokinetics Inc. (0082), Geokinetics Holdings USA, Inc. (6645), Geokinetics Services Corp. (1753), Geokinetics Processing, Inc. (9897), Geokinetics Acquisition Company (0110), Geokinetics USA, Inc. (7282), Geokinetics International Holdings, Inc. (8468), Geokinetics Management, Inc. (3414), Geokinetics International, Inc. (2143), and Advanced Seismic Technology, Inc. (9540).  The Debtors’ address is 1500 Citywest Boulevard, Suite 800, Houston, Texas 77042.

i

U.	Compromise of Controversies	26

VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		26
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	26
B.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	27
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	27
D.	Insurance Policies	28
E.	Reimbursement Agreements Concerning Professional Fees and Expenses	28
F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	28
G.	Reservation of Rights	29
H.	Contracts and Leases Entered into After the Petition Date	29

VII. PROVISIONS GOVERNING DISTRIBUTIONS		29
A.	Record Date for Distributions	29
B.	Timing and Calculation of Amounts to Be Distributed	29
C.	Fractional Distributions	29
D.	Disbursing Agent	30
E.	Rights and Powers of Disbursing Agent	30
F.	Distributions to Holders of Disputed Claims	30
G.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	31
H.	Cash Payments	31
I.	Hart-Scott-Rodino Compliance	31
J.	Withholding and Reporting Requirements	31
K.	Setoffs	32
L.	Claims Paid or Payable by Third Parties	32
M.	Post-petition Interest	32
N.	Section 506(c) Reservation	33
O.	Single Satisfaction of Claims	33
P.	Allocation of Consideration	33
Q.	Special Provision Regarding Unimpaired Claims	33

VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		33
A.	Prosecution of Objections to Claims	33
B.	Allowance of Claims	33
C.	Distributions After Allowance	34
D.	Estimation of Claims	34
E.	Deadline to File Objections to Claims	34
F.	Prosecution of Objections	34

IX. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		34
A.	Discharge of All Claims and Interests and Releases	34
B.	Exculpation	36
C.	Injunction	36
D.	Guarantees and Claims of Subordination	37
E.	Injunction Related to Releases and Exculpation	37
F.	Release of Liens	37

ii

X. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		38
A.	Conditions Precedent to Confirmation	38
B.	Conditions Precedent to the Effective Date	38
C.	Waiver of Conditions	39
D.	Effect of Failure of Conditions	39

XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		39
A.	Modification and Amendments	39
B.	Effect of Confirmation on Modifications	40
C.	Revocation or Withdrawal of the Plan	40

XII. RETENTION OF JURISDICTION		40

XIII. MISCELLANEOUS PROVISIONS		42

A.	Immediate Binding Effect	42
B.	Additional Documents	42
C.	Dissolution of Statutory Committees, If Any	42
D.	Successors and Assigns	43
E.	Service of Documents	43
F.	Captions	44
G.	Nonvoting Stock	44
H.	Entire Agreement	44
I.	Severability of Plan Provisions	44
J.	Exhibits	45
K.	Votes Solicited in Good Faith	45
L.	Closing of Chapter 11 Cases	45
M.	Conflicts	45

iii

INTRODUCTION

Geokinetics Inc., Geokinetics Holdings USA, Inc., Geokinetics Services Corp., Geokinetics Processing, Inc., Geokinetics Acquisition Company, Geokinetics USA, Inc., Geokinetics International Holdings, Inc., Geokinetics Management, Inc., Geokinetics International, Inc., and Advanced Seismic Technology, Inc. respectfully propose the following joint chapter 11 plan of reorganization pursuant to Bankruptcy Code section 1121(a) (as defined below).  Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof.

I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.                                    Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1.             “2008 Warrants” means the warrants to purchase 240,000 shares of GOK Common Stock issued by GOK to Avista on July 28, 2008.

2.             “2010 Warrants” means the warrants to purchase 3,495,000 shares of GOK Common Stock issued by GOK on December 14, 2010.

3.             “Administrative Expense” means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of the Debtors of the kind specified in Bankruptcy Code section 503(b), including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, (b) compensation by a Professional for legal, financial advisory, accounting, and other services and reimbursement of expenses allowed pursuant to Bankruptcy Code sections 328, 330(a), 331, or 363 or otherwise for the period commencing on the Petition Date and through the Effective Date, and (c) Bankruptcy Fees.

4.             “Administrative Expense Bar Date” means the deadline for asserting Administrative Claims as provided in Section II.A(iv) hereof.

5.             “Affiliate” has the meaning set forth in Bankruptcy Code section 101(2), except that the term Affiliate shall be applicable to any Entity (and not just a Debtor).

6.             “Allowed” means with respect to Claims or Equity Interests (or a portion thereof), (a) any Claim or Equity Interest against a Debtor, proof of which is timely filed or by order of the Bankruptcy Court or pursuant to the Plan is not or will not be required to be filed, (b) any Claim or Equity Interest that has been or is hereafter listed in the Schedules as neither disputed, contingent nor unliquidated, and for which no timely Proof of Claim has been filed, or (c) any Claim or Equity Interest allowed pursuant to this Plan or the Confirmation Order; provided, however, that with respect to any Claim or Equity Interest described in clauses (a) or (b) above, such Claim or Equity Interest will be allowed only if (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim and Equity Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject this Plan).  Except as otherwise specified in this Plan or a Final Order, the amount of an Allowed Claim or Allowed Equity Interest shall not include interest on such Claim or Equity Interest after the Filing Date.

7.             “AST” means Debtor Advanced Seismic Technology, Inc.

8.             “Avista” means collectively Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P.

9.             “Backstop DIP Lenders” means American Securities Opportunities Advisors, LLC and Gates Capital Management, Inc.

10.          “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

11.          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases.

12.          “Bankruptcy Fees” means any fees or charges assessed against the Debtors’ estates under section 1930 of title 28 of the United States Code.

13.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time, promulgated under section 2075 of title 28 of the United States Code, as applicable to the Chapter 11 Cases.

14.          “Bar Date” means the date(s) designated by the Bankruptcy Court as the last day for filing a Proof of Claim against the Debtors.

15.          “Business Day” means any day other than a Saturday, Sunday or “legal holiday” as defined in Bankruptcy Rule 9006(a).

16.          “Cash” means the legal tender of the United States of America, except as otherwise provided in Section VII.H.

17.          “Causes of Action” means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

18.          “Chapter 11 Cases” means the respective cases under chapter 11 of the Bankruptcy Code concerning the Debtors commenced on the Petition Date.

19.          “Claim” means any right to (a) payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance of the Debtors if such breach gives rise to a right to payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

20.          “Class” means a category of Holders of Claims or Equity Interests classified by the Plan pursuant to Bankruptcy Code section 1122(a)(1).

21.          “Class 4 Distribution” means 100% of the New Common Stock (subject to dilution from the Management Incentive Plan and the DIP Equity Distribution).

22.          “Class 7 Distribution” means the $6,000,000 in Cash to be distributed to the Holders of Allowed Preferred Equity Interests in Class 7.

2

23.          “Collateral Trustee” means U.S. Bank National Association, and/or its duly appointed successor, if any, in its capacity as collateral trustee under that certain Collateral Trust and Intercreditor Agreement dated as of December 23, 2009.

24.          “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases of the Debtors.

25.          “Confirmation Date” means the date upon which the Confirmation Order is entered on the docket maintained by the clerk of the Bankruptcy Court of the Chapter 11 Cases.

26.          “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Code section 1128(a) concerning Confirmation of the Plan pursuant to Bankruptcy Code section 1129, as such hearing may be adjourned or continued from time to time.

27.          “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129, in form and substance satisfactory to the Majority Noteholders.

28.          “Consenting Noteholders” means American Securities Opportunities Advisors, LLC, Gates Capital Management, Inc., and/or their respective Affiliates party to the Plan Support Agreement in their capacity as Noteholders.

29.          “Consenting Preferred Equity Holder” means Avista.

30.          “Credit Facility” means that certain Amended and Restated Credit Agreement, dated August 12, 2011, by and among GOK Holdings, GOK, the Credit Facility Lenders, and the Credit Facility Agent, as well as any other documents entered into in connection therewith, as has been and may further be amended, modified, ratified, extended, renewed, or restated.

31.          “Credit Facility Agent” means Whitebox Advisors LLC in its capacity as administrative and collateral agent under the Credit Facility.

32.          “Credit Facility Claims” means the Allowed Claims arising under the Credit Facility, in an aggregate principal amount of $50,000,000.(2)

33.          “Credit Facility Lenders” means lenders party to the Credit Facility, and any other lenders that may become a party to the Credit Facility from time to time, each in their capacity as such.

34.          “Creditors’ Committee” means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to Bankruptcy Code section 1102, if any, as such committee membership may be reconstituted from time to time.

35.          “Cure Claim” means a Claim based upon any and all amounts payable to a counterparty of an executory contract or unexpired lease at the time such contract or lease is assumed by such Debtor pursuant to Bankruptcy Code section 365(b).

36.          “D&O Liability Insurance Policies” means the insurance policies maintained by the Debtors for liability of directors, managers, and officers in effect as of the Petition Date.

37.          “Debtor” means any one of the Debtors, in its individual capacity as a debtor and debtor in possession in these Chapter 11 Cases.

(2)  Plus any additional amounts Allowed by the Bankruptcy Court.

3

38.          “Debtors” means, collectively, GOK, GOK Holdings, GOK Services, GOK Processing, GOK Acquisition, GOK USA, GOK Intl Holdings, GOK Management, GOK International, and AST, each in their capacities as debtors and debtors in possession in these Chapter 11 Cases.

39.          “DIP Agent” means the administrative agent, collateral agent and documentation agent under the DIP Loan Agreement, or its duly appointed successor, in its capacity as such.

40.          “DIP Agent Fee” means the fee payable to the DIP Agent as set forth in the DIP Loan Agreement.

41.          “DIP Borrowing Obligations” means all of the obligations and indebtedness arising under, in respect of or in connection with the DIP Facility, including without limitation, all loans made to and guarantees issued by the Debtors and the other Guarantors pursuant to the DIP Loan Agreement, and any other obligations under the DIP Loan Agreement, including, without limitation, credit extended in respect of overdrafts and related liabilities and other depositary, treasury, hedging, swap, and cash management services and other clearing services provided by any DIP Lender, the DIP Agent or their respective Affiliates, but excluding the DIP Interest Obligations, the DIP Financing Fees and Expenses and the DIP Agent Fee.

42.          “DIP Claims” means the Claims derived from or based upon the DIP Loan Agreement, if any, including but not limited to claims with respect to the DIP Borrowing Obligations, DIP Interest Obligations and DIP Agent Fee.

43.          “DIP Equity Distribution” means the New Common Stock to be issued on the Effective Date and to be distributed to the DIP Lenders commencing on the Effective Date, in an amount which shall be calculated by converting all DIP Borrowing Obligations owed under the DIP Facility to New Common Stock at a 20% discount to the value of the New Common Stock as of the Effective Date, with such value of the New Common Stock based on the enterprise value of the Debtors as set forth in the Disclosure Statement.

44.          “DIP Facility” means that certain credit facility, in an original principal amount of up to $25,000,000, by and among GOK Holdings as borrower, and each of the other Debtors as guarantors and the DIP Lenders.

45.          “DIP Financing Fees and Expenses” means, without duplication, all fees, costs, charges, and expenses required to be paid by the Debtors under the terms of the DIP Loan Agreement, and/or any separate agreement executed in connection therewith, including but not limited to, the fees and disbursements of professionals, including without limitation (a) counsel to the DIP Agent, (b) local counsel to the DIP Agent, (c) Fried, Frank, Harris, Shriver & Jacobson LLP, as counsel to the Backstop DIP Lenders, and (d) local counsel to the Backstop DIP Lenders.

46.          “DIP Financing Order” means the order to be entered by the Bankruptcy Court in these Chapter 11 Cases approving the DIP Facility.

47.          “DIP Interest Obligations” means all interest earned and accrued under the DIP Facility.

48.          “DIP Lenders” means the “Lenders” under the DIP Loan Agreement, each in their capacity as such.

49.          “DIP Lender Claims” means the claims arising under and with respect to the DIP Borrowing Obligations.

50.          “DIP Loan Agreement” means that certain Senior Secured Debtor-In-Possession Credit Agreement among Geokinetics Holdings USA, Inc., as Borrower, Geokinetics Inc., as Parent, and the Administrative Agent and Collateral Agent, and the Lenders party thereto, as such agreement may be amended, modified, ratified, extended, renewed, or restated.

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51.          “Disallowed” means (i) a Claim or Equity Interest that is disallowed and/or expunged by order of the Bankruptcy Court or another court with jurisdiction or (ii) a Claim or Equity Interest that is disallowed pursuant to a provision in the Plan, which Disallowed Claim or Equity Interest shall not become an Allowed Claim or Equity Interest.

52.          “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

53.          “Disclosure Statement” means the solicitation and disclosure statement distributed in connection with the solicitation of acceptances or rejections of the Plan in accordance with the Bankruptcy Code, the Bankruptcy Rules, and other applicable law, that relates to this Plan, as such solicitation and disclosure statement may be or has been amended, modified, or supplemented (including all exhibits and schedules annexed thereto or referred to therein).

54.          “Disputed” means with respect to Claims or Equity Interests, any Claim or Equity Interest that is neither Allowed nor Disallowed.

55.          “Distribution Date” means any of the Initial Distribution Date or the date that is within fourteen (14) days after such Claim becomes Allowed.

56.          “Distribution Record Date” means the date for determining the identity of Holders of Claims and Equity Interests entitled to distributions under this Plan, which date shall be the commencement of the Confirmation Hearing.

57.          “Docket” means the docket for the Chapter 11 Cases pending before the Bankruptcy Court.

58.          “Effective Date” means the Business Day designated by the Majority Noteholders after the date on which all provisions, terms and conditions specified in Section X.B have been satisfied or waived pursuant to Section X.C; provided, however, that if a stay of the Confirmation Order is in effect on such date, the Effective Date will be the Business Day designated by the Majority Noteholders after such stay is no longer in effect.

59.          “Entity” means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee, U.S. Trustee, unincorporated organization, government, governmental unit, agency or political subdivision thereof.

60.          “Equity Interests” means any equity security in a Debtor as such term is defined in Bankruptcy Code section 101(16), including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligating any Debtor to issue, transfer or sell any shares of an equity security of the Debtors any time and all rights arising with respect thereto.  For the avoidance of doubt, the Equity Interests shall include the Preferred Equity Interests, the 2008 Warrants, the 2010 Warrants and the GOK Common Stock.

61.          “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to Bankruptcy Code section 541.

62.          “Exit Facility” means a senior secured credit facility in an amount and on terms satisfactory to the Majority Noteholders, to be made available on the Effective Date to fund the cash requirements of the Plan, including, without limitation, repayment of the Credit Facility Claims and the post-confirmation operations of the Reorganized Debtors, with terms and conditions substantially similar to those found in the Exit Financing Term Sheet and which documents shall be in form and substance satisfactory to the Majority Noteholders.

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63.          “Exit Facility Agreement” means a credit agreement, dated on or after the Effective Date, by and among one or more of the Reorganized Debtors and the lender or lenders party thereto with respect to the Exit Facility, as the same may be subsequently amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all instruments and agreements related thereto with terms and conditions substantially similar to those found in the Exit Financing Term Sheet and in form and substance satisfactory to the Majority Noteholders.

64.          “Exit Facility Documents” means the Exit Facility Agreement and all other related agreements, documents, or instruments to be executed or delivered in connection therewith, with terms and conditions and in form and substance satisfactory to the Majority Noteholders.

65.          “Exit Facility Lenders” means the lender or lenders from time to time under the Exit Facility.

66.          “Exit Financing Term Sheet” means the term sheet setting forth the material terms and conditions of the Exit Facility, in form and substance satisfactory to the Majority Noteholders, to be included in the Plan Supplement.

67.          “Final Order” means, as applicable, an order, ruling or judgment of the Bankruptcy Court or any other court of competent jurisdiction, as applicable, which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing will then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear will have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court, or other court of competent jurisdiction (as applicable) will have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing will have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing will have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state or provincial court rules of civil procedure, may be filed with respect to such order will not cause such order not to be a Final Order.

68.          “GOK” means Debtor Geokinetics Inc.

69.          “GOK Acquisition” means Debtor Geokinetics Acquisition Company.

70.          “GOK Common Stock” means the issued and outstanding shares of GOK common equity.

71.          “GOK Holdings” means Debtor Geokinetics Holdings USA, Inc.

72.          “GOK International” means Debtor Geokinetics International, Inc.

73.          “GOK Intl Holdings” means Debtor Geokinetics International Holdings, Inc.

74.          “GOK Management” means Debtor Geokinetics Management, Inc.

75.          “GOK Processing” means Debtor Geokinetics Processing, Inc.

76.          “GOK Services” means Debtor Geokinetics Services Corp.

77.          “GOK USA” means Debtor Geokinetics USA, Inc.

78.          “Holder” means any Entity that holds a Claim or Equity Interest.

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79.          “Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Bankruptcy Code section 1124.

80.          “Initial Distribution Date” means the date occurring on or as soon as reasonably practicable after the Effective Date, but no later than thirty (30) days after the Effective Date, when initial distributions under the Plan shall commence.

81.          “Intercompany Claim” means any Claim between and among the Debtors.

82.          “Interim Compensation Order” means the order to be entered by the Bankruptcy Court in these Chapter 11 Cases establishing procedures for interim compensation and reimbursement of expenses of professionals.

83.          “Junior Preferred Equity Interests” means the Series D Junior Preferred Stock issued by GOK and Claims of the type described in, and subject to subordination under, Bankruptcy Code section 510(b) with respect to the Preferred Equity Interests.

84.          “Lien” has the meaning set forth in Bankruptcy Code section 101(37); except that a Lien that has been avoided in accordance with a provision of the Bankruptcy Code, including Bankruptcy Code sections 544, 545, 546, 547, 548 or 549, shall not constitute a Lien.

85.          “Majority Noteholder” means those Noteholders that collectively hold more than 50% of the aggregate principal amount of all Notes.

86.          “Management Incentive Plan” means the equity incentive compensation plan to be adopted by the New Board of Reorganized GOK, pursuant to which shares of, units representing shares of or the value of a share of, and/or options to purchase up to 10% of the New Common Stock will be reserved for issuance to the Debtors’ senior management.

87.          “New Board” means, with respect to each Reorganized Debtor, the initial board of directors of such Entity.

88.          “New By-laws” means, with respect to each Reorganized Debtor, the new by-laws of such Entity, in form and substance satisfactory to the Majority Noteholders, a form of which shall be included in the Plan Supplement.

89.          “New Certificate of Incorporation” means, with respect to each Reorganized Debtor, the initial certificate of incorporation (or other applicable formation document) of each such Entity, in form and substance satisfactory to the Majority Noteholders, a form of which shall be included in the Plan Supplement.

90.          “New Common Stock” means the shares of common stock of Reorganized GOK authorized under the New Certificate of Incorporation of Reorganized GOK and issued pursuant to the Plan.

91.          “New Corporate Governance Documents” means the New Certificates of Incorporation, the New Shareholders Agreement, and the New By-laws.

92.          “New Employment Agreements” means the employment agreements that the Reorganized Debtors may enter into with certain individuals in the Debtors’ senior management, which shall be in form and substance satisfactory to the Majority Noteholders.

93.          “New Shareholders Agreement” means that certain agreement in form and substance satisfactory to the Majority Noteholders providing for, among other things, the rights and obligations of the Holders of the New Common Stock that are party thereto, of which a term sheet setting forth a summary of the principal terms thereof is attached to the Disclosure Statement as Exhibit G.

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94.          “Note Claims” means any and all Claims in respect of, or in connection with, any portion of the outstanding aggregate and unpaid amount of principal and interest due and owing under the Notes.  The Note Claims are Allowed Claims under this Plan for all purposes in the amount of $300,000,000 plus accrued and unpaid interest as of the Petition Date.  The Definition of “Note Claims” shall not include Claims of the type described in Bankruptcy Code section 510(b) relating to the Notes.

95.          “Noteholders” means an Entity that holds any of the Notes.

96.          “Notes” means the 9.75% senior secured notes due December 2014, issued by GOK Holdings pursuant to the Notes Indenture.

97.          “Notes Indenture” means that certain Indenture, dated December 23, 2009, by and among GOK Holdings, as issuer, each of the guarantors named therein, and the Notes Indenture Trustee, as well as any guarantees, and other documents entered into in connection therewith, and as amended by that certain Supplemental Indenture No. 1, dated February 12, 2010.

98.          “Notes Indenture Trustee” means U.S. Bank National Association, and/or its duly appointed successor, if any, in its capacity as indenture trustee under the Notes Indenture.

99.          “Other Equity Interests” means the Equity Interests other than the Preferred Equity Interests, and including Claims of the type described in Bankruptcy Code section 510(b) relating to the Equity Interests in GOK.

100.        “Other Priority Claim” means any Claim accorded priority in right of payment under Bankruptcy Code section 507(a), other than: (a) an Administrative Expense, (b) a DIP Claim, or (c) a Priority Tax Claim.

101.        “Other Secured Claims” means any Secured Claim, other than: (i) a DIP Claim, (ii) a Credit Facility Claim, or (iii) a Note Claim.

102.        “Person” means any individual, corporation, limited liability company, partnership, or other business organization recognized by applicable law, but not a governmental unit except as provided in Bankruptcy Code section 101(41).

103.        “Petition Date” means the date on which the Debtors file with the Bankruptcy Court their petitions commencing the Chapter 11 Cases.

104.        “Plan” means this Joint Chapter 11 Plan of Reorganization of the Debtors and all exhibits, appendices and schedules hereto, including the Plan Supplement, as the same may be amended or modified from time to time in accordance with the terms thereof, the Bankruptcy Code and the Bankruptcy Rules.

105.        “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed by the Debtors no later than seven (7) days prior to the Confirmation Hearing, as the same may be amended, modified, or supplemented, which shall be in form and substance satisfactory to the Majority Noteholders, and including, without limitation, the following: (a) the New Corporate Governance Documents, (b) the identity of the known members of the New Boards and the nature and compensation for any director who is an “insider” under the Bankruptcy Code, (c) the Rejected Executory Contract and Unexpired Lease List, (d) the New Employment Agreements, if any, (e) the Exit Financing Term Sheet, (f) a description of the Restructuring Transactions, and (g) all exhibits, attachments, supplements, annexes, schedules, and ancillary documents related to each of the foregoing.

106.        “Plan Support Agreement” means that certain Restructuring Support Agreement, dated January 15, 2013, as amended on February 4, 2013, by and among, the Debtors, the Consenting Noteholders, and the Consenting Preferred Equity Holder, as well as any other documents entered into in connection therewith, and as such agreement may be further amended, modified, ratified, extended, renewed, or restated.

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107.        “Preferred Equity Holders” means the Holders of Preferred Equity Interests.

108.        “Preferred Equity Interests” means the Senior Preferred Equity Interests and the Junior Preferred Equity Interests.

109.        “Priority Tax Claim” means any Claim that is entitled to priority of payment under Bankruptcy Code section 507(a)(8).

110.        “Pro Rata” means a proportionate share, so that the ratio of the amount of property distributed on account of an Allowed Claim in a class is the same as the ratio such Claim bears to the total amount of all Claims (including Disputed Claims) in such class.

111.        “Professional” means: (a) any professional employed in the Chapter 11 Cases pursuant to Bankruptcy Code section 327, 328 or 1103 and (b) any other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to Bankruptcy Code section 503(b)(4).  For the avoidance of doubt, professionals employed by the Backstop DIP Lenders, the DIP Agent, the Consenting Noteholders (including Fried, Frank, Harris, Shriver & Jacobson LLP), the Collateral Trustee, the Notes Indenture Trustee and Consenting Preferred Equity Holders shall not be “Professionals” for the purposes of this Plan.

112.        “Proof of Claim” means a proof of Claim, as defined in Bankruptcy Rule 3001, filed against any of the Debtors in the Chapter 11 Cases.

113.        “Rejected Executory Contract and Unexpired Lease List” means the list (as may be amended) of executory contracts and unexpired leases that will be rejected by the Debtors, which shall be in form and substance satisfactory to the Majority Noteholders and included in the Plan Supplement.

114.        “Reorganized Company” means the Reorganized Debtors together with their non-Debtor Affiliates on or after the Effective Date.

115.        “Rejection Claim” means a Claim arising from the rejection of an executory contract or unexpired lease pursuant to Bankruptcy Code section 365.

116.        “Reorganized Company” means, collectively, the Debtors and their non-Debtor Affiliates from and after the Effective Date.

117.        “Reorganized Debtors” means, collectively, the Debtors (and individually, each Debtor) from and after the Effective Date.

118.        “Reorganized GOK” means, GOK from and after the Effective Date.

119.        “Restructuring Transaction” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, restructuring, conversion, dissolution, transfer, liquidation, contribution of assets, or other transaction pursuant to which a Reorganized Debtor or non-Debtor Affiliate merges with or transfers substantially all of its assets and liabilities to a Reorganized Debtor or newly formed Entity, or any transaction related to the foregoing, prior to, on, or after the Effective Date, with any and all of the foregoing corporate changes to be in form and substance satisfactory to the Majority Noteholders and any transactions to be consummated on the Effective Date to implement the provisions of Section V.D(i) of this Plan.

120.        “Senior Preferred Equity Interests” means the Series B-1 Senior Convertible Preferred Stock issued by GOK and Series C-1 Senior Convertible Preferred Stock issued by GOK.

121.        “Schedules” means, collectively, the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs filed by the Debtors with the Bankruptcy Court

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pursuant to Bankruptcy Code section 521 and in substantial accordance with the Official Bankruptcy Forms pursuant to the Bankruptcy Rules, as may be amended from time to time in accordance with Bankruptcy Rule 1009.

122.        “SEC” means the Securities and Exchange Commission.

123.        “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which a Debtor has an interest or that is subject to setoff under Bankruptcy Code section 553, to the extent of the value of the Claim Holder’s interest in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a) or (b) Allowed by a Final Order or pursuant to this Plan as a Secured Claim.

124.        “Securities Act” means the Securities Act of 1933, as amended.

125.        “Subsidiary Debtors” means GOK Holdings, GOK Services, GOK Processing, GOK Acquisition, GOK USA, GOK Intl Holdings, GOK Management, GOK International, and AST.

126.        “Unimpaired” means, with respect to any Class of Claims or Equity Interests, such Class is not Impaired.

127.        “Unsecured Claim” means any Claim against any Debtor other than (a) a Secured Claim, (b) a Claim for an Administrative Expense, (c) an Intercompany Claim, (d) a Priority Tax Claim, (e) an Other Priority Claim or (f) a Claim of the type described in, and subject to subordination under, Bankruptcy Code section 510(b) with respect to Preferred Equity Interests or Other Equity Interests.

128.        “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

129.        “Voting Agent” means GCG, Inc.

130.        “Voting Deadline” means the time and date by which ballots for acceptance or rejection of this Plan must be received by the Voting Agent, which is 12:00 p.m. (prevailing Eastern Time) on March 8, 2013.

B.                                    Rules of Interpretation

For purposes of this Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender, (b) the word “including” is not a limiting term and shall be interpreted to mean “including, but not limited to,” (c) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions, (d) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented, (e) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and assigns, (f) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto, (g) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement, (h) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan, (i) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules, (j) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part hereof or to affect the interpretation hereof, (k) unless otherwise specified herein, the rules of construction set forth in Bankruptcy Code section 102 shall apply, (l) all references to docket numbers of documents filed in the Chapter 11 Cases and the Docket are references to the docket numbers under the Bankruptcy Court’s CM/ECF system, (m) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise

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stated, (n) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Plan, all without further Bankruptcy Court order, and (o) any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

C.                                    Computation of Time

Unless otherwise stated, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.                                    Transactions on Business Days

If the Effective Date or any other date on which a transaction may occur under this Plan will occur on a day that is not a Business Day, the transactions contemplated by this Plan to occur on such day will instead occur on the next succeeding Business Day.

E.                                    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not formed in Delaware shall be governed by the laws of the jurisdiction of formation of the applicable Debtor or Reorganized Debtor, as applicable.

F.                                     Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

II.
ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Expenses and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Equity Interests set forth in Article III and shall have the following treatment:

A.                                    Administrative Expenses

(i)                                    Administrative Expenses (excluding DIP Claims)

The Debtors or the Reorganized Debtors, as the case may be, will pay each allowed Administrative Expense against the Debtors in full, in Cash, on the later of (a) the Effective Date (or as soon thereafter as is practicable), (b) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense, or (c) such other date to which the Debtors (with the consent of the Majority Noteholders) or the Reorganized Debtors, as the case may be, and the Holder of the allowed Administrative Expense agree; provided, however, that allowed Administrative Expenses representing (a) obligations incurred in the ordinary course of business or assumed by the Debtors or the Reorganized Debtors, as the case may be, will be paid in full or performed in the ordinary course of business, consistent with past practice and (b) obligations incurred to Professionals for services provided through the Confirmation Date will be paid in accordance with the applicable Bankruptcy Court order approving the fees and expenses of each such Professional; provided, further, however, that allowed Administrative Expenses incurred by the Debtors or the Reorganized Debtors, as the case may be, after the Confirmation Date, including claims for

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Professionals’ fees and expenses, will not require application to the Bankruptcy Court and shall be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

(ii)                                DIP Claims

All DIP Claims: (a) are Allowed in full; (b) shall not be subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether contractual, equitable, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any person or entity; and (c) shall constitute Allowed Administrative Expenses.  On the Effective Date, unless otherwise agreed to by the Backstop DIP Lenders, the DIP Equity Distribution shall be issued and distribution of the DIP Equity Distribution shall commence such that each Holder of a DIP Lender Claim shall receive its Pro Rata share of the DIP Equity Distribution in full settlement, release and discharge of its DIP Lender Claim on the Effective Date (or as soon as reasonably practicable thereafter).  On the Effective Date, the DIP Interest Obligations, DIP Financing Fees and Expenses, and DIP Agent Fees, each to the extent accrued and unpaid, shall be paid in full, in Cash, without the need for application to or approval from any court.

(iii)                            Professional Compensation

a.                                      Final Application for Compensation and Reimbursement of Professionals’ Fees and Expenses

All applications for final allowance of compensation and reimbursement of Professionals’ fees and expenses must be filed no later than forty-five (45) days following the Effective Date and will be subject to the authorization and approval of the Court.  Any objections to such applications shall be filed no later than forty-five (45) days following the date on which a final fee application is filed with the Court.

b.                                      Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with Bankruptcy Code sections 327 through 331 and 1103 in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action (including, without limitation, the need to file a fee application), order or approval of the Bankruptcy Court.

(iv)                              Administrative Expense Bar Date

Except with respect to requests for allowance of compensation and reimbursement of Professional fees and expenses and as otherwise provided in this Article, requests for payment of Administrative Expenses, if required, must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than 30 days after the Effective Date.  Holders of Administrative Expenses that are required to, but do not, file and serve a request for payment of such Administrative Expenses by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Expenses against the Debtors or Reorganized Debtors or their property, and such Administrative Expenses shall be deemed discharged as of the Effective Date.  Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than 75 days after the Effective Date or such later date as the Bankruptcy Court may approve.  Notwithstanding the foregoing, no request for payment of an Administrative Expense need be filed with respect to: (i) a DIP Claim, or (ii) any other Administrative Expense made an allowed Administrative Expense by Final Order, including all Administrative Expenses expressly made allowed Administrative Expenses under this Plan.

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(v)                                  U.S. Trustee Fees

All Bankruptcy Fees will be paid by the Debtors on or before the Effective Date, or by the Reorganized Debtors as soon as practicable thereafter.  All Bankruptcy Fees will be paid until the Bankruptcy Court enters a final decree closing the Chapter 11 Cases.

(vi)                              Full Settlement

As more specifically set forth in, and without in any way limiting, Section IX.A of this Plan, the distributions provided for in and when paid pursuant to this Section II.A are in full settlement and release of all Administrative Expenses.

B.                                    Priority Tax Claims

(i)                                    Treatment

With respect to each Allowed Priority Tax Claim against the Debtors, each Holder of an Allowed Priority Tax Claim shall be entitled to receive, at the option of the Majority Noteholders, from the Debtors or the Reorganized Debtors, as the case may be, and on account of such Claim on the later of (i) the Effective Date or as soon thereafter as is practicable, (ii) the date on which such Claim becomes an Allowed Priority Tax Claim, or (iii) the date on which the Debtors with the consent of the Majority Noteholders or the Reorganized Debtors and the Holder of such Allowed Priority Tax Claim otherwise agree:

a.                                      Cash payments in an amount equal to such Allowed Priority Tax Claim;

b.                                      Cash payable in installment payments over a period of time not to exceed five years after the Petition Date with an aggregate value, as of the Effective Date, equal to the amount of such Allowed Priority Tax Claim, pursuant to Bankruptcy Code section 1129(a)(9)(C); or

c.                                       Such other treatment agreed to by each Holder of such Allowed Priority Tax Claim and the Debtors, with the consent of the Majority Noteholders, or Reorganized Debtors, as the case may be.

(ii)                                Full Settlement

As more specifically set forth in, and without in any way limiting, Section IX.A of this Plan, the distributions provided for in and when paid pursuant to this Section II.B are in full settlement, release and discharge of all Priority Tax Claims.

III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.                                    General Rules of Classification

Pursuant to Bankruptcy Code sections 1122 and 1123(a), set forth below is a designation of Classes of Claims against and Equity Interests in the Debtors.  Administrative Expense and Priority Tax Claims of the kinds specified in Bankruptcy Code sections 507(a)(2) and 507(a)(8) (set forth in Article II above) have not been classified and are excluded from the following classes in accordance with Bankruptcy Code section 1123(a)(1).  A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes.  A Claim or Equity Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is Allowed in that Class and such Claim or Equity Interest has not been paid, released, or otherwise settled prior to the Effective Date.

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B.                                    Summary of Classification

This Plan constitutes a separate sub-plan for each of the ten Debtors, each of which shall include the classifications set forth below.  Except for the Claims and Administrative Expenses addressed in Article II above, all Claims and Interests against a particular Debtor are placed in classes for each of the Debtors (as designated by subclasses a through j for each of the ten Debtors).(3)  To the extent that there are no Allowed Claims or Equity Interests in a Class with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor.

The following chart represents the general classification of Claims and Equity Interests against the Debtors pursuant to the Plan:

Class	Claims	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	No (presumed to accept)
Class 2	Other Secured Claims	Unimpaired	No (presumed to accept)
Class 3	Credit Facility Claims	Unimpaired	No (presumed to accept)
Class 4	Note Claims	Impaired	Yes
Class 5	Unsecured Claims	Unimpaired	No (presumed to accept)
Class 6	Intercompany Claims	Unimpaired	No (presumed to accept)
Class 7	Senior Preferred Equity Interests	Impaired	Yes
Class 8	Junior Preferred Equity Interests	Impaired	No (presumed to reject)
Class 9a	GOK Other Equity Interests	Impaired	No (presumed to reject)
Class 9b-9j	Subsidiary Debtor Other Equity Interests	Unimpaired	No (presumed to accept)

C.                                    Treatment of Claims and Equity Interests

(i)                                    Class 1 — Other Priority Claims (Subclasses 1a-1j)

(a)                                 Classification: Class 1 consists of Other Priority Claims against each Debtor.

(3)  Specifically, such subclasses represent Claims against and Equity Interests in the Debtors as follows: GOK (subclass a), GOK Holdings (subclass b), GOK Services (subclass c), GOK Processing (subclass d), GOK Acquisition (subclass e), GOK USA (subclass f), GOK Intl Holdings (subclass g), GOK Management (subclass h), GOK International (subclass i), and AST (subclass j).

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(b)                                 Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall, at the option of the Debtors and acceptable to the Majority Noteholders, be paid: (i) in Cash in an amount sufficient to render such Other Priority Claim unimpaired under Bankruptcy Code section 1124 on the later of (x) the Effective Date (or as soon as is reasonably practicable thereafter), or (y) the first Distribution Date after such Other Priority Claim becomes an Allowed Other Priority Claim, or (ii) on such other terms and conditions as may be agreed between the Holder of such Allowed Other Priority Claim and the Debtors and acceptable to the Majority Noteholders, provided, however, that Allowed Other Priority Claims representing obligations incurred in the ordinary course will be paid in full by the Debtors or Reorganized Debtors consistent with past practice.

(c)                                  Voting: Class 1 is Unimpaired and the Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of this Plan, the distributions provided in this Section III.C(i) to Holders of Other Priority Claims (when distributed to Holders of Other Priority Claims in accordance with the Plan) are in full settlement and release of each Holder’s Other Priority Claim.  Subclasses 1a through 1j are Unimpaired.

(ii)                                Class 2 — Other Secured Claims (Subclasses 2a-2j)

(a)                                 Classification: Class 2 consists of Other Secured Claims.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Other Secured Claim, at the option of the Debtors and acceptable to the Majority Noteholders, on the Effective Date, (i) be paid in Cash in full on the earlier of (x) the Effective Date (or as soon as is reasonably practicable thereafter), or (y) the first Distribution Date after such Other Secured Claim becomes an Allowed Other Secured Claim; (ii) be paid in Cash on such other terms and conditions as may be agreed between the Holder of such Allowed Other Secured Claim and the Debtors (with the consent of the Majority Noteholders); (iii) the legal, equitable and contractual rights to which the Other Secured Claim entitles the Holder of such Claim will remain unaltered, and the Holder of such Claim shall retain any Liens and/or security interests securing such Claim, or (iv) the Debtors will provide other treatment that will render such Other Secured Claim Unimpaired under Bankruptcy Code section 1124.

(c)                                  Voting: Class 2 is Unimpaired and the Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

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(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of this Plan, the distributions provided in this Section III.C(ii) to Holders of Other Secured Claims (when distributed to Holders of Other Secured Claims in accordance with the Plan) are in full settlement and release of each Holder’s Other Secured Claims.  Subclasses 2a through 2j are Unimpaired.  For the avoidance of doubt, to the extent that applicable distribution includes the continued existence of the legal, equitable, and contractual rights of a Holder of an Allowed Other Secured Claim, the foregoing continued rights shall not be released.

(iii)                            Class 3 — Credit Facility Claims (Subclasses 3a-3j)

(a)                                 Classification: Class 3 consists of the Credit Facility Claims.

(b)                                 Treatment: To the extent not satisfied prior to the Effective Date, and except to the extent that the Debtors, with the consent of the Majority Noteholders, and a Holder of an Allowed Credit Facility Claim otherwise agree, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Credit Facility Claim, each Holder of an Allowed Credit Facility Claim shall be paid in Cash on the Effective Date (or as soon as is reasonably practicable thereafter) in an amount equal to such Credit Facility Claim, including all interest that may have accrued on account of such Allowed Credit Facility Claim as determined by the Bankruptcy Court.

(c)                                  Voting: Class 3 is Unimpaired and the Holders of Credit Facility Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, Holders of Credit Facility Claims are not entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of this Plan, the distributions provided in this Section III.C(iii) to Holders of Credit Facility Claims (when distributed to Holders of Credit Facility Claims in accordance with the Plan) are in full settlement and release of each Holder’s Credit Facility Claim.  Subclasses 3a through 3j are Unimpaired.

(iv)                              Class 4 — Note Claims (Subclasses 4a-4j)

(a)                                 Classification: Class 4 consists of the Note Claims.

(b)                                 Treatment: The Note Claims are Allowed.  Except to the extent that the Debtors, with the consent of the Majority Noteholders, and a Holder of an Allowed Note Claim agrees to less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Note Claim, on the Effective Date, the Class 4 Distribution shall be issued and distribution of the Class 4 Distribution shall commence such that each Holder of an Allowed Note Claim shall receive its Pro Rata share of the Class 4 Distribution on the Effective Date (or as soon as is reasonably practicable thereafter).

(c)                                  Voting: Class 4 is Impaired by the Plan.  Therefore, Holders of Note Claims are entitled to vote to accept or reject the Plan.

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(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of this Plan, the distributions provided in this Section III.C(iv) to Holders of Note Claims (when distributed to Holders of Note Claims in accordance with the Plan) are in full settlement and release of each Holder’s Note Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Priority Claim was based.  Subclasses 4a through 4j are Impaired.

(v)                                  Class 5 — Unsecured Claims (Subclasses 5a-5j)

(a)                                 Classification: Class 5 consists of Unsecured Claims.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Unsecured Claim, (i) the legal, equitable and contractual rights to which the Allowed Unsecured Claim entitles the Holder of such Claim will remain unaltered, or (ii) if such Allowed Unsecured Claim is due and payable on or before the Effective Date, the Holder of such Allowed Unsecured Claim shall receive, payment in Cash in an amount sufficient to render such Allowed Unsecured Claim Unimpaired under Bankruptcy Code section 1124, on the later of (x) the Effective Date (or as soon as is reasonably practical thereafter) or (y) the first Distribution Date after such Unsecured Claim becomes an Allowed Unsecured Claim.  For avoidance of doubt, if an Unsecured Claim is not due and payable before the Effective Date, the Holder of such Unsecured Claim may be paid in the ordinary course of business consistent with past practices.

(c)                                  Voting: Class 5 is Unimpaired by the Plan.  Therefore, Holders of Unsecured Claims in this Class are not entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of this Plan, the distributions provided in this Section III.C(v) to Holders of Unsecured Claims (when distributed to Holders of Unsecured Claims in accordance with the Plan) are in full settlement and release of each Holder’s Unsecured Claim.  Subclasses 5a through 5j are Unimpaired.  For the avoidance of doubt, to the extent that applicable distribution includes the continued existence of the legal, equitable, and contractual rights of a Holder of an Allowed Unsecured Claim, the foregoing continued rights shall not be released.

(vi)                              Class 6 — Intercompany Claims (Subclasses 6a-6j)

(a)                                 Classification: Class 6 consists of Intercompany Claims between and among the Debtors.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Intercompany Claim agrees to a less favorable treatment acceptable to the Majority Noteholders, in full satisfaction, settlement, release, and discharge of, and exchange for such Allowed Intercompany Claim, on the Effective Date the legal, equitable and contractual rights to which the Intercompany Claim entitles the Holder of such Claim will remain unaltered and treated in the ordinary course of business.

(c)                                  Voting: Class 6 is Unimpaired, and the Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

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(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of this Plan, the distributions provided in this Section III.C(vi) to Holders of Intercompany Claims (when distributed to Holders of Intercompany Claims in accordance with the Plan) are in full settlement and release of each Holder’s Intercompany Claims.  Subclasses 6a through 6j are Unimpaired.  For the avoidance of doubt, to the extent that applicable distribution includes the continued existence of the legal, equitable, and contractual rights of a Holder of an Allowed Intercompany Claim, the foregoing continued rights shall not be released.

(vii)                          Class 7 — Senior Preferred Equity Interests

(a)                                 Classification: Class 7 consists of Senior Preferred Equity Interests in GOK.

(b)                                 Treatment: Except to the extent that the Debtors, with the consent of the Majority Noteholders, and a Holder of an Allowed Senior Preferred Equity Interest in Class 7 agrees to less favorable treatment, in full satisfaction, settlement, release, and discharge of, any in exchange for such Allowed Senior Preferred Equity Interest, on the Effective Date (or as soon as is reasonably practicable thereafter) each Holder of an Allowed Senior Preferred Equity Interest shall receive its Pro Rata share of the Class 7 Distribution.

(c)                                  Voting: Class 7 is Impaired by the Plan.  Therefore, Holders of Senior Preferred Equity Interests in Class 7 are entitled to vote to accept or reject the Plan.

(d)                                 Full Settlement:  As more specifically set forth in, and without in any way limiting Section IX.A of this Plan, the distributions provided in this Section III.C(vii) to Holders of Senior Preferred Equity Interests (when distributed to Holders of the Senior Preferred Equity Interests in accordance with the Plan) are in full settlement and release of each Holder’s Senior Preferred Equity Interest and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Senior Preferred Equity Interest was based.

(viii)                      Class 8 — Junior Preferred Equity Interests

(a)                                 Classification: Class 8 consists of Junior Preferred Equity Interests in GOK.

(b)                                 Treatment: On the Effective Date, all Junior Preferred Equity Interests in Class 8 shall be deemed cancelled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Junior Preferred Equity Interests in Class 8.

(c)                                  Voting: Class 8 is Impaired by the Plan and the Holders of Junior Preferred Equity Interests in Class 8 are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, Holders of Junior Preferred Equity Interests in Class 8 are not entitled to vote to accept or reject the Plan.

(ix)                              Class 9a — Other Equity Interests

(a)                                 Classification: Class 9a consists of Other Equity Interests in GOK.

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(b)                                 Treatment: On the Effective Date, all Other Equity Interests in Class 9a shall be deemed cancelled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Other Equity Interests in Class 9a.

(c)                                  Voting: Class 9a is Impaired and the Holders of Other Equity Interests in Class 9a are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, Holders of Other Equity Interests in Class 9 are not entitled to vote to accept or reject the Plan.

(x)                                  Classes 9b-9j — Subsidiary Debtor Other Equity Interests

(a)                                 Classification: Classes 9b-9j consists of the Other Equity Interests in the Subsidiary Debtors.

(b)                                 Treatment: On the Effective Date, the legal, equitable and contractual rights to which the Subsidiary Debtor Other Equity Interests entitles the Holder of such Interest will remain unaltered.

(c)                                  Voting: Classes 9b-9j are Unimpaired and the Holders of Other Equity Interests in Classes 9b-9j are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, Holders of Other Equity Interests in Classes 9b-9j are not entitled to vote to accept or reject the Plan.

IV.
ACCEPTANCE REQUIREMENTS

A.                                    Acceptance or Rejection of the Plan

(i)                                    Voting Classes

Classes 4 and 7 are Impaired and are receiving property under the Plan.  Therefore, such Classes are entitled to vote to accept or reject the Plan.

(ii)                                Presumed Acceptance of the Plan

Classes 1, 2, 3, 5, 6 and 9b-9j are Unimpaired under the Plan and are therefore conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).

(iii)                            Presumed Rejection of the Plan

Classes 8 and 9a are Impaired and are not receiving any property under the Plan.  Therefore, such Classes are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).

B.                                    Confirmation Pursuant to Bankruptcy Code Sections 1129(a)(10) and 1129(b)

Bankruptcy Code section 1129(a)(10) shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims for each Debtor.  The Debtors shall seek Confirmation of the Plan pursuant to Bankruptcy Code section 1129(b) with respect to any rejecting Class of Claims or Equity Interests.  The Debtors reserve the right to modify the Plan with the consent of the Majority Noteholders in accordance with Section XI.A hereof to the extent, if any, that Confirmation pursuant to Bankruptcy Code section 1129(b) requires modification.

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V.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                    No Substantive Consolidation

The Chapter 11 Cases have been consolidated for procedural purposes only.  On the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated.  Except as specifically set forth herein, nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor.  Additionally, claimants holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s Chapter 11 Case, will be treated as a separate Claim against each Debtor’s Estate; provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim (plus post-petition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in this Plan.  In the event that any sub-plan cannot be confirmed, the sub-plans of the other Debtors may be confirmed and those Debtors will be permitted to emerge from chapter 11 protection, and the Debtors reserve the right (subject to the consent of the Majority Noteholders) to sever the Chapter 11 Case of any such Debtor from the remaining Chapter 11 Cases covered by the Plan and convert the Chapter 11 Case of such Debtor to a case under chapter 7 of the Bankruptcy Code without otherwise impacting this Plan, the order approving the Disclosure Statement, the application of the Plan to the remaining Debtors and any order related to the Plan, in respect of the remaining Debtors.  For the avoidance of doubt, nothing set forth in this paragraph shall in any way affect the treatment of or distributions to Holders of DIP Lender Claims, DIP Financing Fees and Expenses, DIP Agent Fees and Note Claims.

B.                                    Exit Facility

On the Effective Date, the Reorganized Debtors shall be authorized to enter into the Exit Facility Agreement.  The Confirmation Order shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Agreement, and such other Exit Facility Documents as the Exit Facility Lenders may reasonably require, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate the Exit Facility.  The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs.

Upon the date the Exit Facility Agreement becomes effective: (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver the Exit Facility Documents and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, (ii) the Exit Facility Documents shall constitute the legal, valid, and binding obligations of the Reorganized Debtors that are parties thereto, enforceable in accordance with their respective terms and (iii) no obligation, payment, transfer, or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff, or counterclaim.  The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any Liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such Liens and security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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C.                                    Sources of Consideration for Plan Distributions

(i)                                    Cash Consideration

All Cash consideration necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments or distributions pursuant hereto shall be obtained from Cash on hand, including Cash derived from business operations, and the Exit Facility proceeds.

D.                                    Issuance of New Securities

(i)                                    Issuance of New Common Stock

The issuance and distribution of the New Common Stock by Reorganized GOK to the Holders of Allowed Note Claims and DIP Lender Claims and pursuant to the Management Incentive Plan is authorized and directed without the need for any further corporate action and without any further action by any Holder of any Claim or Equity Interest under applicable law, regulation order, rule or otherwise.  The New Common Stock shall be authorized under the New Certificate of Incorporation of Reorganized GOK.  On the Effective Date or as soon as reasonably practicable thereafter, Reorganized GOK shall issue the New Common Stock to the Holders of Note Claims and DIP Lender Claims in accordance with the terms of the Plan.

(ii)                                New Shareholders Agreement

The Holders of the New Common Stock shall be parties to the New Shareholders Agreement.  As of the Effective Date, and as a condition of receiving any distribution of New Common Stock, Holders of Allowed Note Claims and DIP Lender Claims that receive New Common Stock shall be bound by the New Shareholders Agreement.

E.                                    Section 1145 Exemption

Bankruptcy Code section 1145 shall be applicable to the issuance of New Common Stock issued pursuant to this Plan. To the maximum extent permitted by Bankruptcy Code section 1145 and applicable non-bankruptcy law, the New Common Stock issued pursuant to this Plan and its transfer will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder, and any and all applicable state and local laws, rules, and regulations.  In addition, under Bankruptcy Code section 1145, the New Common Stock contemplated by the Plan and any and all agreements incorporated therein will be freely tradable in the United States of America by the recipients thereof, subject to: (1) the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in Securities Act section 2(a)(11); (2) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of the New Common Stock; (3) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in Section V.D hereof, the New Shareholders Agreement, and the New Certificate of Incorporation; and (4) applicable regulatory approval, if necessary.

F.                                     Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under any certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan, if any), shall be cancelled, terminated and of no further force or effect, without further act or action, and as to the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder, and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments

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evidencing indebtedness or obligations of the Debtors that are specifically reinstated or assumed pursuant to the Plan, if any) shall be released and discharged.

In addition, on the Effective Date, the Credit Facility, the Notes, the Preferred Equity Interests and the Other Equity Interests in GOK, as well as any and all securities or agreements relating to the DIP Loan Agreement, Credit Facility and/or the Notes Indenture, including that certain Collateral Trust and Intercreditor Agreement dated as of December 23, 2009, shall be deemed automatically cancelled, terminated and of no further force or effect, without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the parties, as applicable, under the agreements, indentures, and certificates of designation governing such Claims or interests shall be discharged; provided, however, that the Credit Facility and the Notes Indenture shall continue in effect for the limited purpose of (i) allowing the Credit Facility Agent and the Notes Indenture Trustee, respectively, to make any distributions on account of the Credit Facility Claims and Notes pursuant to Section VII.D of this Plan, to perform such other necessary administrative or other functions with respect thereto, and for the Notes Indenture Trustee, to have the benefit of all the rights and protections and other provisions of the Notes Indenture vis-à-vis the Noteholders, and (ii) permitting the Notes Indenture Trustee to assert any right to indemnification, contribution, or other claim it may have under the Notes Indenture, subject to any and all defenses any party may have under the Plan or applicable law to any such asserted rights or claims.  All subordination provisions in the Credit Facility, Notes Indenture and that certain Collateral Trust and Intercreditor Agreement dated as of December 23, 2009 are compromised and settled by the Plan and neither the Credit Facility Agent nor the Credit Facility Lenders shall have any claim to any Class 4 Distribution under the Plan by reason of any such subordination provisions.

G.                                   Listing of the New Common Stock and Transfer Restrictions

On the Effective Date, the Reorganized Debtors shall be private, non-reporting companies, and the New Common Stock shall not be registered or listed on any national securities exchange.  The Reorganized Debtors shall not be obligated to list the New Common Stock on a national securities exchange.  The New Common Stock may be subject to certain transfer and other restrictions pursuant to, among other things, the New Shareholders Agreement and the New Certificate of Incorporation.

H.                                   Corporate Existence

Subject to any Restructuring Transaction and except as otherwise provided herein or in the New Corporate Governance Documents or elsewhere in the Plan Supplement, each Debtor, as Reorganized, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed.  The New Corporate Governance Documents shall be substantially in the form filed with the Plan Supplement.

I.                                        New Certificate of Incorporation and New By-laws

On or immediately before the Effective Date, each of the Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate laws of the respective states of incorporation.  Pursuant to Bankruptcy Code section 1123(a)(6), the New Certificates of Incorporation with respect to each Reorganized Debtor that is a corporation will prohibit the issuance of nonvoting equity securities.  After the Effective Date, each of the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-laws and other constituent documents as permitted by the laws of their respective states of incorporation, their respective New Certificates of Incorporation, and New By-laws and, in the case of Reorganized GOK, the New Stockholders Agreement.

J.                                      Directors and Officers of the Reorganized Debtors

The composition of the New Board of Directors of Reorganized GOK will be identified in the Plan Supplement.  On the Effective Date, the term of the current board of directors of the Debtors shall expire and the operation of the Reorganized Debtors shall become the responsibility of the New Board.  Each director on the New

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Board shall serve from and after the Effective Date pursuant to the terms of the respective New Certificate of Incorporation and New By-laws of the Reorganized Debtor.  Officers of the Reorganized GOK, as selected by the Majority Noteholders, shall be identified in the Plan Supplement. Such officers shall serve in accordance with applicable non-bankruptcy law and, to the extent applicable, the New Employment Agreements.

The existing officers and directors of the Subsidiary Debtors shall initially serve in their respective capacities as officers and directors of the Reorganized Debtors unless otherwise provided in the Plan Supplement.

K.                                   Management Incentive Plan

                On and after the Effective Date, the New Board of GOK shall be authorized to adopt the Management Incentive Plan.  The grants and specific identities of recipients, amounts and timing of grants and other terms and conditions will be determined by the New Board of GOK.  The Management Incentive Plan shall supersede any other equity-based incentive plan, and any other such incentive plan shall terminate on the Effective Date.

L.                                    Employee Benefits

Except as otherwise provided herein, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (other than equity based compensation related to Equity Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time, and (2) honor, in the ordinary course of business, Claims of employees that were employed as of the Effective Date for accrued vacation time arising before the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan.  Nothing herein shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans; provided, further, however, that, to the extent that the Debtors enter New Employment Agreements, the terms of such New Employment Agreements shall govern the Debtors’ responsibilities with respect to the employees entering such agreements.  Notwithstanding anything herein to the contrary, the New Employment Agreements to be entered into on the Effective Date shall amend and supersede any other employment agreements and severance plans with or for the benefit of the applicable officer.

Notwithstanding the foregoing, the change of control provisions (including without limitation any right of such a participant to terminate employment for “good reason” and any Company funding obligation) shall not be triggered under any employment agreement, severance plan or agreement, benefit plan, or deferred compensation plan, in each case solely as a result of (x) the Debtors’ emergence from chapter 11 of the Bankruptcy Code as contemplated by this Plan, (y) the execution and delivery of the Plan Support Agreement or (z) the consummation of the transactions provided in the Plan Support Agreement and/or this Plan (or otherwise contemplated by the Plan Support Agreement and/or this Plan to occur prior to or on or about the Effective Date).

On and after the Effective Date, pursuant to Bankruptcy Code section 1129(a)(13), the Reorganized Debtors shall pay all retiree benefits of the Debtors (within the meaning of Bankruptcy Code section 1114), if any, at the level established in accordance with Bankruptcy Code section 1114, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors are obligated to provide such benefits.

M.                                 Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, on the Effective Date, any and all property in each Estate shall pass to and vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, granted to secure the Exit Facility).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or

23

dispose of property and compromise or settle any Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

N.                                    Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors (with the consent of the Majority Noteholders) or the Reorganized Debtors, as applicable, may enter into the Restructuring Transactions and may take all actions as may be necessary or appropriate to effect a restructuring of their respective businesses or the corporate or organizational structure, form or identity of any of the Reorganized Debtors or the overall corporate or organizational structure of the Reorganized Debtors and to implement the provisions of this Plan.  The Restructuring Transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers, or liquidations.  The actions to effect the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree, (3) the filing of appropriate certificates or articles of incorporation or amendments thereof, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law, and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.  In the event that a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity, and thereafter, the surviving Reorganized Debtor shall assume and perform the obligations of each Reorganized Debtor party to such merger under the Plan.  In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor that owned the stock in such liquidating Reorganized Debtor prior to such liquidation) shall assume and perform the obligations of such liquidating Reorganized Debtor.  Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.

O.                                   Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and directed in all respects, including: (1) selection of the directors and officers of the Reorganized Debtors, (2) the distribution of the New Common Stock as provided herein, (3) the execution and entry into the Exit Facility Agreement and Exit Facility Documents, and (4) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date) and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court.  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have timely occurred and shall be in effect and shall be authorized and approved in all respects, without any requirement of further action by the security Holders, directors, or officers of the Debtors or the Reorganized Debtors or otherwise.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the Exit Facility Agreement, and any and all agreements, documents, securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Section V.O shall be effective notwithstanding any requirements under nonbankruptcy law.

P.                                     Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the managers, officers, and members of the boards of directors thereof are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate

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to effectuate, implement, and further evidence the Exit Facility Agreement, the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

Q.                                   General Settlement of Claims and Equity Interests

Subject to Article III, all distributions made to Holders of Allowed Claims and Equity Interests in any Class are intended to be and shall be final and indefeasible.

R.                                    Section 1146 Exemption from Certain Taxes and Fees

Pursuant to Bankruptcy Code section 1146(a), no issuance, transfer, or exchange of any security, transfer of any property, or making, delivery, filing or recording of any instrument of transfer, in each case in contemplation of, in connection with or pursuant to the Plan (including, for this purpose, in connection with the New Corporate Governance Documents, the Exit Facility Agreement, and the other documents relating to the transactions described in this Article V shall be subject to any recording tax, stamp tax, transfer tax, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to: (1) the creation of any mortgage, deed of trust, Lien, or other security interest, including without limitation under the Exit Facility (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by Section V.N hereof, or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements, (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution, (c) deeds, or (d) assignments executed in connection with any transaction occurring under the Plan.

S.                                      D&O Liability Insurance Policies and Indemnification Provisions

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies and indemnification obligations in place as of or after the Petition Date (in the case of indemnification obligations, to the extent provided in the Debtors’ constituent documents or by a written agreement or board resolutions) owed to directors, officers, and employees of the Debtors (or the estates of any of the foregoing) in their capacity as directors, officers, or employees of the Debtors or as otherwise provided in the D&O Liability Insurance Policies, who served or were employed by the Debtors as of or after the Petition Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, or intentional tort, shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue such D&O Liability Insurance Policies or indemnification obligations in full force) all of such D&O Liability Insurance Policies and indemnification obligations pursuant to Bankruptcy Code section 365(a).  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each such D&O Liability Insurance Policy and indemnification obligations.

Notwithstanding anything to the contrary contained in this Plan, subject to the occurrence of the Effective Date, the Reorganized Debtors shall honor the Debtors’ obligations to indemnify their directors, officers, employees and representatives serving in such capacity on or after the Petition Date pursuant to their respective certificates of incorporation, by-laws, other constituent documents, contractual obligations, board resolutions, or any applicable laws in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives serving in such capacity on or after the Petition Date based upon any act or omission that occurred while such director, officer, agent, employee or representative was employed by or provided services to the Debtors or a non-Debtor subsidiary, and that was related to service with, for, or on behalf of the Debtors or such non-Debtor subsidiary.

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T.                                    Preservation of Rights and Causes of Action

In accordance with Bankruptcy Code section 1123(b), and except where such Causes of Action have been expressly released pursuant to this Plan (including, for the avoidance of doubt, pursuant to the releases by the Debtors provided by Section IX.A hereof), the Reorganized Debtors shall retain and may enforce all rights to and all rights to commence and pursue, as appropriate, any and all Causes of Action, including Causes of Action under chapter 5 of the Bankruptcy Code or under similar state laws, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided, however, that all Claims and Causes of Action against the DIP Agent, the DIP Lenders, the Collateral Trustee, the Notes Indenture Trustee or the Consenting Noteholders with respect to, in connection with, related to or arising from the DIP Facility or the Notes have been and hereby are irrevocably released and waived and are therefore not retained by any Party.  No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  Unless any Causes of Action against any Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to such retained Causes of Action upon, after or as a consequence of the Confirmation or consummation of the Plan.

U.                                    Compromise of Controversies

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, and other benefits provided under the Plan, unless otherwise provided in the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, disputes regarding the value of the Reorganized Debtors and disputes regarding the value of the New Common Stock, and any and all claims of subordination between the Credit Facility and the Notes.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their estates, creditors, and other parties in interest, and are fair, equitable, and within the range of reasonableness.

VI.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                    Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, each of the Debtors’ executory contracts and unexpired leases shall be deemed assumed as of the Effective Date, unless such executory contract or unexpired lease: (1) was assumed or rejected previously by the Debtors, (2) expired or terminated pursuant to its own terms before the Effective Date, (3) is the subject of a motion to reject filed on or before, and pending on, the Effective Date, or (4) is identified on the Rejected Executory Contract and Unexpired Lease List.  The Debtors reserve all rights to amend or otherwise supplement the Rejected Executory Contract and Unexpired Lease List through the Effective Date, subject to the consent of the Majority Noteholders.

Entry of the Confirmation Order shall constitute approval of the assumptions, rejections, and, to the extent applicable, the assumptions and assignments of such executory contracts or unexpired leases as set forth in the Plan, all pursuant to Bankruptcy Code sections 365(a) and 1123.  The Confirmation Order shall constitute an order of the Bankruptcy Court: (i) approving the assumption, assumption and assignment or rejection, as the case may be, of executory contracts and unexpired leases, as described above, pursuant to Bankruptcy Code sections 365(a) and 1123(b)(2), (ii) providing that the Reorganized Debtors had properly provided for the cure of any defaults that might have existed, (iii) providing that each assumption, assignment, or rejection, as the case may be, was in the best interest of the Reorganized Debtors, their Estates, and all parties in interest in the Chapter 11 Cases, and (iv) providing that the requirements for assumption or assumption and assignment of any executory contract or

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unexpired lease to be assumed had been satisfied.  Unless otherwise indicated, all assumptions or rejections of executory contracts and unexpired leases pursuant to the Plan are effective as of the Effective Date.  Each executory contract or unexpired lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or such order.  Notwithstanding anything to the contrary in the Plan, the Debtors (with the consent of the Majority Noteholders) or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time before the Effective Date.  After the Effective Date, the Reorganized Debtors shall have the right to terminate, amend, or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

B.                                    Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), by payment of the default amount in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree.

At least fifteen (15) days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, notices of proposed assumption and proposed amounts of Cure Claims to the applicable third parties, which notices shall include procedures for objecting to proposed assumptions of executory contracts and unexpired leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court.  Any objection by a counterparty to an executory contract or unexpired lease to a proposed assumption or related Cure Claim amount must be filed, served, and actually received by the Debtors at least five (5) days before the Confirmation Hearing.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption or Cure Claim amount will be deemed to have assented to such assumption or Cure Claim amount.

In the event of a dispute regarding: (1) the amount of any payments to cure such a default or (2) any other matter pertaining to assumption, the payment of Cure Claims required by Bankruptcy Code section 365(b)(1) shall be made no later than ten (10) business days following the entry of a Final Order or orders resolving the dispute and approving the assumption.  If the Debtors are unable to resolve an objection to a proposed assumption or Cure Claim Amount in a manner that is satisfactory to the Debtors (with the consent of the Majority Noteholders), the Debtors (with the consent of the Majority Noteholders), or the Reorganized Debtors, as applicable, expressly reserve the right, to reject the executory contract or unexpired lease prior to 15 days following the entry of a Final Order regarding the proposed assumption and Cure Claim amount.

Except as otherwise provided in the Confirmation Order, the only adequate assurance of future performance shall be the promise of the applicable Reorganized Debtor to perform all obligations under any executory contract or unexpired lease under this Plan.  The Debtors reserve the right (with the consent of the Majority Noteholders) to file a motion on or before the Confirmation Date to assume or reject any executory contract and unexpired lease.

Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption.  Any Proof of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

C.                                    Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of executory contracts and unexpired leases, if any, must be filed with the Bankruptcy Court on or prior to the later of: (i) 30 days after the date of entry of

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an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (ii) the Bar Date, and (iii) 45 days after the date that an executory contract or unexpired lease is added to the Rejected Executory Contract and Unexpired Lease List after the Effective Date following the resolution of a pending dispute between one or more of the Debtors and a counterparty to an executory contract or unexpired lease regarding such counterparty’s Cure Claim.  Unless otherwise ordered by the Bankruptcy Court or otherwise provided herein, any Claims arising from the rejection of executory contracts and unexpired leases not filed with the Bankruptcy Court within such time will be automatically Disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court.  All such Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article IX hereof.  All Allowed Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases shall be classified as Class 5 Unsecured Claims, as applicable, against the applicable Debtor and shall be treated in accordance with Article III of the Plan.  The deadline to object to Claims arising from the rejection of executory contracts and unexpired leases, if any, shall be the later of (a) 180 days following the date on which such Claim was filed, and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claims.

D.                                    Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the insurance policies in full force) each of their insurance policies in effect as of the Petition Date pursuant to Bankruptcy Code section 365(a).  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each such insurance policy.

E.                                    Reimbursement Agreements Concerning Professional Fees and Expenses

On the Effective Date, the Company shall assume all of the agreements with the Consenting Noteholders that contain reimbursement obligations with respect to the Consenting Noteholders’ professional fees and expenses including (a) that certain letter agreement dated November 15, 2012 among Fried, Frank, Harris, Shriver & Jacobson LLP, the Consenting Noteholders and GOK on behalf of itself and its direct and indirect subsidiaries and (b) that certain letter agreement among local counsel to the Consenting Noteholders, the Consenting Noteholders and GOK on behalf of itself and its direct and indirect subsidiaries, and all amounts owed under such agreements shall be Allowed and paid by the Debtors in full in Cash on the Effective Date without the necessity to file a proof of claim or file any application or receive any approval from the Bankruptcy Court.

F.                                     Modifications, Amendments, Supplements, Restatements, or Other Agreements

Each executory contract or unexpired lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that, in any manner, affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan unless (i) any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan, or (ii) the non-Debtor party to such executory contract or unexpired lease has agreed otherwise.

Modifications, amendments, supplements, and restatements to executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed (unless otherwise agreed by the contract counterparty and the Debtors and approved by the Bankruptcy Court) to alter the pre-petition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

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G.                                   Reservation of Rights

Neither the exclusion nor inclusion of any executory contract or unexpired lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors or the Reorganized Debtors that any such contract or lease is, in fact, an executory contract or unexpired lease or that any Debtor or Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 15 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.                                   Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any executory contracts and unexpired leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order, unless the parties thereto agree to any modifications, amendments, supplements, or restatements thereto.

VII.
PROVISIONS GOVERNING DISTRIBUTIONS

A.                                    Record Date for Distributions

As of the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record Holders of any Claims or Equity Interests.  Neither the Debtors nor the Reorganized Debtors shall have any obligation to recognize any transfer of Claims or Equity Interests occurring on or after the Distribution Record Date.

B.                                    Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on the Initial Distribution Date (or if a Claim is not an Allowed Claim prior to the Initial Distribution Date, the date that is within fourteen (14) days after such Claim becomes Allowed), each Holder of an Allowed Claim against or Equity Interest in the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Equity Interests in the applicable Class and in the manner provided herein.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Section VII.F hereof.  Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

C.                                    Fractional Distributions

No fractions of New Common Stock shall be distributed.  Cash shall not be distributed under the Plan in denominations of less than one cent ($0.01).  For purposes of distribution, fractions of New Common Stock shall be rounded down to the nearest whole number, and no Cash payments shall be made in connection with such rounding.  The Disbursing Agent shall have no obligation to make any distribution of Cash that is less than $25.00.

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D.                                    Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date, except as follows:

•                                          all distributions on account of Credit Facility Claims will be made to the Credit Facility Agent, which will serve as the Reorganized Debtors’ designee for purposes of making distributions under this Plan to Holders of Credit Facility Claims;

•                                          all distributions on account of the DIP Claims will be made to the DIP Agent, which will serve as the Reorganized Debtors’ designee for purposes of making distributions under this Plan to Holders of DIP Claims; and

•                                          all distributions on account of the Notes will be made to the Notes Indenture Trustee, which will serve as the Reorganized Debtors’ designee for purposes of making distributions under this Plan to Holders of Note Claims.(4)

E.                                    Rights and Powers of Disbursing Agent

(i)                                    Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(ii)                                Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent in carrying out its obligations under this Article VII of the Plan on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorneys’ fees and expenses) made by the Disbursing Agent related thereto shall be paid in Cash by the Reorganized Debtors in their reasonable discretion.

F.                                     Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors (with the consent of the Majority Noteholders) or the Reorganized Debtors, as applicable, and the Holder of a Disputed Claim, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the Holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

(4)  For the avoidance of doubt, the release granted pursuant to this Plan shall not eliminate or release in any way the obligations of the Credit Facility Agent, the DIP Agent, or the Indenture Trustee to distribute distributions pursuant to this provision of the Plan.

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G.                                   Delivery of Distributions and Undeliverable or Unclaimed Distributions

(i)                                    Delivery of Distributions in General

Except as otherwise provided in the Plan and subject to Bankruptcy Rule 3021, distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made to Holders of record as of the Distribution Record Date by the Disbursing Agent: (a) to the signatory set forth on any of the Proofs of Claim filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided, however, that unless the Debtor or Reorganized Debtor has expressly been directed, in writing, to mail distributions to counsel, the Disbursing Agent shall only mail distributions to counsel to a Holder of an Allowed Claim or Equity Interest in the event that no address was provided on a Proof of Claim or set forth in the Debtors’ Schedules and the Disbursing Agent has no other current address for such Holder.  Distributions under the Plan on account of Allowed Claims and Equity Interests shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim or Equity Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.  None of the Debtors, the Reorganized Debtors or the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan, except for gross negligence, willful misconduct, or fraud.

(ii)                                Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder after reasonable efforts, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed by such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under Bankruptcy Code section 347(b) and forfeited at the expiration of six months from the applicable Distribution Date.  After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Equity Interest in property shall be discharged and forever barred.

H.                                   Cash Payments

Cash payments made pursuant to this Plan will be in U.S. dollars.  Cash payments to foreign Creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.  Cash payments made pursuant to this Plan may be made in the form of checks drawn on a domestic bank.  Checks issued by the Reorganized Debtors pursuant to this Plan will be null and void if not cashed within 120 days of the date of the issuance thereof.  Requests for reissuance of any check must be made directly to the Debtors or Reorganized Debtors, as the case may be.

I.                                        Hart-Scott-Rodino Compliance

Any shares of New Common Stock to be distributed under the Plan to any Entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or to meet any similar requirements under applicable non-U.S. law, shall not be distributed until the notification and waiting periods applicable under such law to such entity shall have expired or been terminated.

J.                                      Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent and the Reorganized Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority and all distributions under the Plan shall be subject to any such withholding or

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reporting requirements.  Notwithstanding the foregoing, each Holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on such Holder by any governmental unit, including income, withholding and other Tax obligations, on account of such distribution.  Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to such issuing or distributing party for payment of any such Tax obligations.

K.                                   Setoffs

The Reorganized Debtors may (but will not be required to), pursuant to Bankruptcy Code section 553 or applicable non-bankruptcy law, exercise (i) the setoff rights, of the Debtors or the Reorganized Debtors, as the case may be, against any Allowed Claims and the distributions to be made pursuant to this Plan on account of such Allowed Claims, and (ii) Claims of any nature whatsoever that the Debtors or the Reorganized Debtors or their successors may hold (and could have asserted) against the Holder of such Claim; provided, however, that neither the failure to effect a setoff (or to utilize any other rights pursuant to Bankruptcy Code section 553) nor the allowance of any Claim hereunder will constitute a waiver or release of any such Claims or rights against such Holder, unless an order allowing such Claim otherwise so provides.

L.                                    Claims Paid or Payable by Third Parties

(i)                                    Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in part or in full a Claim to the extent that the Holder of such Claim receives payment in part or in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in such Holder owing the applicable Reorganized Debtor annualized interest at the rate of 5.00% on such amount owed for each business day after the 14-day grace period specified above until the amount is repaid.

(ii)                                Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to any of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policies.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(iii)                            Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

M.                                 Post-petition Interest

Unless expressly provided in the Plan, the Confirmation Order, the DIP Financing Order, or any contract, instrument, release, settlement, or other agreement entered into in connection with the Plan or required by the Bankruptcy Code (including without limitation Bankruptcy Code sections 506(b) and 1129(b)), post-petition interest

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shall not accrue on or after the Petition Date on account of any Claim.  Without limiting the generality of the foregoing, interest shall not be paid upon any Disputed Claim in respect of the period from the Filing Date to the date a final distribution is made thereon if, and after, such Disputed Claim becomes an Allowed Claim.

N.                                    Section 506(c) Reservation

The Debtors and the Reorganized Debtors, as applicable, reserve all rights under Bankruptcy Code section 506(c) with respect to any and all Secured Claims.

O.                                   Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full amount of the Allowed Claim.  Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim.

P.                                     Allocation of Consideration

The aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under this Plan will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any, to the extent that interest is payable under this Plan.

Q.                                   Special Provision Regarding Unimpaired Claims

Except as otherwise provided in this Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any document or agreement entered into and enforceable pursuant to the terms of this Plan, nothing herein shall affect the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims or to request disallowance or subordination of any such Claim.  In addition, notwithstanding anything to the contrary, Unimpaired Claims are subject to all applicable provisions of the Bankruptcy Code, including Bankruptcy Code section 502(b).

VIII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.                                    Prosecution of Objections to Claims

The Debtors (with the consent of the Majority Noteholders) or the Reorganized Debtors, as applicable, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under the Plan provided that, for the avoidance of doubt, the Debtors and Reorganized Debtors will not object to Claims that are specified in this Plan as Allowed Claims.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.  The Debtors (with the consent of the Majority Noteholders) reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

B.                                   Allowance of Claims

Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date.

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C.                                    Distributions After Allowance

On the first Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled in accordance with Article III of the Plan.  For the avoidance of doubt, Holders of Allowed Claims will receive the same treatment regardless of whether such Claims are Allowed as of the Effective Date or at some time after the Effective Date.

D.                                    Estimation of Claims

The Debtors (before the Effective Date and with the consent of the Majority Noteholders) or Reorganized Debtors (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to Bankruptcy Code section 502(c) regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time including, without limitation, during litigation concerning any objection to any Claim and during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Entity, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized Debtors (after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.  All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, objected to, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

E.                                    Deadline to File Objections to Claims

Unless otherwise ordered by the Bankruptcy Court, any objections to Claims shall be filed on or before the date that is the later of: (a) 180 days after the Effective Date, and (b) the last day of such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to certain Claims.  The Bankruptcy Court may extend any deadline to object to Claims for cause.

F.                                     Prosecution of Objections

After the Confirmation Date, the Reorganized Debtors shall have the authority to file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

IX.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.                                    Discharge of All Claims and Interests and Releases.

(i)                                    General Discharge of All Claims and Interests and Releases

Except as otherwise expressly provided in this Plan, the confirmation of this Plan (subject to the occurrence of the Effective Date) will discharge the Debtors and the Reorganized Debtors from any Claim that arose before the Confirmation Date and any Claim of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i), whether or not a Proof of Claim is filed or is deemed filed, whether or not such Claim is Allowed and whether or not the Holder of such Claim has voted on this Plan.  Confirmation of this Plan will not discharge any DIP Lender Claims or other DIP Borrowing Obligations, DIP Interest Obligations, DIP Financing Fees and Expenses or DIP Agent Fees under the DIP Loan Agreement unless and until all such DIP Lender Claims and other DIP obligations are paid in full, in cash or receive the DIP Equity Distribution, as applicable.

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Furthermore, but in no way limiting the generality of the foregoing, except as otherwise specifically provided by this Plan, the distributions and rights (which distribution and rights may include the continuation of pre-petition liens, security interests, or other rights) that are provided in this Plan will be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of all Claims and Causes of Action against, liabilities of, liens on, obligations of and Equity Interests in GOK or Reorganized GOK or the direct or indirect assets and properties of the Debtors or the Reorganized Debtors, whether known or unknown, regardless of whether a Proof of Claim or interest was filed, whether or not Allowed and whether or not the Holder of the Claim or GOK Equity Interest has voted on this Plan, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or GOK Equity Interest, in each case regardless of whether a Proof of Claim or interest was filed, whether or not Allowed and whether or not the Holder of the Claim or GOK Equity Interest has voted on this Plan; provided, however, that notwithstanding the foregoing, nothing in this Plan or the Disclosure Statement is intended to release any insurer from having to provide coverage under any policy to which the Debtors, the Reorganized Debtors, and/or their current or former officers, directors, employees, representatives, or agents are parties or beneficiaries.

Additionally, except as otherwise specifically provided by this Plan or the Confirmation Order, the confirmation of this Plan (subject to the occurrence of the Effective Date) shall act as a discharge and release of all Causes of Action (including Causes of Action of a trustee and debtor in possession under the Bankruptcy Code) of the Debtors and Reorganized Debtors, whether known or unknown, against (in each case, only in the specified capacity):  (a) their present and former directors, shareholders, officers and employees, agents, attorneys, advisors, accountants, financial advisors, and investment bankers; (b) the present and former Credit Facility Agent and the present and former Credit Facility Lenders, each in such capacity, and their respective present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (c) the present and former Noteholders and their respective present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (d) the Notes Indenture Trustee and its present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (e) the Collateral Trustee and its present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (f) each of the Backstop DIP Lenders and each of the respective Backstop DIP Lenders’ present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); (g) the DIP Agent, and the DIP Lenders and each of their respective present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons and entities); (h) the present and former Holders of the Senior Preferred Equity Interests and their respective present and former Affiliates, officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities); and (i) any Entity claimed to be liable derivatively through any of the foregoing.  Notwithstanding the generality of the foregoing, unless expressly agreed to by the Debtors (with the consent of the Majority Noteholders) or the Reorganized Debtors, nothing in this Plan shall release any claims of any of the Debtors or Reorganized Debtors, as the case may be, against any Subsidiaries that are not Debtors or Reorganized Debtors, as the case may be; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter found by any court or tribunal by Final Order to have acted with gross negligence or willful misconduct.

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(ii)                                Releases by Holders of Claims and Equity Interests

In addition, but in no way limiting the generality of the foregoing, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, for good and valuable consideration, including the contributions of the following parties to the facilitation and expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, each Holder of a Note Claim or Senior Preferred Equity Interest who does not opt out of the release provisions in the Plan on their ballot agrees to the release provisions of this Plan and is presumed conclusively to have unconditionally and forever released (a) the Debtors, (b) the Reorganized Debtors, (c) the present and former Credit Facility Lenders, (d) the Credit Facility Agent, (e)  the DIP Lenders, (f) the DIP Agent, (g) the Backstop DIP Lenders, (h) the Collateral Trustee, (i) the Notes Indenture Trustee, (j) the Consenting Noteholders, (k) the Consenting Preferred Equity Holders, and (i) the Debtors’ officers, directors, and employees who hold such positions on the Petition Date and any Entity claimed to be liable derivatively through any of the foregoing and with respect to each of the foregoing Entities in clauses (a) through (k), the present and former members of any such Entities (together with the advisory Affiliates and advised Affiliates of such members) (and each solely in their capacity as such), their respective successors, assigns, and each of their respective Affiliates officers, directors, shareholders, advisory Affiliates, members, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, successors and assigns (including any professionals retained by such persons or entities) from any Cause of Action based on the same subject matter as the Claim or Interest on which the distribution is received; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter found by any Final Order or any court or tribunal to have acted with gross negligence or willful misconduct; provided, however that nothing herein shall be deemed a waiver or release of a Holder of a Claim or Equity Interest to receive the distribution as provided for under the Plan; provided, however, that the Consenting Noteholders and the Consenting Preferred Equity Holder have previously agreed to provide the releases set forth in this Section and shall not have the ability to opt out of such release provisions.  For the avoidance of doubt, if a Holder of a Note Claim or a Senior Preferred Equity Interest submits a ballot without checking either the “Opt Out of the Releases” box or the “Not Opt Out of the Releases” box, then it will be deemed to consent to the releases contemplated by Article IX of the Plan.

B.                                    Exculpation

Except as otherwise specifically provided in the Plan, each of: (a) the Debtors and the Reorganized Debtors, (b) the Creditors’ Committee, if any, and the current and former members thereof, in their capacity as such, (c) the DIP Lenders, solely in such lenders’ capacity as such, (d) the DIP Agent, solely in such agent’s capacity as such, (e) the Credit Facility Agent, solely in its capacity as such, (f) the Notes Indenture Trustee, solely in its capacity as such, (g) the Collateral Trustee, solely in its capacity as such, (h) the Consenting Noteholders, and (i) the Consenting Preferred Equity Holders; with respect to each of the foregoing Entities in clauses (a) through (i), such Entities’ Affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives, in each case solely in their capacity as such, will have no liability for any act or omission in connection with, or arising out of, the formulation, negotiation, or pursuit of approval of the DIP Facility, the Disclosure Statement, the Plan, or the solicitation of votes for or confirmation of the Plan, or the consummation of the Plan, or the transactions contemplated and effectuated by the Plan or the administration of the Plan or the property to be distributed under the Plan, or any other act or omission during the administration of the Debtors’ Estates or in contemplation of the Chapter 11 Cases except for gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court, and in all respects, will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

C.                                    Injunction

Sections IX.A and IX.B of this Plan and this Section IX.C will also act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any

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Claim, Interest or Cause of Action satisfied, released or discharged under this Plan.  Notwithstanding any other provision of this Plan or the Confirmation Order, Confirmation of this Plan shall not enjoin or extinguish any Creditor’s rights of setoff or recoupment, if any, to the extent that such Creditor has a valid Claim and a valid right of recoupment or setoff under applicable state or federal law (including, without limitation, the Bankruptcy Code).  Without limiting the applicability of the foregoing, (a) mutuality shall be required for any setoff and (b) no creditor may setoff (i) any pre-petition Claim against any post-petition obligation owed to any of the Debtors or (ii) any post-petition claim against any pre-petition obligation owed to any of the Debtors.  Nothing herein shall constitute any admission by any of the Debtors that any Creditor has a valid right of setoff or right of recoupment under applicable state or federal law (including the Bankruptcy Code); and, provided, further, that any and all defenses of the Debtors and/or Reorganized Debtors with respect to any such asserted right of setoff or right of recoupment and to challenge the assertion of any such right of setoff or recoupment are hereby preserved in their entirety.

D.                                    Guarantees and Claims of Subordination

(i)                                    Guarantees

The classification and the manner of satisfying all Claims under this Plan take into consideration (i) the possible existence of any alleged guarantees by the Debtors of obligations of any Entity or Entities, and (ii) that the Debtors may be joint obligors with another Entity or Entities with respect to the same obligation.  The Holders of Claims will be entitled to only one distribution with respect to any given obligation of the Debtors under the Plan.

(ii)                                Claims of Subordination.

Except as specifically provided herein, to the fullest extent permitted by applicable law, all Claims and GOK Equity Interests, and all rights and claims between or among Holders of Claims or GOK Equity Interests relating in any manner whatsoever to Claims or GOK Equity Interests, based on any contractual, equitable or legal subordination rights, will be terminated on the Effective Date and discharged in the manner provided in this Plan, and all such Claims, GOK Equity Interests and rights so based and all such contractual, equitable and legal subordination rights to which any Entity may be entitled will be irrevocably waived upon the Effective Date.  To the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Equity Interests under this Plan will not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim or Equity Interest by reason of any contractual, equitable or legal subordination rights, so that, notwithstanding any such contractual, equitable or legal subordination rights, each Holder of a Claim or Equity Interest will have and receive the benefit of the rights and distributions set forth in this Plan; provided, however, that nothing in this Section IX.D(ii) shall affect the Claims or contractual, equitable or legal subordination rights of the Holders of Claims that are Unimpaired under this Plan and this Section IX.D(ii) shall not be deemed to Impair any Claims that are not otherwise Impaired pursuant to this Plan.

E.                                    Injunction Related to Releases and Exculpation

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released pursuant to this Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities discharged or released in Sections IX.A and B of this Plan.

F.                                     Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall

37

revert to the Reorganized Debtor and its successors and assigns.  For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court, or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

X.
CONDITIONS PRECEDENT TO CONFIRMATION
OF THE PLAN AND THE EFFECTIVE DATE

A.                                    Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms, and conditions shall have been satisfied or waived pursuant to the provisions of Section X.C.

(i)                                    The Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall have become a Final Order.

(ii)                                All of the documents contemplated by this Plan and the Disclosure Statement, including the New Corporate Governance Documents, the Exit Facility Documents, the Rejected Executory Contract and Unexpired Lease List, the New Employment Agreements, and the list of the known members of the New Board, shall be in form and substance satisfactory to the Majority Noteholders.

B.                                    Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms, and conditions shall have been satisfied or waived in accordance with Section X.C of this Plan by the applicable Debtor, with the consent of the Majority Noteholders, or as applicable, the Majority Noteholders; provided, however, that the consent of Avista shall be required to waive the condition in (x) below.

(i)                                    The Confirmation Order shall be a Final Order.

(ii)                                The Confirmation Order shall have been entered no later than 35 days after the Petition Date.

(iii)                            Any amendments or modifications to the Plan made after entry of the Confirmation Order shall be in form and substance satisfactory to the Majority Noteholders.

(iv)                              Each of the documents contemplated by this Plan and the Disclosure Statement, including, without limitation, the New By-Laws, the New Certificate of Incorporation, and the New Shareholders Agreement, have been executed and, to the extent modified or supplemented from the form previously approved pursuant to Section X.A(ii) of this Plan, are in form and substance satisfactory to the Majority Noteholders.

(v)                                  All of the schedules, documents, supplements, and exhibits to the Plan shall have been filed in form and substance satisfactory to the Majority Noteholders.

(vi)                              All authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents, if any, that are determined by the Debtors and the Majority Noteholders to be necessary to implement the Plan and that are required by law, regulation or order shall have been obtained and not revoked.

(vii)                          All of the conditions referred to as the ‘Certain Closing and Other Conditions to the Restructuring’ that are set forth in the Restructuring Term Sheet (attached to and part of the Plan Support Agreement) have occurred or been waived by the Majority Noteholders.

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(viii)                      The Exit Facility Agreement, in form and substance satisfactory to the Majority Noteholders, shall have been executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

(ix)                              All of the Majority Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring or any other matter in connection thereto, including, without limitation, those fees and expenses incurred during the Chapter 11 Cases, shall be paid by the Debtors.

(x)                                  Up to $75,000 in the aggregate of Avista’s professional fees and out-of-pocket expenses incurred in connection with the Restructuring or any other matter in connection thereto, including without limitation, those fees and expenses incurred during the Chapter 11 Cases, shall be paid by the Debtors.

(xi)                              The amount of all Claims against the Debtors, including, without limitation, all trade and other Unsecured Claims, but excluding Claims for amounts owed under the Credit Facility and the Notes, and excluding Claims for amounts typically accounted for as deferred revenue on the Debtors’ balance sheet, reasonably projected by the Majority Noteholders to become Allowed Claims (including such Claims that at such date are already reasonably determined by the Majority Noteholders to be Allowed Claims) do not exceed in the aggregate $85.7 million.

(xii)                          No Claims of the type described in Bankruptcy Code section 510(b) relating to the Notes shall have been asserted against the Debtors and not Disallowed by Final Order.

C.                                    Waiver of Conditions

The conditions to Confirmation of the Plan and the conditions to the occurrence of the Effective Date set forth in Sections X.A and X.B may, in each case, be waived without any other notice to parties in interest or the Bankruptcy Court and without a hearing at any time by the Debtors with the consent of the Majority Noteholders; provided, however, that the Debtors may not waive entry of the Confirmation Order.

D.                                    Effect of Failure of Conditions

If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 50 days after the Petition Date, or by such later date as is acceptable to the Majority Noteholders, and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtors (with the consent of the Majority Noteholders) made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order will not be vacated if each of the conditions precedent to the occurrence of the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion.  If the Effective Date does not occur or the Confirmation Order is vacated pursuant to this Section, this Plan will be null and void in all respects, and nothing contained in this Plan will (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors, (b) prejudice in any manner the rights of the Debtors or the Holder of any Claim or Equity Interest in the Debtors or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Equity Interests or any other Entity in any respect.

XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.                                    Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify the Plan, with the consent of (i) the Majority Noteholders and (ii) Avista (but, with respect to Avista, only insofar as any such

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modification adversely affects the treatment of the Senior Preferred Equity Interests under this Plan), as to material or immaterial terms prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate and consistent with the Bankruptcy Code, not re-solicit votes on such modified Plan.  Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to (with the consent of the Majority Noteholders) alter, amend, or modify materially or immaterially the Plan with respect to any or all Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.  For the avoidance of doubt, non-material modifications may be made by the Debtors with the consent of the Majority Noteholders.

In addition, prior to the Effective Date, the Debtors (with the consent of the Majority Noteholders) may make appropriate technical adjustments and modifications to the Plan, without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not adversely affect in a material way the treatment of any Holder of Claims or Equity Interests.

A Holder of an Allowed Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder.

B.                                    Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to Bankruptcy Code section 1127(a) and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the entry of the Confirmation Order with the consent of the Majority Noteholders.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or unexpired leases effected by the Plan and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Equity Interests or Claims by any Debtor against any other Entity, (b) prejudice in any manner the rights of such Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

XII.
RETENTION OF JURISDICTION

The business and assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date.  From and after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Cases or this Plan pursuant to, and for purposes of, Bankruptcy Code subsection 105(a) and section 1142 and for, among other things, to:

(i)                                    determine any and all disputes relating to Administrative Expenses, Claims and Equity Interests, including the allowance and amount thereof, and any right to setoff,

(ii)                                determine any and all disputes among creditors with respect to their Claims,

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(iii)                            decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan,

(iv)                              resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including Rejection Claims, Cure Claims pursuant to Bankruptcy Code section 365 or any other matter related to such executory contract or unexpired lease, (b) any potential contractual obligation under any executory contract or unexpired lease that is assumed, (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, the Assumed Executory Contract and Unexpired Lease List and/or the Rejected Executory Contract and Unexpired Lease List, and (d) any dispute regarding whether a contract or lease is or was executory or expired,

(v)                                  ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan,

(vi)                              adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date,

(vii)                          adjudicate, decide, or resolve any and all matters related to Bankruptcy Code section 1141,

(viii)                      enter and enforce any order for the sale of property pursuant to Bankruptcy Code sections 363, 1123, or 1146(a),

(ix)                              resolve any avoidance or recovery actions under Bankruptcy Code sections 105, 502(d), 542 through 551, and 553,

(x)                                  resolve any cases, claims, controversies, suits, disputes, or causes of action that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan,

(xi)                              resolve any cases, controversies, suits, disputes, or causes of action that may arise in connection with or under the DIP Loan Agreement,

(xii)                          issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan,

(xiii)                      resolve any cases, controversies, suits, disputes, or causes of action with respect to the discharge, releases, injunctions, exculpations, indemnifications, and other provisions contained in Article IX and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions,

(xiv)                        enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated,

(xv)                            determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement,

(xvi)                        adjudicate any and all disputes arising from or relating to distributions under the Plan,

41

(xvii)                    consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order,

(xviii)                determine requests for the payment of Claims and Equity Interests entitled to priority pursuant to Bankruptcy Code section 507, including requests by Professionals for payment of accrued professional compensation.

(xix)                        hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan,

(xx)                            hear and determine any issue related to the initial composition of the New Board of each of the Reorganized Debtors,

(xxi)                        hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146,

(xxii)                    hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date,

(xxiii)                enforce all orders previously entered by the Bankruptcy Court,

(xxiv)                  hear any other matter not inconsistent with the Bankruptcy Code or related statutory provisions setting forth the jurisdiction of the Bankruptcy Court, and

(xxv)                      enter a final decree closing the Chapter 11 Cases.

XIII.
MISCELLANEOUS PROVISIONS

A.                                    Immediate Binding Effect

Subject to the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors and any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests have accepted or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, or injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors.

B.                                    Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents acceptable to the Majority Noteholders as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims and Equity Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.                                    Dissolution of Statutory Committees, If Any

On the Effective Date, any duly appointed statutory committee shall dissolve and members thereof shall be released and discharged from all rights, duties, responsibilities, and obligations from or related to the Chapter 11

42

Cases.  In addition, the retention and employment of the Creditors’ Committee’s and any other statutory committee’s attorneys, accountants, and other professionals and agents shall terminate on the Effective Date.

D.                                    Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

E.                                    Service of Documents

All notices required to be given under this Plan, if any, will be in writing and will be sent by first class mail, postage prepaid, or by a nationally recognized overnight courier:

If to the Debtors or Reorganized Debtors:

Geokinetics Inc.

1500 Citywest Boulevard, Suite 800

Houston, Texas 77042

Attn:       David Crowley, CEO

William (Bill) Moll, Jr., General Counsel

Telephone: (713) 850-7600

Facsimile: (713) 850-7330

with copies to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attn:       Sarah Link Schultz

Michael S. Haynes

Telephone: (214) 969-2800

Facsimile: (214) 969-4343

-and-

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attn:       David Patrick Elder

Telephone: (713) 220-5800

Facsimile: (713) 236-0822

If to the Noteholders:

Larry First

American Securities Opportunities

Advisors, LLC

299 Park Avenue

34th Floor

New York, NY 10171

-and-

43

Jeffrey Gates

Gates Capital Management, Inc.

1177 Avenue of the Americas

32nd Floor

New York, NY 10036

with a copy to:

Jennifer Rodburg, Esq.

Richard Slivinski, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Telephone: (212) 859-8000

Facsimile: (212) 859-4000

Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Court.  Any and all notices given under this Plan will be effective when received.

F.                                     Captions

Article and Section captions used in this Plan are for convenience only and will not affect the construction of this Plan.

G.                                   Nonvoting Stock

In accordance with Bankruptcy Code section 1123(a)(6), the Reorganized Debtors’ Certificates of Incorporation will contain a provision prohibiting the issuance of nonvoting equity securities by each of the Reorganized Debtors, subject to further amendment of such Reorganized Debtor’s Certificate of Incorporation as permitted by applicable law.

H.                                   Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, whether written or oral, all of which have become merged and integrated into the Plan.

I.                                        Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void, or unenforceable, the Bankruptcy Court or other court exercising jurisdiction, at the request of the Debtors with the consent of the Majority Noteholders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms, (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, and (3) nonseverable and mutually dependent.

44

J.                                      Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting Sarah J. Crow, Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, (214) 969-4278, email: sjcrow@akingump.com, at the Bankruptcy Court’s website at www.ecf.deb.uscourts.gov or at the website of the Debtors’ notice, claims and solicitation agent, Garden City Group, Inc., at http://www.gokrestructuring.com.  To the extent any exhibit or document included in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, such exhibit or document shall control.

K.                                   Votes Solicited in Good Faith

Upon entry of the Confirmation Order, (i) the Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to Bankruptcy Code section 1125(e), (ii) the Debtors, each member of a statutory committee, if any, the Backstop DIP Lenders and each of the Consenting Noteholders and Consenting Preferred Equity Holders (and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, attorneys and other professionals) will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the New Common Stock under this Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

L.                                    Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.                                 Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control; and provided further, however, that to the extent that any provision of the Plan or a Plan Supplement document conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control.

45

Wilmington, Delaware

Date: February 7, 2013

Geokinetics Inc.		Geokinetics USA, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

Geokinetics Holdings USA, Inc.		Geokinetics International Holdings, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

Geokinetics Services Corp.		Geokinetics Management, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

Geokinetics Processing, Inc.		Geokinetics International, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

Geokinetics Acquisition Company		Advanced Seismic Technology, Inc.

By:	David J. Crowley	By:	David J. Crowley
Name:	David J. Crowley	Name:	David J. Crowley
Its:	President & CEO	Its:	President & CEO

46

RICHARDS, LAYTON & FINGER, P.A.

Paul N. Heath (DE 3704)

L. Katherine Good (DE 5101)

Tyler D. Semmelman (DE 5386)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone:  (302) 651-7700

Facsimile:  (302) 651-7701

— and —

AKIN GUMP STRAUSS HAUER & FELD LLP

Sarah Link Schultz (pro hac vice motion pending)

Michael S. Haynes (pro hac vice motion pending)

Sarah J. Crow (pro hac vice motion pending)

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Telephone:  (214) 969-2800

Facsimile:  (214) 969-4343

PROPOSED COUNSEL FOR DEBTORS AND

DEBTORS IN POSSESSION

47

EXHIBIT B

ORGANIZATIONAL CHART OF THE DEBTORS AND THEIR NON-DEBTOR AFFILIATES

EXHIBIT C

LIQUIDATION ANALYSIS

EXHIBIT C

LIQUIDATION ANALYSIS

The Bankruptcy Code requires that each Holder of an Impaired Claim or Equity Interest either (a) accept the Plan or (b) receive or retain property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under Chapter 7. This is commonly referred to as the “best interest” test.

The first step in determining if the best interest test has been met is to determine the estimated Cash available for distribution.  Mechanically, this includes, (a) estimating the proceeds that would be generated from the liquidation of the Debtors’ assets during a hypothetical Chapter 7 case, (b) adding the anticipated Cash on hand as of the filing date, and (c) deducting  the costs and expenses of the liquidation and additional Chapter 7 administrative expenses. At the conclusion of this calculation, net Cash (if any) is allocated to Holders of Claims and Equity Interests in accordance with Bankruptcy Code section 726.  For purposes of this liquidation analysis, it is assumed that the Debtors’ assets are liquidated for the benefit of the Debtors’ creditors.  A general summary of the assumptions used by the Debtors in preparing this liquidation analysis follows. The more specific assumptions are discussed below the liquidation analysis.

Estimate of Net Proceeds

For purposes of this liquidation analysis, the Chapter 7 liquidation period is assumed to commence on March 1, 2013 and to last 9 — 12 months. Recoveries to creditors are presented on an undiscounted basis.  For purposes of the analysis, estimated asset balances as of December 31, 2012 were used to estimate recoveries.  Under Bankruptcy Code section 704, an appointed trustee must, among other duties, collect and convert the property of the estate as expeditiously (generally at distressed prices) as is compatible with the best interests of the parties in interest.  The liquidation analysis assumes that there would be pressure to complete the sales process within three months.  There can be no assurance that the liquidation would be completed in a limited time frame, nor are there any assurances that the recoveries assigned to the assets would in fact be realized.

Estimate of Costs

The Debtors’ cost of liquidation under Chapter 7 includes fees payable to a Chapter 7 trustee, as well as those payable to attorneys and other professionals engaged by the Chapter 7 trustee.  Further, costs of liquidation also include any obligations and unpaid expenses incurred by the Chapter 7 trustee until conclusion of the Chapter 7 case.  Finally, additional claims would arise as a result of the rejection of the Debtors’ executory contracts and/or unexpired leases.  It is possible that in a Chapter 7 case, the wind-down expenses may be greater or less than the estimated amount.  Such expenses are in part dependent on how long it takes the Chapter 7 trustee to complete the liquidation.

Distribution of Net Proceeds under Chapter 7

Bankruptcy Code section 726 governs distributions of property of an estate. The costs, expenses, fees, and such other claims that may arise and constitute necessary costs and expenses in a liquidation case would be paid in full from the liquidation proceeds before such proceeds would be made available for distribution to unsecured creditors. As set forth below, the Debtors believe that in a Chapter 7 case, general unsecured creditors would receive a recovery estimated at 0.0%.

After considering of the effects a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a Chapter 7 trustee and its professionals, (ii) an erosion in the value of assets in the Chapter 7 cases in the context of the expeditious liquidation required under Chapter 7 and the forced sales atmosphere that would likely prevail, and (iii) the substantial increase in Claims that would need to be satisfied on a priority basis, the Debtors have determined, as summarized on the following chart, that confirmation of the Plan will provide each Holder of a Claim with a recovery equal to or greater than such Holder would receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MIGHT BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE DEBTORS’

1

ASSETS. UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES, AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. IN ADDITION, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE. THEREFORE, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE ASSETS WILL RESULT IN AN ACCURATE ESTIMATE OF THE PROCEEDS THAT WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION. THE ACTUAL AMOUNTS OF CLAIMS AGAINST THE ESTATES COULD VARY SIGNIFICANTLY FROM THE ESTIMATE SET FORTH HEREIN, DEPENDING ON THE CLAIMS ASSERTED DURING THE PENDENCY OF THE CHAPTER 7 CASES. MOREOVER, THIS LIQUIDATION ANALYSIS DOES NOT INCLUDE LIABILITIES THAT MAY ARISE AS A RESULT OF LITIGATION, CERTAIN NEW TAX ASSESSMENTS, OR OTHER POTENTIAL CLAIMS. THIS ANALYSIS ALSO DOES NOT INCLUDE POTENTIAL RECOVERIES FROM AVOIDANCE ACTIONS. MINIMAL VALUE WAS ASSIGNED TO ADDITIONAL PROCEEDS THAT MIGHT RESULT FROM THE SALE OF CERTAIN ITEMS WITH INTANGIBLE VALUE. THEREFORE, THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS COULD VARY MATERIALLY FROM THE ESTIMATES PROVIDED HEREIN.

THE LIQUIDATION ANALYSIS INCLUDED IN THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY, AND IS THE RESPONSIBILITY OF, THE DEBTORS’ MANAGEMENT. THE DEBTORS AND THEIR MANAGEMENT BELIEVE THAT THE LIQUIDATION ANALYSIS HAS BEEN PREPARED ON A REASONABLE BASIS, REFLECTING MANAGEMENT’S BEST ESTIMATES AND JUDGMENTS. HOWEVER, BECAUSE THIS INFORMATION IS HIGHLY SUBJECTIVE, IT SHOULD NOT BE RELIED ON AS NECESSARILY INDICATIVE OF FUTURE RESULTS.

2

		Recovery (%)		Recovery Value ($)
Liquidation Analysis ($ in millions)	Book Value	Low	High	Low	High
Current assets
Cash & equivalents	$12.2	100.0%	100.0%	$12.2	$12.2
Restricted cash	4.0	—	—	—	—
Accounts receivable, net	42.5	70.0%	80.0%	29.7	34.0
Intercompany receivable (1)	161.3	—	—	35.5	42.9
Prepaid expenses	6.3	—	—	—	—
Deferred mob charges	3.4	—	—	—	—
Other current assets	1.9	—	—	—	—
Total current assets	$231.6			$77.5	$89.1
Non-current assets
PP&E, net	$135.0	35.0%	45.0%	$47.3	$60.8
Multi-client data library, net	21.7	50.0%	60.0%	10.8	13.0
Other intangible assets, net	0.4	—	25.0%	—	0.1
Investment in subsidiaries	811.1	—	—	—	—
Deferred issue costs	9.7	—	—	—	—
Intercompany receivable	17.4	—	—	—	—
Total non-current assets	$995.2			$58.1	$73.9
Total value available for distribution	$1,226.8			$135.6	$163.0
Liquidation fees & expenses
Trustee fees (2)				$3.5	$4.2
Wind-down expenses (3)				10.0	10.0
Total remaining distributable value				$122.1	$148.8
Claims waterfall
Revolving Credit Facility				$50.0	$50.0
Accrued & unpaid interest				1.4	1.4
% recovery				100.0%	100.0%
Total remaining distributable value				$70.7	$97.4
Senior Secured Notes				$300.0	$300.0
Accrued & unpaid interest				17.1	17.1
% recovery				22.3%	30.7%
Total remaining distributable value				$0.0	$0.0
Estimated admin claims				$10.0	$10.0
% recovery				—	—
Total remaining distributable value				$0.0	$0.0
General unsecured claims				$22.4	$22.4
% recovery on other unsecured claims				—	—
Total remaining distributable value				$0.0	$0.0
Series B-1 Senior Convertible Preferred Stock				$93.5	$93.5
Series C-1 Senior Convertible Preferred Stock				47.6	47.6
Series D Junior Preferred Stock				37.8	37.8
% recovery on Preferred Stock				—	—
Total remaining distributable value				$0.0	$0.0
Common Stock				$1.0	$1.0
% recovery on Common Stock				—	—
Total remaining distributable value				$0.0	$0.0

(1) Includes residual value associated with the excess of non-petitioner assets over non-petitioner liabilities

(2) 3.5% of the value of the Debtors’ assets in a liquidation, assumed to be paid prior to any distributions of claims

(3) $10.0 million assumed to be paid prior to any distributions of claims

3

Balance sheet assets

Cash & equivalents

Cash consists of all unrestricted cash in the Company’s operating accounts as of December 31, 2012. Cash is assumed to be fully recoverable.

Restricted Cash

Restricted Cash consists of short-term investments, primarily certificates of deposit carried at cost. In the normal course of business, this amount is primarily comprised of cash collateral for letters of credit and performance guarantees. Restricted cash is assumed not to have any recoveries in the liquidation.

Accounts receivable, net

The Debtors’ accounts receivable consist primarily of trade receivables extended to customers. The effect of a liquidation and specific costs incurred to collect on those receivables would impact recovery levels. The Company has numerous operations around the world that may affect the recovery of these receivables. An estimated recovery of 70% - 80% has been applied to the estimated receivables amount as of December 31, 2012.

Intercompany Receivable (current and long term)

Intercompany accounts on an individual Debtor basis consolidate to $0, as recovery on these claims is assumed to be pari passu with other Unsecured Claims against the Debtors. The value that does get consolidated to a positive recovery is the residual value of each non-Debtor subsidiary after satisfaction of any claims of the non-Debtor subsidiaries. Based on non-Debtor balance sheet information, the low- and high-end recoveries that flow through to the Debtors are $35.5 million and $42.9 million, respectively.

Prepaid expenses and deferred mobilization charges

There are no recoveries assumed for prepaid expenses and deferred mobilization charges.

Other current assets

Other current assets are comprised of deposits in the form of deposits to professional services firms. The recovery rates to such accounts are assumed to be 0% in liquidation.

Plant and equipment, net

The Debtors’ plant and equipment represent book value amounts of field operating equipment, vehicles, buildings, software, data processing equipment, and furniture and equipment. Sale of these assets would be negatively impacted in liquidation, and a 35% to 45% recovery estimate has been applied.

Multi-client data library, net

The multi-client data library consists of seismic surveys that are licensed to customers on a non-exclusive basis. Costs that are directly associated with acquiring and processing the data are capitalized, and as such all revenues are cash accretive. Recovery ratios to the data library were calculated to be approximately 50% - 60%.

Other intangible assets, net

Other intangible assets include license agreements to which 0% - 25% recovery was applied.

Investment in subsidiaries

Investment in subsidiaries relates to foreign subsidiaries, and there is no value attributed to discontinued operations. Any residual value based on liquidation values at the foreign subsidiary level flows through to the intercompany receivable item as a current asset, assuming the wind down occurs within one-year period.

Deferred issue costs

Deferred issue costs are associated with various fees and commissions paid in issuing debt, capitalized as an asset. A recovery of 0% has been applied to the estimated deferred issue costs as of December 31, 2012.

4

Liquidation expenses

Trustee fees

The liquidation analysis assumes that a Chapter 7 trustee would receive fees as payment for administering the Chapter 7 cases. These fees are assumed to be paid prior to any distribution to creditors and are assumed to be 3.5% of the total dollar amount of the Debtors’ pre-petition asset values, exclusive of foreign intercompany recoveries.

Wind-down expenses

The estimated wind-down expenses include amounts for certain payroll and other employee payroll and benefits, real estate carrying costs, and other expenses incurred during the asset disposition period. These expenses are assumed to be $10 million to cover the liquidation process and to be paid prior to any distribution to creditors.

Claims

Secured Claims

Holders of secured claims are entitled to recover all amounts generated from the disposition of their collateral, up to the amount of their allowed claim. In the instant case, secured claims are assumed to include  the Credit Facility and the Notes. Estimated amounts to be distributed to secured creditors reflect balances due and accrued and unpaid interest on the Credit Facility and the Notes.

Estimated Admin Claims

Holders of Priority Tax Claims and certain unsecured claims, including federal taxes, sales and local income taxes, and foreign taxes, are entitled to recover before holders of general unsecured claims are entitled to recover. Based on estimated recoveries under this hypothetical liquidation scenario, no proceeds would be available to satisfy Priority Tax Claims.

General Unsecured Claims

The estimated amount of Unsecured Claims against the Debtors include, but are not limited to, trade creditors and amounts owed to lessors and other creditors. Based on estimated recoveries under this hypothetical liquidation scenario, no proceeds would be available to satisfy the Debtors’ Unsecured Claims.

Preferred Equity

The Preferred Equity Holders are entitled to a recovery if sufficient assets exist to satisfy the Debtors’ Unsecured Claims in full. Based on estimated recoveries under this hypothetical liquidation scenario, no proceeds would be available to satisfy these claims.

Common Equity

Holders of Other Equity Interests are entitled to a recovery if sufficient assets exist to satisfy the Debtors’ obligations to their Preferred Equity Holders in full.  In this hypothetical liquidation scenario, no proceeds would be available for distribution to the Holders of Other Equity Interests.

THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. IN ADDITION, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE. THEREFORE, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS WILL RESULT IN AN ACCURATE ESTIMATE OF THE PROCEEDS THAT WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION. GENERAL UNSECURED CLAIMS AGAINST THE ESTATES COULD VARY SIGNIFICANTLY FROM THE ESTIMATES SET FORTH HEREIN, DEPENDING ON THE CLAIMS ASSERTED DURING THE PENDENCY OF THE CHAPTER 7 CASE. MOREOVER, THIS LIQUIDATION

5

ANALYSIS DOES NOT INCLUDE LIABILITIES THAT MAY ARISE AS A RESULT OF LITIGATION, CERTAIN NEW TAX ASSESSMENTS, OR OTHER POTENTIAL CLAIMS. THIS ANALYSIS ALSO DOES NOT INCLUDE POTENTIAL RECOVERIES FROM AVOIDANCE ACTIONS. NO VALUE WAS ASSIGNED TO ADDITIONAL PROCEEDS THAT MIGHT RESULT FROM THE SALE OF CERTAIN ITEMS WITH INTANGIBLE VALUE. THEREFORE, THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS COULD VARY MATERIALLY FROM THE ESTIMATES PROVIDED HEREIN.

6

EXHIBIT D

FINANCIAL PROJECTIONS

EXHIBIT D

FINANCIAL PROJECTIONS

RESPONSIBILITY FOR, AND PURPOSE OF, THE PROJECTIONS

As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation of a proposed plan is not likely to be followed by a liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors’ management has, through the development of the financial projections contained herein (the “Projections”), analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan while maintaining sufficient liquidity and capital resources to conduct their businesses. The Projections were also prepared to assist the holders of Allowed Note Claims or Allowed Senior Preferred Equity Interests in determining whether to accept or reject the Plan. The Projections were prepared based on the expected results of the Reorganized Debtors and their non-filing subsidiaries (collectively, the “Reorganized Company”). See Section IV of the Disclosure Statement, “Risk Factors,” for further discussion of the risks associated with the Projections.

The Projections should be read in conjunction with all of the assumptions, qualifications, and comments to the table containing the Projections, the historical consolidated financial information (including the notes and schedules thereto), other information in the public filings of GOK, and the Plan and Disclosure Statement. The Projections were prepared in good faith based on assumptions believed to be reasonable and applied in a manner consistent with past practice. A significant number of assumptions used in the Projections about the operations of the Debtors’ businesses after the Petition Date were based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were developed. While as of the date of the solicitation of the Disclosure Statement, such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Reorganized Company to achieve the Projections.

The Company is currently in the process of revising its 2013 budget, it is currently anticipated that the 2013 budget will be below the Debtors’ Projections.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, statements contained in the Disclosure Statement and incorporated by reference in it, including the Projections, may be considered “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements relate to the plans and objectives of the Debtors or future operations. In light of the risks and uncertainties inherent in all future projections and the Debtors’ financial position, the inclusion of forward-looking statements should not be regarded as a representation by the Debtors that the objectives or plans of the Reorganized Company will be achieved. Many factors could cause the Reorganized Company’s actual results to differ materially from those in the forward-looking statements, including: (i) the ability to consummate the reorganization through a consensual pre-packaged or pre-arranged bankruptcy; (ii) the ability of the Debtors to continue operating as a going concern and successfully emerge from chapter 11 pursuant to a feasible chapter 11 reorganization plan that provides for the Debtors to remain substantially intact; (iii) timing, execution, and results of the Debtors’ restructuring or refinancing process; (iv) the Debtors’ and the Reorganized Company’s ability, and the ability of their management team, to carry out their business strategies; (v) the Reorganized Company’s ability to maintain liquidity and to have sufficient funds to carry out its business program; (vi) the Debtors’ ability to sell to existing customers and identify and participate in sales to new customers in light of the current uncertainty surrounding the Debtors’ financial position; (vii) the continuation of adverse financial results and substantial competition in the Debtors’ businesses; (viii) the Debtors’ ability to retain and attract experienced management and other key management personnel; (ix) the Debtors’ ability to successfully implement initiatives designed to improve and retain their customer base; (x) the Debtors’ ability to attract and retain key customers within Proprietary Data Acquisition, Multi-Client Data Acquisition, and Data Processing and Integrated Reservoir Geosciences; (xi) the risk of adverse political acts or developments in the Debtors’ existing and future international markets; (xii) fluctuations in foreign currency exchange rates affecting the Debtors’ translation of operating results; (xiii) continued or increased competition; (xiv) changes in oil prices and corresponding demand for the Debtors’ services; (xv) the decline in general economic conditions; (xvi) adverse judgments in pending or future litigation; and (xvii) changes in interest and exchange rates.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included elsewhere in this document, the Plan, and the Disclosure Statement. The Debtors and the Reorganized Company undertake no obligation to release publicly the results of any future revisions they may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INTRODUCTION

The Debtors’ management has developed the Projections (summarized below) to assist stakeholders in their evaluation of the Plan and to analyze its feasibility. The Projections are based on a number of significant assumptions which are described below. Actual operating results and values may and likely will vary from those projected. The Projections were prepared based on the expected results of the Reorganized Company, which includes the Debtors and their non-filing subsidiaries. The current version of the Projections was prepared in November 2012.

The key points from the Projections are summarized below.

FINANCIAL PROJECTIONS

The table below provides a summary of the Company’s Projections:

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	2013P

NA Data Acquisition	$32.5	$20.5	$27.5	$48.9	$129.4
Int’l Data Acquisition	69.9	88.4	64.0	47.7	270.0
Multi-client	19.6	27.5	23.2	23.0	93.3
Data processing	3.8	4.2	4.0	4.2	16.2
Total revenue	$125.8	$140.6	$118.7	$123.8	$508.9
NA Data Acquisition	$(25.3)	$(19.8)	$(24.6)	$(37.8)	$(107.5)
Int’l Data Acquisition	(63.5)	(66.8)	(51.6)	(40.9)	(222.8)
Multi-client	0.0	0.0	0.0	0.0	0.0
Data processing	(3.1)	(3.2)	(3.3)	(3.3)	(12.9)
Total operating expenses	$(91.9)	$(89.8)	$(79.5)	$(82.0)	$(343.2)
NA Data Acquisition	$7.2	$0.7	$2.8	$11.0	$21.7
Int’l Data Acquisition	6.4	21.6	12.5	6.9	47.4
Multi-client	19.6	27.5	23.2	23.0	93.3
Data processing	0.7	1.0	0.7	0.9	3.3
Total gross margin	$33.9	$50.8	$39.2	$41.8	$165.7
NA Data Acquisition	$6.3	$0.0	$2.0	$10.2	$18.5
Int’l Data Acquisition	1.9	17.2	8.2	2.6	29.9
Multi-client	19.0	26.9	22.6	22.4	90.9
Data processing	0.7	0.9	0.7	0.9	3.2
Corporate	(9.0)	(8.9)	(8.9)	(8.8)	(35.6)
Total EBITDA	$18.9	$36.1	$24.6	$27.3	$106.9

EBITDA (earnings before interest, taxes, depreciation and amortization) is not a measure of performance calculated in accordance with GAAP.  The Debtors’ management believes that EBITDA is a widely accepted financial indicator of a company’s operational performance and its ability to incur and service debt, and fund capital

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expenditures. EBITDA is not a measure calculated in accordance with GAAP, as it does not include deductions for items such as depreciation, interest and income taxes, which are necessary to maintain the Company’s business. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by or used in operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  EBITDA calculations may vary among entities, so the Company’s computation may not be comparable to EBITDA measures of other entities. The Debtors’ management believes that presenting EBITDA as supplemental information will enhance investors’ understanding of cash flows for the periods presented. There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies.  The EBITDA Projections were prepared on an aggregated basis and, as a result, the Debtors have not provided any corresponding net income (loss) Projections or a reconciliation of EBITDA to net income (loss).

EBITDA may not be a good proxy for cashflow of the business and the cashflow of the business may vary materially from the projected EBITDA.

MAJOR ASSUMPTIONS

Management’s assumptions are categorized into the following segments: North America Data Acquisition, International Data Acquisition, Data Processing, North America Multi-client, 2013 Liquidity, Impact of Chapter 11 Filing, and Overall / General Operations Assumptions.

North America Data Acquisition segment:

1.              Existing North America data acquisition and multi-client contracts are forecast to remain in place as contracted.

2.              The Projections assume a highly competitive U.S.  data acquisition market with some pricing pressure.

3.              U.S. data acquisition operations are negatively impacted by the Chapter 11 Cases in 2nd and 3rd quarter 2013 with an expected recovery during 4th quarter 2013 to historical activity levels.

International Data Acquisition segment:

4.              The Projections assume minimal impact on the Company’s international data acquisition segment from the Chapter 11 Cases.

Data Processing segment:

5.              Data Processing activity and profitability assumed to remain at historical levels.

North America Multi-client segment:

6.              The Projections assume that existing North America data acquisition and multi-client contracts remain in place as contracted.

7.              Pre-funding levels for multi-client projects are forecast to exceed 80%.

8.              The Projections assume minimal impact on the Company’s multi-client segment from the filing of the Chapter 11 Cases.

2013 liquidity:

9.              The Company has sufficient liquidity to meet its working capital and capital expenditure requirements.

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Impact of Chapter 11 filing:

10.       The Projections assume minimal impact on the Company’s international data acquisition and multi-client operations from the Chapter 11 Cases.

11.       U.S. data acquisition operations are negatively impacted by the Chapter 11 filing in 2nd and 3rd quarter 2013 with an expected recovery during 4th quarter 2013 to historical activity levels.

Overall / general operations assumptions:

12.       The Company continues to replace backlog to historical level beginning in 4th quarter 2013.

13.       The Projections include approximately $29 million of capital expenditures (excluding investment in multi-client data library).

14.       The North American crew schedule assumes 10 crews, including 4 seasonal crews in Canada.

15.       The international crew schedule assumes 9 crews in 7 countries, including one Transition Zone and one Ocean Bottom Cable operation.

16.       Cost savings are realized from the continued centralization of support functions and consolidation of operations to core countries

17.       No significant asset sales or divestitures are assumed in the Projections.

18.       Chapter 11 restructuring costs are excluded.

19.       Normal employee turnover levels are forecast with no significant loss of key employees.

20.       No significant deviation from historical global weather patterns.

21.       Political environment is assumed to be stable for the countries in which the Company operates, mitigating cash generation and repatriation risk. This is coupled with no significant changes forecast in local laws and regulations for the countries in which the Company operates.

THE PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS’ INDEPENDENT ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE ITS REASONABLENESS AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL INFORMATION.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS, OR CASH FLOWS. ACCORDINGLY, NEITHER THE DEBTORS NOR THE REORGANIZED COMPANY INTEND TO, AND EACH DISCLAIMS ANY OBLIGATION TO: (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC; OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THE PROJECTIONS HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS’ MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND THE REORGANIZED COMPANY. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE REORGANIZED COMPANY’S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING AFTER THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. YOU MAY NOT, THEREFORE, RELY ON THESE PROJECTIONS AS A GUARANTEE OR OTHER ASSURANCE OF THE FUTURE PERFORMANCE OF THE REORGANIZED COMPANY. THE NUMERICAL INFORMATION IN THESE

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PROJECTIONS HAS BEEN PREPARED BY THE DEBTORS AND DOES NOT CONSTITUTE A REPRESENTATION OR ENDORSEMENT OF SUCH INFORMATION BY THE NOTEHOLDERS OR ANY OF THE DEBTORS’ OTHER STAKEHOLDERS.

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EXHIBIT E

VALUATION ANALYSIS

EXHIBIT E

VALUATION ANALYSIS

A. Overview

The Debtors have been advised by Rothschild Inc. (“Rothschild”), their investment banker, with respect to the reorganization value of reorganized Geokinetics Inc. and its affiliated Debtors on a going concern basis as of January 11, 2013.

In preparing its analysis, Rothschild has, among other things: (i) reviewed certain recent publicly available financial results of the Debtors; (ii) reviewed certain internal financial and operating data of the Debtors, including the business plan projections prepared and provided by the Debtors’ management relating to its businesses and its prospects; (iii) discussed with certain senior executives the current operations and prospects of the Debtors; (iv) reviewed certain operating and financial forecasts prepared by the Debtors, including the business plan projections in this Disclosure Statement (the “Projections”); (v) discussed with certain senior executives of the Debtors key assumptions related to the Projections; (vi) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating businesses of the Debtors; (vii) considered the value assigned to certain precedent transactions for businesses similar to the Debtors; and (viii) conducted such other analyses as Rothschild deemed necessary under the circumstances. Rothschild assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtors or their representatives. Rothschild also assumed that the Projections have been reasonably prepared on a basis reflecting the Debtors’ best estimates and judgment as to future operating and financial performance. Rothschild did not make any independent evaluation or appraisal of the Debtors’ assets or liabilities, nor did Rothschild verify any of the information it reviewed. In addition, Rothschild did not independently verify management’s Projections in the business plan in connection with Rothschild’s estimates of the reorganization value and equity value, and no independent valuations or appraisals of Debtors were sought or obtained in connection herewith. Estimates of the reorganization value and equity value do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold as a going concern, in liquidation, or otherwise. In the case of the Reorganized Debtors, the estimates of the reorganization value prepared by Rothschild represent the hypothetical reorganization value of the Reorganized Debtors. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the range of the estimated reorganization value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. To the extent the valuation is dependent upon the Reorganized Debtors’ achievement of the Projections, the valuation must be considered speculative. Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.

In addition to the foregoing, Rothschild relied upon the following assumptions with respect to the valuation of the Debtors:

•                  The Debtors are successfully reorganized with an assumed emergence date of April 1, 2013;

•                  The Debtors are able to emerge from the restructuring process with a viable capital structure and adequate liquidity;

•                  The Debtors successfully perform to the levels specified in their business plan;

•                  No significant disruption of operations (e.g., no unanticipated customer losses);

•                  The Debtors avoid a prolonged restructuring process, which would likely reduce the overall valuation; and

•                  Capital markets consistent with those that exist as of January 11, 2013.

B. Valuation Methodology: Comparable Company Analysis

The following is a brief summary of certain financial analyses performed by Rothschild to arrive at its range of estimated enterprise value and equity value. Rothschild’s valuation analysis must be considered as a whole. The summary set forth below does not purport to be a complete description of the analyses performed by Rothschild.

A comparable public company analysis estimates value based on a comparison of the target company’s financial statistics with the financial statistics of public companies that are similar to the target company. It establishes a benchmark for asset valuation by deriving the value of “comparable” assets, standardized using a common variable such as revenues, earnings, and cash flows. The analysis includes a detailed multi-year financial comparison of each company’s income statement, balance sheet, and cash flow statement. In addition, each company’s performance, profitability, margins, leverage, and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation; however, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value. In performing the comparable public company analysis, the following publicly traded companies deemed generally comparable to the Debtors in some or all of the factors described above, were selected:

•                  North American seismic data acquisition comparable companies: Dawson Geophysical Co., TGC Industries, Inc., and Global Geophysical Services, Inc.

•                  International seismic data acquisition comparable companies: CGG Veritas, Petroleum Geo Services ASA, and TGS Nopec Geophysical Co.

Based on the higher relative size and the differences in the business models of the international seismic companies, the North American seismic data acquisition comparable companies were deemed to be more closely related to the Debtors.

Rothschild has utilized the median consensus of analyst estimates for 2012 earnings before interest, taxes, depreciation and amortization (“EBITDA”). Rothschild also reviewed individual analyst reports for EBITDA forecasts. Rothschild analyzed the current trading values for the comparable companies as a multiple of forecasted EBITDA for the year ending 2012. Rothschild also reviewed other relevant multiples including Adjusted EBITDA when determining the enterprise value for the Debtors. Rothschild employed an EBITDA multiple range of 2.5x - 3.5x for 2012 results. These multiples were then applied to the Debtors’ forecast financial EBITDA to determine the range of enterprise values.

To support the comparable public company analysis, Rothschild also reviewed several recent transactions in the seismic industry. Many of the transactions reviewed provided a consistent valuation multiple range as utilized in the comparable public company analysis.

Rothschild did not rely on a discounted cash flow (“DCF”) analysis in this case due to the absence of a long-term business plan.  The DCF estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business.  The DCF discounts the expected cash flows by a theoretical or observed discount rate. This approach has two components: (i) calculating the present value of the projected unlevered after-tax free cash flows for a determined period of time and (ii) adding the present value of anticipated future cash flows after the projection period, or the terminal value.

C.  Estimated Range of Reorganized Value of the Reorganized Debtors

Solely for purposes of the Disclosure Statement, the Plan Value is $280 million.  This is within the estimated range of a reorganization value of the Reorganized Debtors, which Rothschild estimates to be approximately $260 million to $365 million. Rothschild’s estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

Assuming a Plan Value of $280 million, the value of the New Common Stock to be distribution pursuant to the Plan is $224 million.  Based upon the assumed combined range of the reorganization value of the Reorganized Debtors of between $260 million and $365 million, assumed net debt of $56 million (including $50 million of exit financing and an additional $6 million of funding for the Class 7 Distribution), Rothschild has employed an imputed estimate of the range of equity value for the Reorganized Debtors between approximately $204 million and $309 million. The Plan Value for the purposes of this Disclosure Statement is $280 million.

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	Plan	Valuation Range
	Value	Low	High
Enterprise Value Range	$280.0	$260.0	$365.0
Net Debt	(56.0)	(56.0)	(56.0)
Equity Value	$224.0	$204.0	$309.0
Discount to Plan Value	20.0%
Discounted Equity Value	$179.2

DIP Facility converted to equity	$25.0

DIP Facility Converted Equity Ownership (1)	14.0%
Senior Secured Notes Equity Ownership	86.0%
Total	100.0%

Notes:

(1)   DIP Facility Converted Equity Ownership is calculated as amount of DIP outstanding divided by the discounted equity value

Any variance to the business plan could have a material impact on the valuation and recoveries achieved. These estimated ranges of values and recoveries are based on a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. The implied reorganized equity value ascribed in this analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the implied reorganized equity value ranges associated with Rothschild’s valuation analysis. Rothschild’s estimate is based on economic, market, financial, and other conditions as they exist on, and on the information made available as of January 11, 2013. It should be understood that, although subsequent developments, before or after the Confirmation Hearing, may affect Rothschild’s conclusions, Rothschild does not have any obligation to update, revise, or reaffirm its estimate. The summary set forth above does not purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied reorganized equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied reorganized equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets, and that such assets are operated in accordance with the Debtors’ business plan. Depending on the results of the Debtors’ operations or changes in the financial markets, Rothschild’s valuation analysis as of the Effective Date may differ materially from that disclosed herein.

In addition, the valuation of newly issued securities, such as the New Common Stock, is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the implied reorganized equity value estimated by Rothschild does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.

THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. THE DEBTORS’ PROJECTIONS ON WHICH THE VALUATION WAS BASED ARE UNAUDITED AND MAY NOT HAVE BEEN PREPARED IN COMPLIANCE WITH ACCOUNTING PRINCIPALS, INCLUDING GAAP. THE DEBTORS ARE CURRENTLY IN THE PROCESS OF REVISING THE 2013 BUDGET, TO THE EXTENT THE REVISED

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BUDGET IS BELOW THE DEBTORS’ PROJECTIONS IT MAY HAVE A NEGATIVE EFFECT ON THE VALUATION.

THE ASSUMED RANGE OF TOTAL ENTERPRISE VALUE ASSUMES THAT THE COMPROMISE AND SETTLEMENT OF ISSUES BETWEEN THE NOTEHOLDERS AND HOLDERS OF SENIOR PREFERRED EQUITY INTERESTS AS SET FORTH IN THE PLAN IS CONSUMMATED.

THE ESTIMATED CALCULATION OF ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE DEBTORS’ BUSINESS PROJECTIONS, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE DEBTORS’ CONTROL. THE FOREGOING VALUATION COULD BE MATERIALLY AFFECTED BY THE RISK FACTORS DISCUSSED IN ARTICLE IV OF THE DISCLOSURE STATEMENT.

THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE STATED HEREIN DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THIS VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN BY ROTHSCHILD FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATIONS ARE ASSUMED TO REVISE THIS CALCULATION OF THE DEBTORS’ VALUE TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.

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EXHIBIT F

RESTRUCTURING SUPPORT AGREEMENT

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of January 15, 2013 (the “Agreement”) by and among (i) Geokinetics Inc. on behalf of itself and each of its direct and indirect domestic subsidiaries and affiliates (collectively, the “Company”), which include: (a) Geokinetics Holdings USA, Inc., (b) Geokinetics Services Corp., (c) Geokinetics Processing, Inc., (d) Geokinetics Acquisition Company, (e) Geokinetics USA, Inc., (f) Geokinetics International Holdings, Inc., (g) Geokinetics Management, Inc.,  (h) Geokinetics International, Inc., and (i) Advanced Seismic Technology, Inc.; (ii) American Securities Opportunities Advisors, LLC (“American Securities”), Gates Capital Management, Inc. (“Gates”) and the other undersigned holders (the “Noteholders”), each as the beneficial owners (or advisor, nominee or investment manager for beneficial owner(s)) of the 9.75% Senior Secured Notes due 2014 issued by Geokinetics Holdings USA, Inc. (the “Notes”) and, if and as applicable, as lenders under that certain Amended and Restated Credit Agreement dated as of August 12, 2011 (the “Revolving Credit Facility”); and (iii) Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P. (the “Preferred Equity Holders” and, together with the Company and the Noteholders, each referred to as a “Party” and collectively referred to as the “Parties”), each as the beneficial owners (or advisor, nominee or investment manager for beneficial owner(s)) of preferred equity interests in Geokinetics Inc. comprised of Series B-1 Senior Convertible Preferred Stock and Series C-1 Senior Preferred Stock (collectively, the “Preferred Equity”) as well as junior preferred equity interests in Geokinetics Inc. comprised of Series D Junior Preferred Stock (the “Series D Preferred Stock”).

WITNESSETH:

WHEREAS, representatives of the Company, Noteholders, and Preferred Equity Holders have agreed to the terms of a financial restructuring of the Company’s indebtedness and other obligations (the “Restructuring”), the principal terms of which are set forth in this Agreement and the accompanying term sheet, including exhibits, attached hereto as Exhibit A (the “Restructuring Term Sheet”);

WHEREAS, the Company intends to (i) commence voluntary cases (collectively, the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), (ii) file and use its reasonable best efforts to obtain confirmation by the Bankruptcy Court of a chapter 11 plan of reorganization in the Chapter 11 Case that is consistent with the Restructuring Term Sheet and implements the terms of the Restructuring (such plan of reorganization, the “Chapter 11 Plan”), and (iii) file and use its reasonable best efforts to obtain approval by the Bankruptcy Court of a disclosure statement and related materials for the Chapter 11 Plan that are consistent with the Restructuring Term Sheet (the “Disclosure Statement”);

WHEREAS, this Agreement and the Restructuring Term Sheet, which is incorporated herein by reference and is made part of this Agreement, set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring.  In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the terms and conditions contained in the Restructuring Term Sheet shall govern.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.              General. Each of the Parties agrees and covenants that, on the terms and subject to the conditions set forth on the Restructuring Term Sheet:

(a)           it will negotiate in good faith (i) the documentation regarding the Restructuring or otherwise contemplated by the Restructuring Term Sheet, (ii) the Chapter 11 Plan, and (iii) the other documents contemplated hereby and thereby, and will use its reasonable best efforts to proceed expeditiously to complete such documents to the extent possible prior to the Chapter 11 Commencement Date (as defined below);

(b)           it will not (i) object to, delay, impede, commence any proceeding, or take any other action to interfere, directly or indirectly, in any material respect with the acceptance or implementation of the Chapter 11 Plan, (ii) vote for, consent to, support, encourage, induce or participate in any way in the formulation of any other plan of reorganization or liquidation to be proposed, proposed or filed in any chapter 11 or chapter 7 case or under the insolvency laws of any foreign jurisdiction commenced in respect of the Company, (iii) directly or indirectly, in whatever jurisdiction, seek, solicit, support, induce, facilitate, encourage or engage in discussions with any person or entity concerning any other plan, sale, proposal, or offer of dissolution, winding up, liquidation, administration, reorganization, composition, arrangement, merger, consolidation or restructuring of the Company that could reasonably be expected to prevent, delay or impede the success of the Restructuring contemplated by the Chapter 11 Plan or the Restructuring Term Sheet, (iv) participate itself, or in conjunction with others in the commencement of any involuntary bankruptcy proceedings against the Company, (vi) seek the appointment of a trustee or examiner under section 1104 of the Bankruptcy Code or the conversion or dismissal of the Chapter 11 Case under section 1112 of the Bankruptcy Code, or (vii) take any other action, in the Chapter 11 Case or otherwise and in whatever jurisdiction, that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay, confirmation of the Chapter 11 Plan and consummation of the Restructuring;

(c)           it will take or cause to be taken all reasonable actions necessary to confirm and consummate the Chapter 11 Plan on the terms and subject to the conditions set forth in this Agreement and on the Restructuring Term Sheet.

Section 2.              Support for the Chapter 11 Plan.

(a)           Except as otherwise provided in this Agreement, the Company agrees and covenants that (i) it shall perform its commitments and other obligations under the Restructuring Term Sheet and (ii) in connection with the commencement of the Chapter 11 Case, it shall use its reasonable best efforts to (A) launch the solicitation of votes to accept or reject the Chapter 11 Plan required for confirmation of the Chapter 11 Plan (the “Solicitation”) prior to the date of the filing of the Company’s chapter 11 petitions (the “Chapter 11 Commencement Date”); provided, however, that if the Majority Noteholders (as defined below) determine that the Company should pursue a pre-negotiated Chapter 11 Plan rather than a prepackaged Chapter 11 Plan, such Solicitation shall be performed by the Company during the Chapter 11 Case after approval of the Disclosure Statement by the Bankruptcy Court, (B) file the Chapter 11 Plan on the Chapter 11

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Commencement Date, (C) seek approval of the Disclosure Statement and confirmation of the Chapter 11 Plan by the Bankruptcy Court as expeditiously as possible, (D) obtain any and all required regulatory and/or third-party approvals for the Restructuring, (E) not take any actions inconsistent with this Agreement, the Restructuring Term Sheet or the Chapter 11 Plan, and (F) take all other necessary actions to support the Chapter 11 Plan provided that nothing herein shall require the Company or its officers or directors to breach its, his or her fiduciary duties.

(b)           Except as otherwise provided in the Agreement, each of the Preferred Equity Holders agrees and covenants that it shall (i) perform its commitments and other obligations under this Agreement and the Restructuring Term Sheet, (ii) not object to any motions to be filed by the Company in connection with the Chapter 11 Case, so long as such motions are not inconsistent with the treatment of the Preferred Equity Holders as set forth in the Restructuring Term Sheet, (iii) not object to the Disclosure Statement, the solicitation of votes to accept the Chapter 11 Plan or confirmation of the Chapter 11 Plan, so long as the Disclosure Statement and Plan are not inconsistent with the treatment of the Preferred Equity Holders as set forth in the Restructuring Term Sheet, (iv) take or cause to be taken all reasonable actions necessary to ensure that the Company performs its commitments and other obligations under this Agreement and the Restructuring Term Sheet; (v) at every meeting of Preferred Equity Holders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Preferred Equity Holders, if applicable, attend such meeting in person or by proxy and/or to vote in  favor of, or consent to, the approval of the Restructuring, (vi) following receipt of the solicitation materials (the “Solicitation Materials”), promptly and timely exercise all votes to which it is entitled with respect to Preferred Equity to accept the Chapter 11 Plan in accordance with the applicable procedures set forth in the Solicitation Materials (and will not withdraw or change such votes) and, to the extent such election is available, shall not elect on its ballot to preserve any claims (in respect of the claims that each Preferred Equity Holder may own) that may be affected by any releases provided for under the Chapter 11 Plan, and (vii) take or cause to be taken all reasonable actions necessary to fully cooperate with the Company and the Noteholders in implementing the terms of the Restructuring, including, without limitation, obtaining approval of the Chapter 11 Plan as expeditiously as possible.

(c)           Except as otherwise provided in the Agreement, so long as the Chapter 11 Plan is consistent with the Restructuring Term Sheet, including, without limitation, the terms of treatment of the Noteholders and other classes of creditors, each of the Noteholders agrees and covenants that it shall (i) perform its commitments and other obligations under the Restructuring Term Sheet, (ii) not object to any motions to be filed by the Company in connection with the Chapter 11 Case, so long as such motions are in form and substance substantially the same as the form approved by the Noteholders holding more than 50% of the aggregate principal amount of all Notes (the “Majority Noteholders”), (iii) not object to the Disclosure Statement, the solicitation of votes to accept the Chapter 11 Plan or confirmation of the Chapter 11 Plan, so long as the Disclosure Statement and the Chapter 11 Plan are in form and substance substantially the same as the form approved by the Majority Noteholders, (iv) following receipt of Solicitation Materials, promptly and timely exercise all votes to which it is entitled to accept the Chapter 11 Plan in accordance with the applicable procedures set forth in the Solicitation Materials (and will not withdraw or change such votes) and, to the extent such election is available, shall not elect on its ballot to preserve any claims (in respect of the claims that each Noteholder may own) that may be affected by any releases provided for under the Chapter 11 Plan, and (v) take or cause to

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be taken all reasonable actions necessary to fully cooperate with the Company and the Preferred Equity Holders in implementing the terms of the Restructuring, including, without limitation, obtaining approval of the Chapter 11 Plan as expeditiously as possible.

(d)           Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Restructuring Term Sheet and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring as set forth in the Restructuring Term Sheet.

Section 3.              Representations and Warranties.

(a)           Each of the Parties severally, and not jointly, represents and warrants to each of the other Parties that the following statements are true and correct as of the date hereof:

(1)           Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(2)           Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(3)           No Conflicts. The execution and delivery by it, and performance by it of the transactions contemplated by this Agreement, do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or bylaws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

(4)           Governmental Consents. Except as contemplated by this Agreement and the Restructuring Term Sheet, the execution and delivery by it, and performance by it of the transactions contemplated by this Agreement, do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body.

(5)           Binding Obligation. This Agreement is the legally valid, and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(6)           Proceedings. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending or threatened against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

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(b)           Each of the Preferred Equity Holders represents and warrants, severally and not jointly, to each of the other Parties that the following statements are true, correct, and complete as of the date hereof:

(1)           Ownership. It is (i) the sole beneficial owner of the aggregate principal amount of the Preferred Equity set forth on the signature page hereto and/or the investment advisor or manager for the beneficial owners of such Preferred Equity, having the power to vote and dispose of such Preferred Equity on behalf of such beneficial owners, and (ii) entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such Preferred Equity.

(2)           Transfers. It has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement or otherwise agreed to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in the Preferred Equity represented as owned or controlled by it on the signature pages hereto.

(c)           Each of the Noteholders represents and warrants, severally and not jointly, to each of the other Parties that the following statements are true, correct, and complete as of the date hereof:

(1)           Ownership. It is (i) the sole beneficial owner of (a) the aggregate principal amount of the Notes and (b) as applicable, the aggregate principal amount owing under the Revolving Credit Facility (the “Revolving Lender Claims”) set forth on the signature page hereto and/or the investment advisor or manager for the beneficial owners of such Notes and, as applicable, Revolving Lender Claims, having the power to vote and dispose of such Notes and, as applicable, Revolving Lender Claims on behalf of such beneficial owners, and (ii) entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such Notes and, as applicable, Revolving Lender Claims.

(2)           Transfers. It has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement or otherwise agreed to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in the Notes or, as applicable, the Revolving Lender Claims represented as owned or controlled by it on the signature pages hereto.

Section 4.              Covenants.

(a)           Each Preferred Equity Holder individually covenants that such Party shall not, directly or indirectly, (i) sell, pledge, hypothecate, or otherwise transfer any shares of (A) Preferred Equity or (B) shares of Series D Preferred Stock except to a purchaser or other entity who executes and delivers to the Company prior to the time of settlement of such transfer an agreement in writing to be bound by all the terms of this Agreement (which agreement shall include the applicable representations and warranties set forth in Section 3 hereof), or (ii) grant any proxies, deposit any of its Preferred Equity in a voting trust or enter into a voting or trading agreement with respect to the Preferred Equity.  Any transfer of any shares of Preferred Equity by a Preferred Equity Holder that does not comply with the procedure set forth in the foregoing sentence shall be deemed void ab initio.

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(b)           Each Noteholder individually covenants that such Party shall not, directly or indirectly, sell, pledge, hypothecate, or otherwise transfer any Notes or, as applicable, Revolving Lender Claims, except to a purchaser or other entity who executes and delivers to the Company prior to the time of settlement of such transfer an agreement in writing to be bound by all the terms of this Agreement (which agreement shall include the applicable representations and warranties set forth in Section 3 hereof).  Any transfer of any Notes or Revolving Lender Claims by a Noteholder that does not comply with the procedure set forth in the foregoing sentence shall be deemed void ab initio.

(c)           This Agreement shall in no way be construed to preclude the Preferred Equity Holders or Noteholders from acquiring Notes or additional Notes, provided that the Parties hereto shall be given written notice by such transferee of such acquisition and any such Notes shall automatically be deemed to be subject to the terms of this Agreement.

(d)           Each Noteholder individually covenants that such Party: (i) will not exercise any rights under that certain Indenture dated as of December 23, 2009 (as amended, modified or supplemented from time to time, the “Indenture”) or, to the extent applicable, under the Revolving Credit Facility, or instruct U.S. Bank National Association, as the trustee under the Indenture (including any successors, assigns or agents, the “Trustee”) or, to the extent applicable, Whitebox Advisors LLC, as the Administrative Agent and Collateral Agent under the Revolving Credit Facility (including any successors, assigns or agents, the “Revolving Credit Agent”) to exercise any such rights except as consistent with this Agreement and the Restructuring Term Sheet, (ii) in the event of any action by the Trustee to enforce rights and remedies triggered by a Default or an Event of Default under (and as defined in) the Indenture, will direct the Trustee to forbear from exercising such rights and remedies, and (iii) to the extent applicable, in the event of any action by the Revolving Credit Agent to enforce rights and remedies triggered by a Default or an Event of Default under (and as defined in) the Revolving Credit Facility, will direct the Revolving Credit Agent to forbear from exercising such rights and remedies.

Section 5.              Termination by the Noteholders. This Agreement may be terminated by any Noteholder, or group of Noteholders, that beneficially owns or acts as the investment advisor or manager with respect to at least a majority of the aggregate principal face amount of the Notes that are subject to the terms of this Agreement on the occurrence of any of the following events, by delivering written notice of the occurrence of such event in accordance with Section 14 below to the other Parties:

(a)           the Company fails to meet any of the milestones set forth below:(1)

(1)  If the Majority Noteholders determine that the Company should pursue a pre-negotiated Chapter 11 Plan rather than a prepackaged Chapter 11 Plan, the milestones in this Section 5(a) shall be adjusted as follows:

(1)           the Company has not filed petitions commencing the Chapter 11 Case by January 31, 2013;

(2)           the Company has not filed the Chapter 11 Plan and the Disclosure Statement on the Chapter 11 Commencement Date;

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(1)           the Company has not used its reasonable best efforts to commence the Solicitation on or before January 22, 2013, and in any event, the Solicitation is not commenced by January 31, 2013 (the “Solicitation Date”);

(2)           the Company has not filed petitions commencing the Chapter 11 Case by the date that is 14 days from the Solicitation Date;

(3)           the Company has not filed the Chapter 11 Plan and the Disclosure Statement on the Chapter 11 Commencement Date;

(4)           the entry of an order (the “Interim DIP Order”) approving debtor in possession financing pursuant to the terms set forth in the Restructuring Term Sheet (the “DIP Facility”) on an interim basis in form and substance acceptable to the Backstop DIP Lenders (as defined in the Restructuring Term Sheet) has not occurred by the date that is 10 days after the Chapter 11 Commencement Date;

(5)           the entry of a final order approving the DIP Facility in form and substance acceptable to the Backstop DIP Lenders has not occurred by the date that is 20 days after the entry of the Interim DIP Order;

(6)           the entry of an order or orders in form and substance acceptable to the Majority Noteholders by the Bankruptcy Court confirming the Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code has not occurred by the date that is 35 days after the Chapter 11 Commencement Date;

(7)           the effective date of the Chapter 11 Plan has not occurred by the date that is 50 days after the Chapter 11 Commencement Date.

(b)           the Company files a chapter 11 plan or any exhibits, amendments, modifications or supplements thereto that are not in form or substance acceptable to the Majority Noteholders;

(3)           the entry of the Interim DIP Order (as defined below) has not occurred by the date that is 10 days after the Chapter 11 Commencement Date;

(4)           the entry of a final order approving the DIP Facility (as defined below) in form and substance acceptable to the Backstop DIP Lenders has not occurred by the date that is 20 days after the entry of the Interim DIP Order;

(5)           the entry of an order by the Bankruptcy Court approving the Disclosure Statement in form and substance acceptable to the Majority Noteholders has not occurred by the date that is 40 days after the Chapter 11 Commencement Date;

(6)           the entry of an order or orders in form and substance acceptable to the Majority Noteholders by the Bankruptcy Court confirming the Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code has not occurred by the date that is 75 days after the Chapter 11 Commencement Date;

(7)           the effective date of the Chapter 11 Plan has not occurred by the date that is 90 days after the Chapter 11 Commencement Date.

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(c)           an order converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code is entered by the Bankruptcy Court and such order is not stayed, vacated, or reversed within thirty (30) days;

(d)           the Company’s exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

(e)           entry of an order dismissing the Chapter 11 Case;

(f)            a change in the operations of the Company occurs that would have, or would reasonably be expected to have, a material adverse effect on the ability of the Company to perform its obligations under this Agreement and effect the Restructuring (a “Material Adverse Change”); provided however, that the filing of the Chapter 11 Case and the other transactions contemplated by the Restructuring Term Sheet shall not in and of itself constitute a Material Adverse Change;

(g)           any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring on the terms set forth in the Restructuring Term Sheet in a manner that cannot be reasonably remedied in a timely manner by the Company or the Noteholders or Preferred Equity Holders, as applicable;

(h)           the Company files or publicly announces its intention to file a chapter 11 plan or any exhibit, amendment, modification or supplement to the chapter 11 plan that contains terms or conditions that are not consistent with the Restructuring or the Restructuring Term Sheet;

(i)            the Company shall have breached its obligations under this Agreement in any material respect;

(j)            the entry of an order by the Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of the material part of the business of the Company, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, or the entry of an order by the Bankruptcy Court appointing a trustee under section 1104 of the Bankruptcy Code and, in either case, such order has not been stayed, reversed, or vacated within thirty (30) days after the entry of such order;

(k)           the entry of an order by the Bankruptcy Court denying confirmation of the Chapter 11 Plan or the Chapter 11 Plan is withdrawn by the Company;

(l)            any of the Preferred Equity Holders has breached its obligations under this Agreement in any material respect;

(m)          termination of this Agreement by the Preferred Equity Holders in accordance with Section 6 hereof;

(n)           the aggregate amount of all projected claims against the Company in the Chapter 11 Case, other than claims with respect to amounts owed under the Revolving Credit

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Facility and the Notes, and other than claims for amounts typically accounted for as deferred revenue on the Company’s balance sheet, reasonably determined by the Majority Noteholders to be allowed claims exceeds $85.7 million; or

(o)           the conditions set forth in the Restructuring Term Sheet as the “Certain Closing and Other Conditions to the Restructuring” have not occurred and/or have not been waived by the Majority Noteholders.

Section 6.              Termination by the Preferred Equity Holders.  This Agreement may be terminated by any Preferred Equity Holder or group of Preferred Equity Holders that beneficially owns at least a majority of the shares of the Preferred Equity, solely with respect to such Preferred Equity Holder or group of Preferred Equity Holders, on the occurrence of any of the following events, by delivering written notice of the occurrence of such event in accordance with Section 14 below to the other Parties; provided, however that any termination by a Preferred Equity Holder or group of Preferred Equity Holders pursuant to this section shall not terminate this Agreement or affect the obligations of the other Parties under this Agreement:

(a)           in the event that the Chapter 11 Plan, without the consent of the Preferred Equity Holders, provides for a treatment of the Preferred Equity Holders that is different than the Restructuring Term Sheet and such difference adversely affects in any material respect the treatment or value of the consideration provided to the Preferred Equity Holders;

(b)           Noteholders holding in excess of one third of the aggregate outstanding face amount of the Notes breach their obligations under this Agreement in any material respect;

(c)           an order converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code is entered by the Bankruptcy Court and such order is not stayed, vacated, or reversed within thirty (30) days;

(d)           the Company’s exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

(e)           the entry of an order by the Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of the material part of the business of the Company, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, or the entry of an order by the Bankruptcy Court appointing a trustee under section 1104 of the Bankruptcy Code and, in either case, such order has not been stayed, reversed, or vacated within sixty (30) days after the entry of such order;

(f)            the entry of an order by the Bankruptcy Court denying confirmation of the Chapter 11 Plan or the Chapter 11 Plan is withdrawn by the Company; or

(g)           in the event that prior to February 15, 2013, American Securities and Gates have not executed an agreement authorizing and approving the form of a shareholders’ agreement governing the rights of holders of New Common Stock (as defined in the Restructuring Term Sheet); provided, however, that the Preferred Equity Holders, American Securities and Gates may extend such deadline by unanimous agreement; and provided further

9

that unless so extended or unless notice of termination shall have been given by the Preferred Equity Holder as provided herein on or prior to February 15, 2013, this right to terminate shall be null and void and of no further force and effect.

Section 7.              Termination by the Company.  In the event that (a) the Noteholders holding in excess of one third of the aggregate outstanding face amount of the Notes breach their obligations under this Agreement in any material respect, or (b) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring on the terms set forth in the Restructuring Term Sheet in a manner that cannot be reasonably remedied in a timely manner by the Company or the Noteholders or Preferred Equity Holders, as applicable, then the Company shall have the right to terminate this Agreement by delivering written notice of the occurrence of such event in accordance with Section 14 below to the other Parties.

Section 8.              Termination by American Securities and/or Gates.  In the event that American Securities and Gates have not jointly executed an agreement authorizing and approving the form of a shareholders’ agreement governing the rights of holders of New Common Stock (as defined in the Restructuring Term Sheet) immediately prior to the earlier of (a) the launch of the Solicitation and (b) the commencement of the Chapter 11 Cases, then this Agreement may be terminated by either American Securities or Gates, in the discretion of each resepctively, by delivering written notice of the occurrence of such event in accordance with Section 14 below to the Parties.

Section 9.              Effect of Termination.

(a)           On the delivery of the written notice referred to in Sections 5, 7 or 8 in connection with the valid termination of this Agreement, the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect. Upon termination of this Agreement, no Party (or any other party) shall have any continuing liability or obligation to the other Parties hereunder; provided, however, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to such termination.

(b)           On the delivery of the written notice referred to in Section 6 in connection with the valid termination of this Agreement, the obligations hereunder of the Party that has delivered notice pursuant to Section 6 (the “Terminating Party”) shall thereupon terminate and be of no further force and effect solely with respect to such Terminating Party. Upon termination of this Agreement pursuant to Section 6, no such Terminating Party shall have any continuing liability or obligation to the other Parties hereunder; provided, however, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to such termination.

Section 10.            Preparation of Restructuring Documents.  The Company shall instruct its counsel promptly to deliver to counsel to the each of the Noteholders and the Preferred Equity Holders for their review and comment prior to the earlier of their filing or mailing (w) the Chapter 11 Plan and Disclosure Statement, (x) the Bankruptcy Court orders to be prepared in connection therewith, (y) the Solicitation Materials, and (z) all other documents or agreements to be executed or implemented in connection therewith (collectively the, “Restructuring

10

Documents”), each of which Restructuring Documents shall be consistent in all material respects with this Agreement and the Restructuring Term Sheet and acceptable (i) to the Majority Noteholders in all respects, and (ii) to the Preferred Equity Holders in respect that the treatment of their holdings of the Preferred Equity is consistent with the Restructuring Term Sheet.  The Parties further agree that this Agreement is not a financial accommodation contract that would be unenforceable under section 365(c)(2) or the Bankruptcy Code, and each agrees not to take any contrary position in the Chapter 11 Case.

Section 11.            Good Faith Negotiation of Documents.  Each Party hereby further covenants and agrees to negotiate the Restructuring Documents in good faith and, in any event, in all respects consistent with the Restructuring Term Sheet.

Section 12.            Amendments. This Agreement may not be modified, amended, or supplemented except in writing signed by the Parties.

Section 13.            Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in federal court in the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Case, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

Section 14.            Notices. All demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, or messenger, or by facsimile or telecopy, and shall be deemed to have been duly given or made (i) upon delivery, if delivered personally or by courier service, or messenger, in each case with record of receipt, or (ii) upon transmission with confirmed delivery, if sent by facsimile or telecopy, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:

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If to the Company:

Gary L. Pittman	William (Bill) L. Moll, Jr.
Geokinetics Inc.	Geokinetics Inc.
1500 City West Blvd., Suite 800	1500 City West Blvd., Suite 800
Houston, Texas 77042	Houston, Texas 77042
Telephone: (281) 848-6823	Telephone: (281) 848-6820
Facsimile: (713) 850-7330	Facsimile: (713) 850-7330

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP	Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100	1111 Louisiana Street, 44th Floor
Dallas, Texas 75201	Houston, Texas 77002
Attn: Sarah Link Schultz, Esq.	Attn: David P. Elder, Esq.
Telephone: (214) 969-2800	Telephone: (713) 220-5800
Facsimile: (214) 969-4343	Facsimile: (713) 236-0822

If to the Noteholders:	Jeffrey Gates
Gates Capital Management, Inc.
Larry First	1177 Avenue of the Americas
American Securities Opportunities	32nd Floor
Advisors, LLC	New York, NY 10036
299 Park Avenue
34th Floor
New York, NY 10171

with a copy to (which shall not constitute notice):

Brad Eric Scheler, Esq.
Jennifer Rodburg, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Telephone: (212) 859-8520
Facsimile: (212) 859-4000

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If to the Preferred Equity Holders:

Avista Capital Holdings, L.P.
65 East 55th Street, 18th Floor
New York, N.Y.
Attn: General Counsel
Telephone: (212) 593-6900
Facsimile: (212) 593-6901

and

Avista Capital Holdings, L.P.
1000 Louisiana
Houston, TX 77002
Attn: Jeff Gunst
Telephone: (212) 328-1099
Facsimile: (212) 328-1097

with a copy to (which shall not constitute notice):

Steven D. Rubin, Esq.
Gardere Wynne Sewell LLP
Wells Fargo Plaza, Suite 3400
1000 Louisiana
Houston, TX 77002
Telephone: 713-276-5202
Facsimile: 713-276-6202

Section 15.            Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior negotiations and agreements with respect to the subject matter hereof.

Section 16.            Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 17.            Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that nothing contained in this paragraph shall be deemed to permit sales, assignments, or transfers other than in accordance with Section 4.

Section 18.            Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause other parties to sustain damages for which such parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the event of any such breach, such other parties shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity.

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Section 19.            Several Not Joint Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

Section 20.            Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

Section 21.            No Waiver. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.  Moreover, each of the Parties expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in the Company.

Section 22.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by telecopier or email shall be as effective as delivery of a manually executed signature page of this Agreement.

Section 23.            Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 24.            Effectiveness of this Agreement.  The effectiveness of this Agreement, and the respective obligations of the Parties under this Agreement, are conditioned upon the receipt of the consent and signature hereto of each of the Parties.

Section 25.            No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.

Section 26.            Additional Parties. Without in any way limiting the provisions hereof, additional holders of Notes may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional holder shall become a Party to this Agreement as a Noteholder in accordance with the terms of this Agreement as if such additional holder were an original named party hereto.

Section 27.            No Solicitation. This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not, a solicitation to the acceptance or rejection of a plan of reorganization for the Company. Acceptance of the Restructuring will not

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be solicited from any holder of Notes until it has received the disclosures required under or otherwise in compliance with applicable law.

Section 28.            Settlement Discussions. This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

Section 29.            Consideration. It is hereby acknowledged by the Parties hereto that, other than the agreements, covenants, representations, and warranties set forth herein and in the Restructuring Term Sheet and the Indenture, no consideration shall be due or paid to the Parties for their agreement to support and vote to accept the Chapter 11 Plan in accordance with the terms and conditions of this Agreement.

Section 30.            Receipt of Adequate Information; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement and that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived.  The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 31.            Mutual Assurances.  Each Party hereby covenants to the other Parties to use its reasonable best efforts, as expeditiously as possible, to perform its respective obligations under this Agreement and take such actions as may be reasonably necessary under this Agreement to consummate the Restructuring.  The Parties further agree to take such other actions as are reasonably necessary and appropriate to carry out the foregoing and to effectuate the Restructuring and evidence the Parties’ support of the Chapter 11 Plan and commitment to vote in favor of the Chapter 11 Plan including, without limitation, the execution and delivery of any transmittal letters, written consents, or other similar documents  containing customary terms and provisions, for distribution to the holders of any impaired claims against or interests in the Company.

Signature Pages Follow

15

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

Dated:  January     , 2013

Geokinetics Inc.	Geokinetics USA, Inc.

By:	By:
Name:	Name:
Its:	Its:

Geokinetics Holdings USA, Inc.	Geokinetics International Holdings, Inc.

By:	By:
Name:	Name:
Its:	Its:

Geokinetics Services Corp.	Geokinetics Management, Inc.

By:	By:
Name:	Name:
Its:	Its:

Geokinetics Processing, Inc.	Geokinetics International, Inc.

By:	By:
Name:	Name:
Its:	Its:

Geokinetics Acquisition Company	Advanced Seismic Technology, Inc.

By:	By:
Name:	Name:
Its:	Its:

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Dated: January , 2013	[Party]

Name:
Title:

Telephone:
Facsimile:

Aggregate principal amount of Revolving Lender Claims:

$

Aggregate principal amount of Noteholder Claims:

$

Aggregate number of Preferred Equity Interests:

$

Any other claims or interests against the Company:

17

EXHIBIT A

RESTRUCTURING TERM SHEET

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GEOKINETICS INC.

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF RESTRUCTURING

This term sheet (the “Restructuring Term Sheet”) outlines certain of the principal economic terms of a proposed restructuring (the “Restructuring Transaction”) of the outstanding indebtedness of, and equity interests in, Geokinetics, Inc. and its direct and indirect domestic affiliates and subsidiaries (collectively, the “Company”).  The proposed terms and conditions set forth in this Restructuring Term Sheet are intended as an outline of certain material terms of the Restructuring Transaction.  This Restructuring Term Sheet does not include descriptions of all terms, conditions and other provisions that would be contained in definitive documentation related to a financial restructuring and is not intended to limit the scope of discussion or negotiation of any matters not inconsistent with the specific matters set forth herein.  The transactions contemplated by this Restructuring Term Sheet will be subject to the terms and conditions to be set forth in definitive documents at a later date.

This Restructuring Term Sheet does not constitute an offer of securities or a solicitation of the acceptance or rejection of any restructuring or similar plan.

The Restructuring Transaction is intended to be effectuated through either a pre-packaged or pre-negotiated in-court restructuring and chapter 11 plan of reorganization described below.

This Restructuring Term Sheet is strictly confidential and may not be shared with any person.

I.               GENERAL

Company

Geokinetics Inc.; Geokinetics Holdings USA, Inc.; Geokinetics Services Corp.; Geokinetics Processing, Inc.; Geokinetics Acquisition Company; Geokinetics USA, Inc.; Geokinetics International Holdings, Inc.; Geokinetics Management, Inc.; Geokinetics International, Inc.; and Advanced Seismic Technology, Inc. The entities listed herein as the “Company” are based on the understanding that they include Geokinetics, Inc. and all of its direct and indirect domestic affiliates and subsidiaries.

Revolving Lenders

Lenders (collectively, “Revolving Lenders”) under the $50 million revolving credit facility (the “Revolving Credit Facility”) pursuant to that certain Amended and Restated Credit Agreement, dated as of August 12, 2011, and as amended from time to time, among the Company and the various financial entities signatory thereto.

Noteholders

Holders (collectively, “Noteholders”) of $300 million in principal amount of 9.75% senior secured notes (the “Senior Secured Notes”) due December 2014. The holders of 50.1% or more in aggregate principal amount of the Senior Secured Notes shall be referred to herein as the “Majority Noteholders”.

Preferred Equity Holders

Holders (collectively, “Preferred Equity Holders”) of approximately $144 million in preferred equity interests in Geokinetics Inc. comprised of Series B-1 Senior Convertible Preferred Stock and Series C-1 Senior Preferred Stock (collectively, the “Preferred Equity Interests”).

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Restructuring Transaction

Subject to the terms hereof, the Company shall file for chapter 11 relief in the District of Delaware (the “Bankruptcy Court”) and restructure its capital structure (the “Restructuring”) through a pre-packaged or pre-negotiated restructuring plan (the “Plan”) as determined by the Majority Noteholders. The Plan shall be consistent with the terms of this Restructuring Term Sheet and satisfactory in form and substance to the Majority Noteholders. The Majority Noteholders shall determine whether the Plan will be implemented through a pre-packaged chapter 11 case or a pre-negotiated chapter 11 case provided that regardless of such determination, the Company shall file the Plan and related disclosure statement and a bar date motion with the Bankruptcy Court on the same day the Company files its bankruptcy petitions (the “Petition Date”). In light of the treatment of unsecured creditors provided herein and the execution of the Restructuring Support Agreement, the Company shall request that an official committee of unsecured creditors not be appointed in Company’s chapter 11 case.

Plan Support

The Majority Noteholders, and Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P., holders of over two thirds of the Preferred Equity Interests, will enter into a plan support agreement (the “PSA”) with the Company wherein they will commit to support the Restructuring and the Plan. This Restructuring Term Sheet will be an exhibit to the PSA and will be incorporated into the PSA in all respects.

II. FINANCING

Debtor In Possession Financing

Up to $25 million of debtor in possession financing (“DIP Facility”), subject to a budget approved by the Backstop DIP Lenders (as defined and provided in Exhibit 1), shall be provided by Noteholders. The opportunity to participate in the DIP Facility will be given to all Noteholders on a pro rata basis based on their holdings of the Senior Secured Notes. American Securities Opportunities Advisors, LLC and Gates Capital Management, Inc. will backstop the entire amount of the DIP Facility based on their pro rata holdings of the Senior Secured Notes vis-à-vis each other.

The DIP Facility will be secured by liens junior to the Revolving Credit Facility and senior to all other liens, including, without limitation, the liens securing the Senior Secured Notes.

Pursuant to the Plan, on the effective date of the Plan (the “Effective Date”), all outstanding amounts under the DIP Facility shall be converted into newly issued shares of common stock of reorganized Geokinetics Inc. (the “New Common Stock”) at a 20% discount to Plan value (the “DIP Equity Distribution”) with such Plan value as agreed to by the Majority Noteholders and the Company.

A summary of the principal terms and conditions of the DIP Facility is set forth in the debtor in possession financing term sheet (the “DIP Term Sheet”) attached hereto as Exhibit 1.

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Exit Facility

The reorganized Company will obtain exit financing (the “Exit Facility”) in an amount and on terms to be determined by the Majority Noteholders, to fund the cash requirements of the Plan, including without limitation, repayment of the $50 million outstanding under the Revolving Credit Facility plus accrued interest, and the post-confirmation operations of the Company’s business.

III. TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

Administrative Expense Claims

All administrative expense claims will be paid in full, in cash, on the Effective Date; provided that, (i) administrative expense claims incurred in the ordinary course will be paid in accordance with their terms and (ii) fees and expenses of professionals retained under section 327 or 1103 of the Bankruptcy Code will be paid in accordance with the procedures established by the Bankruptcy Court.

Priority Tax Claims	All priority tax claims will be paid in full, in cash, on the Effective Date or treated in an alternative manner consistent with the Bankruptcy Code and determined by the Majority Noteholders.

Unsecured Priority Claims	All unsecured priority claims will be paid in full, in cash, on the Effective Date or treated in an alternative manner consistent with the Bankruptcy Code and determined by the Majority Noteholders.

DIP Facility	On the Effective Date, all outstanding amounts under the DIP Facility shall be converted into New Common Stock at a 20% discount to Plan value with such Plan value determined as set forth above.

Revolving Credit Facility

On the Effective Date, the $50 million in outstanding revolving loans plus any accrued interest(1) shall be satisfied in full with proceeds of the Exit Facility, or will be afforded such other treatment as agreed by the Revolving Lenders and the Majority Noteholders.

Senior Secured Notes

On the Effective Date, in exchange for their Senior Secured Notes, Noteholders shall receive their pro rata share of 100% of the New Common Stock (subject to dilution from the Management Incentive Plan (as detailed below) and the DIP Equity Distribution).

Preferred Equity Interests	On the Effective Date, in exchange for their Preferred Equity Interests, Preferred Equity Holders shall receive their pro rata share of a $6 million cash distribution.

Series D Preferred Stock	Holders of Series D Preferred Stock shall receive no distribution and their Series D Preferred Stock shall be canceled under the Plan.

Common Equity Interests	Holders of common stock shall receive no distribution and their equity interests shall be canceled under the Plan.

(1)  Interest shall accrue at the non-default contract rate.

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Trade Claims and Other Unsecured Claims

The Company represents that trade and other unsecured claims scheduled by the Company in its bankruptcy schedules will not exceed $46 million in the aggregate and that claims of governmental units will not exceed $40 million in the aggregate. Based on these representations, unless otherwise determined by the Majority Noteholders, all trade claims and other unsecured debt shall be paid in the ordinary course of business.

Releases and Exculpation

Management, the Board of Directors, the Revolving Lenders (and Agents under the Revolving Credit Facility), the Noteholders and the Preferred Equity Holders will receive mutual releases and exculpation (from each other and from the Company) on customary terms. D&O coverage will continue without any lapses for new, continuing and departing directors and officers.

IV. CORPORATE GOVERNANCE AND MANAGEMENT

Board of Directors

Board of Directors (the “New Board”) to be determined by the Majority Noteholders. The identities and affiliations of the members of the New Board will be disclosed to the Bankruptcy Court as required by the Bankruptcy Code.

Management	The senior management team of the reorganized Company will enter into new employment agreements that shall be satisfactory to the Majority Noteholders.

Management Incentive Plan

On or as soon as reasonably practicable after the Effective Date, a management incentive program (the “Management Incentive Program”) shall be adopted by the New Board to provide designated members of senior management of the Company with shares of, units representing shares of or the value of a share of, and/or options to purchase shares of, up to 10% of the New Common Stock. The Management Incentive Program shall contain performance based and/or time-vesting grants and the specific identities of recipients, amounts and timing of grants and other terms and conditions will be determined by the New Board.

Shareholders Agreement

It shall be a condition to the Restructuring and the Majority Noteholders’ support of the Restructuring that prior to the earlier of the solicitation of votes to accept or reject the Plan or the commencement of the chapter 11 cases, American Securities Opportunities Advisors, LLC and Gates Capital Management, Inc. shall have reached mutual agreement as to the terms of a shareholders’ agreement for holders of New Common Stock.

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Terms for Reorganized Company and New Common Stock

The New Common Stock will be issued pursuant to one or more exemptions from registration under federal and state securities laws and will: (i) not be registered and (ii) be transferable by the recipients thereof only under an effective registration statement or pursuant to an exemption from registration, including, without limitation, section 1145 of the Bankruptcy Code. The Plan shall provide that the New Common Stock is being issued pursuant to section 1145 of the Bankruptcy Code. The reorganized Company will initially be a private company.

The organizational structure of the reorganized Company shall be structured in the most tax efficient manner as determined by the Majority Noteholders (and the terms of the Plan shall be revised to the extent necessary to be consistent with any such structure).

Professional Fees and Expenses

All of the Majority Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring or any other matter in connection thereto, including, without limitation, those fees and expenses incurred during the Company’s chapter 11 cases, shall be paid by the Company on a current basis and prior to and as a condition to the Effective Date without need for a fee application or court approval.

Up to $75,000 in the aggregate of Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P.’s professional fees and out-of-pocket expenses incurred in connection with the Restructuring or any other matter in connection thereto, including without limitation, those fees and expenses incurred during the Company’s chapter 11 cases, shall be paid by the Company on a current basis and prior to and as a condition to the Effective Date without need for a fee application or court approval.

Corporate Governance Documents	Corporate governance terms to be determined by the Majority Noteholders in consultation with the Company.

V. OTHER TERMS

Governing Law	New York

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Certain Closing and Other Conditions to the Restructuring

The Restructuring shall be subject to usual and customary and necessary conditions for a transaction of this type, as well as other conditions satisfactory to the Majority Noteholders, including, without limitation:

•      The terms, conditions and circumstances of any and all documents relating to the Restructuring and the Company shall be acceptable to the Majority Noteholders in all respects and will have been reviewed and expressly approved by the Majority Noteholders.

•      All of the Majority Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring or any other matter in connection thereto, including, without limitation, those fees and expenses incurred during the Company’s chapter 11 cases, shall have been paid by the Company as a condition to the Effective Date.

•      The Company shall have provided the Majority Noteholders with full and complete access to the Company and its management.

•      The Restructuring transactions shall be structured in the most tax efficient manner as determined by the Majority Noteholders, and all accounting treatment and other tax matters shall be resolved to the satisfaction of the Majority Noteholders.

•      All requisite governmental or regulatory approvals for the Restructuring shall have been obtained and no governmental or regulatory authority shall have taken any action that could reasonably be expected to have a material adverse effect on the consummation (including, without limitation, timing) of the Restructuring.

•      There is no material adverse change to the assets, liabilities, businesses or prospects of the Company which occurs or is discovered after the date of execution of the PSA.

•      The amount of all projected claims against the Company, including, without limitation, all trade and other unsecured claims, but excluding claims for amounts owed under the Revolving Credit Facility and the Notes, and excluding claims for amounts typically accounted for as deferred revenue on the Company’s balance sheet, reasonably determined by the Majority Noteholders to be allowed claims shall not exceed $85.7 million in the aggregate.

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EXHIBIT 1

DEBTOR-IN-POSSESSION FACILITY

Summary of Principal Terms and Conditions

This Summary of Principal Terms and Conditions outlines certain key terms of a proposed Debtor-in-Possession Facility by and among the Loan Parties, the DIP Agent and the DIP Lenders, each as described below (the “DIP Facility”). This term sheet (the “DIP Term Sheet”) is not binding on any party and does not contain all of the terms, conditions and other provisions of the transactions contemplated hereby.  As such, the terms and conditions set forth in this DIP Term Sheet are to be used solely as a basis for continued discussions and do not constitute a commitment to provide a financing commitment of any sort or to prepare, negotiate, execute or deliver such a commitment.  The DIP Term Sheet is in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.  All figures, terms, and conditions are subject to change or withdrawal at any time.  This DIP Term Sheet is confidential and is subject to the execution of definitive documents acceptable to the parties in their sole discretion.

I. PARTIES

Debtor/Loan Parties:

Geokinetics Holdings USA, Inc. and its domestic direct and indirect subsidiaries, as debtors and debtors-in-possession in a case under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. commenced in the District of Delaware (such case, the “Case”). Geokinetics Holdings USA, Inc. shall be the “Borrower” and Geokinetics Inc. (the “Parent”) and each of its direct and indirect domestic subsidiaries (other than the Borrower) shall be “Guarantors” of the DIP Obligations (the Borrower and Guarantors, collectively, the “Loan Parties”).

DIP Agent:	[ ](2)

DIP Lenders:

The Backstop DIP Lenders (as defined below) to provide (i) during the Interim Period (as defined below), the Interim Availability (as defined below) of Term Loans subject to the Approved Budget (as defined below) and (ii) upon entry of the Final DIP Order (as defined below), the Final Availability (as defined below) of the Term Loans subject to the Approved Budget; provided that each beneficial holder of the 9.75% Senior Secured Notes Due 2014 (the “Senior Notes”) [that is an accredited investor] will have an opportunity prior to entry of the Final DIP Order to elect to be a lender under the DIP Facility and to fund a portion of the aggregate Term Loans under the DIP Facility based on such holder’s pro rata share of the principal amount of the Senior Notes held by such holder (such electing holders, together with the Backstop DIP Lenders, the “DIP Lenders”).

Backstop DIP Lenders:

American Securities Opportunities Advisors, LLC (“Am Sec”) and Gates Capital Management, Inc. (“GCM” and together with Am Sec, the “Backstop DIP Lenders”) shall backstop the entire DIP Facility (including (i) as to elections of other DIP Lenders to become DIP Lenders and (ii) as to any defaulting DIP Lender that fails to fund its portion of the DIP Facility) based on their pro rata holding of Senior

(2)  DIP Agent to be determined by the Majority Noteholders.

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Notes vis-a-vis each other.

II. DIP FACILITY(3)

Type and Amount:

A superpriority debtor-in-possession term loan facility in an aggregate principal amount of up to $25,000,000 (the “Term Loan” and together with all other obligations under the DIP Facility, the “DIP Obligations”), subject to the Approved Budget (as defined below) and other limitations set forth below, secured by liens junior to the Revolving Credit Facility (as defined below) and senior to all other liens, including, without limitation, the liens securing the Senior Notes (as defined below).

DIP Closing Date:	Closing to occur upon satisfaction (or waiver by the Backstop DIP Lenders in their sole discretion) of the conditions under “Closing Conditions” below.

DIP Maturity Date:

The date that is the earlier to occur of: (a) four (4) months after the DIP Closing Date; (b) the date the DIP Obligations are accelerated pursuant to the terms of the DIP Documentation (defined below), whether at stated maturity, upon an Event of Default or otherwise; and (c) the effective date of the Loan Parties’ confirmed chapter 11 plan.

Availability:

Up to $25,000,000 of the Term Loan shall be available to the Borrower during the term of the DIP Facility subject to terms and conditions set forth in the DIP Documentation and the Approved Budget (as defined below); provided that: (a) after entry of the Interim Order, in form and substance satisfactory to the Backstop DIP Lenders, but prior to the entry of the Final DIP Order, the Borrower shall only be permitted to request and receive an amount not to exceed, as of any date of determination, the lesser of (i) $15,000,000 and (ii) the amount authorized by the Bankruptcy Court pursuant to the Interim DIP Order (“Interim Availability”) to be funded by the Backstop DIP Lenders);(4) (b) upon entry of the Final DIP Order approving the Adequate Protection (as defined below) and otherwise in form and substance satisfactory to the Backstop DIP Lenders, subject to the terms and conditions of the DIP Documentation, the Borrower shall only be permitted to request and receive an amount not to exceed, as of any date of determination, $25,000,000 minus the aggregate amount borrowed during the Interim Period (“Final Availability”)(5) to be funded by the Backstop DIP Lenders (or, to the extent funded pursuant to the election of other Senior Noteholders, the other DIP Lenders); and (c) each borrowing shall be requested and made in accordance with the Approved Budget (as defined below) and subject to the satisfaction of the conditions precedent in the DIP Documentation. For the avoidance of doubt, (x) if the Final DIP Order does not approve the Adequate Protection or the Final DIP Order is not otherwise in form and

(3)  In the event the Majority Noteholders determine to proceed with a pre-packaged chapter 11 filing, the type and amount, maturity date and availability, as well as other applicable terms will be modified to address the shorter duration of the Case.

(4)  The “Interim DIP Order” means any order entered by the Bankruptcy Court in the Case approving the DIP Facility on an interim basis.

(5)  The “Interim Period” means the period from the DIP Closing Date through entry of the order by the Bankruptcy Court in the Case approving the DIP Facility on a final non-appealable basis (the “Final DIP Order”).

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substance satisfactory to the Backstop DIP Lenders, the DIP Lenders shall have no commitment to make any additional loans and all availability under the DIP Facility shall be eliminated and (y) the Backstop DIP Lenders shall not be required to make any Loans in excess of the Interim Availability (during the Interim Period) or the Final Availability (after the Interim Period) for any reason, including, without limitation, to pay the fees and expenses of estate-retained professionals.

Purpose:

Upon entry of the Interim DIP Order, the proceeds of the Term Loan shall be used to fund the working capital needs and general corporate purposes of the Borrower (including, without limitation, costs related to the Case) and for such other purposes as agreed by the Borrower and Backstop DIP Lenders. Use of the proceeds of the Term Loan pursuant to this paragraph each shall be subject to availability pursuant to the preceding section entitled “Availability”. None of the proceeds may be used to challenge, as opposed to investigate, the validity, perfection, priority, extent or enforceability of the Senior Notes, or the liens or security interests securing the obligations under the Senior Notes or to pursue any causes of action of any kind against the Collateral Trustee and/or the Indenture Trustee for the Senior Notes, or the holders of the Senior Notes (the “Senior Noteholders”). To the extent an official committee of unsecured creditors is appointed in the Case, no more than $25,000 of any proceeds or cash collateral shall be used by counsel to the official committee, if any, to investigate, but not prosecute, the validity, perfection, priority, extent or enforceability of the Senior Notes or the liens or security interests securing the obligations under the Senior Notes. The Loan Parties shall waive the right to investigate and challenge the validity, perfection, priority, extent or enforceability of the Senior Notes (and the liens and claims granted thereunder) and shall waive any and all claims of any kind against the Collateral Trustee, the Indenture Trustee and Senior Noteholders (subject to the rights of the official committee, if any, to commence any action against the Collateral Trustee, the Indenture Trustee and/or the Senior Noteholders within 15 days of the committee’s appointment). Notwithstanding anything herein, the Loan Parties shall not be entitled to use the proceeds of the Term Loan in any way or for any purpose other than as explicitly set forth in the Approved Budget and the DIP Documentation.

III. CERTAIN ECONOMIC TERMS

Interest Rate:	The outstanding DIP Obligations shall bear interest at a rate equal to 9.25% per annum and shall be paid in cash on the last business day of each month.

DIP Agent Fees:	$[ ].(6)

Transaction Fees:	None.

(6)  Fees of DIP Agent will depend on the DIP Agent selected by the Backstop DIP Lenders.

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IV. COLLATERAL

Collateral:

The DIP Lenders shall be granted pursuant to sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, continuing, valid, binding, enforceable, non-avoidable, and automatically perfected post-petition security interests (the “DIP Liens”), which are junior to the security interests securing the revolving loans pursuant to the Amended and Restated Credit Agreement dated as of August 12, 2011 by and among the Borrower, Parent, Administrative Agent and Collateral Agent and the lenders party thereto from time to time (collectively, the “Revolving Lenders”) (the “Revolving Credit Facility”), and senior and superior in priority to all other secured and unsecured creditors of the Loan Parties’ estate, upon and to be upon all real and personal property(7) of the Loan Parties now owned or hereafter acquired and all other property of whatever kind and nature (whether pre or post petition), in each case, that is pledged as collateral or is otherwise subject to a lien or security interest under any security document constituting part of the DIP Documentation (as defined below) or any order of the Bankruptcy Court in the Case relating to working capital needs and general corporate purposes of the Borrower (including, without limitation, costs related to the Case) (collectively, the “Collateral”), including, without limitation, the Interim DIP Order and/or Final DIP Order (each such financing order is individually and collectively, a “DIP Order”); provided, however, all liens and security interests securing the DIP Obligations shall be subject to: (a) so long as no Event of Default has occurred, allowed professional fees and expenses in the Case incurred prior to the occurrence of an Event of Default, subject to entry of a customary order of the Bankruptcy Court;(8) (b) following an Event of Default, allowed professional fees and expenses in the Case, which expenses and fees were incurred solely following such Event of Default, in an aggregate amount not to exceed $2,500,000; and (c) United States Trustee’s fees pursuant to 28 U.S.C. 1930(a)(6) and 31 U.S.C. 3717 (the fees and expenses described in this paragraph, collectively, the “Carve-Out”); and provided, further, however, any liens and security interests in Avoidance Actions shall be granted only pursuant to the Final DIP Order and shall not be granted pursuant to any Interim DIP Order. As used herein, the term “Avoidance Actions” means any and all claims or causes of action arising under Chapter 5 (other than Section 506(c) or Section 724(a)) of the Bankruptcy Code to avoid transfers, preserve or transfer liens or otherwise recover property of the estate and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise. “Avoidance Actions” do not include claims or causes of action pursuant to Section 549 of the Bankruptcy Code and the proceeds thereof, to the extent the transfer avoided was of an asset otherwise constituting Collateral securing the Senior Notes on the Petition Date.

For the avoidance of doubt, liens and security interests granted pursuant to Bankruptcy Code section 364(d) shall mean any liens or security

(7)  Personal property includes cash, deposit accounts, negotiable instruments and other cash equivalents.  Personal property also includes Avoidance Actions (as defined below).

(8)  For the avoidance of doubt, fees and expenses incurred prior to an Event of Default by a court-approved professional, regardless of whether an order has been entered approving such fees and expenses shall be included in this section “ (a) “, but no fees or expenses shall be paid unless and until such time as an order is entered approving such fees and expenses.

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interests subordinate and junior to the liens and security interests securing the loans and other obligations under the Revolving Credit Facility in existence and equal or senior in priority to valid and enforceable liens and security interests in existence on Petition Date in the Collateral that are perfected and unavoidable on the Petition Date (or perfected after the Petition Date pursuant to Bankruptcy Code section 546(b)).

For the avoidance of doubt, subject to (a) the Carve-Out, and (b) as to the Avoidance Actions, upon entry of the Final DIP Order, the Collateral includes all of the assets of the Loan Parties existing on the date of the filing by Loan Parties of the petition(s) with respect to the Case (the “Petition Date”) and all of the assets of Loan Parties arising or acquired after the Petition Date, including, without limitation, Avoidance Actions.

Subject to the Carve-Out, all DIP Obligations will constitute allowed super-priority administrative expense claims in the Case having priority over all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code (other than any administrative expenses claims of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code to extent provided to Revolving Lenders and Agents under the Revolving Credit Facility, in which case, such claims of the Revolving Lenders and Agents shall have priority over all of such claims owned by the DIP Agent and DIP Lenders).

Except for the DIP Orders, no filing with any governmental authority, delivery of possessory collateral, establishment of “control” or other action shall be required with respect to perfection of the DIP Liens; and no endorsement of any insurance policies to include a lender’s loss payable clause, or to name the DIP Agent as additional insured, shall be required in respect of the DIP Facility; provided that Company shall make such filings and take such other actions as the Backstop DIP Lenders may reasonably request, subject to the cooperation of the Collateral Trustee, if required.

V. ADEQUATE PROTECTION

Adequate Protection (Senior Notes):

Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the Collateral Trustee (insofar as acting on behalf of the Indenture Trustee and the Senior Noteholders), the Indenture Trustee for the Senior Notes, and the Senior Noteholders shall be granted the following as adequate protection (collectively, the “Adequate Protection”) of their respective prepetition security interests and in connection with the use of cash collateral, the consensual priming specified herein and any diminution in the value of collateral securing the Senior Notes and the pre-petition security interests of the Collateral Trustee (insofar as acting on behalf of the Indenture Trustee and the Senior Noteholders), Indenture Trustee and Senior Noteholders, whether or not such diminution in value results from the sale, lease or use by the Loan Parties of the collateral securing the Senior Notes, including, without limitation, cash collateral or the stay of enforcement of any pre-petition security interest arising from section 362 of the Bankruptcy Code, or otherwise:

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(a) Note Adequate Protection Lien. Without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, a security interest in and lien on the Collateral (the “Note Adequate Protection Liens”), subject and subordinate only to (x) the liens securing the Revolving Credit Facility, (y) the Carve-Out and (z) the liens securing the DIP Facility.

(b) Super-Priority Claim. Subject to the payment of the Carve-Out, a superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code, immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the DIP Agent and the DIP Lenders under the DIP Facility, provided that the Indenture Trustee and the Senior Noteholders shall not receive or retain any payments, property or other amounts in respect of the superpriority claims under section 507(b) of the Bankruptcy Code granted hereunder unless and until the obligations under the DIP Facility and Revolving Credit Facility have indefeasibly been paid in cash in full.

(c) Professional Fees and Expenses. Payment of the costs and expenses of the Indenture Trustee for the Senior Notes, and the Backstop DIP Lenders, including, without limitation, the professional fees and expenses of Fried, Frank, Harris, Shriver and Jacobson LLP. No fee application or court approval shall be required and payment upon delivery of an invoice shall be sufficient. These fees and expenses shall be paid on a current basis during the Case and, to the extent not so paid, shall be a condition to the effective date of any chapter 11 plan.

(d) Waiver of Claims. The Loan Parties shall acknowledge the Borrower’s indebtedness under the Senior Notes and shall waive all claims it may have against the Indenture Trustee and Senior Noteholders under the Senior Notes.

Adequate Protection (Revolving Credit Facility):

Pursuant to sections 361 and 363(e) of the Bankruptcy Code, the Agents and Revolving Lenders under the Revolving Credit Facility shall be granted the following as adequate protection (collectively, the “Revolver Adequate Protection”; together with Note Adequate Protection, the “Adequate Protection”) of their respective prepetition security interests and in connection with the use of cash collateral, and any diminution in the value of collateral securing the Revolving Credit Facility and the pre-petition security interests of the Agents and the Revolving Lenders under the Revolving Credit Facility, whether or not such diminution in value results from the sale, lease or use by the Loan Parties of the collateral securing the Revolving Credit Facility, including, without limitation, cash collateral or the stay of enforcement of any pre-petition security interest arising from section 362 of the Bankruptcy Code, or otherwise:

(a) Adequate Protection Lien. Without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, a security interest in and lien on the Collateral (the “Revolver Adequate Protection Liens”), subject and subordinate only to the Carve-Out.

(b) Super-Priority Claim. Subject to the payment of the Carve-Out, a superpriority administrative expense claim as provided for in section

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507(b) of the Bankruptcy Code, senior to the claims under section 364(c)(1) of the Bankruptcy Code held by the DIP Agent and the DIP Lenders under the DIP Facility and held by the Indenture Trustee and Noteholders and senior to the superpriority administrative expense claims under section 507(b) of the Bankruptcy Code provided to Indenture Trustee and Noteholders.

(c) Professional Fees and Expenses. Payment of the reasonable fees and expenses of the attorneys for the Agents and Revolving Lenders under the Credit Facility. No fee application or court approval shall be required and payment upon delivery of an invoice shall be sufficient.

VI. CERTAIN CONDITIONS

Closing Conditions:

The DIP Facility shall be conditioned upon the satisfaction of conditions precedent usual and customary for facilities and transactions of this type as agreed to by the Loan Parties and the Backstop DIP Lenders. In addition, the following conditions shall also be satisfied as a condition to the effectiveness of the DIP Facility and the DIP Lenders’ commitment to make DIP Loans during the Interim Period:

Each Loan Party shall have executed and delivered satisfactory to the Backstop DIP Lenders definitive financing documentation for the DIP Facility (the “DIP Documentation”). Also, such DIP Documentation shall confirm that all representations and warranties in the DIP Documentation are accurate in all material respects.

The DIP Agent and the Backstop DIP Lenders shall have received (i) a detailed 2013 budget with back-up and schedules and (ii) an initial thirteen-week cash flow forecast for the period beginning with the week which includes the Petition Date through the thirteenth week thereafter, in each case in form and substance satisfactory to the Backstop DIP Lenders (the “Initial Approved Budget”).(9)  The Borrower shall not pay current interest on the Revolving Credit Facility or the Senior Notes during the Case and the Approved Budget shall so reflect this. All interest earned under the Revolving Credit Facility and the Senior Notes shall accrue during the Case and shall be added to the pre-petition claim amount of the holders thereof to be satisfied in accordance with the Plan (as defined below).

The Interim DIP Order shall have authorized (i) the Borrower to pay to the Backstop DIP Lenders (as applicable) from proceeds of the DIP Facility or from other funds at closing all actual expenses required to be paid for which invoices have been presented on or before the DIP Closing Date including, without limitation, the fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP and (ii) the DIP Loans to be made during the Interim Period consistent with the provisions hereof.

(9)  For the avoidance of doubt, estate-retained professionals will estimate their anticipated fees and expenses to be included within the Initial Approved Budget; however, the fees and expenses of estate-retained professionals, and the incurrence of Term Loans for the payment thereof, shall not be subject to the Initial Approved Budget or any other Approved Budget (as defined below).

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All approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Loan Parties shall have been obtained on terms satisfactory to the Backstop DIP Lenders and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the DIP Facility or the transactions contemplated hereby.

The Backstop DIP Lenders shall have received title reports and UCC lien and intellectual property related search results with respect to the Collateral indicating no material liens other than the Priority Liens subject to the Collateral Trust and Intercreditor Agreement, dated as of December 23, 2009 (the “Collateral Trust and Intercreditor Agreement”), among Borrower, the guarantors from time to time party thereto, the Priority Debt Representatives (as defined therein) and U.S. Bank National Association, as collateral trustee.

The Borrower shall have provided the Backstop DIP Lenders a copy of all motions to be filed on the Petition Date by the Borrower with the Bankruptcy Court as soon as possible and in no event later than the DIP Closing Date.

The form and substance of any motion submitted to the Bankruptcy Court requesting approval of the DIP Facility shall be satisfactory to the Backstop DIP Lenders.

The Bankruptcy Court shall have entered the Interim DIP Order, in form and substance satisfactory to the Backstop DIP Lenders, which shall not be subject to any stay or injunction or otherwise be subject to reversal on appeal as to any funded portion of the DIP Facility.

The Borrower shall have filed a chapter 11 plan and related disclosure statement on the date of the filing of the Borrower’s chapter 11 petitions, which plan shall be consistent with the Restructuring Term Sheet and Restructuring Support Agreement in all respects (the “Plan”) and shall be, in form and substance, satisfactory to the Backstop DIP Lenders.

For the sake of clarity, (a) no assignments to the DIP Agent or the DIP Lenders of the Priority Liens, and no consent by existing holders of Priority Lien Obligations (whether by Act of Instructing Debtholders (as defined in the Collateral Trust and Intercreditor Agreement) or otherwise), will be required as a condition to advances under the DIP Facility, and (b) the DIP Obligations will not, and will not be required to, constitute Priority Lien Obligations under the Collateral Trust and Intercreditor Agreement.

With respect to DIP Loans to be made during the Interim Period (in addition to satisfaction of the above conditions):

All representations and warranties in the DIP Documentation are accurate in all respects after giving effect to each advance (unless such representations and warranties were made as of an earlier date in which case such representations and warranties shall be accurate in all respects

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as of such earlier date) and no default or event of default is in existence at the time of, or after giving effect to the making of, such advance.

The amount of any advance is consistent with the Approved Budget.(10)

Additional Advance Conditions After Interim Period

(a) The Closing Conditions have been satisfied.

(b) The Bankruptcy Court shall have entered the Final DIP Order, in form and substance satisfactory to the Backstop DIP Lenders, which Final DIP Order shall be in full force and effect and which shall not have been reversed, vacated, or stayed and shall not have been amended, supplemented, or otherwise modified in a manner adverse to the Backstop DIP Lenders without the prior written consent of the Backstop DIP Lenders.

(c) All representations and warranties in the DIP Documentation are accurate in all material respects after giving effect to each additional advance (unless such representations and warranties were made as of an earlier date in which case such representations and warranties shall be accurate in all respects as of such earlier date) and no default or event of default is in existence at the time of, or after giving effect to the making of, such additional advance.

(d) The amount of any advance is consistent with the applicable updated thirteen week cash flow forecast and related supporting schedules that have been approved by the Backstop DIP Lenders (collectively, the “Approved Budget”).(11)

VII. CERTAIN DOCUMENTATION MATTERS

DIP Documentation:	All documents relating to the DIP Facility, including, without limitation, the DIP Documentation and DIP Orders, shall be in form and substance satisfactory to the Backstop DIP Lenders.

Funding Conditions, Representations, Warranties, Covenants, Prepayments:

DIP Documentation to contain conditions to funding, reporting requirements and provision of financial statements, representations, warranties, covenants, and prepayments customary for financings of this type and other terms as agreed to by the Loan Parties and the Backstop DIP Lenders.

While the DIP Facility is outstanding, the Loan Parties shall submit (i) an updated thirteen-week cash flow forecast on a weekly basis that is acceptable to the Backstop DIP Lenders, and a comparison of actual performance to projections for the prior week and the prior cumulative four-week period and an explanation for any variance or other

(10)  For the avoidance of doubt, estate-retained professionals will estimate their anticipated fees and expenses to be included within the Approved Budget; however, the fees and expenses of estate-retained professionals, or the incurrence of Term Loans for the payment thereof, shall not be subject to the Approved Budget or any variance testing thereunder.

(11)  For the avoidance of doubt, estate-retained professionals will estimate their anticipated fees and expenses to be included within the Approved Budget; however, the fees and expenses of estate-retained professionals, or the incurrence of Term Loans for the payment thereof, shall not be subject to the Approved Budget or any variance testing thereunder.

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information and (ii) any material changes to the 2013 budget or Approved Budget, which must be acceptable to the Backstop DIP Lenders.

Events of Default

Usual events of default, including, but not limited to, payment, cross-default to post-petition obligations, violation of covenants, breach of representations or warranties, judgment, ERISA, environmental, change of control, loss of material permits, licenses and regulatory approvals and other events of default which are usual and customary in facilities of this nature, modified as necessary to reflect the commencement of the Case.

In addition, an event of default shall occur if: (i) the Case shall be dismissed or converted to a chapter 7 case; a chapter 11 trustee or an examiner with enlarged powers shall be appointed; any other superpriority administrative expense claim which is senior to or pari passu with the DIP Lenders’ claims shall be granted (other than to Revolving Lenders and Agents under the Revolving Credit Facility); the Interim DIP Order or the Final DIP Order, as the case may be, shall be stayed, amended, modified, reversed or vacated; (ii) a plan shall be confirmed in the Cases which is inconsistent with the Restructuring Term Sheet or the Restructuring Support Agreement; or the Loan Parties shall take any action, including, without limitation, the filing of an application, in support of any plan that is inconsistent with the Restructuring Term Sheet or the Restructuring Support Agreement, or any person other than the Loan Parties shall do so and such application is not contested in good faith by the Loan Parties; or (iii) an official committee, if any, or any other party seeks leave to file an action challenging the validity, perfection, priority, extent or enforceability of the DIP Documentation (and the liens and claims granted thereunder).

Milestones

In addition, an event of default shall occur upon the failure to achieve any of the following milestones in the pre-packaged Case:(12)

•      the Borrower shall have used its reasonable best efforts to send the solicitation materials to all Senior Noteholders and all holders of the Preferred Equity Interests on or before January 22, 2013, and in no event later than January 31, 2013 (the “Solicitation Date”);

•      the Company shall have filed petitions commencing the Case by

(12)  If the Majority Noteholders determine that the Company should pursue a pre-negotiated Chapter 11 Plan rather than a prepackaged Chapter 11 Plan, the milestones in this section shall be adjusted as follows:

•  the Borrower shall have filed petitions commencing the Case by January 31, 2013;

•  the Borrower shall have filed the Plan and related disclosure statement on the Petition Date;

•  the Bankruptcy Court shall have entered the Interim DIP Order, which is in form and substance satisfactory to the Backstop DIP Lenders, within 10 days after the Petition Date;

•  within 20 days after the entry of the Interim DIP Order, the Bankruptcy Court shall have entered the Final DIP Order, which is in form and substance satisfactory to the Backstop DIP Lenders;

•  on or prior to 40 days following the Petition Date, the Loan Parties shall have obtained an order of the Bankruptcy Court approving the disclosure statement, which is in form and substance satisfactory to the Backstop DIP Lenders;

•  on or prior to 75 days following the Petition Date, the Loan Parties shall have obtained an order of the Bankruptcy Court confirming the Plan, which is in form and substance satisfactory to the Backstop DIP Lenders;  and

•  on or prior to 90 days following the Petition Date, the effective date of the Plan shall have occurred.

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the date that is 14 days from the Solicitation Date;

•      the Borrower shall have filed the Plan and related disclosure statement by the Petition Date;

•      the Bankruptcy Court shall have entered the Interim DIP Order, which is in form and substance satisfactory to the Backstop DIP Lenders, within 10 days after the Petition Date;

•      within 20 days after the entry of the Interim DIP Order, the Bankruptcy Court shall have entered the Final DIP Order, which is in form and substance satisfactory to the Backstop DIP Lenders;

•      on or prior to 35 days following the Petition Date, the Loan Parties shall have obtained an order or orders in form and substance acceptable to the Backstop DIP Lenders by the Bankruptcy Court confirming the Plan; and

•      on or prior to 50 days following the Petition Date, the effective date of the Plan shall have occurred.

Remedies:

Upon occurrence and during the continuance of an Event of Default, the Backstop DIP Lenders may suspend or terminate all commitments under the DIP Facility. Following 3 days notice of such Event of Default to the Borrower, the official committee of unsecured creditors appointed in the Case, if any, and the U.S. Trustee, unless such Event of Default is cured within such time or an order of the Bankruptcy Court is entered to the contrary, the DIP Lenders shall be relieved from the automatic stay (without the need for further court order) to exercise remedies under the DIP Facility and the Borrower’s right to use cash collateral shall thereupon terminate pending further order of the Bankruptcy Court.

Voting:

Amendments, consents and waivers under the DIP Documentation will be subject to the approval of the DIP Lenders holding at least 70.0% of the aggregate principal amount of the outstanding Term Loans (other than with respect to amendments to provisions that typically require consent of each affected DIP Lender).

Expenses and Indemnification:

The Borrower shall pay: (a) all actual out-of-pocket expenses of the DIP Agent and the Backstop DIP Lenders (i) associated with the preparation, negotiation, execution and delivery of this term sheet and associated with the preparation, negotiation, execution, delivery and administration of the DIP Documentation and any amendment or waiver with respect thereto (including, without limitation, the fees, disbursements and other charges of professionals and/or counsel), and (ii) incurred by the DIP Agent and the Backstop DIP Lenders in connection with the Case (including, without limitation, the fees, disbursements and other charges of professionals and/or counsel); and (b) all actual out-of-pocket expenses of the DIP Agent and the Backstop DIP Lenders (including, without limitation, the fees, disbursements and other charges of professionals and/or counsel) in connection with the enforcement of the DIP Documentation.

Assignments, Participations, Etc.:

The DIP Lenders shall be permitted to sell or assign their rights and obligations under the DIP Documentation, or any part thereof, to any person or entity without the consent of the Loan Parties; provided, however, that each of the Backstop DIP Lenders agrees not to make any such sale or assignment if as a result thereof the Backstop DIP Lenders or their affiliates would not hold a majority of the Term Loans and

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commitments under the DIP Facility and in any event, may not assign their “backstop” obligations described herein (except to their affiliates), including in the section entitled “Backstop DIP Lenders” above. The DIP Lenders shall be permitted to grant participations in such rights and obligations, or any part thereof, to any person or entity without consent of the Loan Parties.

Governing Law:	State of New York, except as governed by the Bankruptcy Code.

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AMENDMENT ONE TO

RESTRUCTURING SUPPORT AGREEMENT

THIS AMENDMENT ONE TO RESTRUCTURING SUPPORT AGREEMENT (this “Amendment”) is dated as of February 4, 2013, by and among (i) Geokinetics Inc. on behalf of itself and each of its direct and indirect domestic subsidiaries and affiliates (collectively, the “Company”), which include: (a) Geokinetics Holdings USA, Inc., (b) Geokinetics Services Corp., (c) Geokinetics Processing, Inc., (d) Geokinetics Acquisition Company, (e) Geokinetics USA, Inc., (f) Geokinetics International Holdings, Inc., (g) Geokinetics Management, Inc.,  (h) Geokinetics International, Inc., and (i) Advanced Seismic Technology, Inc.; (ii) American Securities Opportunities Advisors, LLC (“American Securities”), Gates Capital Management, Inc. (“Gates”) and the other undersigned holders (the “Noteholders”), each as the beneficial owners (or advisor, nominee or investment manager for beneficial owner(s)) of the 9.75% Senior Secured Notes due 2014 issued by Geokinetics Holdings USA, Inc. and, if and as applicable, as lenders under that certain Amended and Restated Credit Agreement dated as of August 12, 2011; and (iii) Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P. (the “Preferred Equity Holders” and, together with the Company and the Noteholders, each referred to as a “Party” and collectively referred to as the “Parties”), each as the beneficial owners (or advisor, nominee or investment manager for beneficial owner(s)) of preferred equity interests in Geokinetics Inc. comprised of Series B-1 Senior Convertible Preferred Stock and Series C-1 Senior Preferred Stock as well as junior preferred equity interests in Geokinetics Inc. comprised of Series D Junior Preferred Stock.

WITNESSETH:

WHEREAS, the Company, Noteholders, and Preferred Equity Holders are party to that certain Restructuring Support Agreement, dated as of January 15, 2013 (the “Support Agreement”);

WHEREAS, capitalized terms used herein without definition shall have the meanings given to such terms in the Support Agreement (as amended hereby);

WHEREAS, the Parties wish to launch the Solicitation prior to the joint execution by American Securities and Gates of an agreement authorizing and approving the form of a shareholders’ agreement governing the rights of holders of New Common Stock by American Securities and Gates;

WHEREAS, American Securities and Gates are willing to modify their termination rights in connection with the Solicitation not having commenced by January 31, 2013, if the Support Agreement is modified as set forth herein, including but not limited to provide American Securities and Gates with the right to terminate the Support Agreement if such an agreement authorizing and approving the form of shareholders’ agreement is not executed prior to commencement of the Chapter 11 Cases; and

WHEREAS, the Support Agreement may be amended in accordance with Section 12 thereof and the consent of the Company, Noteholders, and Preferred Equity Holders is required in connection with such amendment.

NOW, THEREFORE, for good and valuable consideration (receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Recitals.  The recitals set forth above are incorporated herein by reference and are expressly acknowledged and agreed to by the parties hereto.

2.                                      Amendments to the Support Agreement.

(A)                                Section 5(a)(1).  Section 5(a)(1) of the Support Agreement, together with footnote 1 thereto, is hereby amended to replace “January 31, 2013” where it appears with “February 8, 2013”.

(B)                                Section 5(a)(2).  Section 5(a)(2) of the Support Agreement is hereby deleted in its entirety and replaced with the following:

“the Company has not filed petitions commencing the Chapter 11 Case as soon as practicable after, and in no event before, the close of the Solicitation;”

(C)                                Section 6(g).  Section 6(g) of the Support Agreement is hereby amended to replace “February 15, 2013” where it appears with “March 15, 2013”.

(D)                                Section 8.  Section 8 of the Support Agreement is hereby deleted in its entirety and replaced with the following:

“Termination by American Securities and/or Gates.  In the event that American Securities and Gates have not jointly executed an agreement authorizing and approving the form of a shareholders’ agreement governing the rights of holders of New Common Stock (as defined in the Restructuring Term Sheet) that is consistent with the Shareholders’ Agreement Term Sheet (as defined in the Restructuring Term Sheet) and is otherwise reasonably acceptable to American Securities and Gates immediately prior to the commencement of the Chapter 11 Cases, then this Agreement may be terminated by either American Securities or Gates, in the discretion of each respectively, by delivering written notice of the occurrence of such event in accordance with Section 14 below to the Parties.”

2.                                      Amendment to Restructuring Term Sheet.  The fourth row of Section IV. Corporate Governance and Management of the Restructuring Term Sheet, entitled “Shareholders Agreement”, is hereby deleted in its entirety and replaced with the following:

“It shall be a condition to the Restructuring and the Majority Noteholders’ support of the Restructuring that (i) prior to the commencement of solicitation of votes to accept or reject the Plan, American Securities Opportunities Advisors, LLC (“American Securities”) and Gates Capital Management, Inc. (“Gates”) shall have reached mutual agreement on a term sheet for the terms of a shareholders’ agreement for holders of New Common Stock (the “Shareholders’ Agreement Term Sheet”) and (ii) prior to the commencement of the chapter 11 cases, American Securities and Gates shall have reached mutual agreement as to the form of such shareholders’ agreement for holders of New Common Stock that is consistent with the Shareholders’ Agreement Term Sheet and is otherwise reasonably acceptable to American Securities and Gates.”

3.                                      Amendments to Exhibit 1 to Restructuring Term Sheet.

(A)        The fourth row of Section VII. Certain Documentation Matters of Exhibit 1 to the Restructuring Term Sheet, entitled “Milestones”, together with footnote 12 thereto, is hereby amended to replace “January 31, 2013” where it appears with “February 8, 2013”.

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(B)        The second bullet point in the fourth row of Section VII. Certain Documentation Matters of Exhibit 1 to the Restructuring Term Sheet, entitled “Milestones”, is hereby deleted in its entirety and replaced with the following:

“the Company shall have filed petitions commencing the Case as soon as practicable after, and in no event before, the close of the Solicitation;”

4.                                      Waiver.  Each Party waives any right to terminate the Support Agreement arising from or related to the Company’s failure to commence the Solicitation by January 31, 2013.

5.                                      No Other Changes.  Except as modified hereby, all of the terms and provisions of the Support Agreement shall remain in full force and effect.  This Amendment shall be construed in connection with and as a part of the Support Agreement and, except as expressly contemplated by this Amendment, all terms, conditions and covenants contained in the Support Agreement are hereby ratified and shall be and remain in full force and effect.

6.                                      References to the Support Agreement.  In furtherance of the foregoing, all references in the Support Agreement to “this Agreement”  or to “the Restructuring Term Sheet” shall mean the Support Agreement or the Restructuring Term Sheet, respectfully, each as amended as of the date hereof and as may be further amended, from time to time hereafter.

7.                                      Counterparts; Electronic Signatures.  This Amendment may be executed in multiple counterparts, each of which, when executed, will be deemed an original, and all of which will constitute but one and the same instrument. A signature of a Party transmitted to the other Party by facsimile, PDF or other electronic means shall constitute the original signature of such Party for all purposes.

8.                                      Incorporation by Reference.  Sections 12 through 31 of the Support Agreement, inclusive, are incorporated herein in their entirety by reference.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment One to Restructuring Support Agreement to be duly executed and delivered as of the date first above written.

Geokinetics Inc.		Geokinetics USA, Inc.

By:		By:
Name:	Gary L. Pittman	Name:	Gary L. Pittman
Its:		Its:

Geokinetics Holdings USA, Inc.		Geokinetics International Holdings, Inc.

By:		By:
Name:	Gary L. Pittman	Name:	Gary L. Pittman
Its:		Its:

Geokinetics Services Corp.		Geokinetics Management, Inc.

By:		By:
Name:	Gary L. Pittman	Name:	Gary L. Pittman
Its:		Its:

Geokinetics Processing, Inc.		Geokinetics International, Inc.

By:		By:
Name:	Gary L. Pittman	Name:	Gary L. Pittman
Its:		Its:

Geokinetics Acquisition Company		Advanced Seismic Technology, Inc.

By:		By:
Name:	Gary L. Pittman	Name:	Gary L. Pittman
Its:		Its:

[Signature Page to Amendment One To Restructuring Support Agreement]

ASOF II Investments, LLC (“ASOF II”)
American Securities Opportunity Fund, L.P. (“ASOF”)
American Securities Opportunities Fund (B), LP
(“ASOFB”)

By:
Name:	Lawrence First
Title:	Managing Director

Telephone:	(212) 476-4971
Facsimile:

[Signature Page to Amendment One To Restructuring Support Agreement]

Gates Capital Management, Inc.

By:
Name:	Jeffrey L. Gates
Title:	President

Telephone:	(212) 626-1421
Facsimile:	(212) 626-1417

[Signature Page to Amendment One To Restructuring Support Agreement]

Avista Capital Partners (Offshore), L.P.

By:
Name:	Jeff Gunst
Title:	Authorized Signatory

Telephone:	(212) 593-6900
Facsimile:	(212) 593-6901

[Signature Page to Amendment One To Restructuring Support Agreement]

Avista Capital Partners, L.P.

By:
Name:	Jeff Gunst
Title:	Authorized Signatory

Telephone:	(212) 593-6900
Facsimile:	(212) 593-6901

[Signature Page to Amendment One To Restructuring Support Agreement]

EXHIBIT G

TERM SHEET FOR NEW SHAREHOLDERS AGREEMENT

GEOKINETICS, INC.

SUMMARY OF TERMS OF STOCKHOLDERS’ AGREEMENT

This Term Sheet summarizes the principal terms of the equity capitalization and related documentation of Geokinetics, Inc., a Delaware corporation (the “Company”).

Type of Securities

The Company’s equity capital structure will consist entirely of common stock. The holders of the Company’s common stock are referred to herein individually as a “Holder” and collectively as the “Holders”.

Initial Board Composition

The Board of Directors (the “Board”) of the Company will initially consist of 5 members. The members of the Board will be determined prior to the confirmation hearing. The initial Board shall be designated as follows: (i) two directors designated by American Securities Opportunities Fund (which holds at least 40% of the outstanding Notes), (ii) one director designated by Gates Capital Management (which holds at least 20% of the outstanding Notes), (iii) the Chief Executive Officer of the Company and (iv) one director who will be an independent director with relevant industry experience selected by the holders of at least 60% of the Notes.

Corporate Governance

After consummation of the plan of reorganization of the Company, the Board will be designated as follows:

• For each stockholder that owns 40% (subject to adjustment based on the terms of the section of this term sheet entitled “Participation Rights”) or more of the Company common stock upon the effectiveness of the Stockholders Agreement (which shall be the consummation of the plan of reorganization of the Company) (the “Effective Date”), such stockholder shall have the right to designate two directors; provided that at such time as such stockholder owns less than 40% and 20% or more of the Company common stock, such stockholder shall have the right to designate one (1) director.

• For each stockholder that owns 20% (subject to adjustment based on the terms of the section of this term sheet entitled “Participation Rights “) or more of the Company common stock (but less than 40%) as of the Effective Date, such stockholder shall have the right to designate one director,

• 1 member will be the Chief Executive Officer of the Company.

• 1 member will be an independent director with relevant industry experience chosen by at least Holders owning at least 60% of the outstanding common stock, excluding any common stock issued pursuant to a management incentive equity plan.

The composition of the board of directors of any subsidiaries of the Company will be identical to the Board. Each of the Holders shall agree to vote all of their shares of Company common stock for the designees as set forth above. With respect to each of the designees set forth in the first three bullets, each Holder shall agree to vote all of its shares for the designees set forth above. With respect to the director set forth in the last bullet, such director will be elected as set forth therein.

A “Designated Investor” shall mean a stockholder that has the right to initially designate a member of the Board as set forth herein, including such stockholder’s immediate and successive successors, transferees and assigns, for any period of time that such stockholder or such stockholder’s successors, transferees or assignees, as applicable, satisfies the Minimum Ownership Condition (as defined in the following sentence). For purposes of clarity, the rights of the Designated Investors under this section entitled “Corporate Governance” shall terminate when such Designated Investor holdings of the Company’s common stock are less than 20% of the issued and outstanding Company common stock (such condition, the “Minimum Ownership Condition”), as such stockholder will no longer satisfy the Minimum Ownership Condition and will therefore no longer be a Designated Investor.

The Board will have the authority to establish committees of the Board.

At all meetings of the Board, members entitled to cast a majority of the votes of the entire Board shall constitute a quorum for the transaction of business and the act of members entitled to cast a majority of the votes present at any meeting at which there is a quorum shall be the act of the Board. Notwithstanding the foregoing, for so long as any Designated Investors maintain the ability to designate a member of the Board as set forth in this this section entitled “Corporate Governance”, then a quorum shall not be present for the transaction of business of the Board unless at least one representative of each such Designated Investor, as

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applicable, is present at such meeting.

Protective Provisions

The Company shall not take any of the actions set forth on Schedule A without the prior written consent of at least 60% of the outstanding Company common stock held by all Holders (excluding any stock issued pursuant to a management incentive equity plan) (“Supermajority Consent”).

Participation Rights

Holders who are accredited investors and hold greater than 5% of the issued and outstanding common stock of the Company (each a “Significant Holder” and collectively the “Significant Holders”) shall be entitled to purchase their pro rata portion, based on their equity interest in the Company, of any future issuances of equity securities of the Company or any of its wholly owned subsidiaries, other than with respect to the issuance of Company equity securities (i) pursuant to a management compensation plan approved by the Board, (ii) in connection with a bona-fide acquisition, or merger, (iii) in connection with a public offering, (iv) in connection with debt financing to the lenders in such debt financing (provided that the source of such debt financing is not an Designated Investor), (v) in connection with creation or operation of any bona fide joint venture or strategic alliance or (vi) issuances to the Company or any wholly owned subsidiary of the Company. Notwithstanding the foregoing, no issuances may be made pursuant to clauses (i), (ii), (iv), (v) and (vi) if the effect would be to cause (A)  any Designated Investor to not meet the Minimum Ownership Condition without the consent of such Designated Investor, or (B) the Designated Investor entitled to designate two directors to not meet the 40% threshold in order to appoint a second director without the consent or such Designated Investor; provided, however, that in any case, nothing herein shall prohibit a transaction set forth in clause (ii) so long as the Minimum Threshold Condition and each of the percentages set forth in “Corporate Governance” are adjusted downward to account for the such dilution so as not to effect the Designated Investors’ rights thereunder, but in no case less than 12.5% (in the case of any Designated Investor entitled to appoint one director) and 25% (in the case of any Designated Investor entitled to appoint two directors). Each Significant Holder shall also have a right of over-allotment to the extent that another party elects not to purchase its full pro-rata portion.

Management Incentive Plan	The Company will be authorized to issue up to 10% of the common stock of the Company measured as of the Effective Date.

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Information Rights

Each Holder owning at least 1% of the outstanding Company common stock (other than competitors, customers and suppliers of the Company, as determined in good faith by the Board) shall have the right to quarterly and annual financial statements from the Company. Each Significant Holder shall have standard inspection rights and the right to receive any other information that any other stockholders are entitled to. Additionally, each Significant Holder shall have reasonable access to the Company’s management during normal business hours, provided that such access does not materially interfere with the operation of the Company’s business. Notwithstanding the foregoing, all Holders (other than competitors, customers and suppliers of the Company, as determined in good faith by the Board) shall be entitled to receive copies of the Company’s annual audited financial statements. Each person with information rights shall agree to keep such information confidential.

Rights of First Refusal; Restrictions on Transfer

The Board must approve the proposed transfer of any Company equity securities by any Holder solely to the extent necessary, as determined by the Board in its reasonable discretion, to prevent (i) any violations of securities laws, (ii) the Company from becoming a reporting company under applicable securities laws, (iii) the limitation or elimination of the Company’s net operating losses, or (iv) the transfer of Company equity securities to competitors, customers or suppliers of the Company.

Each Designated Investor shall have a right of first refusal to purchase any transfer of the Company’s equity securities held by the other Designated Investors.

Thereafter, each Significant Holder (including the Designated Investors) shall have a right of first refusal to purchase their pro rata share of any such approved transfer of Company’s equity securities by any Holder. Each Significant Holder having such right of first refusal shall also have a right of over-allotment to the extent that the other Significant Holders elect not to purchase their respective full pro rata portion of Company equity securities transferred by any Holder.

Tag-Along Rights

For any period of time that any Holder owns satisfies the Minimum Ownership Condition (a “selling Holder”), each other Holder that satisfies the Minimum Ownership Condition at such time shall have customary tag-along rights

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with respect to any transfers of Company equity securities by the selling Holder.

Drag-Along Rights

Subject to the approval rights set forth in the Stockholders agreement, the Holders shall agree to customary drag-along rights on a sale of the Company (either through a merger, sale of stock, or sale of assets) approved or made by the Board and Holders holding a majority of the Company’s common stock.

Registration Rights

Each Designated Investor shall have at least 1 long-form demand registration, 1 short-form demand registration and unlimited piggyback registration rights. No demand registration rights may be exercised by any Designated Investor for three years following the Effective Date.

Each Significant Holder shall have the right to 3 piggyback registrations.

Amendment/Termination

The Stockholders’ Agreement shall terminate upon an initial public offering of the Company’s common stock. The Stockholders’ Agreement cannot be amended without the consent of Holders owning a majority of the Company’s common stock; provided that:

(i)  the terms set forth in (A) “Corporate Governance” (or any change in the size of the Board), (B) “Participation Rights”, (C) “Management Incentive Plan”, (D) “Rights of First Refusal; Restrictions on Transfer”, (E) “Tag-Along Rights”, (F) “Registration Rights”, and (G) “Amendment/Termination” with respect to the items set forth in this clause (i) may not be amended without the consent of each Designated Investor;

(ii)  the terms set forth in (A) the last sentence of “Information Rights”, (B) “Drag Along Rights”, (C) “Protective Provisions” and (D) “Amendment/Termination” with respect to the items set forth in this clause (ii) may not be amended without Supermajority Consent; and

(iii)  if such amendment would adversely and disproportionately affect the rights of any Holder vis-a-vis any similarly situated Holder, then such amendment shall require the consent of such affected Holder.

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Schedule A

Protective Provisions

•                  A sale of the Company or its material subsidiaries whether through sale of stock, sale of substantially all of the assets of the Company or its subsidiaries (on a consolidated basis), merger, consolidation or otherwise, but excluding any acquisition of assets (including equity securities) by the Company or any of its subsidiaries of another person in which the stockholders of the Company become the majority holders of the surviving entity;

•                  Liquidate, dissolve or wind-up the business and affairs of the Company and its subsidiaries (on a consolidated basis);

•                  Amend, alter or repeal any provision of the Certificate of Incorporation of the Company;

•                  The entering into of any Affiliate Transactions by the Company or its subsidiaries;

•                  Increase the aggregate amount of equity of the Company (including derivatives thereof) authorized to be issued pursuant to a management compensation plan;

•                  The issuance by the Company or any of its wholly owned subsidiaries of equity securities in connection with a transaction described in clause (ii) of the “Participation Rights” section of this term sheet in the case where Significant Holders are not given an opportunity to purchase their pro rata portion (based on their equity interest in the Company) and such issuance results in (A) in the case of any Designated Investor entitled to appoint one director, such Designated Investor’s ownership of Company common stock to fall below 12.5%, or (B)  in the case of any Designated Investor entitled to appoint two directors, such Designated Investor’s ownership of Company common stock to fall below 25%; or

•                  Agree or consent to any of the foregoing.

For purposes of this Agreement:

“Affiliate Transaction” means any payment to, or sale, lease, transfer or other disposition of any of the properties or assets of the Company or its subsidiaries to, or the purchase of any property or assets from, or the entering into, making, amending, renewing or extending of any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (other than the Company and its subsidiaries); provided, however, that “Affiliate Transactions” shall not include (i) employment arrangements, and (ii) payment of any fees incurred in connection with service as a member of the Board or any board of directors or similar governing body of any subsidiary of the Company.

“Affiliate” shall mean any shall mean any stockholder of the Company that meets the Minimum Ownership Condition.